UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549





                                   FORM U-3A-2
                                 File No. 69-344

                          Statement by Holding Company
                      Claiming Exemption Under Rule U-3A-2
                           from the Provisions of the
                   Public Utility Holding Company Act of 1935



                      To Be Filed Annually Prior to March 1



                              EDISON INTERNATIONAL
                                (Name of Company)





hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR
     (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.


                                 HOLDING COMPANY

00 EDISON INTERNATIONAL is a corporation organized under the laws of the State of California and having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 999), Rosemead, California 91770. It was organized principally to acquire and hold securities of other corporations for investment purposes. Edison International has the following subsidiaries:


                              UTILITY SUBSIDIARIES

01 SOUTHERN CALIFORNIA EDISON COMPANY ("SCE") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 800), Rosemead, California 91770. SCE is a public utility primarily engaged in the business of supplying electric energy to portions of central and southern California, excluding the City of Los Angeles and certain other cities. Its subsidiaries have the same principal place of business as Southern California Edison Company:

02        CALIFORNIA   ELECTRIC   POWER   COMPANY  is  an  inactive   California
          corporation that remains from a 1964 merger with SCE.

02 CONSERVATION FINANCING CORPORATION is a California corporation engaged in the remediation and mitigation of environmental liabilities.

02 EDISON ESI is a California corporation engaged in the business of marketing services, products, information, and copyrighted materials to third parties on behalf of SCE.

02        MONO POWER COMPANY is an inactive California corporation that has been
          engaged  in  the  business  of  exploring  for  and  developing   fuel
          resources.

03 The Bear Creek Uranium Company is an inactive California partnership between Mono Power Company (50%) and Union Pacific Resources (50%) that has been engaged in reclamation of an integrated uranium mining and milling complex in Wyoming.

02 SCE CAPITAL COMPANY is an inactive Delaware corporation that acted as a financing vehicle for SCE.

02 SCE FUNDING LLC is a Delaware limited liability company that acts as a financing vehicle for rate reduction bonds.

02 SCE UK SERVICES LTD is a United Kingdom private limited company that provides auditing services for affiliated companies.

02 SOUTHERN STATES REALTY is a California corporation engaged in holding real estate assets for SCE.




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

                             NONUTILITY SUBSIDIARIES

01 EDISON DRIVES ELECTRIC is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which is engaged in administering a vehicle lease program for Edison International employees.

01 EDISON INSURANCE SERVICES, INC., is a Hawaii corporation having its principal executive office at 1099 Alakea Street, 22nd Floor, Honolulu, Hawaii 96813, formed for the purpose of issuing domestic and foreign property damage and business interruption insurance to Edison International and its subsidiaries.

01 EDISON VENTURES is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which was organized to own the stock and coordinate the activities of nonutility companies. The subsidiaries of Edison Ventures are as follows:

02 EDISON TRANSENERGY is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which is engaged in pipeline development activities to transport crude oil.

01   EDISON ENERGY (inactive)

01 THE MISSION GROUP is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046, which was organized to own the stock and coordinate the activities of nonutility companies. The subsidiaries of The Mission Group are as follows:

02 EDISON TECHNOLOGY SOLUTIONS ("ETS") is a California corporation having its principal place of business at 6040 North Irwindale Avenue, Irwindale, California 91706, which was organized to engage in technology development and commercialization. The subsidiaries of Edison Technology Solutions are as follows:

03 EDISON EV is a California corporation having its principal place of business at 6040 North Irwindale Avenue, Irwindale, California 91706, which is engaged in the business of providing electric
              vehicle charging   infrastructure.

03 FACILICHEM, INC., is a California corporation having its principal place of business at 333 Ravenswood Avenue, Menlo Park, California 94025, which was organized to engage in the research, development and commecialization of liquid membrane technologies for application in specific industrial and chemical processes.
              ETS has a 10%ownership interest with an option to increase that interest to 16.66%

02 EDISON ENVIRONMENTAL SERVICES is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046, which was organized to provide nuclear decommissioning services.

02 EDISON ENTERPRISES is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746, which was organized to own the stock and coordinate the activities of various retail companies. The subsidiaries of Edison Enterprises are as follows:

03 EDISON SOURCE is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the business of integrated energy services and wholesale power marketing.

04 G.H.V. REFRIGERATION, INC. is a California corporation having its principal place of business at 13191 Crossroads Parkway North City of Industry, California 91746. It is engaged in the business of providing refrigeration/HVAC operations, maintenance and installations throughout Southern California and Arizona.

03 EDISON SELECT is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the business of providing consumer products and services.

04               EDISON HOME PROTECTION COMPANY (inactive)

04 SELECT HOME WARRANTY COMPANY is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the homeprotection company business.

04 VALLEY BURGLAR & FIRE ALARM CO., INC. is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the business of providing home security services.

04 WESTEC RESIDENTIAL SECURITY, INC. is a Delaware corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the business of providing home security services.

03 EDISON UTILITY SERVICES is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the business of providing services including billing and transmission and distribution outsourcing.

02 EDISON CAPITAL is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 800, Irvine, California 92612-1046. It is engaged in the business of leveraged-leasing transactions and other project financings, either directly or through subsidiaries. Edison Capital owns a group of subsidiaries and has interests in various partnerships through its subsidiaries. The subsidiaries and partnerships of Edison Capital are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Edison Capital. (P)=partnership;
          (C)=commitment.

03     BURLINGTON APARTMENTS, INC.
04        Burlington Arboretum L.P. (P) 1%
03     EDISON CAPITAL EUROPE LIMITED (UK corporation)
03     EDISON CAPITAL VENTURES
03     EDISON FUNDING COMPANY
04        EDISON CAPITAL HOUSING INVESTMENTS
05            1st Time Homebuyer Opportunities L.P. (Chester County Homes)(P)99%
05            1010 SVN Associates L.P. (P) 99%
05            1475 167th Avenue Associates L.P. (Bermuda Gardens) (P) 99.9%
05            16th & Church Street Associates L.P. (P) 99%
05            1732 Champa L.P. (Buerger Brothers Lofts) (P) 99%
05            18303 Kittridge Associates - 39 L.P. (P) 99%
05            1856 Wells Court Partners, L.P. (Wells Court) (P) 99%
05            210 Washington Avenue Associates (Renaissance Plaza)
              (Connecticut partnership) 99%
05            2400 Locust Associates L.P. (Locust on the Park) (P) 99%
05            Abajo Del Sol L.P. (P) 99.9%
05            AE Associates L.P. (Avenida Espana) (P) 99%
05            Agape Housing L.P. (P) 99%
05            Alhambra Apartments L.P. (P) 99.9%
05            Anglo Edison LLC No. 1 (Las Brisas) (P) 99%
05            Anglo Edison Pinecrest L.L.C. (P) 99%
05            Anglo Edison Ravenwood L.L.C. (P) 99%
05            Apollo Development Associates LP (Apollo Hotel) (P) 99%
05            Argyle Redevelopment Partnership, Ltd. (Colorado
              partnership) 99%
05            Auburn Manor Apartments L.P. (P) 99%
05            B.A.I. Anglo Edison Pinecrest, LLC (Pinecrest) (P) 99%
05            Barnsdall Court L.P. (Villa Mariposa) (P) 99%
05            Bartlett Hill Associates L.P. (P) 70%; 100% w/ MBHCo.
05            Beacon Manor Associates L.P. (P) 99%
05            Borregas Court L.P. (P) 99%
05            Boulder Creek Apartments L.P. (P) 99%
05            Bouquet Canyon Seniors L.P. (P) 99%
05            Brantwood II Associates L.P. (P) 98.99%
05            Brooks School Associates L.P. (P) 98.99%
05            Bryn Mawr - Belle Shore L.P. (P) 99%
05            Burlington Arboretum L.P. (P) 94.66%
05            Burlington Senior Housing LLC (P) 98.9%
05            Bush Hotel L.P. (P) 99%
05            Carson Housing L.P. (P) 99%
05            CCS/Bellingham L.P. (Washington Grocery Building) (P) 99%
05            CCS/Mount Vernon Housing L.P. (La Venture) (P) 99%
05            CCS/Renton Housing L.P. (Renton) (P) 99%
05            Cedarshores Limited Dividend Housing Association L.P. (P) 98.99%
05            Centertown Associates L.P. (P) 99%
05            Centro Partners L.P. (El Centro) (P) 99%
05            Cincinatti Ravenwood Apartments L.P. (Ravenwood) (P) 99%
05            Cochrane Village Apartments L.P. (P) 99%
05            Conejo Valley Community Housing Associates (Community House
              Apartments) (P) 99%
05            Coolidge Station Apartments L.L.C. (P) 99%
05            Coyote Springs Apartments Associates L.P. (P) 99%


<

05            Cypress Cove Associates (P) 99%
05            Davis MHA Twin Pines Community Associates L.P. (Northstar
              Apartments) (P) 99%
05            Delta Plaza Apartments L.P. (P) 99%
05            EAH Larkspur Creekside Associates L.P. (P) 99%
05            EAST COAST CAPITAL, INC. (Massachusetts corporation)
05            East Cotati Avenue Partners L.P. (P) 99%
05            Eastwood Homes L.P. (P) 98.99%
05            EC ASSET SERVICES, INC. (Massachusetts corporation)
05            EC PROPERTIES, INC. (Massachusetts corporation)
06               Corporations for Affordable Housing L.P. (P) 1%
07                  Arbor Lane Associates Phase II L.P. (Timberwood) (P) 99%
07                  Arroyo Vista Associates L.P. (P) 99%
07                  Artloft Associates L.P. (P) 35.6%
07                  Caleb Affordable Housing Associates L.P.
                    (Ledges/Pinebrook) (P) 99%
07                  The Carlin L.P. (P) 99%
07                  Diamond Phase III Venture L.P. (P) 99%
07                  Fairmont Hotel Urban Renewal Associates L.P. (P) 99%
07                  Mackenzie Park Associates L.P. (P) 99%
07                  Parkside Associates L.P. (Parkside Garden) (P) 99%
07                  Pines Housing L.P. (P) 99%
07                  Pines Housing II, L.P. (P) 99%
07                  Smyrna Gardens Associates L.P. (P) 99%
07                  Tioga Gardens L.P. (P) 99%
07                  Walden Pond, L.P. (Hamlet) (P) 99%
06               Corporations for Affordable Housing L.P. II (P) 1%
07                  2601 North Broad Street Associates L.P. (Station House)
                    (P) 99%
07                  Artloft Associates L.P. (P) 53.39%
07                  Brookline Housing Associates LLC (Bridgewater) (P) 99%
07                  EDA L.P. (Eagle's Nest) (P) 99%
07                  Edgewood Manor Associates II L.P. (P) 99%
07                  Gateway Housing L.P. (Gateway Townhomes) (P) 99%
07                  Homestead Village Associates L.P. (P) 99%
07                  Junction City Apartments L.P. (Green Park) (P) 99%
07                  Liberty House Associates L.P. (P) 99%
07                  Maple Ridge Development Associates L.P. (P) 99%
07                  Parsonage Cottage Senior Residence L.P. (P) 99%
07                  Rittenhouse School L.P. (P) 99%
07                  Silver City Housing L.P. (P) 99%
07                  South 55th Street, L.P. (P) 99%
07                  W. M. Housing Associates L.P. (Williamsport Manor) (P) 99%
07                  Winnsboro Apartments L.P. (Deer Wood) (P) 99%
05            EC PROPERTIES III, INC. (Massachusetts corporation)
06               Corporations for Affordable Housing L.P. III (P) 1%
07                  Piedmont Housing Associates (P) 99%
07                  Pines Housing III (P) 99%
07                  Salem-Lafayette Urban Renewal Associates, L.P. (P) 99%
07                  Spring Valley Commons (P) 99%
07                  Stevenson Housing Associates (Park Vista) (P) 99%
05            EC-SLP, INC. (Massachusetts corporation)
05            ECHI Wyvernwood, Inc. [dead project]
05            ECH/HFC GP Partnership No. 1 (P) 34.9%
06               Edison Capital Housing Partners VII L.P. (P) 19.4%
07                  C-Court L.P. (Cawelti Court) (P) 99%
07                  Cottonwood Affordable Housing L.P. (P) 99%
07                  Fifth & Wilshire (P) 99%
07                  Flagstaff Affordable Housing II, L.P. (Forest View Apts.)
                    (P) 99%
07                  Huff Avenue Associates L.P. (P) 99%
07                  Mountain View Townhomes Associates L.P. (P) 99%
07                  Oak Forest Associates L.P. (P) 99%
07                  Paradise Road Partners L.P. (Gateway Village) (P) 99%
07                  Woodland Arms Apartments, Ltd. (P) 99%

05            ECH/HFC GP Partnership No. 2 (P) 56.7%
06               Edison Capital Housing Partners VIII L.P. (P) 18.54%
07                  Catalonia Associates L.P. (P) 99%
07                  Ohlone Housing Associates L.P. (P) 99%
05            EDISON CAPITAL AFFORDABLE HOUSING 97 V
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VI
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VII
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VIII
05            Edison Capital Contributions VI Partners (P) 91.77%
06               ECH Investor Partners VI-A L.P. (P) 15.39%
07                  Edison Capital Housing Partners VI L.P. (P) 61.82%
08                      Admiralty Heights Associates II 1995 L.P. (Kent Manor)
                        P) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
                        Apts. Phase II) (P) 99%
08                      Altamont Hotel Associates L.P. (P) 99%
08                      Bradley Manor Senior Apartments L.P. (P) 99%
08                      Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
08                      Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
08                      Hamilton Place Senior Living L.P. (P) 99%
08                      Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
08                      KDF Malabar L.P. (P) 99%
08                      LINC-Bristol Associates I, L.P. (City Gardens) (P) 99%
08                      MAS-WT, L.P. (Washington Terrace) (P) 99%
08                      Northwood Manor Associates L.P. (P) 99%
08                      Silver Lake Properties L.P. (P) 99%
08                      University Park Properties L.P. (P)99%
08                      Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
08                      Vista Verde Townhomes II LLC (P) 99%
08                      Vista Properties LLC (Vista View) (P) 99%
06               ECH Investor Partners VI-B L.P. (P) 15.39%
07                  Edison Capital Housing Partners VI L.P. (P) 37.18%
08                      Admiralty Heights Associates II 1995 L.P. (Kent Manor)
                        (P) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
                        Apts. Phase II) (P) 99%
08                      Altamont Hotel Associates L.P. (P) 99%
08                      Bradley Manor Senior Apartments L.P. (P) 99%
08                      Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
08                      Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
08                      Hamilton Place Senior Living L.P. (P) 99%
08                      Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
08                      KDF Malabar L.P. (P) 99%
08                      LINC-Bristol Associates I, L.P. (City Gardens) (P) 99%
08                      MAS-WT, L.P. (Washington Terrace) (P) 99%
08                      Northwood Manor Associates L.P. (P) 99%
08                      Silver Lake Properties L.P. (P) 99%
08                      University Park Properties L.P. (P)99%
08                      Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
08                      Vista Verde Townhomes II LLC (P) 99%
08                      Vista Properties LLC (Vista View) (P) 99%
05            EDISON CAPITAL HOUSING DELAWARE, INC.
06               B.A.I. Edison Ravenwood L.P. (Ravenwood) (P) 90%
07                  Cincinatti Ravenwood Apartments L.P. (P) 0.95%
05            Edison Capital Housing Partners V L.P. (P) 16.38%
06               AMCAL Santa Barbara Fund XXXVI L.P. (Positano) (P) 99%
06               Bodega Hills Investors L.P. (P) 99%
06               Mercy Housing California IV L.P. (Vista Grande) (P) 99%
06               Park Place Terrace L.P. (P) 99%
06               River Walk Apartments Homes L.P. (P) 99%
06               San Diego Golden Villa Partners L.P. (Golden Villa) (P) 99%
06               Santa Alicia Gardens Townhomes L.P. (The Gardens) (P) 99%
06               St. Hedwigs Gardens (P) 99%
06               Sunshine Terrace L.P. (P) 99%
06               Union Meadows Apartments (P) 99%

05            EDISON CAPITAL HOUSING FLORIDA
05            EDISON CAPITAL HOUSING MANAGEMENT
06               JOHN STEWART COMPANY
                 Address:  2310 Mason Street, San Francisco, CA 94133
07                  2814 Fifth Street Associates L.P. (P) 0.5%GP
07                  381 Turk Street L.P. (P) 1%GP
07                  Community Investment L.P. (Oak Village Apartments) (P) 1%GP
07                  Crescent Manor Associates L.P. (P) 2.85%GP
07                  The IBEX Group (P) 10%GP
08                      Del Norte Place L.P. (P) 18%GP
08                      Woodhaven Senior Residences L.P. (P) 1%GP
07                  Jackie Robinson Apartments L.P. (P) 1.67%GP
07                  Larkspur Isle L.P. (P) 0.5%GP
07                  Las Casitas L.P. (P) 0.5%GP
07                  Mason Street Enterprises L.P. (P) 1%GP
07                  Piper Court G.P. (P) 99.9%GP
07                  Shiloh Arms L.P. (P) 1%GP/9.8%LP
07                  St. John's L.P. (P) 1%GP/19.6%LP
07                  Village East Apartments L.P. (P) 2.48%GP
05            EDISON CAPITAL HOUSING NEW JERSEY
06               El Barrio Academy Urban Renewal Associates, L.P. (Academy
                 Street) (P) 98.99%
06               Pellettieri Homes Urban Renewal Associates, L.P. (P) 98.99%
05            EDISON CAPITAL HOUSING NEW YORK
06               WPA/Edison LLC (Pier A) (P) 99%
05            EDISON CAPITAL HOUSING PENNSYLVANIA
06               Lackawana Housing Associates LLC (Goodwill Neighborhood
                 Residences) (P) 98.99%
06               McFarland Press Associates (P) 98.99%
06               Villa Maria Housing L.P. (P) 98.99%
05            EDISON HOUSING GEORGIA
06               HMB-Atlanta I L.P. (Spring Branch) (P) 99%
05            EDISON HOUSING NORTH CAROLINA
06               Edison Capital Contributions VI Partners (P) 4.03%
07                  ECH Investor Partners VI-A L.P. (P) 15.39%
08                      Edison Capital Housing Partners VI L.P. (P) 61.82%
09                         Admiralty Heights Associates II 1995 L.P. (Kent
                           Manor)(P) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
                           Apts. Phase II) (P) 99%
09                         Altamont Hotel Associates L.P. (P) 99%
09                         Bradley Manor Senior Apartments L.P. (P) 99%
09                         Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
09                         Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
09                         Hamilton Place Senior Living L.P. (P) 99%
09                         Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
09                         KDF Malabar L.P. (P) 99%
09                         LINC-Bristol Associates I, L.P. (City Gardens)
                           (P) 99%
09                         MAS-WT, L.P. (Washington Terrace) (P) 99%
09                         Northwood Manor Associates L.P. (P) 99%
09                         Silver Lake Properties L.P. (P) 99%
09                         University Park Properties L.P. (P)99%
09                         Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
09                         Vista Verde Townhomes II LLC (P) 99%
09                         Vista Properties LLC (Vista View) (P) 99%
07                  ECH Investor Partners VI-B L.P. (P) 15.39%
08                      Edison Capital Housing Partners VI L.P. (P) 37.18%
09                         Admiralty Heights Associates II 1995 L.P. (Kent
                           Manor) (P) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
                           Apts. Phase II) (P) 99%
09                         Altamont Hotel Associates L.P. (P) 99%
09                         Bradley Manor Senior Apartments L.P. (P) 99%
09                         Double X Associates 1995 L.P. (Terrace Manor) (P) 99%

09                         Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
09                         Hamilton Place Senior Living L.P. (P) 99%
09                         Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
09                         KDF Malabar L.P. (P) 99%
09                         LINC-Bristol Associates I, L.P. (City Gardens)
                           (P) 99%
09                         MAS-WT, L.P. (Washington Terrace) (P) 99%
09                         Northwood Manor Associates L.P. (P) 99%
09                         Silver Lake Properties L.P. (P) 99%
09                         University Park Properties L.P. (P)99%
09                         Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
09                         Vista Verde Townhomes II LLC (P) 99%
09                         Vista Properties LLC (Vista View) (P) 99%
05            EDISON HOUSING OREGON, INC.
05            EDISON HOUSING SOUTH CAROLINA
06               Edison Capital Contributions VI Partners (P) 4.20%
07                  ECH Investor Partners VI-A L.P. (P) 15.39%
08                      Edison Capital Housing Partners VI L.P. (P) 61.82%
09                         Admiralty Heights Associates II 1995 L.P.
                           (Kent Manor) (P) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
                           Apts. Phase II) (P) 99%
09                         Altamont Hotel Associates L.P. (P) 99%
09                         Bradley Manor Senior Apartments L.P. (P) 99%
09                         Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
09                         Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
09                         Hamilton Place Senior Living L.P. (P) 99%
09                         Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
09                         KDF Malabar L.P. (P) 99%
09                         LINC-Bristol Associates I, L.P. (City Gardens)(P)99%
09                         MAS-WT, L.P. (Washington Terrace) (P) 99%
09                         Northwood Manor Associates L.P. (P) 99%
09                         Silver Lake Properties L.P. (P) 99%
09                         University Park Properties L.P. (P)99%
09                         Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
09                         Vista Verde Townhomes II LLC (P) 99%
09                         Vista Properties LLC (Vista View) (P) 99%
07                  ECH Investor Partners VI-B L.P. (P) 15.39%
08                      Edison Capital Housing Partners VI L.P. (P) 37.18%
09                         Admiralty Heights Associates II 1995 L.P.(Kent Manor)
                           (P) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
                           Apts. Phase II) (P) 99%
09                         Altamont Hotel Associates L.P. (P) 99%
09                         Bradley Manor Senior Apartments L.P. (P) 99%
09                         Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
09                         Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
09                         Hamilton Place Senior Living L.P. (P) 99%
09                         Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
09                         KDF Malabar L.P. (P) 99%
09                         LINC-Bristol Associates I, L.P. (City Gardens) (P)99%
09                         MAS-WT, L.P. (Washington Terrace) (P) 99%
09                         Northwood Manor Associates L.P. (P) 99%
09                         Silver Lake Properties L.P. (P) 99%
09                         University Park Properties L.P. (P)99%
09                         Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
09                         Vista Verde Townhomes II LLC (P) 99%
09                         Vista Properties LLC (Vista View) (P) 99%
05            Edmundson Associates L.P. (Willows) (P) 99%
05            EHI DEVELOPMENT COMPANY
05            EHI DEVELOPMENT FUND
05            Electra Arms Senior Associates L.P. (P) 99%
05            Elizabeth West & East L.P. (P) 99%
05            Farm (The) Associates L.P. (P) 99%
05            Florence Apartments LLC (P) 99%
05            Gilroy Redwood Associates L.P. (Redwoods) (P) 99%

05            Ginzton Associates L.P. (P) 99%
05            Grace Housing L.P. (P) 99%
05            Grandy Lake 1996 L.P. (Grandy Lake Residences) (P) 99%
05            Grossman Apartments Investors L.P. (P) 99%
05            Harry Clark Jr. Residential Center LLC (P) 99%
05            Heartland-Wisconsin Rapids Timber Trails LLC (Timber Trails)(P)99%
05            Heather Glen Associates L.P. (P) 99%
05            Heritage Partners L.P. (P) 99%
05            Holy Family Associates L.P. (P) 99%
05            Hotel Elkhart L.L.C. (The Cornerstone) (P) 99%
05            KDF Park Glenn L.P. (Park Glenn) (P) 99%
05            KDF Santa Paula L.P. (Santa Paula) (P) 99%
05            Kennedy Lofts Associates L.P. (Massachusetts partnership) 97%
05            Lark Ellen L.P. (P) 99%
05            LL Housing L.P. (Maryland partnership) (P) 99%
05            LL Housing L.L.C. (P) 99%
05            Madison/Mollison L.P. (Park Mollison) (P) 99%
05            Maplewood School Apartments L.P. (P) 99%
05            Mar Associates L.P. (Frank Mar) (P) 99%
05            Marlton Residences Associates L.P. (P) 99%
05            Mercy Housing California IX L.P. (Sycamore) (P) 99%
05            Merrill Road Associates L.P. (P) 99%
05            MH I L.P. (P) 1%
06               California Park Apartments L.P. (P) 1% of 99%
05            MH II L.P. (P) 1%
06               5363 Dent Avenue Associates L.P. (P) 1% of 99%
05            MH III L.P. (P) 1%
06               DeRose Housing Associates L.P. (P) 1% of 99%
05            MH IV L.P. (P) 1%
06               MPT Apartments L.P. (MacArthur Park) (P) 1% of 99%
05            MH V L.P. (P) 1%
06               Centennial Place L.P. (P) 1% of 99%
05            MHICAL 94 COMPANY
06               MHICAL 94 L.P. (Delaware partnership) 99%LP
07                  Mayacamas Village Associates L.P. (P) 99% of 99%
07                  Rincon De Los Esteros Associates L.P. (P) 99% of 99%
07                  West Capital Courtyard L.P. (P) 99% of 99%
07                  Winfield Hill Associates L.P. (P) 99% of 99%
05            MHICAL 94 L.P. (Delaware partnership) 1%GP
06               Mayacamas Village Associates L.P. (P) 1% of 99%
06               Rincon De Los Esteros Associates L.P. (P) 1% of 99%
06               West Capital Courtyard L.P. (P) 1% of 99%
06               Winfield Hill Associates L.P. (P) 1% of 99%
05            MHICAL 95 COMPANY
06               MHICAL 95 L.P. (Delaware partnership) 99%LP
07                  Abby Associates L.P. (Windmere) (P) 99% of 99%
07                  Antelope Associates L.P. (P) 99% of 99%
07                  Baker Park Associates L.P. (P) 99% of 99%
07                  Bracher Associates L.P. (P) 99% of 99%
07                  Colina Vista L.P. (P) 99% of 99%
07                  ECH/HFC GP Partnership No. 2 (P) 43.3%
08                      Edison Capital Housing Partners VIII L.P. (P) 18.54%
09                         Catalonia Associates L.P. (P) 99%
09                         Ohlone Housing Associates L.P. (P) 99%
07                  Florin Woods Associates L.P. (P) 99% of 99%
07                  Mercy Housing California VI L.P. (205 Jones) (P) 99% of 99%
07                  Pinmore Associates L.P. (P) 99% of 99%
07                  Sunset Creek Partners L.P. (P) 99% of 99%
05            MHICAL 95 L.P. (Delaware partnership) 1%GP
06               Abby Associates L.P. (Windmere) (P) 1% of 99%
06               Antelope Associates L.P. (P) 1% of 99%
06               Baker Park Associates L.P. (P) 1% of 99%
06               Bracher Associates L.P. (P) 1% of 99%
06               Colina Vista L.P. (P) 1% of 99%

06               ECH/HFC GP Partnership No. 2 (P) 43.3%
07                  Edison Capital Housing Partners VIII L.P. (P) 18.54%
08                      Catalonia Associates L.P. (P) 99%
08                      Ohlone Housing Associates L.P. (P) 99%
06               Florin Woods Associates L.P. (P) 1% of 99%
06               Mercy Housing California VI L.P. (205 Jones) (P) 1% of 99%
06               Pinmore Associates L.P. (P) 1% of 99%
06               Sunset Creek Partners L.P. (P) 1% of 99%
05            MHICAL 96 COMPANY
06               MHICAL 96 L.P. (Delaware partnership) 99%LP
07                  2814 Fifth Street Associates L.P. (Land Park Woods) (P) 99%
07                  ECH/HFC GP Partnership No. 1 (P) 50.4%
08                      Edison Capital Housing Partners VII L.P. (P) 19.4%
09                         C-Court L.P. (Cawelti Court) (P) 99%
09                         Cottonwood Affordable Housing L.P. (P) 99%
09                         Fifth & Wilshire (P) 99%
09                         Flagstaff Affordable Housing II, L.P. (Forest View
                           Apts.) (P) 99%
09                         Huff Avenue Associates L.P. (P) 99%
09                         Mountain View Townhomes Associates L.P. (P) 99%
09                         Oak Forest Associates L.P. (P) 99%
09                         Paradise Road Partners L.P. (Gateway Village) (P) 99%
09                         Woodland Arms Apartments, Ltd. (P) 99%
07                  Greenway Village Associates L.P. (P) 99% of 99%
07                  Kennedy Court Partners L.P. (P) 99% of 99%
07                  Klamath Associates L.P. (P) 99% of 99%
07                  Sky Parkway Housing Associates L.P. (P) 99% of 99%
07                  Strobridge Housing Associates L.P. (P) 99% of 99%
07                  Westgate Townhomes Associates L.P. (P) 99% of 99%
05            MHICAL 96 L.P. (Delaware partnership) 1%GP
06               2814 Fifth Street Associates L.P. (Land Park Woods) (P) 99%
06               ECH/HFC GP Partnership No. 1 (P) 50.4%
07                  Edison Capital Housing Partners VII L.P. (P) 19.4%
08                      C-Court L.P. (Cawelti Court) (P) 99%
08                      Cottonwood Affordable Housing L.P. (P) 99%
08                      Fifth & Wilshire (P) 99%
08                      Flagstaff Affordable Housing II, L.P. (Forest View
                        Apts.) (P) 99%
08                      Huff Avenue Associates L.P. (P) 99%
08                      Mountain View Townhomes Associates L.P. (P) 99%
08                      Oak Forest Associates L.P. (P) 99%
08                      Paradise Road Partners L.P. (Gateway Village) (P) 99%
08                      Woodland Arms Apartments, Ltd. (P) 99%
06               Greenway Village Associates L.P. (P) 1% of 99%
06               Kennedy Court Partners L.P. (P) 1% of 99%
06               Klamath Associates L.P. (P) 1% of 99%
06               Sky Parkway Housing Associates L.P. (P) 1% of 99%
06               Strobridge Housing Associates L.P. (P) 1% of 99%
06               Westgate Townhomes Associates L.P. (P) 1% of 99%
05            MHICAL 97 COMPANY
06               MHICAL 97 L.P. 99%LP
07                  Alma Place Associates L.P. (P) 99% of 99%
07                  ECH/HFC GP Partnership No. 1 (P) 14.7%
08                      Edison Capital Housing Partners VII L.P. (P) 19.4%
09                         C-Court L.P. (Cawelti Court) (P) 99%
09                         Cottonwood Affordable Housing L.P. (P) 99%
09                         Fifth & Wilshire (P) 99%
09                         Flagstaff Affordable Housing II, L.P. (Forest View
                           Apts.) (P) 99%
09                         Huff Avenue Associates L.P. (P) 99%
09                         Mountain View Townhomes Associates L.P. (P) 99%
09                         Oak Forest Associates L.P. (P) 99%
09                         Paradise Road Partners L.P. (Gateway Village) (P) 99%
09                         Woodland Arms Apartments, Ltd. (P) 99%

07                  Garnet Housing Associates (P) 99% of 99%
07                  Monterra Village Associates L.P. (P) 99% of 99%
07                  Walnut Avenue Partnership L.P. (P) 99% of 99%
05            MHICAL 97 L.P. 1%GP
06               Alma Place Associates L.P. (P) 1% of 99%
06               ECH/HFC GP Partnership No. 1 (P) 14.7%
07                  Edison Capital Housing Partners VII L.P. (P) 19.4%
08                      C-Court L.P. (Cawelti Court) (P) 99%
08                      Cottonwood Affordable Housing L.P. (P) 99%
08                      Fifth & Wilshire (P) 99%
08                      Flagstaff Affordable Housing II, L.P. (Forest View
                        Apts.) (P) 99%
08                      Huff Avenue Associates L.P. (P) 99%
08                      Mountain View Townhomes Associates L.P. (P) 99%
08                      Oak Forest Associates L.P. (P) 99%
08                      Paradise Road Partners L.P. (Gateway Village) (P) 99%
08                      Woodland Arms Apartments, Ltd. (P) 99%
06               Garnet Housing Associates (P) 1% of 99%
06               Monterra Village Associates L.P. (P) 1% of 99%
06               Walnut Avenue Partnership L.P. (P) 1% of 99%
05            MHIFED 94 COMPANY
05            MHIFED 94 L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06               Berry Avenue Associates L.P. (P) 1% of 99%
06               Carlton Way Apartments L.P. (P) 1% of 99%
06               CDR Senior Housing Associates (Casa del Rio) (P) 1% of 99%
06               Corona Ely/Ranch Associates L.P. (P) 1% of 99%
06               Fairview Village Associates L.P. (P) 1% of 99%
06               Fell Street Housing Associates L.P. (P) 1% of 99%
06               Hope West Apartments L.P. (P) 1% of 99%
06               Morrone Gardens Associates L.P. (P) 1% of 99%
06               Pajaro Court Associates L.P. (P) 1% of 99%
06               Tierra Linda Associates L.P. (P) 1% of 99%
06               Tlaquepaque Housing Associates L.P. (P) 1% of 99%
05            MHIFED 95 COMPANY
05            MHIFED 95 L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06               Avalon Courtyard L.P. (Carson Senior Housing) (P) 1% of 99%
06               Hollywood El Centro L.P. (P) 1% of 99%
06               La Brea/Franklin L.P. (P) 1% of 99%
06               Larkin Pine L.P. (P) 1% of 99%
06               Mercy Housing California III L.P. (3rd & Reed) (P) 1% of 99%
06               Pinole Grove Associates L.P. (P) 1% of 99%
06               Second Street Center L.P. (Santa Monica) (P) 1% of 99%
06               Solinas Village Partners L.P. (P) 1% of 99%
06               Three Oaks Housing L.P. (P) 1% of 99%
06               1101 Howard Street Associates L.P. (P) 1% of 99%
05            MHIFED 96 COMPANY
05            MHIFED 96 L.P. (Delaware partnership) 5%GP; 95%LP to Cargill
06               Lavell Village Associates L.P. (P) 5% of 99%
06               North Town Housing Partners L.P. (Villa del Norte Village)
                 (P) 5% of 99%
06               Poco Way Associates L.P. (P) 5% of 99%
06               Seasons Affordable Senior Housing L.P. (P) 5% of 99%
05            MHIFED 96A COMPANY
05            MHIFED 96A L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06               Good Samaritan Associates L.P. (P) 1% of 99%
06               Metro Senior Associates L.P. (P) 1% of 99%
06               Oxnard Housing Associates L.P. (P) 1% of 99%
06               Reseda Village L.P. (P) 1% of 99%
06               Round Walk Village Apartments L.P. (P) 1% of 99%
06               Santa Alicia Family Housing Associates (P) 1% of 99%
06               Vine Street Court L.P. (P) 1% of 99%
06               Vine Street Court L.P. II (P) 1% of 99%
05            MHIFED 97 COMPANY
06               MHIFED 97 L.P. 1%GP
05            MHIFED 97 L.P. 99%LP

05            Mid-Peninsula Century Village Associates L.P. (Century Village)
              (P) 99%
05            Mid-Peninsula Sharmon Palms Associates L.P. (Sharmon Palms) (P)
              99%
05            Mission Capp L.P. (P) 99%
05            MISSION HOUSING ALPHA
06               Lee Park Investors L.P. (Pennsylvania partnership) 99%
05            MISSION HOUSING BETA
06               Richmond City Center Associates L.P. (P) 99%
05            MISSION HOUSING DELTA
06               MH I L.P. (P) 99%
07                  California Park Apartments L.P. (P) 99% of 99%
06               MH II L.P. (P) 99%
07                  5363 Dent Avenue Associates L.P. (P) 99% of 99%
06               MH III L.P. (P) 99%
07                  DeRose Housing Associates L.P. (P) 99% of 99%
06               MH IV L.P. (P) 99%
07                  MPT Apartments L.P. (MacArthur Park) (P) 99% of 99%
06               MH V L.P. (P) 99%
07                  Centennial Place L.P. (P) 99% of 99%
05            MISSION HOUSING DENVER
06               Mercantile Square L.P. (P) 99%
06               North Park Village LLC (P) 99%
05            MISSION HOUSING EPSILON
06               Knolls Community Associates L.P. (P) 99%
06               Riverside/Liebrandt Partners L.P. (La Playa) (P) 99%
05            MISSION HOUSING GAMMA
06               Del Carlo Court Associates L.P. (P) 99%
05            MISSION HOUSING HOLDINGS
06               Mission Housing Partnership 1996 L.P. 99%LP (Delaware
                 partnership)
07                  La Terraza Associates L.P. (Carlsbad Villas at Camino
                    Real) (P) 99% of 99%
05            Mission Housing Partnership 1996 L.P. 1%GP (Delaware partnership)
06               La Terraza Associates L.P. (Carlsbad Villas at Camino Real)
                 (P) 1% of 99%
05            MISSION HOUSING THETA
06               MISSION FUNDING THETA
07                  Brantwood II Associates L.P. (P) 0.01%
07                  Brooks School Associates L.P. (P) 0.01%
07                  Burlington Senior Housing LLC (P) 0.01%
07                  Cedarshores Limited Dividend Housing Association L.P.
                    (P) 0.01%
07                  Eastwood Homes L.P. (P) 0.01%
07                  El Barrio Academy Urban Renewal Associates, L.P. (Academy
                    Street) (P) 0.01%
07                  Lackawana Housing Associates LLC (Goodwill Neighborhood
                    Residences) (P) 0.01%
07                  McFarland Press Associates (P) 0.01%
07                  Oakdale Terrace Leased Housing Associates L.P. (P) 0.01%
07                  Pellettieri Homes Urban Renewal Associates, L.P. (P) 0.01%
07                  Persimmon Associates L.P. (P) 0.01%
07                  Roebling Village Inn Urban Renewal L.P. (P) 0.01%
07                  Sherman Glen, L.L.C. (P) 0.01%
07                  Timber Sound, Ltd. (P) 0.01%
07                  Timber Sound II, Ltd. (P) 0.01%
07                  Villa Maria Housing L.P. (P) 0.01%
07                  Westfield Condominium Investment L.P. (P) 0.01%
07                  Woodleaf Village L.P. (P) 0.01%
06               Mission Housing Investors Partnership 5%GP; 95%LP to GECC
07                  Forest Winds Associates L.P. (P) 5% of 99%
07                  Glen Eden Associates L.P. (A Street) (P) 5% of 99%
07                  Gray's Meadows Investors L.P. (P) 5% of 99%
07                  Prince Bozzuto L.P. (Fairground Commons) (Maryland
                    partnership) 5% of 99%
07                  Rancho Park Associates L.P. (P) 5% of 99%
07                  Rustic Gardens Associates L.P. (P) 5% of 99%

07                  Sea Ranch Apartments L.P. (P) 5% of 99%
07                  Springdale Kresson Associates L.P. (Jewish Federation)
                    (New Jersey partnership) 5% of 99%
07                  1028 Howard Street Associates L.P. (P) 5% of 99%
05            MISSION HOUSING ZETA
06               Fremont Building L.P. (Crescent Arms) (P) 99%
05            MISSION SA COMPANY
05            Morgan Hill Ranch Housing L.P. (P) 99%
05            National Boston Lofts Associates LLLP (Boston Lofts) (P) 99%
05            Neary Lagoon Partners L.P. (P) 99%
05            New Harbor Vista Apartments (C) 99%
05            Oakdale Terrace Leased Housing Associates L.P. (P) 98.99%
05            Oceanside Gardens L.P. (P) 99%
05            Olive Court Apartments L.P. (P) 98.9%
05            Omaha Amber Ridge L.P. (Amber Ridge) (P) 99%
05            Ontario Senior Housing L.P. (Ontario Plaza) (P) 98.9%
05            Open Door Associates L.P. (West Valley) (P) 99%
05            Pacific Terrace Associates L.P. (C) 99%
05            Pacifica Community Associates L.P. (Villa Pacifica) (P) 99%
05            Palmer House L.P. (P) 99%
05            Pecan Court Associates L.P. (C) 99%
05            Persimmon Associates L.P. (P) 98.99%
05            Pilot Grove L.P. (Massachusetts partnership) 99%
05            Pinewood on Wisconsin Apartments (P) 99%
05            Post Office Plaza L.P. (Ohio partnership) 99%
05            President John Adams Manor Apartments L.P. (P) 99%
05            Providence-Brown Street Housing L.P. (Brown Street) (P) 99.9%
05            PVA L.P. (Park Victoria) (P) 99%
05            Red Lake Homes (P) 99%
05            Riverwalk Apartments, Ltd. (Colorado) (P) 99%
05            Roebling Village Inn Urban Renewal L.P. (P) 98.99%
05            Rosebloom Associates L.P. (Oakshade) (P) 99%
05            Rosecreek Senior Living L.P. (P) 99.9%
05            San Juan Commons 1996 L.P. (P) 99%
05            San Pablo Senior Housing Associates L.P. (P) 99%
05            San Pedro Gardens Associates L.P. (P) 99%
05            Santa Paulan Senior Apartments Associates L.P. (The Paulan)(P)99%
05            Schoolhouse Court Housing Associates L.P. (C) 99%
05            Sherman Glen, L.L.C. (P) 98.99%
05            South Beach Housing Associates L.P. (Steamboat) (P) 99%
05            South Winery Associates L.P. (The Winery Apartments) (P) 99%
05            Stoney Creek Associates L.P. (P) 99%
05            Stony Point Apartment Investors L.P. (Panas Place) (P) 99.9%
05            Studebaker Building L.P. (P) 99%
05            Sultana Acres Associates L.P. (P) 99%
05            Tabor Grand L.P. (Colorado partnership) 99%
05            Terra Cotta Housing Associates L.P. (C) 99%
05            The Josephinum Associates L.P. (Washington partnership) 99%
05            Thomson Rental Housing, L.P. (Washington Place) (P) 99%
05            Timber Sound, Ltd. (P) 98.99%
05            Timber Sound II, Ltd. (P) 98.99%
05            Trinity Park Apartments L.P. (P) 99%
05            Trolley Terrace Townhomes L.P. (P) 99%
05            Tuscany Associates L.P. (Tuscany Villa) (P) 99%
05            Twin Ponds Apartments L.P. (P) 99%
05            Venbury Trail L.P. (P) 99%
05            Wall Street Palmer House L.P. (P) 99%
05            WGA INVESTORS COMPANY [dead project]
05            Washington Creek Associates L.P. (P) 99%
05            West Valley Hart L.P. (Hart & Alabama) (P) 99.9%
05            Westfield Condominium Investment L.P. (P) 98.99%
05            Westport Village Homes Associates L.P. (P) 99%
05            Wheeler Manor Associates L.P. (P) 99%
05            White Mountain Apache L.P. (P) 99%
05            Woodleaf Village L.P. (P) 98.99%

05            Women's Westlake L.P. (Dorothy Day) (P) 99%
05            Yale Street L.P. (P) 99.9%
05            YWCA Villa Nueva Partners L.P. (P) 99%
04        EDISON FUNDING OMICRON GP
05            Olive Court Housing Associates L.P. (P) 0.1%
05            Ontario Senior Housing L.P. (Ontario Plaza) (P) 0.1%
04        EDISON INTEGRATED ENERGY SERVICES
04        MISSION FIRST ASSET INVESTMENT
04        MISSION FUNDING BETA
04        MISSION FUNDING EPSILON
05            EDISON CAPITAL (BERMUDA) INVESTMENTS, LTD. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX,
                        Bermuda
06               Edison Capital LAI (Bermuda) Ltd. (Bermuda corporation)
07                  Trinidad and Tobago Methanol Company Limited 1.0%
06               Edison Capital Latin American Investments (Bermuda) Ltd.
                 (Bermuda corporation) 33.3%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 8%
07                  AIG Asian Infrastructure Fund II LP 5.8%
05            EDISON CAPITAL INTERNATIONAL (BERMUDA) LTD.
06               Edison Capital Latin American Investments (Bermuda) Ltd.
                 (Bermuda corporation) 33.3%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 8%
07                  AIG Asian Infrastructure Fund II LP 5.8%
06               Electricidad de La Paz S.A. (Electropaz) 10%
06               Lyonnaise Latin America Water Corporation Ltd. 25.8%
06               Olmeca Cable Investments Ltd. (Mandeville Mexico, S.A.) 21.7%
05            Edison Capital Latin American Investments Holding Company
              (Delaware corporation)
06               Edison Capital Latin American Investments (Bermuda) Ltd.
                 (Bermuda corporation) 33.3%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 8%
07                  AIG Asian Infrastructure Fund II LP 5.8%
05            EDISON CAPITAL (NETHERLANDS) HOLDINGS B.V.
06               EDISON CAPITAL (NETHERLANDS) INVESTMENTS B.V.
07                  Law Hospital 20%
05            GEM Energy Company (New York partnership) 50%
05            MISSION FUNDING ALPHA
06               MISSION FUNDING MU
07                  EPZ  Mission  Funding Mu Trust  (equity  interest in foreign utility company) [see 4.01]
05            MISSION FUNDING DELTA
06               MISSION FUNDING NU
07                  EPZ  Mission  Funding Nu Trust  (equity  interest in foreign utility company) [see 4.02]
05            MISSION INVESTMENTS, INC. (U.S. Virgin Islands corporation)
              Address:  ABN Trustcompany, Guardian Building, Havensight,
              2nd Floor, St. Thomas, U.S. Virgin Islands
05            MISSION (BERMUDA) INVESTMENTS, LTD. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street,
              Hamilton HM CX, Bermuda
04        MISSION FUNDING GAMMA
04        MISSION FUNDING KAPPA
05            ABB Funding  Partners,  L.P. (P) 14.27%
04        MISSION FUNDING ZETA
05            Huntington L.P. (New York partnership) 50%
05            Lakota Ridge LLC 75%
05            Shaokatan Hills LLC 75%
05            Woodstock Hills LLC 75%
03     EDISON MORTGAGE COMPANY
03     MISSION BARTLETT HILL COMPANY
04        Bartlett Hill Associates L.P. (P) 30% [29%LP, 1%GP]; 100% w/ ECHI
03     MISSION INTERNATIONAL CAPITAL, INC.
03     RENEWABLE ENERGY CAPITAL COMPANY

02 MISSION LAND COMPANY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 800, Irvine, California 92612-1046. It is engaged, directly and through its subsidiaries, in the business of owning, managing and selling industrial parks and other real property investments. The subsidiaries and partnerships of Mission Land Company are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Mission Land Company.

03     ASSOCIATED SOUTHERN INVESTMENT COMPANY
03     CALABASAS PALATINO, INC. (inactive)
03     Carol Stream Developers G.P. (Illinois partnership) 60%GP
03     Centrelake Partners, L.P. (limited partnership) 98%GP
03     IRWINDALE LAND COMPANY (inactive)
03     MISSION AIRPORT PARK DEVELOPMENT CO.
04        Carol Stream Developers G.P. (Illinois partnership) 40%GP
04        Centrelake Partners, L.P. (limited partnership) 2%LP
04        Mission Vacaville L.P. (limited partnership) 1%GP
03     MISSION INDUSTRIAL CONSTRUCTORS, INC. (inactive)
03     Mission-Oceangate (P) 75%GP
03     MISSION/ONTARIO, INC. (inactive)
03     MISSION SOUTH BAY COMPANY (inactive)
04        Mission-Oceangate (P) 25%GP
03     MISSION TEXAS PROPERTY HOLDINGS, INC. (inactive)
03     Mission Vacaville L.P. (limited partnership) 99%LP

02 MISSION POWER ENGINEERING COMPANY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046. It is currently an inactive company. The subsidiaries of Mission Power Engineering Company are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Mission Power Engineering Company.

03     ASSOCIATED SOUTHERN ENGINEERING COMPANY (inactive)

02 EDISON MISSION ENERGY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine,
          California 92612-   1046.  Edison Mission Energy owns the stock of a
          group of corporations which, primarily through partnerships with non-affiliated entities, are engaged in the business of developing, owning and/or operating cogeneration, geothermal and other energy or energy-related projects pursuant to the Public Utility
          Regulatory Policies Act of 1978. Edison Mission Energy, through wholly owned subsidiaries, also has ownership interests in a number of independent power projects in operation or under development that either have been reviewed by the Commission's staff for compliance with the Act or are or will be exempt wholesale generators or foreign utility companies under the Energy Policy Act of 1992. In addition, some Edison Mission Energy subsidiaries have made fuel-related investments and a limited number of non-energy related investments. The subsidiaries and partnerships of Edison Mission Energy are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California and have the same principal place of business as Edison Mission Energy.

EDISON MISSION ENERGY DOMESTIC COMPANIES:
03     AGUILA ENERGY COMPANY (LP)
04 American Bituminous Power Partners, L.P. (Delaware limited partnership) 49.5%; 50% with Pleasant Valley
05            American Kiln Partners, L.P. (Delaware limited partnership)
              49.5% of 53%
03     ANACAPA ENERGY COMPANY (GP)
04        Salinas River Cogeneration Company (P) 50%
03     ARROWHEAD ENERGY COMPANY (inactive)
03     BALBOA ENERGY COMPANY (GP)
04        Smithtown Cogeneration, L.P. (Delaware partnership) 50%; 100%
          w/Kingspark
03     BERGEN POINT ENERGY COMPANY (GP)
04        TEVCO/Mission  Bayonne  Partnership  (Delaware G.P.) 50%
03     BLUE RIDGE ENERGY COMPANY (GP)
04 Bretton Woods Cogeneration, L.P. (Delaware limited partnership) 50%; 100% w/Bretton Woods
03     BRETTON WOODS ENERGY COMPANY (GP & LP)
04        Bretton Woods Cogeneration, L.P. (Delaware L.P.) 50%; 100%
          w/Blue Ridge
03     CAMINO ENERGY COMPANY (GP)
04        Watson  Cogeneration   Company  (general   partnership)  49%
03     CAPISTRANO COGENERATION  COMPANY (GP)
04        James River  Cogeneration  Company (North Carolina partnership) 50%
03     CENTERPORT   ENERGY  COMPANY  (GP  &  LP)
04        Riverhead Cogeneration I, L.P. (Delaware partnership) 50%; 100%
          w/Ridgecrest
03     CHESAPEAKE BAY ENERGY COMPANY (GP)
04        Delaware Clean Energy Project (Delaware general partnership) 50%
03     CHESTER ENERGY COMPANY (no partners; option Chesapeake,VA)
03     CLAYVILLE ENERGY COMPANY
04        Oconee Energy, L.P. (Delaware L.P.) 50%; 100% w/Coronado
03     COLONIAL ENERGY COMPANY (inactive)
03     CORONADO ENERGY COMPANY
04        Oconee Energy, L.P. (Delaware L.P.) 50%; 100% w/Clayville
03     DEL MAR ENERGY COMPANY (GP)
04        Mid-Set Cogeneration Company (P) 50%
03     DELAWARE ENERGY CONSERVERS, INC. (Delaware corporation) (inactive)
03     DESERT SUNRISE ENERGY COMPANY (Nevada corporation) (inactive)
03     DEVEREAUX ENERGY COMPANY (LP)
04        Auburndale Power Partners, L.P. (Delaware L.P.) 49%; 50% w/El
          Dorado [see 4.03]

03     EASTERN SIERRA ENERGY COMPANY (GP & LP)
04        Saguaro Power Company, L.P. (P) 50%
03     EAST MAINE ENERGY COMPANY (inactive) [dissolving]
03     EDISON ALABAMA GENERATING COMPANY
03     EDISON MISSION ENERGY FUEL
04        EDISON MISSION ENERGY OIL AND GAS
05            Four Star Oil & Gas Company (P) 50.1% (owns Lost Hills
              Cogeneration Facility)
04        EDISON MISSION ENERGY PETROLEUM (Gas contracts w/ Tex. Gas Mktg)
04        POCONO FUELS COMPANY (inactive)
04        SOUTHERN SIERRA GAS COMPANY
05            TM Star Fuel Company (general partnership) 50%
03     EDISON MISSION ENERGY FUNDING CORP. (Delaware corporation) 1%
03     Edison Mission Energy Interface Ltd. (British Columbia company)
04        The Mission Interface Partnership (Province of Ontario G.P.) 50%
03     EDISON MISSION HOLDINGS CO.
04        CHESTNUT RIDGE ENERGY COMPANY
05            EME Homer City Generation L.P. (Pennsylvania) 99%
04        EDISON MISSION FINANCE CO. 100%
04        MISSION ENERGY WESTSIDE, INC.
05            EME Homer City Generation L.P. (Pennsylvania) 1%
03     EDISON MISSION MARKETING & TRADING, INC.
03     EDISON MISSION OPERATION & MAINTENANCE, INC. (no partnership)
04        Mission Operations de Mexico, S.A. de C.V. 95%
03     EL DORADO ENERGY COMPANY (GP)
04        Auburndale Power Partners, L.P. (Delaware L.P.) 1%; 50% w/
          Devereaux [see 4.03]
03     EMP,  INC.  (Oregon  corporation)  (GP & LP)  (inactive)
03     FOUR COUNTIES GAS COMPANY  (inactive)
03     HANOVER ENERGY COMPANY
04        Chickahominy River Energy Corp. (Virginia  corporation)  (GP &  LP)
05             Commonwealth  Atlantic  L.P.(Delaware partnership) [see 4.05] 50%
03     HOLTSVILLE ENERGY COMPANY (GP & LP)
04        Brookhaven   Cogeneration,   L.P.  (Delaware  partnership)  50%;  100%
          w/Madera
03     INDIAN BAY ENERGY COMPANY (GP & LP)
04        Riverhead  Cogeneration  III, L.P.  (Delaware  partnership)  50%; 100%
          w/Santa Ana
03     JEFFERSON ENERGY COMPANY (GP & LP) (inactive)
03     KINGS CANYON ENERGY COMPANY (inactive)
03     KINGSPARK ENERGY COMPANY (GP & LP)
04        Smithtown Cogeneration, L.P. (Delaware partnership) 50%; 100% w/Balboa
03     LAGUNA ENERGY COMPANY (inactive) (former interest in Ambit)
03     LA JOLLA ENERGY COMPANY (inactive) (used for Belridge)
03     LAKEVIEW ENERGY COMPANY
04        Georgia Peaker, L.P. (Delaware L.P.) 50%; 100% w/Silver Springs
03     LEHIGH RIVER ENERGY COMPANY (inactive)
03     LONGVIEW COGENERATION COMPANY (held for Weyerhauser)
03     MADERA ENERGY COMPANY (GP)
04        Brookhaven Cogeneration, L.P. (Delaware partnership) 50%; 100%
          w/Holtsville
03     MADISON ENERGY COMPANY (LP)
04        Gordonsville  Energy, L.P. (Delaware  partnership) [see 4.06] 49%; 50%
          w/Rapidan
03     Mission Capital, L.P. (Delaware L.P.) 3%; MIPS partnership
03     MISSION/EAGLE ENERGY COMPANY (inactive)
03 MISSION ENERGY CONSTRUCTION SERVICES, INC. (Provides construction services for Paiton Project)

03     MISSION ENERGY HOLDINGS, INC.
04        Mission Capital, L.P. (Delaware L.P.) 97%; MIPS partnership
03 MISSION ENERGY HOLDINGS INTERNATIONAL, INC. [holds all the issued and outstanding stock of MEC International B.V.--see INTERNATIONAL section]
03 MISSION ENERGY INDONESIA (inactive) 03 MISSION ENERGY MEXICO (inactive) formerly the branch office in Mexico (no partnership)
03     MISSION ENERGY NEW YORK, INC. (GP & LP)
04        Brooklyn Navy Yard Cogeneration Partners, L.P. (Delaware
          partnership) 50% [see 4.04]
03     MISSION ENERGY WALES COMPANY
04        Mission Hydro Limited Partnership (UK limited  partnership)
05             EME Generation Holdings Limited (UK limited partnership) 30%
              [See International section for structure of EME Generation
              Holdings Ltd.]
03     Mission Operations de Mexico, S.A. de C.V. 5%
03     MISSION TRIPLE CYCLE SYSTEMS COMPANY (GP)
04        Triple Cycle Partnership (Texas G.P.) 50%
03     NORTH JACKSON ENERGY COMPANY (inactive) [held for Akso Salt Proj]
03     NORTHERN SIERRA ENERGY COMPANY (GP)
04        Sobel Cogeneration Company (general partnership) 50%
03     ORTEGA ENERGY COMPANY (Mid-County Cogen gas contracts)
03     PANTHER TIMBER COMPANY (GP)
04        American Kiln Partners, L.P. (Delaware limited partnership) 2%
03     PARADISE ENERGY COMPANY (inactive)
03     PLEASANT VALLEY ENERGY COMPANY (GP)
04 American Bituminous Power Partners, L.P. (Delaware limited partnership) 0.5%; 50% w/Aguila
05            American Kiln Partners, L.P. (Delaware Limited Partnership)
03     PRINCE GEORGE ENERGY COMPANY (LP)
04        Hopewell Cogeneration Limited Partnership (Delaware limited partnership) 24.75%
04        Hopewell Cogeneration Inc. (Delaware corporation) 25%
05            Hopewell Cogeneration Limited Partnership (Delaware limited partnership) 1%
03     QUARTZ PEAK ENERGY COMPANY (LP)
04        Nevada Sun-Peak L.P.  (Nevada  partnership)  [see 4.07] 50%
03     RAPIDAN ENERGY COMPANY (GP)
04        Gordonsville Energy, L.P. (Delaware partnership) [see 4.06] 1%;
          50% w/Madison
03     REEVES BAY ENERGY COMPANY (GP & LP)
04        North Shore Energy L.P. (Delaware partnership) 50%; 100% w/Santa
          Clara
05            Northville  Energy  Corporation  (New York  corporation)  100%
03     RIDGECREST ENERGY COMPANY (GP)
04        Riverhead  Cogeneration  I, L.P.  (Delaware  partnership) 50%; 100%
          w/Centerport
03     RIO ESCONDIDO ENERGY COMPANY
03     RIVERPORT ENERGY COMPANY (GP & LP)
04        Riverhead Cogeneration II, L.P. (Delaware partnership) 50%; 100% w/San
          Pedro
03     SAN GABRIEL ENERGY COMPANY (inactive) (McKenzie gas contracts)
03     SAN JOAQUIN ENERGY COMPANY (GP)
04        Midway-Sunset Cogeneration Company, L.P. (P) 50%
03     SAN JUAN ENERGY COMPANY (GP)
04        March Point Cogeneration Company (P) 50%
03     SAN PEDRO ENERGY COMPANY (GP)
04        Riverhead Cogeneration II, L.P. (Delaware partnership) 50%; 100%
          w/Riverport
03     SANTA ANA ENERGY COMPANY (GP)
04 Riverhead Cogeneration III, L.P. (Delaware partnership) 50%; 100% w/Indian Bay

03     SANTA CLARA ENERGY COMPANY (GP)
04        North Shore Energy, L.P. (Delaware partnership) 50%; 100%
          w/Reeves Bay
05            Northville Energy Corporation (New York corporation) 100%
03     SILVERADO ENERGY COMPANY (GP)
04        Coalinga Cogeneration Company (P) 50%
03     SILVER SPRINGS ENERGY COMPANY
04        Georgia Peaker, L.P. (Delaware limited partnership) 50%; 100%
          w/Lakeview
03     SONOMA GEOTHERMAL COMPANY (GP & LP)
04        Geothermal Energy Partners Ltd. (P) (Aidlin) 5%LP
03     SOUTH COAST ENERGY COMPANY (GP)
04        Harbor Cogeneration Company (P) 30%
03     SOUTHERN SIERRA ENERGY COMPANY (GP)
04        Kern River Cogeneration Company (general partnership) 50%
03     THOROFARE ENERGY COMPANY (inactive)
03     VIEJO ENERGY COMPANY (GP)
04        Sargent Canyon Cogeneration Company (P) 50%
03     VISTA ENERGY COMPANY (New Jersey corporation) (inactive)
03     WESTERN SIERRA ENERGY COMPANY (GP)
04        Sycamore Cogeneration Company (general partnership) 50%

EDISON MISSION ENERGY INTERNATIONAL COMPANIES:
04        MEC International B.V. (Netherlands corporation) (Holding Company
          100% owned by MEC Holdings International, Inc. (California corp.))
          Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            Beheer-en Beleggingsmaatschappij Botara B.V. (BHP Project) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05 Edison Mission Energy Asia Pte Ltd. (Singapore private company limited by shares) 100% (EME's Regional Asia Pacific Headquarters)
              Address:  391-B Orchard Road, Ngee Ann City, Tower B,
              14th Floor, #14-08/10, Singapore 238874
06 Edison Mission Energy Asia Pacific Pte Ltd. (Singapore corporation) 100%
                 Address:  391-B Orchard Road, Ngee Ann City, Tower B,
                 14th Floor, #14-08/10, Singapore 238874
06 Edison Mission Energy Fuel Company Pte Ltd. (Singapore corporation) 100%
                 Address:  391-B Orchard Road, Ngee Ann City, Tower B,
                 14th Floor, #14-08/10, Singapore 238874
06               Edison Mission Operation & Maintenance Services Pte Ltd 100%
                 Address:  391-B Orchard Road, Ngee Ann City, Tower B,
                 14th Floor, #14-08/10, Singapore 238874
06 P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 99%
                 Address:  Jl. Gen. A Yani No. 54
                 Probolinggo, East Java, Indonesia
05            Edison Mission Energy International B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            Edison Mission Energy Services B.V. (Netherlands company) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            Edison Mission Operation & Maintenance Services B.V.
              (Netherlands company) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            EME Tri Gen B.V. 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Tri Energy Company Limited (Tri Energy Project) (equity)
                 25% [see 4.17]
                 Address: 16th Floor, Grant Amarin Tower, New Petchburi Road, Ratchathewi, Bangkok 10320 Thailand
05            EME Victoria B.V. 100% (inactive)
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            Global Generation B.V. 100%
              Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands

05            Hydro Energy B.V. (Netherlands limited liability company) 10%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Iberica de Energias, S.A. (Spain corp) 96.65% [see 4.08]
                 Address:  Paseo de Gracia 18, Planta 4, 08007,
                 Barcelona, Spain
07                  Electrometalurgica del Ebro, S.A. ("EMESA") (Spain
                    corporation) [see 4.09] 91.32%
                    Address:  Paseo de Gracia 18, Planta 4, 08007,
                    Barcelona, Spain
08                      Monasterio de Rueda, S.L. (Spain) 100%
                        Address:  Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
05            Iberian Hy-Power Amsterdam B.V. (Netherlands limited liability company) 100%
              Address:  Strawinskylaan 1725, Amsterdam, NOORD-HOLL 1077 XX
06               Aprohiso S.A. (Spain corporation) (inactive) 100%
                 Address:  Paseo de Gracia 18, Planta 4, 08007,
                 Barcelona, Spain
06               Hydro Energy B.V. (Netherlands company) 90%
07                  Iberica  de  Energias,   S.A.  (Spain  corporation)  96.65%
                    [see  4.08]
08                  Electrometalurgica del Ebro, S.A. ("EMESA") (Spain
                    corporation) 91.32% [see 4.09]
09                         Monasterio de Rueda, S.L. (Spain) 100%
06               Iberica de Energias, S.A. (Spain corporation) 3.35% [see 4.08]
07                  Electrometalurgica del Ebro, S.A. ("EMESA") (Spain
                    corporation) 91.32% [see 4.09]
08                      Monasterio de Rueda, S.L. (Spain) 100%
06               Saltos del Porma, S.A.
05            Latrobe Power Pty. Ltd. (Australian corporation) 99%
              Address:  Southgate Complex, Level 20, Tower East,
              40 City Road, South Melbourne, Victoria 3205
06               Mission Victoria Partnership (Australian partnership) 52.31%
                 (100% w/ Traralgon PPL 46.69% and MEVALP 1%)
07                  Latrobe Power Partnership (Australian partnership) 99%
08                      Loy Yang B Joint Venture (Australian joint venture) [see
                        4.10] 51%; 49% to Gippsland
05            Loy Yang Holdings Pty Ltd (Australia corporation) 100%
              Address:  Southgate Complex, Level 20, Tower East,
              40 City Road, South Melbourne, Victoria 3205
06               Edison Mission Energy Holdings Pty Ltd (Australian corp.) 100%
                 Address:  Southgate Complex, Level 20, Tower East,
                 40 City Road, South Melbourne, Victoria 3205
07                  Edison Mission Energy Australia Ltd. (Australian public
                    company) 100%
                    Address:  Southgate Complex, Level 20, Tower East,
                    40 City Road, South Melbourne, Victoria 3205
08                      Latrobe Power Partnership (Australian partnership) 1%
09                        Loy Yang B Joint Venture(Australian J.V.)[see 4.10]51%
07                  Edison Mission Energy Australia Pilbara Power Pty Ltd.
                    (Australia company) 100%
                    Address:  Southgate Complex, Level 20, Tower East,
                    40 City Road, South Melbourne, Victoria 3205
07                  Edison Mission Energy Taupo Ltd. (Australia company) 100%
                    Address:  Southgate Complex, Level 20, Tower East,
                    40 City Road, South Melbourne, Victoria 3205
07                  Edison Mission Operation & Maintenance Kwinana Pty Ltd
                    (Australia) 100% (Operator of Kwinana Project)
                    Address:  Southgate Complex, Level 20, Tower East,
                    40 City Road, South Melbourne, Victoria 3205
07                  Edison Mission Operation & Maintenance Loy Yang Pty Ltd
                    (Australian corporation) 100%
                    Address:  P.O. Box 1792, Traralgon, Victoria 3844,Australia
07                  Mission Energy Holdings Superannuation Fund Pty Ltd.
                    (retirement fund required by Australia law) 100%

07                  Mission Energy (Kwinana) Pty Ltd (Australia) 100%
                    Address:  Southgate Complex, Level 20, Tower East,
                    40 City Road, South Melbourne, Victoria 3205
08                      Kwinana Power Partnership (Australian G.P.) 1%
                        Address:  Level 23, St. Martins Tower
                        44 St George's Terrace, Perth WA 6000
06               Latrobe Power Pty. Ltd. (Australian corporation) 1%
07                  Mission Victoria Partnership (Australian partnership) 52.31%
08                      Latrobe Power Partnership (Australian partnership) 99%
09                         Loy Yang B Joint Venture (Australian J.V.)
                           [see 4.10] 51%
06               Mission Energy Ventures Australia Pty. Ltd. (Australian
                 company) 100%
                 Address:  Southgate Complex, Level 20, Tower East,
                 40 City Road, South Melbourne, Victoria 3205
07                  Mission Victoria Partnership (Australian partnership) 1%
08                      Latrobe Power Partnership (Australian partnership) 99%
09                         Loy Yang B Joint Venture (Australian J.V.)
                           [see 4.10] 51%
06               Traralgon Power Pty. Ltd. (Australian corporation) 1%
                 Address:  Southgate Complex, Level 20, Tower East,
                 40 City Road, South Melbourne, Victoria 3205
07                  Mission Victoria Partnership (Australian partnership)
                    46.69%
08                      Latrobe Power Partnership (Australian partnership) 99%
09                         Loy Yang B Joint Venture (Australian J.V.)
                           [see 4.10] 51%
05            MEC Esenyurt B.V. (Netherlands company) (Doga Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Doga Enerji Uretim Sanayi ve Ticaret L.S. (Turkish
                 corporation) (Project company) 80%
                 Address:  Merkez Man, Mahallesi Caddesi 11/8,
                 Esenyurt, Istanbul, Turkey
06               Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish corporation)
                 (Heat company) 80%
                 Address:  Merkez Man, Mahallesi Caddesi 11/8,
                 Esenyurt, Istanbul, Turkey
06               Doga Isletme ve Bakim Ticaret L.S. (Turkish corporation) (O&M company) 80%
                 Address:  Merkez Man, Mahallesi Caddesi 11/8,
                 Esenyurt, Istanbul, Turkey
05            MEC IES B.V. (Netherlands company) (ISAB Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               ISAB Energy Services s.r.l. 49% (services co ISAB
                 Project)
05            MEC India B.V. (Netherlands company) (Jojobera Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Edison Mission Energy Power (Mauritius corporation) (Branch office in India)
                 Address:  Louis Leconte Street, Curepipe, Mauritius
05            MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               P. T. Adaro Indonesia (equity) 10%
                 Address:  Suite 704, World Trade Centre, Jl. Jend.
                 Sudirman Kav. 31, Jakarta 12920 Indonesia
05            MEC Indonesia B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               P. T. Paiton Energy Company (Indonesia company) (equity)
                 (Paiton Project) 40% [see 4.11]
                 Address:  Menara Batavia, 8th Floor, Jl. K. H.
                 Mas Mansyur Kav. 126, Jakarta 10220 Indonesia
05            MEC International Holdings B.V. (Netherlands corp) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Edison Mission Energy International B.V.(Netherlands company)1%

06               MEC Esenyurt B.V. (Netherlands company) (Doga Project) 1%
07                  Doga Enerji Uretim Sanayi ve Ticaret L.S. (Turkish
                    corporation) (Project company) 80%
07                  Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish
                    corporation) (Heat company) 80%
07                  Doga Isletme Bakim Ticaret L.S. (Turkish corporation)
                    (O&M company) 80%
06               MEC IES B.V. (Netherlands company) (ISAB Project) 1%
07                  ISAB Energy Services s.r.l. 49%
06               MEC India B.V. (Netherlands company) 1%
07                  Edison Mission Energy Power (Mauritius corporation)
06               MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 1%
07                  P. T. Adaro Indonesia (equity) 10%
06               MEC Indonesia B.V. (Netherlands company) 1%
07                  P. T. Paiton Energy Company (Indonesia company) (equity)
                    (Paiton Project) 40% [see 4.11]
06               MEC Laguna Power B.V. (Netherlands company) (Thailand
                 Project) 1%
07                  Gulf Power Generation Co. Ltd. (Bangkok corporation) 40%
06               MEC Perth B.V. (Netherlands company) (Kwinana Project) 1%
07                  Kwinana Power Partnership (Australian G.P.) [see 4.16]
06               MEC Priolo B.V. (Netherlands company) (ISAB Project) 1%
07                  ISAB Energy, s.r.l. (Italian J.V. company) (equity) [see
                    4.12] 1% of 49% (quota, not shares)
06               MEC San Pascual B.V. (Netherlands company) 1%
07                  San Pascual Cogeneration Company International B.V. 50%
08                      San Pascual Cogeneration Company (Philippines) Ltd.
                        (San Pascual Project) (equity) 1%
07                  Morningstar Holdings B.V. (formerly Vestra B.V.) 50%
08                      San Pascual Cogeneration Company (Philippines) Ltd.
                        (San Pascual Project) (equity) 49%
06               MEC Sidi Krir B.V. (Netherlands company) 1%
06               MEC Sumatra B.V. (Netherlands company) 1%
06               MEC Wales B.V. (Netherlands Company) 1%
07                  Mission Hydro Limited Partnership (UK limited partnership)
08                      EME Generation Holdings Limited (UK company) 100%
09                         Loyvic Pty Ltd. (Australia company) 100%
10                            Energy Capital Partnership (Australia
                              partnership) 1%
11                               Enerloy Pty Ltd. (Australia company) 100%
09                         EME Victoria Generation Limited (UK company) 100%
10                            Energy Capital Partnership (Australia
                              partnership 98%
11                               Enerloy Pty Ltd. (Australia company) 100%
10                            Mission Energy Development Australia Pty Ltd
11                               Gippsland Power Pty Ltd 100%
12                                   Loy Yang B Joint Venture 49%
09                         Energy Capital Partnership (Australia partnership)
                           1%LP
10                            Enerloy Pty Ltd. (Australia company) 100%
09                         First Hydro Holdings Company (Australia
                           partnership) 99%
10                            First Hydro Company [see 4.13] 99%
10                            First Hydro Finance plc
11                               First Hydro Company [see 4.13] 1%
06               Mission Energy Italia s.r.l. 10% (Office in Italy)
06               P.T. Edison Mission Operation and Maintenance Indonesia
                 (Indonesian company) 1%
05            MEC Laguna Power B.V. (Netherlands co) (Malaya Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Gulf Power Generation Co. Ltd. (Bangkok corporation) 40%
                 Address:  888/101 Mahatun Plaza Tower, 10th Floor, Ploenchit,
                 Lumphini, Patumwan, Bangkok 10330

05            MEC Perth B.V. (Netherlands company) (Kwinana Project) 99%
06               Kwinana Power Partnership (Australian G.P.) 99% [See 4.16]
                 Address:  Level 23, St. Martins Tower
                 44 St George's Terrace, Perth WA 6000
05            MEC Priolo B.V. (Netherlands company) (ISAB Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               ISAB Energy, s.r.l. (Italian J.V. company) (equity) [see
                 4.12] 99% of 49% (quota, not shares)
                 Address:  Corso Gelone No. 103, Siracusa, Sicily, Italy
05            MEC San Pascual B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands
06               San Pascual Cogeneration Company International B.V. 50%
                 Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands
07                  San Pascual Cogeneration Company (Philippines) Ltd (San
                    Pascual Project) (equity) 1%
                    Address:  Unit 1610/1611, Tower One, Ayala Triangle, Ayala
                    Avenue, 1200 Makati City, Metro Manila, Republic of the
                    Philippines
06               Morningstar Holdings B.V. (formerly Vestra B.V.) 50%
                 Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands
07                  San Pascual Cogeneration Company (Philippines) Ltd (San
                    Pascual Project) (equity) 49%
                    Address:  Unit 1610/1611, Tower One, Ayala Triangle, Ayala
                    Avenue, 1200 Makati City, Metro Manila, Republic of the
                    Philippines
05            MEC Sidi Krir B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            MEC Sumatra B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            MEC Wales B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Mission Hydro Limited Partnership 69%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X5DH England
07                  EME Generation Holdings Limited (UK company) 100%
08                      Loyvic Pty Ltd. (Australia company) 100%
09                         Energy Capital Partnership (Australia partnership) 1%
10                            Enerloy Pty Ltd. (Australia company) 100%
08                      EME Victoria Generation Limited (UK company) 100%
09                         Energy Capital Partnership (Australia partnership 98%
10                            Enerloy Pty Ltd. (Australia company) 100%
09                         Mission Energy Development Australia Pty Ltd
10                            Gippsland Power Pty Ltd 100%
11                               Loy Yang B Joint Venture 49%
08                      Energy Capital Partnership (Australia partnership) 1%LP
09                         Enerloy Pty Ltd. (Australia company) 100%
08                      First Hydro Holdings Company (Australia partnership) 99%
                        Address:  Lansdowne House, Berkeley Square,
                        London W1X5DH England
09                         First Hydro Company [see 4.13] 99%
                           Address:  Bala House, St. David's Park
                           Ewloe, Dlwyd, Wales CH5 3XJ
09                         First Hydro Finance plc 100%
                           Address:  Lansdowne House, Berkeley Square,
                           London W1X5DH England
10                            First Hydro Company [see 4.13] 1%
                              Address:  Bala House, St. David's Park
                              Ewloe, Dlwyd, Wales CH5 3XJ
05            Mission Energy Company (UK) Limited (United Kingdom private limited company) 100%
              Address:  Lansdowne House, Berkeley Square,
              London W1X5DH England

06               Derwent Cogeneration Limited (United Kingdom private limited liability company) (equity) [see 4.14] 33%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X5DH England
06               Edison Mission Energy Limited (UK private limited company) 100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X5DH England
06               Edison Mission Operation & Maintenance Limited (a United
                 Kingdom corporation) 100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X5DH England
06               Edison Mission Services Limited(UK private limited company)100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X5DH England
06               Mission Hydro (UK) Limited 100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X5DH England
07                  First Hydro Holdings Company 1%
08                      First Hydro Company [see 4.13] 99%
08                      First Hydro Finance plc 100%
09                         First Hydro Company [see 4.13] 1%
07                  Mission Hydro Limited Partnership 1%GP
08                      EME Generation Holdings Limited (UK company) 100%
09                         Loyvic Pty Ltd. (Australia company) 100%
10                            Energy Capital Partnership (Australia
                              partnership) 1%
11                               Enerloy Pty Ltd. (Australia company) 100%
09                         EME Victoria Generation Limited (UK company) 100%
10                            Energy Capital Partnership (Australia
                              partnership 98%
11                               Enerloy Pty Ltd. (Australia company) 100%
10                            Mission Energy Development Australia Pty Ltd
11                               Gippsland Power Pty Ltd 100%
12                                   Loy Yang B Joint Venture 49%
09                         Energy Capital Partnership (Australia
                           partnership) 1%LP
10                            Enerloy Pty Ltd. (Australia company) 100%
09                         First Hydro Holdings Company (Australia
                           partnership) 99%
10                            First Hydro Company [see 4.13] 99%
10                            First Hydro Finance plc 99%
11                               First Hydro Company [see 4.13] 1%
06               Mission (No. 2) Limited (UK private limited company) 100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X5DH England
06               Pride Hold Limited (United Kingdom corporation) 99%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X5DH England
07                  Lakeland Power Ltd. (United Kingdom private limited
                    liability company) [see 4.15] 80%
                    Address:  Roosecote Power Station, Barrow-In-Furness,
                    Cumbria, England LA13 OPX
07                  Lakeland Power Development Company (UK corporation) 100%
                    Address:  Lansdowne House, Berkeley Square,
                    London W1X5DH England
06               Rapid Energy Limited
05            Mission Energy Italia s.r.l. 90% Representative Office in Italy
              Address:  Villa Brasini, Via Flaminia 497, 00191 Rome Italy
05            Pride Hold Limited (United Kingdom corporation) 1%
              Address:  Lansdowne House, Berkeley Square,
              London W1X5DH England
06               Lakeland Power Ltd. (United Kingdom private limited liability company) [see 4.15] 80%
                 Address:  Roosecote Power Station, Barrow-In-Furness,
                 Cumbria, England LA13 OPX

06               Lakeland Power Development Company (UK corporation) 100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X5DH England
05            Rillington Holdings Limited (Gibraltar)
              Address:  57/63 Line Wall Road, Gibraltar
06               EME del Caribe Holding GmbH (Austria)
                 Address:  4020 Linz, Landstrasse 12, Austria
07                  EME del Caribe (Cayman Islands)
                    Address:  First Floor, Caledonian House, Mary Street,
                    George Town, Grand Cayman, Cayman Islands
08                      EcoElectrica Holdings, Ltd. (Cayman Islands) 50%
                        Address: 1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
09                         EcoElectrica Ltd. (Cayman Islands) 100%
                           Address: 1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
10                            EcoElectrica L.P.(Bermuda partnership) (equity) 1%
                              Address:  Plaza Scotiabank, 273 Ponce de
                              Leon Avenue, Suite 902, Hato Rey,
                              Puerto Rico 00918
09                         EcoElectrica L.P. (Bermuda partnership) (equity) 99%
                           Address: Plaza Scotiabank, 273 Ponce de Leon Avenue, Suite 902, Hato Rey, Puerto Rico 00918
05            Southwestern Generation B.V. 100%
              Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands
05            Traralgon Power Pty. Ltd. (Australian corporation) 99%
              Address:  Southgate Complex, Level 20, Tower East,
              40 City Road, South Melbourne, Victoria 3205
06 Mission Victoria Partnership (Australian partnership) 46.69% (100% w/ Latrobe PPL 52.31% and MEVALP 1%)
07                  Latrobe Power Partnership (Australian partnership)
08                      Loy Yang B Joint Venture (Australian J.V.) [see 4.10]
                        51%; 49% to Gippsland

2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION, AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

     Claimant is not a "public utility company" as that term is defined in the Public Utility Holding Company Act of 1935 (the "Act") and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas. None of Claimant's subsidiaries, other than SCE, is a public utility company. SCE is an "electric utility company" as defined in the Act and owns properties used for the generation, transmission and distribution of electric energy for sale, as described herein.

     SCE owns and operates one diesel-fueled generating plant, 38 hydroelectric plants and an undivided 75.05% interest in Units 2 and 3 of the San Onofre Nuclear Generating Station. These plants are located in Central and Southern California. SCE has sold all of its oil and gas fueled generating plants. Pursuant to the sale agreements, SCE will continue to operate the plants for two years after their sale. SCE has also been required to maintain the fuel pipeline and storage system to support the divested gas plants in the event the plants are required to burn oil in a system emergency. Of the above mentioned hydroelectric plants, one of them, along with the diesel-fueled generating plant, serve isolated load on Catalina Island. SCE also owns an undivided 15.8% interest in Units 1, 2 and 3 of the Palo Verde Nuclear Generating Station, located near Phoenix, Arizona, and an undivided 48% interest in Units 4 and 5 of the Four Corners Project, a coal-fueled steam electric generating plant in New Mexico, all of which are operated by other utilities. SCE operates and owns a 56% undivided interest in two coal-fueled steam electric generating units at the Mohave Project in Clark County, Nevada. Schedule I attached hereto contains a list of all of the SCE-owned generating plants with their locations, initial dates of operation and generator nameplate ratings.

     SCE's transmission facilities consist of approximately 7,226.4 circuit miles of 33kV, 55kV, 66kV, 115kV and 161kV lines, 3,453.4 circuit miles of 220kV lines, and 1235.9 circuit miles of 500kV lines consisting of 998.9 miles in California, 125 miles in Nevada and 112 miles in Arizona. SCE's distribution facilities consist of approximately 61,055 overhead circuit miles and 31,278 underground circuit miles, and 552 distribution substations, all of which are located in California.

3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

     (a) NUMBER OF KWH. OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL.

              Claimant:  None.
              SCE:  (1) 76,257,869,000 kwh of electric energy sold at retail or wholesale.
                    (2) $7,160,965,835 of total revenues from such sales.

     (b) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE IN WHICH EACH COMPANY
          IS ORGANIZED.

              Claimant:  None.
              SCE:  None.

      (c) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY
          IS ORGANIZED, OR AT THE STATE LINE.

              Claimant:  None.
              SCE:  (1) 105,276,000 kwh of electric energy sold at wholesale outside of California or at the state line.
                    (2) $17,904,461 of total revenues from such sales.

      (d) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY
          IS ORGANIZED OR AT THE STATE LINE.

              Claimant:  None.
              SCE:  (1) 4,827,388,633 kwh of electric energy purchased at wholesale outside of California or at the state line.
                    (2) $207,565,658 of total expenses from such purchases.

4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES
    DOLLARS:

      (a) NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR
          THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS.

      (b) NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION OF THE INTEREST HELD.

      (c) TYPE AND AMOUNT OF CAPITAL  INVESTED,  DIRECTLY OR  INDIRECTLY,  BY
          THE HOLDING  COMPANY  CLAIMING  EXEMPTION;   ANY  DIRECT  OR  INDIRECT
          GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY
          THE HOLDING COMPANY CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY.

      (d) CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

      (e) IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A SYSTEM COMPANY, AND DESCRIBE
          THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH AGREEMENT(S).

4.01  EPZ MISSION FUNDING MU TRUST [FUCO]

      (a) EPZ Mission Funding MU Trust ("EPZMFMT") c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square, Wilmington, Delaware 19890-0004

          EPZMFMT owns a 7.88% interest in the Amercentrale Power Station Unit 9, which is leased to N.V. Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility. The Amercentrale Power Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

          EPZMFMT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale
          Power Station to the 150 kV grid owned by Provinciale
          Noordbrabantse Energie-Maatschappij ("PNEM"), the distribution company that receives the power from Unit 9. EPZMFMT also owns an in terest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system. EPZMFMT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

     (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission Funding Alpha, which owns 100% of Mission Funding Mu. EPZMFMT is a business trust created under the laws of the State of Delaware. Mission Funding Mu is the 100% beneficial owner of the beneficial interest in EPZMFMT. Wilmington Trust Company is the trustee of the Trust.

      (c) Mission Funding Mu made a $13,000,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $87,000,000, in order to acquire the interest in the asset with a total cost of $100,000,000. Mission Funding Mu also incurred out-of-pocket costs and fees of approximately $1,750,000.

          The Mission Funding Mu investment and the related obligations have been guaranteed by its parent, Mission Funding Alpha.

      (d) Capitalization or total equity = $13,000,000
          Net income after taxes for 1998 = $1,095,860

      (e) There are no contracts between EPZ and any system company.

4.02  EPZ MISSION FUNDING NU TRUST [FUCO]

      (a) EPZ Mission Funding Nu Trust ("EPZMFNT")
          c/o Wilmington Trust Company, Rodney Square North,
          1100 North Market Square, Wilmington, Delaware 19890-0004

          EPZMFNT owns a 17.72% interest in the  Amercentrale  Power Station
          Unit       9,       which       is       leased       to      N.V.
          Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility. The Amercentrale Power Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

          EPZMFNT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij ("PNEM"), the distribution company that receives the power from Unit 9. EPZMFNT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system. EPZMFNT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission Funding Delta, which owns 100% of Mission Funding Nu. EPZMFNT is a business trust created under the laws of the State of Delaware. Mission Funding Nu is the 100% beneficial owner of the beneficial interest in EPZMFNT. Wilmington Trust Company is the trustee of the Trust.

      (c) Mission Funding Nu made a $29,250,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $195,750,000, in order to acquire the interest in the asset with a total cost of $225,000,000. Mission Funding Nu also incurred out-of-pocket costs and fees of approximately $3,937,500.

          The Mission Funding Nu investment and the related obligations have been guaranteed by an affiliate, Mission Housing Investments.

      (d) Capitalization or total equity = $29,250,000
          Net income after taxes for 1998 = $2,439,588

      (e) There are no contracts between EPZ and any system company.

4.03  AUBURNDALE POWER PARTNERS, L.P. [EWG]

      (a) Auburndale Power Partners, L.P. ("APP") 1501 West Derby Avenue, Auburndale, FL 33823

          Auburndale's facilities consist of a 158.8MW (net) topping-cycle cogeneration facility fueled by natural gas. Electricity produced by the facility is sold to Florida Power Corporation and certain other wholesale purchasers. The facility also produces thermal energy, which is sold to Cutrale Citrus Juices, USA and Todhunter International, Inc. The facility is located near Auburndale in Polk County, Florida. APP went into operation on July 1, 1994.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its wholly owned subsidiary Devereaux Energy Company owns 49% of Auburndale Power Partners, L.P., and through its wholly owned subsidiary El Dorado Energy Company owns 1% of Auburndale Power Partners, L.P.

      (c) Capital contributions were made by Edison Mission Energy through its subsidiaries Devereaux Energy Company in the amount of $35,280,000 and El Dorado Energy Company in the amount of $720,000, providing a total amount of $36,000,000.

      (d) Capitalization or total equity = $36,000,000
          Net loss after taxes for 1998 = ($1,616,195)

      (e Edison Mission Operation & Maintenance, Inc. ("EMOM") operates this facility. EMOM received $742,128 in compensation as operator in 1998.

4.04  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P. [EWG]

      (a) Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY") 230 Park Avenue, Suite 515, New York, NY 10169

          BNY's facilities consist of a 286MW combined cycle cogeneration facility located at Brooklyn Navy Yard Industrial Park in Brooklyn, New York.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its wholly owned subsidiary Mission Energy New York, Inc., owns 50% of Brooklyn Navy Yard Cogeneration Partners, L.P.

      (c) Capital contribution made by Edison Mission Energy through its subsidiary Mission Energy New York, Inc., was in the amount of $33,158,043. BNY completed a $407 million permanent non-recourse financing for the project (the "Financing"). Edison Mission Energy agreed to indemnify BNY and its partners from all claims and costs arising from or in connection with certain construction litigation between BNY (and its partners) and PMNC, as contractor for BNY. Said indemnification has been assigned for the benefit of the senior lenders of the Financing. Mission Energy New York, Inc., entered into a Construction Loan Note (approximately $94 million) in favor of BNY to fund a portion of the project.

      (d) Capitalization or total equity = $12,758,043
          Net loss after taxes for 1998 = ($10,046,780)

      (e) Other than with respect to the Edison Mission Energy indemnity and the Construction Loan Note as listed in Item (c) above, there are no contracts between BNY and any system company.

4.05  COMMONWEALTH ATLANTIC L.P. [EWG]

      (a) Commonwealth Atlantic Limited Partnership ("CALP") 2837 South Military Highway, Chesapeake, VA 23323-0286

          CALP is a 340 MW natural gas and distillate oil fired peaking power generation facility (the "Facility") selling power to Virginia Power. The Facility went into operation on June 4, 1992.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiary Hanover Energy Company owns Chickahominy River Energy Corp. which in turn owns a 1% general partner interest and a 49% limited partner interest in CALP.

      (c) Chickahominy River Energy Corp. made a capital contribution of $14,020,000 to CALP. Edison Mission Energy owns a 50% interest through its wholly owned subsidiary Hanover Energy Company, in CALP, which is the owner of the Facility.

      (d) Capitalization or total equity = $14,020,000
          Net income after taxes for 1998 = $609,789


      (e) There are no contracts between CALP and any system company.

4.06  GORDONSVILLE ENERGY, L.P. [EWG]

      (a)  Gordonsville Energy, L.P. ("GELP") 115 Red Hill Road,
           Gordonsville, VA 22942

          GELP is a gas fired cogeneration facility with the anticipated net capacity during the winter months of 290 megawatts and 220 megawatts during the summer months. The electricity generated by the facility will be sold to Virginia Electric & Power Company under two executed 30-year Power Purchase Agreements. The steam generated by the facility is sold to Rapidan Service Authority. This facility is located one mile southwest of Gordonsville, Virginia in Louisa County. GELP went into operation on June 1, 1994.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiaries Madison Energy Company ("Madison") and Rapidan Energy Company ("Rapidan") owns 49% (LP) and 1% (GP) respectively in GELP.

      (c) Madison made a capital contribution of $25,823,000 and Rapidan made a capital contribution of $527,000, providing a total amount of $26,350,000. As a condition to receiving the extension of credit necessary to develop GELP, Madison, Rapidan and Jefferson Energy Company ("Jefferson"), a wholly owned subsidiary of Edison
          Mission Energy which sold its interest to Northern Hydro Limited, entered into separate Equity Subscription Agreements with GELP with the condition that Edison Mission Energy guaranty the obligations under such agreements by entering into an Equity Subscription Agreement Guaranty for each of Madison, Rapidan and Jefferson in an amount not to exceed an aggregate of $55,250,000.

      (d) Capitalization or total equity = $25,752,500
          Net loss after taxes for 1998 = ($277,468)

      (e) Edison Mission Operation & Maintenance, Inc. ("EMOM") operates this facility. EMOM received $709,223 in compensation as operator in 1998.

4.07  NEVADA SUN-PEAK LIMITED PARTNERSHIP [EWG]

      (a) Nevada Sun-Peak Limited Partnership
          200 South Virginia Street, Reno, Nevada 89501

          Nevada Sun-Peak L.P. owns a three unit, natural gas and oil fired combustion turbine generation facility designed to produce a net output of approximately 210 MW. The combustion turbines (General Electric PG 7111-EA-CTGs) are capable of operating on either natural gas or No. 2 distillate fuel oil. The transmission facilities associated with the plant are owned by Nevada Power Company. The facility is located near Las Vegas, Nevada. Commercial operation began on June 8, 1991.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Quartz Peak Energy Company, which in turn owns Nevada Sun-Peak Limited Partnership, the exempt wholesale generator.

      (c) The capital contribution of $8,125,500 was made by Quartz Peak Energy Company.

      (d) Capitalization or total equity = $8,125,500
          Net income after taxes for 1998 = $540,565

      (e) There are no contracts between Nevada Sun-Peak and any system company.

4.08  IBERICA DE ENERGIAS, S.A. [FUCO]

      (a) Iberica de Energias, S.A. ("Iberica")
          Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

          Iberica's facilities consist of the following fifteen mini-hydroelectric facilities which are capable of producing a total of 40.82 MW:
               Quintana: 1.48MW facility in Herrera de Valdecana, Palencia
               La Flecha: 2.66MW facility in Arroyo Encomienda, Valladolid
               Toro: 4.50MW facility in Toro, Zamora
               Tudela: 1.48MW facility in Tudela de Duero, Valladolid Sardon
               Bajo: 1.60MW facility in Villabanez, Valladolid
               Bocos: 1.60MW facility in Bocos de Duero, Valladolid
               Monasterio: 1.60MW facility in Quintanilla de Arriba, Valladolid
               Logrono: 3.68MW facility in Logrono, La Rioja
               Mendavia: 5.60MW facility in Mendavia, Navarra
               La Ribera: 4.40MW facility in Pradejon, La Rioja
               Gelsa: 7.20MW facility in Gelsa, Zaragoza
               Alos: 4.80MW facility in Alos de Balaguer, Lerida
               Castellas: 2.25MW facility in Valls de Aguilar, Lerida

       (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 100% of Iberian Hy-Power Amsterdam B.V., which owns 90% of Hydro Energy B.V., which in turns owns 100% of Iberica. MECI also directly owns 10% of Hydro Energy B.V.

       (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $5,157,703. In August, 1993, MECI, through its 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from Energies, S.A., the hydroelectric development subsidiary of Compagne Generale des Eaux ("CGE"). Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V. CGE is a French water utility company. EH is a Spanish holding company which will develop water right concessions, but has no operating facilities. During 1996, the five facilities previously owned by Compania Mediterranea de Energias, S.A., were merged into Iberica. Also in 1996, Energias Hidraulicas' name was changed to Edison Mission Energy Espana, S.A.

           In connection with the acquisition of EH, CGE provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-recourse project financing. Consideration to CGE for the acquisition of Iberica and Mediterranea included the assumption by Hydro Energy B.V. of n existing loan with deferred payments to CGE beginning in 1999 and ending in 2003. Edison Mission Energy has provided a guaranty for any such deferred payments which are outstanding as of September 30, 2003 (six months after the due date for all such deferred payments). The guaranty by Edison Mission Energy provides for no rights of acceleration by CGE under any circumstances. At December 31, 1998, the present value of the deferred payments will amount to $23.1 million ($39.8 million face value discounted at 11.5%).

       (d) Capitalization or total equity = $23,814,148
           Net Income after taxes for 1998 = $5,396,220

       (e) There are no contracts between Iberica and any system company.

4.09  ELECTROMETALURGICA DEL EBRO, S.A. [FUCO]

       (a) Electrometalurgica del Ebro, S.A. ("EMESA") Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

           EMESA's facilities consist of three mini-hydroelectric facilities (Sastago I, Sastago II and Menza) all located near the Ebro River in Zaragoza. The three mini-facilities are masonry weir, concrete intake structures capable of producing 3 MW, 17.3 MW and 13 MW, respectively.

       (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 100% of Iberian Hy-Power Amsterdam B.V., which through its 90% interest in Hydro Energy B.V. owns 96.65% of Iberica, which owns 91.32% of EMESA. MECI also directly owns 10% of Hydro Energy B.V., which owns 96.65% of Iberica, which owns 91.32% of EMESA. Iberian Hy-Power Amsterdam B.V. owns directly 3.352% of Iberica.

       (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $3,140,000.

       (d) Capitalization or total equity = $80,354
           Net Income after taxes for 1998 = $1,733,296


       (e) There are no contracts between EMESA and any system company.

4.10  LOY YANG B JOINT VENTURE [FUCO]

       (a) Loy Yang B Joint Venture ("LYBJV")
           Bartons Lane, Loy Yang, Victoria, Australia 3844

           LYBJV owns two coal-fired generating units with generator name plate ratings of 500,000 kW each, located in the Latrobe Valley in the State of Victoria, Australia. Unit 1 began commercial operation on September 30, 1993, and Unit 2 began commercial operation on September 30, 1996.

       (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; indirect, wholly owned subsidiaries of Edison Mission Energy collectively own 100% of the interests in Loy Yang B Joint Venture, the foreign utility company, as explained below.

           The system-owned venturer is Latrobe Power Partnership ("LPP"), which owns the 51% interest. LPP is 1% owned by Edison Mission Energy Australia Ltd (the managing general partner) and 99% owned by Mission Victoria Partnership (a general partner).

           Edison Mission Energy Australia Ltd is wholly owned by Edison Mission Energy Holdings Pty Ltd, which is wholly owned by Loy Yang
           Holdings Pty Ltd, which is a wholly owned subsidiary of MEC International B.V.

           Mission Victoria Partnership is 52.31% owned by Latrobe Power Pty Ltd (general partner), 46.69% owned by Traralgon Power Pty Ltd
           (general partner), and 1% owned by Mission Energy Ventures
           Australia Pty Ltd (managing general partner). Latrobe Power Pty
           Ltd and Traralgon Power Pty Ltd are both owned 99% by MEC International B.V. and 1% by Loy Yang Holdings Pty Ltd. Mission Energy Ventures Australia Pty Ltd is wholly owned by Loy Yang Holdings Pty Ltd, which is owned as described above. Gippsland
           Power Pty Ltd. owns the remaining 49% in Loy Yang B Joint
           Venture. Gippsland is 100% owned by Mission Energy Development Australia Pty Ltd., which is 100% owned by EME Victoria
           Generation Ltd. (a UK company), which is 100% owned by EME
           Generation Holdings Ltd. (a UK company), which is 100% owned by Mission Hydro Limited Partnership (a UK company) which is 69% owned by MEC Wales BV (a Dutch company), 30% owned by Mission
           Energy Wales Company and 1% owned by Mission Hydro (UK) Limited.
           All three partners to Mission Hydro Limited Partnership are 100% directly or indirectly owned by Edison Mission Energy.

       (c) EME,through its indirect and direct subsidiaries, closed financing of $964 million (the "Financing") for the purchase of the remaining 49% of LYBJV. The Financing consists of (i) a 15 year interest-only term facility, (ii) a 20 year amortizing term facility with principal and interest payments scheduled quarterly commencing September 30, 1998, and (iii) a working capital facility with a term equal to that of the 20 year amortizing term facility. The Financing was structured on a non-recourse basis. Lenders look solely to the cash proceeds of LYBJV to repay the debt and have taken a security interest in the LYBJV.

           In the document between EME and the Bank Group entitled "MEC Undertaking," EME is obligated (i) to support all performance obligations of EME Management Australia Pty Ltd ("MEMA") (the operator under the Operations & Maintenance "O&M" Agreement) and
           (ii) to provide up to 5,000,000 Australian Dollars in any year to MEMA in the event that MEMA incurs certain liabilities under the O&M Agreement.

           LPP's and Gippsland's capital contribution = US$363,356,338

       (d) LPP's and Gippsland's Equity = US$363,356,333
           LPP's and Gippsland's Net Income after taxes for 1998 = US$31,477,802

       (e) An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation & Maintenance Loy Yang Pty Ltd. operates the generating plant pursuant to an amended operating and maintenance contract. The intermediate holding company of Edison Mission Operation & Maintenance Loy Yang Pty Ltd. is Edison Mission Energy Holdings Pty Ltd. As operator, Edison Mission Operation &

           Maintenance Loy Yang Pty Ltd. performs the following services: management and supervision of the construction commissioning, testing, operation and maintenance of the Loy Yang B power station on behalf of the joint venture participants.

4.11  P. T. PAITON ENERGY COMPANY [FUCO]

       (a) P. T. Paiton Energy Company ("Paiton")
           Mid Plaza 2, 15th Floor, Jl. Jend. Sudirman Kav. 10-11
           Jakarta 10220 Indonesia

           Paiton's facilities consist of two coal-fired electric generating units (under development) in Paiton, Indonesia, on the northeast Java coast. Each unit has a nominal net design capacity of 605MW and will be comprised of a boiler and steam turbine generator with ancillary facilities. The two units will share a control room.

           Paiton is in development stages; anticipated date of operation is early 1999.

       (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which directly owns 99% of MEC Indonesia B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Indonesia B.V.; MEC Indonesia B.V. owns 40% of P. T. Paiton Energy Company.

       (c) Capital contribution made by Edison Mission Energy through MEC Indonesia B.V. to Paiton was in the amount of $125,694,200. Edison International, Edison Mission Energy, MEC Indonesia B.V., MEC International B.V., and MEC International Holdings B.V. have entered into an Equity Support Agreement wherein each jointly and severally guarantees payment of 47.06% of Paiton's obligations to contribute base equity, overrun equity, and contingent overrun equity to the Project. The total EME commitment is $461,200,000.

       (d) Capitalization or total equity = $313,000,000
           Net income after taxes for 1998 = $0

          (e)(1) Edison Mission Energy Asia Pte. Ltd., the wholly owned Singapore corporation of MEC International B.V., has entered intoan Operation and Maintenance Agreement with P. T. Paiton EnergyCompany to provide operation and maintenance services. The services under the Operation and Maintenance Agreement have been assumed by P.T. Edison Mission Operation & Maintenance Indonesia, another indirect subsidiary of Edison Mission Energy. PTEMO&M has received $385,452 net income after taxes in 1998.

             (2) Mission Energy Construction Services, Inc. ("MECSI"), a wholly owned subsidiary of Edison Mission Energy, entered into a Secondment Agreement with Paiton on April 20, 1995("Agreement"). MECSI is to recruit and second appropriate personnel to Paiton in connection with the construction of the Paiton facility. MECSI will receive compensation in the amount of US$25,000 from Paiton for the provision of seconded personnel. MECSI executed a letter of confirmation relating to the Agreement on April 21, 1995, which states that in the event the salaries, benefits, wages, taxes and expenses ("Costs") of the seconded personnel equal anamount less than $6.975 million at the beginning of the 59th month following the commencement of construction under the construction contract, Paiton is to immediately pay the difference to MECSI or its designee in US dollars. In the event the Costs exceed $6.975 million, then MECSI shall pay to Paiton the amount of such overage.

             (3) MECSI and Paiton entered into an Owner Representative Agreement on March 31, 1995, wherein MECSI is authorized to represent Paiton with regard to overseas suppliers and procurement on the construction of the facility and interface with the
                 contractor  and   Perussahan   Umum  Listrik   Negara,   the
                 Indonesian state-owned utility, on technical, budgeting, and scheduling matters. Under this agreement, MECSI is to receive compensation in the amount of US$8 million payable in arrears in accordance with a schedule attached to the Owner Representative Agreement.

4.12  ISAB ENERGY, s.r.l. [FUCO]

      (a) ISAB Energy, s.r.l. ("ISAB") Corso Gelone No. 103, Siracusa, Sicily, Italy

          ISAB's facilities will consist of a 512MW integrated gasification and combined cycle power plant, located in Priolo Gargallo, 8 km.
          from Siracusa, Sicily, on approximately 100 hectares of land.
          ISAB is scheduled to become operational by November 17, 1999.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which directly owns 99% of MEC Priolo B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Priolo B.V., MEC Priolo B.V. owns 49% of ISAB Energy, s.r.l.

      (c) Edison Mission Energy has guaranteed (for the benefit of the banks financing the construction of the power plant) MEC Priolo B.V.'s obligation to inject into ISAB equity and subordinated debt totaling US$147,570,284. This amount must be injected on the earlier of: (i) 56 months after signing the loan documents; (ii) 52 months after first drawdown of funds; (iii) conversion of the debt into a term loan or (iv) upon acceleration of the debt. If an event of default occurs under the financing documents, prior to the occurrence of one of the four events described above, EME's equity and subordinated debt is required to the extent necessary to bring the equity amount to a pari passu basis with the current level of loans outstanding from the banks. Also in connection with the financing of ISAB, Edison Mission Operation & Maintenance, Inc. ("EMO&M") pursuant to a guarantee (the "EMO&M Guarantee") has guaranteed (for the benefit of ISAB and the banks financing the construction of the ISAB power plant) ISAB Energy Services, S.r.l.'s financial obligations (as the operator) to ISAB under the Operation and Maintenance Agreement for the operation and maintenance of the power plant. The maximum payable by EMO&M under the EMO&M Guarantee is capped at the mobilization fee or base fee paid in any given year (anywhere from $3-5 million per year). Deosphalter O&M (capped at base or mobilization fee less than $1 million per year).

      (d) Capitalization or total equity = $12,784,178
          Net income after taxes for 1998 = $0

      (e) ISAB and Edison Mission Energy Limited ("EMEL") entered into a Secondment Agreement on January 1, 1997, wherein EMEL seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project management). Under this agreement, EMEL has received compensation in the amount of US$179,044 for 1998. Mission Energy Italia SRL ("MEI") and ISAB have entered into a Secondment Agreement effective January 1, 1997, wherein MEI seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project control and general management). Under this Secondment Agreement, MEI has received US$597,126 as of December 31, 1998. EMEL entered into a Sponsor Support Agreement with ISAB effective January 1, 1997, wherein EMEL provides activities to ISAB in the areas which include the following:

          financial model administration; maintenance and development of relationship with lenders to ISAB; advice on finance; maintenance and development of relationship with insurance companies; maintenance and development of relationship with international law firms; supervision and preparation of legal contracts and provide interpretation of existing contracts. During 1998, EMEL has received US$172,962 under this Sponsor Support Agreement.

4.13  FIRST HYDRO COMPANY [FUCO]

      (a) First Hydro Company ("First Hydro")
          Bala House, St. David's Park, Ewloe, Clwyd, Wales CH5 3XJ

          The principal assets of First Hydro are two pumped storage stations located in North Wales at Dinorwig and Ffestiniog which have a combined registered capacity of 2,088MW. These facilities were built to provide additional generation for meeting peak demand throughout the day and to provide rapid generation response to sudden changes in electricity demands.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiaries (i) wholly owned Mission Energy Wales Company, owns 30%LP of Mission Hydro Limited Partnership, which in turn owns 100% of EME Generation Holdings, Ltd., which in turn owns 99% of First Hydro Holdings Company, which owns 100% of First Hydro Finance plc, which owns 1% of First Hydro Company; (ii) wholly owned Mission Energy Holdings International, Inc. owns 100% of MEC International B.V., which owns 100% of Mission Energy Company
          (UK) Limited, which owns 100% of Mission Hydro (UK) Limited, which in turn directly owns 1% of First Hydro Holdings Company and indirectly owns the remaining 99% of First Hydro Holdings Company through its 1%GP interest in Mission Hydro Limited Partnership, First Hydro Holdings Company owns 100% of First Hydro Finance plc, which in turn owns 1% of First Hydro Company; and (iii) the wholly owned subsidiary Mission Energy Holdings International, Inc. owns 100% of MEC International B.V. which directly owns 99% of MEC Wales B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Wales B.V., MEC Wales B.V. owns 69%LP of Mission Hydro Limited Partnership, which in turn owns 100% of EME Generation Holdings, Ltd., which owns 99% of First Hydro Holdings Company, which owns 100% of First Hydro Finance plc, which owns 100% of First Hydro Company.

      (c) First Hydro Finance plc ("First Hydro Finance"), indirect subsidiary of Edison Mission Energy, purchased all of the outstanding shares of First Hydro Company for $1.0 billion plus $45.7 million as consideration for the working capital of First Hydro at the date of acquisition. This acquisition was funded through a combination of (i) a $621.4 million credit facility with Barclays Bank Plc, (ii) a $350 million capital contribution from Edison International, and (iii) the remaining $50.4 came from Edison Mission Energy's working capital. First Hydro Finance obtained the financing for First Hydro Holdings Company, a wholly owned indirect subsidiary of Edison Mission Energy. To support the financing for First Hydro Finance, Edison Mission Energy has issued a letter of credit from its $400 million corporate revolving credit.

          Revenue Support Letter of Credit -- This 12 million sterling pound Letter of Credit was issued in favor of First Hydro Finance and assigned to Prudential Trustee Company Limited as security trustee. The Revenue Support Letter of Credit must be provided during the initial five years of financing and be issued from the bank in short-term ratings of at least A-1/P-1. The Revenue Support Letter of Credit may be used to make up any shortfalls in interest payments owing and may also be used toward curing any default arising from interest coverage ratios dropping below 1.05 to 1.0 for applicable reference periods.

      (d) Capital Contribution = $405,513,507
          Net income after taxes for 1998 = $66,302,602

      (e) There are no contracts between First Hydro and any system company.

4.14  DERWENT COGENERATION LIMITED [FUCO]

      (a) Derwent Cogeneration Limited ("Derwent")
          Lansdowne House, Berkeley Square, London W1X5DH England

          The 214 MW  plant  at  Spondon,  Derbyshire,  England,  went   into
          operation in 1995.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; MEC International B.V. owns 100% of Mission Energy Company (UK) Limited which owns 33% of Derwent Cogeneration Limited.

      (c) Total capital contribution = US$2,690,825

      (d) Capitalization or total equity = US$2,625,690
          Net Income after taxes for 1998 = US$10,711,136

      (e) Mission Energy Services Limited ("MESL") provided construction management services to Derwent Cogeneration Limited throughout the construction phase of the project and is now the operator of the facility. MESL is to receive a fee of US$686,189 per year for operation and maintenance services as well as reimbursement from Derwent for expenditures incurred for operation and maintenance services.

4.15  LAKELAND POWER LTD. [FUCO]

      (a) Lakeland Power Ltd.
          Roosecote Power Station, Barrow-in-Furness
          Cumbria, England LA13 OPX

          Lakeland's facilities consist of a 220 MW gas fired combined cycle electricity generation plant.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; MEC International B.V. ("MECI"), owns 2 shares (1%) of Pride Hold Limited and 100 shares (100%) of Mission Energy Company (UK) Limited; Mission Energy Company (UK) Limited owns 99% of Pride Hold Limited and MECI owns 1%. Pride Hold Limited owns 80% of Lakeland Power Ltd. Pride Hold Limited owns 100% of Lakeland Power Development Limited.

      (c) The capital contribution made by MECI through Pride Hold Limited was $2,617,149.

      (d) Capitalization or total equity = $0.
          Net income after taxes for 1998 = US$14,383,773.

      (e) There are no contracts between Lakeland and any system company.

4.16  KWINANA POWER PARTNERSHIP [FUCO]

      (a) Kwinana Power Partnership ("KPP") c/o Edison Mission Energy Holdings Pty. Ltd., Southgate Complex Level 20, HWT Tower, 40 City Road, South Melbourne, Australia

          KPP's facilities used for the generation, transmission, or distribution of electric energy for sale consist of a 116 MW gas-fired combined cycle cogeneration plant at the oil refinery owned and operated by British Petroleum Refinery Proprietary Limited at Kwinana near Perth, Australia, and interconnection equipment necessary to connect the plant with the refinery and with KPP's wholesale purchaser, Western Power Corporation. KPP commenced operation in December 1996.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; indirect, wholly owned subsidiaries of MEC International B.V. collectively own 100% of the interests of KPP, the foreign utility company.

      (c) The Shareholder and Equity Subscription Agreement provides for an equity contribution from MEC Perth B.V. to be made upon conversion from a construction loan to a term loan which is scheduled for late 1996; Edison Mission Energy is obligated to contribute the
          equity  required  to  be  paid  by  its  subsidiary.   The  equity
          contribution is $24,254,167. No capital contribution was made.

      (d) Capitalization or total equity = $0
          Net income after taxes for 1998 = $3,094,103

      (e) An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation (Kwinana) Pty Ltd ("EMOK"), operates the facility pursuant to an operation and maintenance agreement. EMOK received $341,760 in compensation as operator in 1998.

4.17  TRI ENERGY COMPANY LIMITED [FUCO]

      (a) Tri Energy Company Limited
          16th Floor, Grand Amarin Tower
          New Petchburi Road
          Ratchathewi, Bangkok 10320 Thailand

          Tri Energy's facilities consist of a 700MW gas turbine combined cycle facility located in Ratchaburi Province, West of Bangkok, Thailand, and interconnection equipment necessary to connect the facility with the company's wholesale purchaser, the Electricity Generating Authority of Thailand.

          Tri  Energy is scheduled to become operational by Third Quarter 2000.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 100% of EME Tri Gen B.V., which owns 25% of Tri Energy Company Limited.

      (c) Capital contributions were made by Edison Mission Energy through its subsidiary EME Tri Gen B.V. in the amount of $1,500,875.

      (d) Capitalization or total equity = $700,732
          Net income after taxes for 1998 = $0

      (e) EME Asia Pacific Pte. Ltd. ("EME Asia") and Tri Energy Company Limited ("TECO") have entered an Onshore Service Agreement and an Offshore Service Agreement. Under the Onshore Service agreement, EME Asia is to provide managerial, professional and technical services within Thailand to TECO for a fixed annual fee of $12,000,000 Baht. Under the Offshore Service agreement, EME Asia is to provide managerial, professional and technical services outside of Thailand on an hourly fee basis. As of December 31, 1998, EME Asia has not received payment under either agreement.

                                    EXHIBIT A

       A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR, TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

                                    EXHIBIT B

       FINANCIAL DATA SCHEDULE.

                                    EXHIBIT C

       AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING COMPANY SYSTEM.


       The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 26th day of February, 1999.

                                           EDISON INTERNATIONAL

                                           By:  Kenneth S. Stewart
                                           -------------------------
                                                Kenneth S. Stewart
                                           Assistant General Counsel



Corporate Seal
Attest:


Bonita J. Smith
-------------------
Bonita J. Smith
Assistant Secretary


NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE CONCERNING THIS STATEMENT SHOULD BE ADDRESSED:
Kenneth S. Stewart                     Assistant General Counsel
-----------------------------------------------------------------
      (Name)                                    (Title)
2244 Walnut Grove Avenue, Post Office Box 999, Rosemead, CA 91770
-----------------------------------------------------------------
                          (Address)

                                   SCHEDULE I
                       SOUTHERN CALIFORNIA EDISON COMPANY
                         ELECTRIC GENERATING PROPERTIES


                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

MAIN SYSTEM - SCE OWNED

COAL:

Four Corners                                  San Juan, NM          4        07/01/1969                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                    5        07/01/1970                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                             TOTAL SCE                 785,376
                                                                                               ================

Mohave                                        Clark, NV             1        04/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                    2        10/01/1971                818,100
    Owned by Others - 52%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 458,136

                                                                             TOTAL SCE                 916,272
                                                                                               ================

                                              TOTAL COAL                                             1,701,648
                                                                                               ================

NUCLEAR:

San Onofre                                    San Diego             1        01/01/1968                      0
    Owned by Others - 20%                                                                                    0
                                                                                               ----------------
    Owned by SCE - 80%                                                                                       0

                                                                    2        08/08/1983              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                    3        04/01/1984              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                             TOTAL SCE               1,691,630
                                                                                               ================

Palo Verde                                    Maricopa, AZ          1        02/01/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                    2        09/19/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690




                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

                                                                    3        01/20/1988              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                             TOTAL SCE                 665,070
                                                                                               ================

                                              TOTAL NUCLEAR:                                         2,356,700
                                                                                               ================

HYDRO:

NORTHERN REGION HYDROELECTRIC PLANTS:

Big Creek #1                                  Fresno                1        11/08/1913                 19,800
                                                                    2        11/08/1913                 15,750
                                                                    3        07/12/1923                 21,600
                                                                    4        06/08/1925                 28,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                85,150

Big Creek #2                                  Fresno                3        12/18/1913                 15,750
                                                                    4        01/11/1914                 15,750
                                                                    5        02/01/1921                 17,500
                                                                    6        03/31/1925                 17,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                66,500

Big Creek #2A                                 Fresno                1        08/06/1928                 55,000
                                                                    2        12/21/1928                 55,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               110,000

Big Creek #3                                  Fresno & Madera       1        10/03/1923                 34,000
                                                                    2        09/30/1923                 34,000
                                                                    3        10/05/1923                 34,000
                                                                    4        04/28/1948                 36,000
                                                                    5        02/24/1980                 36,450
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               174,450

Big Creek #4                                  Fresno & Madera       1        06/12/1951                 50,000
                                                                    2        07/02/1951                 50,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               100,000

Big Creek #8                                  Fresno                1        08/16/1921                 30,000
                                                                    2        06/08/1929                 45,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                75,000

Kaweah #1                                     Tulare                1        05/25/1929                  2,250

Kaweah #2                                     Tulare                2        09/13/1929                  1,800

Kaweah #3                                     Tulare                1        05/29/1913                  2,400
                                                                    2        05/29/1913                  2,400
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,800




                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
NORTHERN REGION HYDROELECTRIC PLANTS
(continued)

Mammoth Pool                                  Madera                1        03/28/1960                 95,000
                                                                    2        03/28/1960                 95,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               190,000

Portal                                        Fresno                1        12/22/1956                 10,800

John S. Eastwood                              Fresno                1        12/01/1987                199,800

Tule River                                    Tulare                1        09/14/1909                  1,260
                                                                    2        09/14/1909                  1,260
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,520

                                              TOTAL NORTHERN REGION HYDRO
                                              PLANTS                                                 1,023,070
                                                                                               ================

EASTERN REGION HYDROELECTRIC PLANTS:

Fontana                                       San Bernardino        1        12/22/1917                  1,475
                                                                    2        12/22/1917                  1,475
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,950

Kern River #1                                 Kern                  1        05/19/1907                  6,570
                                                                    2        06/07/1907                  6,570
                                                                    3        07/29/1907                  6,200
                                                                    4        06/27/1907                  6,570
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                25,910

Kern River #3                                 Kern                  1        05/13/1921                 20,500
                                                                    2        03/22/1921                 19,670
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                40,170

Kern River Borel                              Kern                  1        12/31/1904                  3,000
                                                                    2        12/31/1904                  3,000
                                                                    3        01/23/1932                  6,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                12,000
Lytle Creek                                   San Bernardino        1        10/23/1904                    250
                                                                    2        09/15/1904                    250
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   500

Ontario #1                                    Los Angeles           1        12/00/1902                    200
                                                                    2        12/00/1902                    200
                                                                    3        12/00/1902                    200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   600

Ontario #2                                    Los Angeles           1        06/13/1963                    320

San Gorgonio #1                               Riverside             1        12/05/1923                  1,500

San Gorgonio #2                               Riverside             1        12/17/1923                    938

Santa Ana #1                                  San Bernardino        1        02/14/1899                    800
                                                                    2        02/10/1899                    800
                                                                    3        01/09/1899                    800



                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

                                                                    4        01/10/1899                    800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,200

Santa Ana #2                                  San Bernardino        1        06/07/1905                    400
                                                                    2        05/20/1905                    400
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   800

Santa Ana #3                                  San Bernardino        1        04/01/1947                  1,200

Sierra                                        Los Angeles           1        01/12/1922                    240
                                                                    2        02/16/1922                    240
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   480

Mill Creek #1                                 San Bernardino        1        09/07/1893                    800

Mill Creek #2                                 San Bernardino        1        08/03/1904                    250

Mill Creek #3                                 San Bernardino        3        03/20/1903                  1,000
                                                                    4        01/23/1904                  1,000
                                                                    5        03/03/1904                  1,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Bishop Creek #2                               Inyo                  1        11/00/1908                  2,500
                                                                    2        11/00/1908                  2,500
                                                                    3        06/00/1911                  2,320
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,320

Bishop Creek #3                               Inyo                  1        06/12/1913                  2,750
                                                                    2        06/12/1913                  2,340
                                                                    3        06/12/1913                  2,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,590

Bishop Creek #4                               Inyo                  1        09/20/1905                  1,000
                                                                    2        09/20/1905                  1,000
                                                                    3        00/00/1906                  1,985
                                                                    4        10/01/1907                  1,985
                                                                    5        00/00/1909                  1,985
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,955

Bishop Creek #5                               Inyo                  1        05/30/1943                  2,000
                                                                    2        06/01/1919                  2,532
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,532

Bishop Creek #6                               Inyo                  1        03/12/1913                  1,600

Lundy                                         Mono                  1        12/09/1911                  1,500
                                                                    2        02/02/1912                  1,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Poole                                         Mono                  1        00/00/1924                 11,250




                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
Rush Creek                                    Mono                  1        10/17/1916                  4,400
                                                                    2        12/11/1917                  4,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 8,400

                                              TOTAL EASTERN REGION HYDRO
                                              PLANTS                                                   146,265
                                                                                               ================

                                              TOTAL HYDRO PLANTS                                     1,169,335
                                                                                               ================

TOTAL SCE OWNED RESOURCES (MAIN SYSTEM)
                                                                                                     5,227,683
                                                                                               ================


ISOLATED SYSTEMS:

Pebbly Beach (Diesel)                         Los Angeles           7        07/03/1958                  1,000
                                              (Catalina)            8        06/26/1963                  1,500
                                                                    10       07/25/1966                  1,125
                                                                    12       06/18/1976                  1,550
                                                                    14       10/24/1986                  1,400
                                                                    15       12/31/1995                  2,800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 9,375

Catalina Hydro                                Los Angeles           1        05/05/1983                     30
                                                                    2        07/24/1985                     22
                                                                    3        07/24/1985                     57
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   109

TOTAL SCE OWNED RESOURCES:                                                                               9,484
                                                                                               ================

TOTAL ISOLATED SYSTEMS RESOURCES
                                                                                                         9,484
                                                                                               ================



       Attached hereto as Exhibit A are the following financial statements dated as of December 31, 1998, or for the year then ended:

                                                                         PAGES

-------------------------------Part 2------------------------------
Edison International and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                         51-59
Southern California Edison Company and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                         60-71
Southern California Edison Company and Subsidiaries
       Equity Investments                                                 72
Edison Ventures and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                         73-78
The Mission Group and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                         79-90
Edison Technology Solutions and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                         91-96
Edison Technology Solutions and Subsidiaries
       Equity Investments                                                 97
Edison Enterprises and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                        98-106
Edison Source and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       107-112
Edison Select and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       113-121

-------------------------------Part 3------------------------------
Edison Capital and Subsidiaries
       Consolidating Balance Sheet (ASSETS)                             122-153

-------------------------------Part 4------------------------------
Edison Capital and Subsidiaries
       Consolidating Balance Sheet (LIABILITIES)                        154-185

-------------------------------Part 5------------------------------
Edison Capital and Subsidiaries
       Consolidating Statements of Income and
       Retained Earnings                                                186-217

-------------------------------Part 6------------------------------
Edison Capital and Subsidiaries
       Equity Investments in Real Estate
       Limited Partnerships                                             218-335

-------------------------------Part 7------------------------------
Mission Land Company and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       336-350
Mission Power Engineering Company and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       351-356

-------------------------------Part 8------------------------------
Edison Mission Energy and Subsidiaries
       Consolidating Balance Sheet                                      357-414

PAGES

-------------------------------Part 9------------------------------
Edison Mission Energy and Subsidiaries
       Consolidating Statements of Income and
       Retained Earnings                                                415-443
Edison Mission Energy and Subsidiaries
       Equity Investments                                               444-456
Mission Energy Fuel Company and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       457-465
Edison Mission Holdings Co. and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       466-474
Hanover Energy Company and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       475-480

-------------------------------Part 10------------------------------
MEC International B.V. and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       481-516
MECI, Edison Mission Energy Asia Pte Ltd and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       517-525
MECI, Hydro Energy B.V. and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       526-531
MECI, Hydro, Iberica de Energias, S.A. and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       532-537
MECI, Iberian Hy-Power Amsterdam B.V. and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       538-543
MECI, Iberian, Hydro Energy B.V. and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       544-549
MECI, Iberian, Hydro, Iberica de Energias, S.A. and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       550-555

-------------------------------Part 11------------------------------
MECI, Latrobe Power Pty Ltd and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       556-561
MECI, Loy Yang Holdings Pty Ltd and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       562-570
MECI, Loy Yang, Edison Mission Energy Holdings Pty Ltd
and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       571-579
MECI, Loy Yang, EME Holdings, Edison Mission Energy
Australia Ltd. and Subsidiaries
       Consolidating Balance Sheets and Consolidating
       Statements of Income and Retained Earnings                       580-585
MECI, Loy Yang, Latrobe Power Pty Ltd and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       586-591
MECI, Loy Yang, Mission Energy Ventures Australia
Pty. Ltd. and Subsidiaries
       Consolidating Balance Sheets and Consolidating
       Statements of Income and Retained Earnings                       592-597

                                                                         PAGES

MECI, Loy Yang, Traralgon Power Pty. Ltd. and Subsidiaries
       Consolidating Balance Sheets and Consolidating
       Statements of Income and Retained Earnings                       598-603
MECI, MEC Esenyurt B.V. and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       604-609

-------------------------------Part 12------------------------------
MECI, MEC International Holdings B.V. and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       610-627
MECI, MECI Holdings, MEC Esenyurt B.V. and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       628-633
MECI, MECI Holdings, MEC Wales B.V. and Subsidiaries
       Consolidating Balance Sheets and Consolidating
       Statements of Income and Retained Earnings                       634-681

-------------------------------Part 13------------------------------
MECI, MEC Wales B.V. and Subsidiaries
       Consolidating Balance Sheets and Consolidating
       Statements of Income and Retained Earnings                       682-729

-------------------------------Part 14------------------------------
MECI, Mission Energy Company (U.K.) Limited and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       730-741
MECI, MEC(UK), Mission Hydro (UK) Limited and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       742-747
MECI, MEC(UK), Mission Hydro, First Hydro Holdings Co.
and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       748-753
MECI, MEC(UK), Mission Hydro, Mission Hydro Limited
Partnership and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       754-795
MECI, MEC(UK), Pride Hold Ltd and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       796-801
MECI, Pride Hold Ltd and Subsidiaries
       Consolidating Balance Sheet and Consolidating
       Statements of Income and Retained Earnings                       802-807
MECI, Rillington Holdings Limited and Subsidiaries
       Consolidating Balance Sheets and Consolidating
       Statements of Income and Retained Earnings                       808-813
MECI, Traralgon Power Pty. Ltd. and Subsidiaries
       Consolidating Balance Sheets and Consolidating
       Statements of Income and Retained Earnings                       814-819
MEC International B.V. and Subsidiaries
       Equity Investments                                               820-822

Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Southern             The Mission Group    Edison Ventures
                                                              California Edison    Consolidated         Consolidated
                                                              Co. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                   $11,771,678                    -                    -
  Accumulated provision for depreciation                             (6,062,562)                   -                    -
  Construction work in progress                                         455,233                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                      6,164,349                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                             1,689,469                    -                    -
  Accumulated provision for depreciation,
    decommissioning and amortization                                   (833,917)                   -                    -
  Construction work in progress                                          61,431                    -                    -
  Nuclear fuel, at amortized cost                                       172,250                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                      1,089,233                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                   7,253,582                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             56,681           $3,015,473                    -
Nuclear decommissioning trusts                                        2,239,929                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -            1,980,129                    -
Investments in leveraged leases                                               -            1,621,133                    -
Other investments                                                       179,480                    -               $2,406
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  2,476,090            6,616,735                2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     81,500              494,514                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                            1,112,630              277,591                    4
Fuel inventory                                                           51,299                    -                    -
Materials and supplies, at average cost                                 116,259                    -                    -
Accumulated deferred income taxes - net                                 274,833                    -                    -
Regulatory balancing accounts - net                                     648,781                    -                    -
Prepayments and other current assets                                     91,992               45,195                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                  2,377,294              817,300                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory asset - unamortized nuclear
  investment - net                                                    2,161,998                    -                    -
Regulatory asset - income tax-related
  deferred charges                                                    1,463,256                    -                    -
Unamortized debt issuance and
  reacquisition expense                                                 348,816                    -                    -
Other deferred charges                                                  865,892              512,409                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                4,839,962              512,409                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        $16,946,928           $7,946,444               $2,410
============================================================= ==================== ==================== ====================


Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Insurance     Edison Drives        Edison
                                                              Services, Inc.       Electric             International
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation,
    decommissioning and amortization                                          -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                 $200
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -            4,946,603
Investments in leveraged leases                                               -                    -                    -
Other investments                                                       $25,947                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     25,947                    -            4,946,803
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        441                    -                7,101
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  205                  $33              247,778
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                   18                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        190                    -                  543
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        836                   51              255,422
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory asset - unamortized nuclear
  investment - net                                                            -                    -                    -
Regulatory asset - income tax-related
  deferred charges                                                            -                    -                    -
Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Other deferred charges                                                        -                    -                   95
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                   95
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $26,783                  $51           $5,202,320
============================================================= ==================== ==================== ====================




Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Edison
                                                              Adjustments          International
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -          $11,771,678                    -
  Accumulated provision for depreciation                                      -           (6,062,562)                   -
  Construction work in progress                                               -              455,233                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -            6,164,349                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -            1,689,469                    -
  Accumulated provision for depreciation,
    decommissioning and amortization                                          -             (833,917)                   -
  Construction work in progress                                               -               61,431                    -
  Nuclear fuel, at amortized cost                                             -              172,250                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -            1,089,233                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -            7,253,582                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -            3,072,354                    -
Nuclear decommissioning trusts                                                -            2,239,929                    -
Investments in partnerships
  and unconsolidated subsidiaries                                   ($4,946,603)           1,980,129                    -
Investments in leveraged leases                                               -            1,621,133                    -
Other investments                                                             -              207,833                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                 (4,946,603)           9,121,378                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              583,556                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                             (322,411)           1,315,830                    -
Fuel inventory                                                                -               51,299                    -
Materials and supplies, at average cost                                       -              116,259                    -
Accumulated deferred income taxes - net                                       -              274,851                    -
Regulatory balancing accounts - net                                           -              648,781                    -
Prepayments and other current assets                                          -              137,920                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                   (322,411)           3,128,496                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory asset - unamortized nuclear
  investment - net                                                            -            2,161,998                    -
Regulatory asset - income tax-related
  deferred charges                                                            -            1,463,256                    -
Unamortized debt issuance and
  reacquisition expense                                                       -              348,816                    -
Other deferred charges                                                 (158,043)           1,220,353                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                 (158,043)           5,194,423                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($5,427,057)         $24,697,879                    -
============================================================= ==================== ==================== ====================




Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Southern             The Mission Group    Edison Ventures
                                                              California Edison    Consolidated         Consolidated
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                       $2,168,054             $147,866                    -
  Additional Paid in Capital                                            334,031            1,097,648               $2,406
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -               29,699                    -
    Unrealized gain in equity investments
      - net                                                              39,462                    -                    -
  Retained Earnings                                                     793,625              400,944                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                      3,335,172            1,676,157                2,401
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                   128,755                    -                    -
  Subject to mandatory redemption                                       255,700              150,000                    -
Long-term debt                                                        5,446,638            2,714,516                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                      5,831,093            2,864,516                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                  9,166,265            4,540,673                2,401
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                             467,109                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       400,810              519,523                    -
Short-term debt                                                         469,565                    -                    -
Accounts payable                                                        447,484              209,204                    9
Accrued taxes                                                           678,955               17,817                    -
Accrued interest                                                         89,828               62,102                    -
Dividends payable                                                        91,742                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                 1,096,332              344,008                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                             3,274,716            1,152,654                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                               2,993,142            1,590,754                    -
Accumulated deferred investment tax
  credits                                                               250,116               20,573                    -
Customer advances and other deferred
  credits                                                               795,266              626,403                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                4,038,524            2,237,730                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           314               15,387                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                $16,946,928           $7,946,444               $2,410
============================================================= ==================== ==================== ====================




Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Insurance     Edison Drives        Edison
                                                              Services, Inc.       Electric             International
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                               $1                    -           $2,109,279
  Additional Paid in Capital                                              1,729                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              14,397                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         327                 ($23)           2,906,432
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         16,454                  (23)           5,015,711
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     16,454                  (23)           5,015,711
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                                    96,061
Accounts payable                                                              -                   63              155,288
Accrued taxes                                                                 -                   11              (66,877)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                       509                    -                1,300
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   509                   74              185,772
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   9,820                    -               (2,480)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                3,317
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    9,820                    -                  837
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $26,783                  $51           $5,202,320
============================================================= ==================== ==================== ====================


Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Edison
                                                              Adjustments          International
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                      ($2,315,921)          $2,109,279                    -
  Additional Paid in Capital                                         (1,435,814)                   -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -               29,699                    -
    Unrealized gain in equity investments
      - net                                                                   -               53,859                    -
  Retained Earnings                                                  (1,194,868)           2,906,432                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                     (4,946,603)           5,099,269                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -              128,755                    -
  Subject to mandatory redemption                                             -              405,700                    -
Long-term debt                                                         (153,000)           8,008,154                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (153,000)           8,542,609                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (5,099,603)          13,641,878                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -              467,109                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -              920,333                    -
Short-term debt                                                               -              565,626                    -
Accounts payable                                                       (322,297)             489,751                    -
Accrued taxes                                                                 -              629,906                    -
Accrued interest                                                         (5,157)             146,773                    -
Dividends payable                                                             -               91,742                    -
Deferred unbilled revenue and other
  current liabilities                                                         -            1,442,149                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                              (327,454)           4,286,280                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -            4,591,236                    -
Accumulated deferred investment tax
  credits                                                                     -              270,689                    -
Customer advances and other deferred
  credits                                                                     -            1,424,986                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -            6,286,911                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -               15,701                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                ($5,427,057)         $24,697,879                    -
============================================================= ==================== ==================== ====================




Edison International and Subsidiaries [Tier 1]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Southern             The Mission Group    Edison Ventures
                                                              California Edison    Consolidated         Consolidated
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Sales to ultimate consumers                                          $7,104,800
Sales to power exchange                                               1,347,579
Other                                                                   394,719
Total electric utility revenue                                                -                    -                    -
Diversified operations                                                        -           $1,360,799                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                               8,847,098            1,360,799                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                    323,716              176,954                    -
Purchased power - contracts                                           2,625,900                    -                    -
Purchased power - power exchange                                      1,983,922                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                        (472,519)                   -                    -
Other operating expenses                                              1,480,644              616,505                   $9
Maintenance                                                             410,566                  388                    -
Depreciation, decommissioning and
  amortization                                                        1,545,735              116,541
Income taxes                                                            445,642               18,780                   (4)
Property and other taxes                                                128,402                4,361                    -
Gain on sale of utility plant                                          (542,608)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                              7,929,400              933,529                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric operating income                                               917,698              426,781                   (5)
Other utility operating income                                              307                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating income                                                  918,005              426,781                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                           11,826                    -                    -
Interest and dividend income                                             66,725               47,446                    -
Minority interest                                                           (30)              (2,749)                   -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                          (4,662)             (31,244)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    73,859               13,453                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               991,864              440,234                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              421,857              243,140                    -
Other interest expense                                                   64,225                9,358                    -
Allowance for borrowed funds used during
  construction                                                           (8,046)                   -                    -
Capitalized interest                                                     (1,294)             (17,925)                   -
Dividends on subsidiary preferred
  securities                                                             24,632               13,149                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 501,374              247,722                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              490,490              192,512                   (5)
Retained earnings - beginning of year                                 1,407,834              249,980                    -
Dividends declared on common stock                                   (1,104,699)             (41,548)                   -
Dividends declared on preferred stock                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $793,625             $400,944                  ($5)
============================================================= ==================== ==================== ====================



Edison International and Subsidiaries [Tier 1]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              ENvestSCE Catalina   Edison Insurance     Edison Drives
                                                              EPTC Taxes           Services, Inc.       Electric
------------------------------------------------------------- -------------------- -------------------- --------------------

Sales to ultimate consumers
Sales to power exchange
Other                                                                                           $915
Total electric utility revenue                                                -                                         -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                  915                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power - contracts                                                   -                    -                    -
Purchased power - power exchange                                              -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  357                  $41
Maintenance                                                                   -                    -                    -
Depreciation, decommissioning and
  amortization                                                                -                    -                    -
Income taxes                                                                  -                  245                  (18)
Property and other taxes                                                      -                    -                    -
Gain on sale of utility plant                                                 -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      -                  602                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric operating income                                                     -                  313                  (23)
Other utility operating income                                            ($307)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating income                                                     (307)                 313                  (23)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (307)                 313                  (23)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                  313                  (23)
Retained earnings - beginning of year                                         -                   15                    -
Dividends declared on common stock                                            -                    -                    -
Dividends declared on preferred stock                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                 $327                 ($23)
============================================================= ==================== ==================== ====================




Edison International and Subsidiaries [Tier 1]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison               Consolidating        Edison
                                                              International        Adjustments          International
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Sales to ultimate consumers                                                                                    $7,104,800
Sales to power exchange                                                                                         1,347,579
Other                                                                   $46,193             ($47,117)             394,710
Total electric utility revenue                                                -                    -                    -
Diversified operations                                                        -                    -            1,360,799
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  46,193              (47,117)          10,207,888
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -              500,670
Purchased power - contracts                                                   -                    -            2,625,900
Purchased power - power exchange                                              -                    -            1,983,922
Provisions for regulatory adjustment
  clauses - net                                                               -                    -             (472,519)
Other operating expenses                                                 70,951              (46,627)           2,121,880
Maintenance                                                                   -                    -              410,954
Depreciation, decommissioning and
  amortization                                                               43                    -            1,662,319
Income taxes                                                             (9,368)                   -              455,277
Property and other taxes                                                      -                    -              132,763
Gain on sale of utility plant                                                 -                    -             (542,608)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                (61,626)             (46,627)           8,878,558
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric operating income                                               (15,433)                   -            1,329,330
Other utility operating income                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating income                                                  (15,433)                   -            1,329,330
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -               11,826
Interest and dividend income                                              6,591              (12,631)             108,131
Minority interest                                                             -                    -               (2,779)
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                          (2,623)                 307              (38,222)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     3,968              (12,324)-             78,956
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               (11,465)             (12,324)           1,408,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -              (12,631)             652,366
Other interest expense                                                    3,658                    -               77,241
Allowance for borrowed funds used during
  construction                                                                -                    -               (8,046)
Capitalized interest                                                          -                    -              (19,219)
Dividends on subsidiary preferred
  securities                                                                  -                    -               37,781
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   3,658              (12,631)             740,123
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (15,123)                   -              668,164
Retained earnings - beginning of year                                 3,175,883           (1,657,829)           3,175,883
Dividends declared on common stock                                            -              208,633             (937,614)
Dividends declared on preferred stock                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                      $2,906,432          ($1,194,868)          $2,906,432
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              California           Conservation         Edison ESI
                                                              Electric Power       Financing
                                                              Company              Corporation
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation,
    decommissioning and amortization                                          -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                 $120
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                  120
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                   61
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                6,741
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    1
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                4,340
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -               11,143
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory asset - unamortized nuclear
  investment - net                                                            -                    -                    -
Regulatory asset - income tax-related
  deferred charges                                                            -                    -                    -
Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Other deferred charges                                                        -             $151,000                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -             $151,000              $11,263
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mono Power Company   SCE Capital Company  SCE Funding LLC
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation,
    decommissioning and amortization                                          -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -              $20,837
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -               20,837
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $153                    -                  183
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                   $2                2,324
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        153                    2                2,507
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory asset - unamortized nuclear
  investment - net                                                            -                    -                    -
Regulatory asset - income tax-related
  deferred charges                                                            -                    -                    -
Unamortized debt issuance and
  reacquisition expense                                                       -                    -                 (573)
Other deferred charges                                                        -                    -            2,218,983
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -            2,218,410
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $153                   $2           $2,241,754
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              SCE UK Services      Southern States      Southern
                                                              Limited              Realty               California Edison
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -          $11,771,678
  Accumulated provision for depreciation                                      -                    -           (6,062,562)
  Construction work in progress                                               -                    -              455,233
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -            6,164,349
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -            1,689,469
  Accumulated provision for depreciation,
    decommissioning and amortization                                          -                    -             (833,917)
  Construction work in progress                                               -                    -               61,431
  Nuclear fuel, at amortized cost                                             -                    -              172,250
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -            1,089,233
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -            7,253,582
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                  $69               56,492
Nuclear decommissioning trusts                                                -                    -            2,239,929
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -               94,384
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -              158,643
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                   69            2,549,448
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                   16               81,087
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   $9                   15            1,299,682
Fuel inventory                                                                -                    -               51,299
Materials and supplies, at average cost                                       -                    -              116,259
Accumulated deferred income taxes - net                                       -                    -              274,832
Regulatory balancing accounts - net                                           -                    -              648,781
Prepayments and other current assets                                          -                    -               87,652
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          9                   31            2,559,592
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory asset - unamortized nuclear
  investment - net                                                            -                    -            2,161,998
Regulatory asset - income tax-related
  deferred charges                                                            -                  400            1,462,856
Unamortized debt issuance and
  reacquisition expense                                                       -                    -              349,389
Other deferred charges                                                        -                    -              714,892
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                  400            4,689,135
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $9                 $500          $17,051,757
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Southern
                                                              Adjustments          California Edison
                                                                                   Co. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -          $11,771,678                    -
  Accumulated provision for depreciation                                      -           (6,062,562)                   -
  Construction work in progress                                               -              455,233                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -            6,164,349                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -            1,689,469                    -
  Accumulated provision for depreciation,
    Decommissioning and amortization                                          -             (833,917)                   -
  Construction work in progress                                               -               61,431                    -
  Nuclear fuel, at amortized cost                                             -              172,250                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -            1,089,233                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -            7,253,582                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -               56,681                    -
Nuclear decommissioning trusts                                                -            2,239,929                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      ($94,384)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                                            179,480                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    (94,384)           2,476,090                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -               81,500                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                             (196,143)           1,112,630                    -
Fuel inventory                                                                -               51,299                    -
Materials and supplies, at average cost                                       -              116,259                    -
Accumulated deferred income taxes - net                                       -              274,833                    -
Regulatory balancing accounts - net                                           -              648,781                    -
Prepayments and other current assets                                          -               91,992                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                   (196,143)           2,377,294                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory asset - unamortized nuclear
  investment - net                                                            -            2,161,998                    -
Regulatory asset - income tax-related
  deferred charges                                                            -            1,463,256
Unamortized debt issuance and
  reacquisition expense                                                       -              348,816
Other deferred charges                                               (2,218,983)             865,892                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -            4,839,962                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($2,509,510)         $16,946,928                    -
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              California           Conservation         Edison ESI
                                                              Electric Power       Financing
                                                              Company (Inactive)   Corporation
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                  $20                    -
  Additional Paid in Capital                                                  -               62,983                 $100
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                6,772                3,268
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -               69,775                3,368
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -               69,775                3,368
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              -                4,443                5,892
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                  (36)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                4,443                5,856
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -              (57,147)               1,574
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -              133,615                  465
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -               76,468                2,039
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                  314                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -             $151,000              $11,263
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mono Power Company   SCE Capital Company  SCE Funding LLC
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                  $20                    -
  Additional Paid in Capital                                             $2,749                  100              $28,005
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,694)              (2,200)              (4,837)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             55               (2,080)              23,168
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -            1,969,783
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         55               (2,080)           1,992,951
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -              246,300
Short-term debt                                                               -                    -                    -
Accounts payable                                                             98                2,082                  565
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                1,938
Dividends payable                                                             -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    98                2,082              248,803
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                       $153                   $2           $2,241,754
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              SCE UK Services      Southern States      Southern
                                                              Limited              Realty               California Edison
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -           $2,168,054
  Additional Paid in Capital                                                  -                    -              334,031
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -               39,462
  Retained Earnings                                                          $4                  $94              793,625
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -            3,335,172
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -              128,755
  Subject to mandatory redemption                                             -                    -              255,700
Long-term debt                                                                -                    -            5,695,838
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          4                   94            9,415,465
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -              467,109
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -              154,510
Short-term debt                                                               -                    -              469,565
Accounts payable                                                              3                    6              630,538
Accrued taxes                                                                 1                    -              678,954
Accrued interest                                                              1                    -               87,889
Dividends payable                                                             -                    -               91,742
Deferred unbilled revenue and other
  current liabilities                                                         -                    -            1,096,368
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     5                    6            3,209,566
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                  400            3,048,315
Accumulated deferred investment tax
  credits                                                                     -                    -              250,116
Customer advances and other deferred
  credits                                                                     -                    -              661,186
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                  400            3,959,617
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                         $9                 $500          $17,051,757
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Southern
                                                              Adjustments          California Edison
                                                                                   Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                             ($40)          $2,168,054                    -
  Additional Paid in Capital                                            (93,937)             334,031                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -               39,462                    -
  Retained Earnings                                                        (407)             793,625                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -            3,335,172                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -              128,755                    -
  Subject to mandatory redemption                                             -              255,700                    -
Long-term debt                                                       (2,218,983)           5,446,638                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -            5,831,093                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (2,313,367)           9,166,265                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -              467,109                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -              400,810                    -
Short-term debt                                                               -              469,565                    -
Accounts payable                                                       (196,143)             447,484                    -
Accrued taxes                                                                 -              678,955                    -
Accrued interest                                                              -               89,828                    -
Dividends payable                                                             -               91,742                    -
Deferred unbilled revenue and other
  current liabilities                                                         -            1,096,332                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                              (196,143)           3,274,716                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -            2,993,142                    -
Accumulated deferred investment tax
  credits                                                                     -              250,116                    -
Customer advances and other deferred
  credits                                                                     -              795,266                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -            4,038,524                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                  314                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -          $16,946,928                    -
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              California           Conservation         Edison ESI
                                                              Electric Power       Financing
                                                              Company (Inactive)   Corporation
------------------------------------------------------------- -------------------- -------------------- --------------------

Sales to ultimate consumers
Sales to power exchange
Other                                                                                                             $29,336
Total electric utility revenue                                                -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -               29,336
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power - contracts                                                   -                    -                    -
Purchased power - power exchange                                              -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                 $172               26,226
Maintenance                                                                   -                    -                    -
Depreciation, decommissioning and
  amortization                                                                -                    -                   20
Income taxes                                                                  -                2,789                1,552
Property and other taxes                                                      -                    -                    -
Gain on sale of utility plant                                                 -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      -                2,961               27,798
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric operating income                                                     -               (2,961)               1,538
Other utility operating income                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating income                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                8,864                   44
Minority interest                                                             -                  (30)                   -
Other nonoperating income - net                                               -                    -                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                8,834                   42
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                5,873                1,580
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                  228
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                  228
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                5,873                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on preferred stock                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -               $5,873               $1,352
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mono Power Company   SCE Capital Company  SCE Funding LLC
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Sales to ultimate consumers
Sales to power exchange
Other
Total electric utility revenue                                                -                    -             $150,396
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -              150,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power - contracts                                                   -                    -                    -
Purchased power - power exchange                                              -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                   $8                6,915
Maintenance                                                                   -                    -                    -
Depreciation, decommissioning and
  amortization                                                                -                    -                    -
Income taxes                                                                  -                   (2)
Property and other taxes                                                      -                    -                    -
Gain on sale of utility plant                                                 -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      -                    6                6,915
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric operating income                                                     -                   (6)             143,481
Other utility operating income                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating income                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                1,229                2,719
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                1,229                2,719
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                1,223              146,200
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                1,229              151,096
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                1,229              151,096
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                   (6)              (4,896)
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on preferred stock                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                  ($6)             ($4,896)
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              SCE UK Services      Southern States      Southern
                                                              Limited              Realty               California Edison
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Sales to ultimate consumers                                                   -                    -           $7,104,800
Sales to power exchange                                                       -                    -            1,347,579
Other                                                                         -               $1,065              364,902
Total electric utility revenue                                              $70                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                1,065            8,817,281
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -              343,789
Purchased power - contracts                                                   -                    -            2,625,900
Purchased power - power exchange                                              -                    -            1,983,922
Provisions for regulatory adjustment                                                               -
  clauses - net                                                               -                    -             (472,519)
Other operating expenses                                                     66                1,051            1,426,788
Maintenance                                                                   -                    -              410,567
Depreciation, decommissioning and
  amortization                                                                -                    -            1,545,715
Income taxes                                                                  1                   (2)             441,304
Property and other taxes                                                      -                    -              128,402
Gain on sale of utility plant                                                 -                    -             (542,608)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     67                1,049            7,891,260
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric operating income                                                     3                   16              926,021
Other utility operating income                                                -                    -                  307
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating income                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -
Allowance for equity funds used during
  construction                                                                -                    -               11,826
Interest and dividend income                                                  -                    -               55,326
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -               (4,823)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -               62,329
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     3                   16              988,657
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -              420,995
Other interest expense                                                        -                    -               64,225
Allowance for borrowed funds used during
  construction                                                                -                    -               (8,046)
Capitalized interest                                                          -                    -               (1,294)
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -              475,880
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    3                   16              512,777
Retained earnings - beginning of year                                         -                    -
Dividends declared on preferred stock                                         -                    -               24,632
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $3                  $16             $488,145
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        Southern
                                                              Adjustments          California Edison
                                                                                   Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Sales to ultimate consumers                                                   -           $7,104,800                    -
Sales to power exchange                                                       -            1,347,579                    -
Other                                                                         -              394,719                    -
Total electric utility revenue                                                -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -            8,847,098                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                   ($20,073)             323,716                    -
Purchased power - contracts                                                   -            2,625,900                    -
Purchased power - power exchange                                              -            1,983,922                    -
Provisions for regulatory adjustment
  clauses - net                                                               -             (472,519)                   -
Other operating expenses                                                 19,418            1,480,644                    -
Maintenance                                                                   -              410,566                    -
Depreciation, decommissioning and
  amortization                                                                -            1,545,735                    -
Income taxes                                                                  -              445,642                    -
Property and other taxes                                                      -              128,402                    -
Gain on sale of utility plant                                                 -             (542,608)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   (656)           7,929,400                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric operating income                                                     -              917,698                    -
Other utility operating income                                                -                  307                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating income                                                        -              918,005                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -               11,826                    -
Interest and dividend income                                                  -               66,725                    -
Minority interest                                                             -                  (30)                   -
Other nonoperating income - net                                               -               (4,662)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -               73,859                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                              (151,688)             991,864                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                             (151,691)             421,857                    -
Other interest expense                                                        -               64,225                    -
Allowance for borrowed funds used during
  Construction                                                                -               (8,046)                   -
Capitalized interest                                                          -               (1,294)                   -
Dividends on subsidiary preferred
  Securities                                                                  -               24,632                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                (151,691)             501,374                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -              490,490                    -
Retained earnings - beginning of year                                         -            1,407,834                    -
Dividends declared on preferred stock                                         -           (1,104,699)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -             $793,625                    -
============================================================= ==================== ==================== ====================




Southern California Edison Company and Subsidiaries
Equity Investments
December 31, 1998
(In thousands)


                                         Bear Creek Uranium Company
                                         (inactive)
Name of Entity:
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -

  Revenues                               -

  Net Income (Loss)                      -


Nature/Purpose of Business:              To develop and operate an
                                         integrated uranium
                                         mining complex in Wyoming.


Ownership Interest(s):                   50% by Mono Power Company








Edison Ventures and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                                                                        Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                        $2,406                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      2,406                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    4                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          4                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,410                    -                    -
============================================================= ==================== ==================== ====================




Edison Ventures and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Ventures
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                        $2,406                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      2,406                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    4                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          4                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,410                    -                    -
============================================================= ==================== ==================== ====================




Edison Ventures and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                                                                        Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $2,406                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          (5)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          2,401                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      2,401                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              9                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     9                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $2,410                    -                    -
============================================================= ==================== ==================== ====================


Edison Ventures and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Ventures
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $2,406                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          (5)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          2,401                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      2,401                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              9                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     9                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $2,410                    -                    -
============================================================= ==================== ==================== ====================




Edison Ventures and Subsidiaries [Tier 2]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                                                                        Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $9                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             (4)                   -                    -
Income taxes                                                                  -                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      5                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (5)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (5)                   -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($5)                   -                    -
============================================================= ==================== ==================== ====================




Edison Ventures and Subsidiaries [Tier 2]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Ventures
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $9                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             (4)                   -                    -
Income taxes                                                                  -                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      5                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (5)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (5)                   -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($5)                   -                    -
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              The Mission Group    Edison Technology
                                                                                   Solutions
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                                         -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                 $260                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $10,000                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                     1,426,166                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  1,436,166                  260                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         66                4,011                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               13,586                4,927                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                1,047                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     13,652                9,985                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   10,584                  629                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   10,584                  629                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,460,402              $10,874                    -
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison               Edison Enterprises   Edison Mission
                                                              Environmental        Consolidated         Energy Consolidated
                                                              Services
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -              $24,480           $2,874,813
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              302,074            1,226,546
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -              326,554            4,101,359
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                4,435              459,178
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                                    -               32,865              112,949
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                5,070               35,189
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -               42,370              607,316
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -               31,100              449,441
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -               31,100              449,441
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -             $400,024           $5,158,116
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Mission Land         Mission Power
                                                              Consolidated         Company              Engineering
                                                                                   Consolidated         Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $32,806              $82,353                 $761
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       443,328                    -                    -
Investments in leveraged leases                                       1,621,133                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  2,097,267               82,353                  761
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     19,938                6,886                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              125,742                2,808                    7
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      2,594                1,295                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    148,274               10,989                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   30,433               15,986                  416
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   30,433               15,986                  416
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $2,275,974             $109,328               $1,184
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        The Mission Group
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -           $3,015,473                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       ($1,819)           1,980,129                    -
Investments in leveraged leases                                               -            1,621,133                    -
Other investments                                                    (1,426,166)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                 (1,427,985)           6,616,735                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              494,514                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (15,293)             277,591                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -               45,195                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (15,293)             817,300                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  (26,180)             512,409                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  (26,180)             512,409                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($1,469,458)          $7,946,444                    -
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              The Mission Group    Edison Technology
                                                                                   Solutions
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $147,866                    -                    -
  Additional Paid in Capital                                          1,097,648               $7,445                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                                        -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     209,325               (2,546)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                      1,454,839                4,899                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                  1,454,839                4,899                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                            398                3,182                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                     5,165                2,768                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 5,563                5,950                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                   25                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                   25                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,460,402              $10,874                    -
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison               Edison Enterprises   Edison Mission
                                                              Environmental        Consolidated         Energy Consolidated
                                                              Services
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -              $64,130
  Additional Paid in Capital                                                  -             $244,677              629,406
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -               29,679
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -              (60,650)             234,345
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -              184,027              957,560
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:                                                                             150,000
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -            2,366,430
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -              184,027            3,473,990
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -              224,516
Short-term debt                                                               -                    -                    -
Accounts payable                                                              -              177,261               35,484
Accrued taxes                                                                 -                  464               17,344
Accrued interest                                                              -                    -               56,708
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -               36,316              167,225
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -              214,041              501,277
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -              592,436
Accumulated deferred investment tax
  credits                                                                     -                    -               20,573
Customer advances and other deferred
  credits                                                                     -                1,956              554,282
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                1,956            1,167,291
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -               15,558
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -             $400,024           $5,158,116
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Mission Land         Mission Power
                                                              Consolidated         Company              Engineering
                                                                                   Consolidated         Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -               $3,000
  Additional Paid in Capital                                            $80,597             $102,581                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                  20                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     326,845                1,487              (12,608)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        407,462              104,068               (9,608)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          348,086                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    755,548              104,068               (9,608)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       295,007                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          4,373                  169                  150
Accrued taxes                                                                 -                    9                    -
Accrued interest                                                          5,244                    -                  150
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                   131,475                1,059                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               436,099                1,237                  300
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                               1,013,191                1,710                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                71,307                2,313               10,492
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                1,084,498                4,023               10,492
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                          (171)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $2,275,974             $109,328               $1,184
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        The Mission Group
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         ($67,130)            $147,866                    -
  Additional Paid in Capital                                         (1,064,706)           1,097,648                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -               29,699                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (295,254)             400,944                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                     (1,427,090)           1,676,157                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:                                                        150,000
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -            2,714,516                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (1,427,090)           4,540,673                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -              519,523                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                        (11,813)             209,204                    -
Accrued taxes                                                                 -               17,817                    -
Accrued interest                                                              -               62,102                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -              344,008                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (11,813)           1,152,654                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (16,583)           1,590,754                    -
Accumulated deferred investment tax
  credits                                                                     -               20,573                    -
Customer advances and other deferred
  credits                                                               (13,972)             626,403                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  (30,555)           2,237,730                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -               15,687                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                ($1,469,458)          $7,946,444                    -
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              The Mission Group    Edison Technology
                                                                                   Solutions
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                                           -                    -
Diversified operations                                                        -               $8,103                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                8,103                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                   $276               12,015                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                   50                    -
Income taxes                                                               (107)              (1,576)                   -
Property and other taxes                                                                                                -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    169               10,489                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (169)              (2,386)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 17                  134                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 (7)                  88
Other nonoperating income - net                                                                 (355)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        10                 (133)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (159)              (2,519)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (159)              (2,519)                   -
Retained earnings - beginning of year                                   100,600                                         -
Dividends declared on common stock                                      108,884                  (27)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $209,325              ($2,546)                   -
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison               Edison Enterprises   Edison Mission
                                                              Environmental        Consolidated         Energy Consolidated
                                                              Services
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -             $664,055
Diversified operations                                                        -             $171,242              229,725
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              171,242              893,780
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -              176,954
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -              227,708              278,681
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                9,101               87,339
Income taxes                                                                  -              (26,406)              50,277
Property and other taxes                                                      -                    -                  341
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -              210,403              593,592
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -              (39,161)             300,188
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -               42,413
Minority interest                                                             -                    -               (2,769)
Taxes on nonoperating income                                                                                      (20,168)
Other nonoperating income - net                                               -                    -                8,520
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -               27,996
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -              (39,161)             328,184
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -              200,742
Other interest expense                                                        -                3,611                   84
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -              (17,925)
Dividends on subsidiary preferred
  securities                                                                  -                    -               13,149
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                3,611              196,050
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -              (42,772)             132,134
Retained earnings - beginning of year                                         -              (36,200)             102,620
Dividends declared on common stock                                            -               18,322                 (409)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -             ($60,650)            $234,345
============================================================= ==================== ==================== ====================




The Mission Group and Subsidiaries [Tier 2]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Capital       Mission Land         Mission Power
                                                              Consolidated         Company              Engineering
                                                                                   Consolidated         Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                 $235,101              $51,868                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 235,101               51,868                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 51,005               46,763                  $57
Maintenance                                                                   -                  388                    -
Depreciation and decommissioning                                         19,551                  496                    4
Income taxes                                                             (4,073)                 557                   20
Property and other taxes                                                      -                3,997                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 66,483               52,201                  104
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        168,618                 (333)                (104)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              3,753                1,126                    3
Minority interest                                                            20                    -                    -
Taxes on nonoperating income                                             10,638                 (204)                 (67)
Other nonoperating income - net                                         (29,859)                   9                  161
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (15,448)                 931                   97
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               153,170                  598                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               42,248                    -                  150
Other interest expense                                                    5,663                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  47,911                    -                  150
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              105,259                  598                 (157)
Retained earnings - beginning of year                                   221,780                  888              (12,451)
Dividends declared on common stock                                         (194)                   1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $326,845               $1,487             ($12,608)
============================================================= ==================== ==================== ====================


The Mission Group and Subsidiaries [Tier 2]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        The Mission Group
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             $664,055                    -
Diversified operations                                                     $216              696,255                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     216            1,360,310                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -              176,954                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -              616,505                    -
Maintenance                                                                   -                  388                    -
Depreciation and decommissioning                                              -              116,541                    -
Income taxes                                                                 88               18,780                    -
Property and other taxes                                                      -                4,361                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     88              933,529                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            128              426,781                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -               47,446                    -
Minority interest                                                             -               (2,749)                   -
Taxes on nonoperating income                                                                  (9,720)
Other nonoperating income - net                                               -              (21,524)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                                         13,453                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   128              440,234                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -              243,140                    -
Other interest expense                                                        -                9,358                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -              (17,925)                   -
Dividends on subsidiary preferred
  securities                                                                  -               13,149                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -              247,722                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  128              192,512                    -
Retained earnings - beginning of year                                  (127,257)             249,980                    -
Dividends declared on common stock                                     (168,125)             (41,548)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($295,254)            $400,944                    -
============================================================= ==================== ==================== ====================


Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions                                 Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                               $186                  $74                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                        186                   74                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      3,799                  212                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                3,721                1,206                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                1,047                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      7,520                2,465                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      219                  410                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      219                  410                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,925               $2,949                    -
============================================================= ==================== ==================== ====================


Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                               $260                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                        260                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      4,011                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                4,927                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      1,047                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      9,985                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      629                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      629                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $10,874                    -                    -
============================================================= ==================== ==================== ====================


Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions                                 Adjustments

------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $6,000               $1,445                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,169)                (377)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          3,831                1,068                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      3,831                1,068                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          2,434                  748                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                     1,635                1,133                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 4,069                1,881                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                    25                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       25                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $7,925               $2,949                    -
============================================================= ==================== ==================== ====================


Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $7,445                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,546)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          4,899                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      4,899                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          3,182                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                     2,768                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 5,950                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                    25                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       25                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $10,874                    -                    -
============================================================= ==================== ==================== ====================


Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions                                 Adjustments

------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                   $7,066               $1,037                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 10,740                1,971                ($696)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             32                   18                    -
Income taxes                                                             (1,484)                (367)                 275
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  9,288                1,622                 (421)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (2,222)                (585)                (421)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                134                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                (54)                 142                    -
Other nonoperating income - net                                               -                 (355)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        80                 (213)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (2,142)                (798)                (421)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (2,142)                (798)                 421
Retained earnings - beginning of year                                         -                  421                ($421)
Dividends declared on common stock                                          (27)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,169)               ($377)                   -
============================================================= ==================== ==================== ====================


Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                   $8,103                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 12,015                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             50                    -                    -
Income taxes                                                             (1,576)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 10,489                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (2,386)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                134                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 88                    -                    -
Other nonoperating income - net                                            (355)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (133)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (2,519)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -
Net Income                                                               (2,519)                   -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                          (27)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,546)                   -                    -
============================================================= ==================== ==================== ====================


Edison Technology Solutions and Subsidiaries
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Facilichem, Inc.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $23

  Revenues                               -

  Net Income (Loss)                      ($8)


Nature/Purpose of Business:              Research, development and
                                         commercialization of
                                         liquid membrane
                                         technologies


Ownership Interest(s):                   10% by Edison Technology
                                         Solutions with option to
                                         increase interest to
                                         16.66%







Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Enterprises   Edison Source        Edison Select
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $8,647              $11,909               $1,461
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       (54,045)                   -              304,318
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    (45,398)              11,909              305,779
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                3,426                1,009
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                               23,391               78,065               12,634
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        775                4,062                  233
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     24,166               85,553               13,876
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      239               22,195                5,498
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      239               22,195                5,498
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           ($20,993)            $119,657             $325,153
============================================================= ==================== ==================== ====================

Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Utility       Edison EV            Consolidating
                                                              Services                                  Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $1,959                    -                 $504
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -               51,801
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      1,959                    -               52,305
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  788                    -              (82,013)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        788                    -              (82,013)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                3,168
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                3,168
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,747                    -             ($26,540)
============================================================= ==================== ==================== ====================


Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Enterprises
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $24,480                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       302,074                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    326,554                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      4,435                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               32,865                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      5,070                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     42,370                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   31,100                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   31,100                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $400,024                    -                    -
============================================================= ==================== ==================== ====================

Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Enterprises   Edison Source        Edison Select
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           ($13,323)                 $46             $260,244
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     (60,650)             (37,181)             (15,225)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (73,973)             (37,135)             245,019
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    (73,973)             (37,135)             245,019
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                         54,228              124,498               76,302
Accrued taxes                                                                28                  400                   36
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                      (300)              34,445                1,558
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                53,956              159,343               77,896
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                  (976)              (2,551)               2,238
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                     (976)              (2,551)               2,238
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   ($20,993)            $119,657             $325,153
============================================================= ==================== ==================== ====================


Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Utility       Edison EV            Consolidating
                                                              Services                                  Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -              ($2,290)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     ($1,685)                   -               54,091
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         (1,685)                   -               51,801
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     (1,685)                   -               51,801
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          4,246                    -              (82,013)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                       613                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 4,859                    -              (82,013)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                  (427)                   -                3,672
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                     (427)                   -                3,672
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $2,747                    -             ($26,540)
============================================================= ==================== ==================== ====================

Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Enterprises
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           $244,677                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     (60,650)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        184,027                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    184,027                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                        177,261                    -                    -
Accrued taxes                                                               464                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                    36,316                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               214,041                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                 1,956                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    1,956                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $400,024                    -                    -
============================================================= ==================== ==================== ====================

Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Enterprises   Edison Source        Edison Select
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -             $133,417              $33,916
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              133,417               33,916
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                $24,882              154,971               39,715
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          1,295                2,586                4,982
Income taxes                                                             (9,906)             (10,232)              (4,416)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 16,271              147,325               40,281
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (16,271)             (13,908)              (6,365)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during                                        -                    -                    -
  construction
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                      109                2,573                  636
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                     109                2,573                  636
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (16,380)             (16,481)              (7,001)
Retained earnings - beginning of year                                    (3,968)             (20,324)              (8,224)
Dividends declared on common stock                                      (40,302)                (376)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        ($60,650)            ($37,181)            ($15,225)
============================================================= ==================== ==================== ====================


Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Utility       Edison EV            Consolidating
                                                              Services                                  Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                      $29               $3,880                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                      29                3,880                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  2,631                5,509                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            112                  126                    -
Income taxes                                                             (1,035)                (817)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  1,708                4,818                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (1,679)                (938)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        6                  287                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       6                  287                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (1,685)              (1,225)                   -
Retained earnings - beginning of year                                         -               (3,684)                   -
Dividends declared on common stock                                            -                4,909               54,091
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($1,685)                 ($0)             $54,091
============================================================= ==================== ==================== ====================


Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Enterprises
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                 $171,242                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 171,242                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                227,708                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          9,101                    -                    -
Income taxes                                                            (26,406)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                210,403                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (39,161)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                    3,611                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   3,611                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (42,772)                   -                    -
Retained earnings - beginning of year                                   (36,200)                   -                    -
Dividends declared on common stock                                       18,322                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        ($60,650)                   -                    -
============================================================= ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Source        G.H.V. Refrigera-    Consolidating
                                                                                   tion, Inc.           Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $10,850               $1,059                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     10,850                1,059                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      4,750               (1,324)                   -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                               68,179                9,886                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      1,108                2,954                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     74,037               11,516                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   23,005                 (810)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   23,005                 (810)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $107,892              $11,765                    -
============================================================= ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Source
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $11,909                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     11,909                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      3,426                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                               78,065                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      4,062                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     85,553                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
0
Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   22,195                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   22,195                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $119,657                    -                    -
============================================================= ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Source        G.H.V. Refrigera-    Consolidating
                                                                                   tion, Inc.           Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               ($14)                 $60                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     (38,219)               1,038                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (38,233)               1,098                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    (38,233)               1,098                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                        128,256               (3,758)                   -
Accrued taxes                                                               281                  119                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                    20,351               14,094                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               148,888               10,455                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                (2,763)                 212                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   (2,763)                 212                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $107,892              $11,765                    -
============================================================= ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Source
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                $46                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     (37,181)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (37,135)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    (37,135)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                        124,498                    -                    -
Accrued taxes                                                               400                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                    34,445                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               159,343                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                (2,551)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   (2,551)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $119,657                    -                    -
============================================================= ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Source        G.H.V. Refrigera-    Consolidating
                                                                                   tion, Inc.           Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $97,082              $36,335                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                117,248               37,724                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          2,482                  104                    -
Income taxes                                                            (10,234)                   2                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                109,496               37,830                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (12,414)              (1,495)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                    2,580                   (7)                   -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   2,580                   (7)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (14,993)              (1,488)                   -
Retained earnings - beginning of year                                   (20,324)                   -                    -
Dividends declared on common stock                                       (2,902)               2,526                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        ($38,219)              $1,038                    -
============================================================= ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Source
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                 $133,417                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                154,972                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          2,586                    -                    -
Income taxes                                                            (10,232)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                147,326                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (13,909)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                    2,573                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   2,573                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (16,481)                   -                    -
Retained earnings - beginning of year                                   (20,324)                   -                    -
Dividends declared on common stock                                         (376)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        ($37,181)                   -                    -
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Select        Edison Home          Select Home
                                                                                   Protection Company   Warranty Company
                                                                                   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                 $5                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       304,318                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                           930                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    305,253                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -               $1,009
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                                9,260                    -                3,372
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        115                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      9,375                    -                4,381
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    1,202                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $315,830                    -               $4,381
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Westec Residential   Valley Burglar &     Consolidating
                                                              Security, Inc.       Fire Alarm Co.,      Adjustments
                                                                                   Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    Subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    And decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                            $24,674               $1,346             ($24,564)
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships                                                                                      (277,907)
  and unconsolidated subsidiaries                                       271,770                6,137                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                        20,004                3,503              (24,437)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    316,448               10,986             (326,908)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        181                  660                 (841)
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                                3,611                  436               (4,045)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      3,449                9,103              (12,434)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      7,241               10,199              (17,320)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                4,296
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                4,296
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $323,689              $21,185            ($339,932)
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Select
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $1,461                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships                                             304,318
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    305,779                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      1,009                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               12,634                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        233                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     13,876                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    5,498                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    5,498                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $325,153
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Select        Edison Home          Select Home
                                                                                   Protection Company   Warranty Company
                                                                                   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           $258,000                    -               $2,244
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (8,254)                   -               (1,624)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        249,746                    -                  620
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    249,746                    -                  620
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                         73,522                    -                3,253
Accrued taxes                                                                 5                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                    (8,208)                   -                  198
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                65,319                    -                3,451
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                   765                    -                  310
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      765                    -                  310
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $315,830                    -               $4,381
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Westec Residential   Valley Burglar &     Consolidating
                                                              Security, Inc.       Fire Alarm Co.,      Adjustments
                                                                                   Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           $262,698              $19,374            ($282,072)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                        (145)                 421               (5,623)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        262,553               19,795             (287,695)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                              850                    -                 (850)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            850                    -                 (850)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    263,403               19,795             (288,545)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                           960                    -                 (960)
Short-term debt                                                               -                    -                    -
Accounts payable                                                         15,316                  185              (15,974)
Accrued taxes                                                               940                   (4)                (905)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                    29,839                  499              (20,770)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                47,055                  680              (38,609)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                13,231                  710              (12,778)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   13,231                  710              (12,778)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $323,689              $21,185            ($339,932)
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Select
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           $260,244                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     (15,225)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        245,019                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    245,019                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                         76,302                    -                    -
Accrued taxes                                                                36                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                     1,558                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                77,896                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                 2,238                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    2,238                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $325,153                    -                    -
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Select        Edison Home          Select Home
                                                                                   Protection Company   Warranty Company
                                                                                   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                   $3,873                    -                 $826
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   3,873                    -                  826
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  5,971                    -                1,204
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                               (785)                   -                 (279)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  5,186                    -                  925
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (1,313)                   -                  (99)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (1,313)                   -                  (99)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                  (19)
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                  (19)
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (1,313)                   -                  (80)
Retained earnings - beginning of year                                    (6,941)                   -               (1,544)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($8,254)                   -              ($1,624)
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Westec Residential   Valley Burglar &     Consolidating
                                                              Security, Inc.       Fire Alarm Co.,      Adjustments
                                                                                   Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $26,445               $2,772                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  26,445                2,772                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -
Other operating expenses                                                 30,509                2,030                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          4,774                  208                    -
Income taxes                                                             (3,553)                 202                    -
Property and other taxes                                                                                                -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 31,730                2,440                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (5,285)                 332                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                 (5)                   5                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (5)                   5                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (5,290)                 337                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                      655                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                     655                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (5,945)                 337                    -
Retained earnings - beginning of year                                     5,800                   84              ($5,623)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($145)                $421              ($5,623)
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Select
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $33,916                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  33,916                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 39,714                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          4,982                    -                    -
Income taxes                                                             (4,415)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 40,281                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (6,365)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (6,365)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                      636                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                     636                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (7,001)                   -                    -
Retained earnings - beginning of year                                    (8,224)                   -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        ($15,225)                   -                    -
============================================================= ==================== ==================== ====================




Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Burlington           Edison Capital       Edison Capital
                                                              Apartments, Inc.     Europe Limited       Ventures
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $27,834                 $132                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     27,834                  132                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        833                  264                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  676                   14                   $1
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        479                  125                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      1,988                  403                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      717                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      717                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $30,539                 $535                   $1
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Funding       Edison Mortgage      Mission Bartlett
                                                              Company              Company              Hill Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $3,858                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       443,302                    -                    -
Investments in leveraged leases                                       1,621,132                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  2,068,292                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     18,821                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              179,754                  $22                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        151                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    198,726                   22                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   21,452                4,848                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   21,452                4,848                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $2,288,470               $4,870                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission              Renewable Energy     Edison Capital
                                                              International        Capital Company
                                                              Capital, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                 $984
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                  984
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                   19
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   $3              $13,481               25,010
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                1,839
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          3               13,481               26,868
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                   25                3,391
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                   25                3,391
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $3              $13,506              $31,243
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Edison Capital
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -              $32,806                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                           $25              443,328                    -
Investments in leveraged leases                                               -            1,621,133                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                         25            2,097,267                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -               19,938                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (93,220)             125,742                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                2,594                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (93,220)             148,274                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -               30,433                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -               30,433                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           ($93,195)          $2,275,974                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Funding       Edison Integrated
                                                              Housing              Omicron GP           Energy Services
                                                              Investments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $1,328               $2,530                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       387,747                   (2)                   -
Investments in leveraged leases                                             319                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    389,394                2,528                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      1,287                    -                  $26
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              676,641                  264                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        138                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    678,066                  264                   26
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   19,036                  197                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   19,036                  197                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,086,496               $2,989                  $26
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission First        Mission Funding      Mission Funding
                                                              Asset Investment     Beta                 Epsilon
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -              $35,793
Investments in leveraged leases                                               -             $460,837              902,984
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -              460,837              938,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                  123
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              $19,771               26,635              333,917
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                   13
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     19,771               26,635              334,053
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                  101
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                  101
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $19,771             $487,472           $1,272,931
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Gamma                Kappa                Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -              $20,010
Investments in leveraged leases                                        $256,992                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    256,992                    -               20,010
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               11,181                  $15               47,823
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     11,181                   15               47,823
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $268,173                  $15              $67,833
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Funding       Consolidating        Edison Funding
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -               $3,858
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                ($246)             443,302
Investments in leveraged leases                                               -                    -            1,621,132
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                 (246)           2,068,292
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $17,411                    -               18,821
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                            2,037,060           (2,973,579)             179,754
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                  151
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                  2,054,471           (2,973,579)             198,726
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    2,118                    -               21,452
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    2,118                    -               21,452
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $2,056,589          ($2,973,825)          $2,288,470
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                              55                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $6,083                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      6,083                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          4                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                1,045                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      1,049                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,132                    -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        Latin American       (Netherlands)
                                                              (Bermuda) Ltd.       Investments          Holdings Company
                                                              105                  Holding Company  76  B.V.
                                                                                                        110
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $7,872              $21,838                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      7,872               21,838                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        141                  (59)                 $16
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  221                7,417                   21
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        362                7,358                   37
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                   98                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                   98                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $8,234              $29,294                  $37
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Mission Funding      Mission Funding Mu
                                                              (Netherlands)        Alpha                [6]
                                                              Investments B.V.
                                                              [6]  109
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -             $586,342              $20,024
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -              586,342               20,024
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $16                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    2              265,251               10,775
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         18              265,251               10,775
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $18             $851,593              $30,799
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding      Mission Funding Nu   Mission
                                                              Delta                [6]                  Investments, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -              $47,727                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -               47,727                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                   $5
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              $25,035               21,729                    1
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     25,035               21,729                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $25,035              $69,456                   $6
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission (Bermuda)    Mission Funding      Consolidating
                                                              Investments, Ltd.    Epsilon              Adjustments
                                                              28
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -             $248,891                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -              248,891                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                                  $12              572,627            ($570,219)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                   13                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         12              572,640             (570,219)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    3                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    3                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $12             $821,534            ($570,219)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding
                                                              Epsilon
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $35,793                    -                    -
Investments in leveraged leases                                         902,984                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    938,777                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        123                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              333,917                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         13                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    334,053                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      101                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      101                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,272,931                    -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              East Coast           ECHI Wyvernwood,     Edison Capital
                                                              Capital, Inc.        Inc.                 Affordable Housing
                                                              Consolidated                              97 V
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                $46                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                         46                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         55                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                1,521                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         17                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      1,593                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,639                    -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 VI                97 VII               97 VIII
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Delaware     Housing Florida      Housing Management
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    To cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    Subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    And decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  And unconsolidated subsidiaries                                           $66                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                         66                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    2                   $2               $1,197
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          2                    2                1,197
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                2,222
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                2,222
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $68                   $2               $3,419
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              John Stewart         Edison Capital       Edison Capital
                                                              Company [6]          Housing New Jersey   Housing New York
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $1,282                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                           173               $7,980               $4,570
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      1,455                7,980                4,570
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      1,227                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  622                2,266                3,502
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        121                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      1,970                2,266                3,502
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      245                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      245                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,670              $10,246               $8,072
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Housing       Edison Housing
                                                              Housing              Georgia              North Carolina
                                                              Pennsylvania
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $8,186                 $949                 $423
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      8,186                  949                  423
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                3,823                  381                2,573
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      3,823                  381                2,573
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $12,009               $1,330               $2,996
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Housing       Edison Housing       EHI Development
                                                              Oregon, Inc.         South Carolina       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                 $439                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                  439                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   $2                2,039               $1,214
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          2                2,039                1,214
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $2               $2,478               $1,214
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EHI Development      MHIFED 94 Company    MHIFED 95 Company
                                                              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               $3,855              $26,636              $18,620
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      3,855               26,636               18,620
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    5,375                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    5,375                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $9,230              $26,636              $18,620
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MHIFED 96 Company    MHIFED 96A Company   MHIFED 97 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               $7,296              $15,162                   $1
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      7,296               15,162                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,296              $15,162                   $1
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MHICAL 94 Company    MHICAL 95 Company    MHICAL 96 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $15,430              $22,823              $20,160
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     15,430               22,823               20,160
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               29,769               37,039               30,050
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     29,769               37,039               30,050
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      484                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      484
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $45,683              $59,862              $50,210
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MHICAL 97 Company    Mission Housing      Mission Housing
                                                                                   Alpha                Beta
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    Subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    And decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $10,801                                    $1,668
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     10,801                    -                1,668
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                6,107               $4,304                5,296
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      6,107                4,304                5,296
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                   67                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                   67                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $16,908               $4,371               $6,964
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Delta                Denver               Epsilon
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $2,162               $5,772               $5,686
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      2,162                5,772                5,686
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               13,662                6,068                  806
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     13,662                6,068                  806
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $15,824              $11,840               $6,492
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Gamma                Holdings             Theta
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $1,343              $12,477                 $583
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      1,343               12,477                  583
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                3,934               10,494                1,521
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      3,934               10,494                1,521
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                   54
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                   54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,277              $22,971               $2,158
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding      Mission Housing      Mission SA Company
                                                              Theta [6]            Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                           $17              $11,136                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                         17               11,136                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   10                6,585                   $3
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         10                6,585                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $27              $17,721                   $3
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              WGA Investors        Edison Capital       Consolidating
                                                              Company              Housing Investments  Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -             $254,903                    -
Investments in leveraged leases                                               -                  319                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -              255,222                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    5                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -              744,408            ($314,129)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -              744,413             (314,129)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -               10,589                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -               10,589                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -           $1,010,224            ($314,129)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital
                                                              Housing
                                                              Investments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $1,328                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       387,747                    -                    -
Investments in leveraged leases                                             319                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    389,394                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      1,287                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              676,641                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        138                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    678,066                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   19,036                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   19,036                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,086,496                    -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              East Coast           EC Asset Services,   EC Properties, Inc.
                                                              Capital, Inc.        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                $46                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                         46                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          5                  $27                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  793                  589                 $312
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         17                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        815                  616                  312
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $861                 $616                 $312
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EC Properties III,   EC-SLP, Inc.         Consolidating
                                                              Inc.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2                  $21                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    5                   (7)               ($171)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          7                   14                 (171)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $7                  $14                ($171)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              East Coast
                                                              Capital, Inc.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                $46                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                         46                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         55                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                1,521                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         17                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      1,593                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,639                    -                    -
============================================================= ==================== ==================== ====================









Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Burlington           Edison Capital       Edison Capital
                                                              Apartments, Inc.     Europe Limited       Ventures
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $1,682                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                  $18                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (3,003)                  29                  ($2)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         (1,321)                  47                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           29,441                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     28,120                   47                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                            198                  478                    3
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                            138                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                       330                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   666                  478                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,018                   10                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                    36                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    2,054                   10                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                          (301)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $30,539                 $535                   $1
============================================================= ==================== ==================== ====================



Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Funding       Edison Mortgage      Mission Bartlett
                                                              Company              Company              Hill Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           $127,166                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   2                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     347,312                 $332                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        474,480                  332                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          318,645                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    793,125                  332                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       282,120                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                         19,846                4,538                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                          4,621                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                   122,137                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               428,724                4,538                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                               1,020,207                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                46,284                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                1,066,491                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           130                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $2,288,470               $4,870                    -
============================================================= ==================== ==================== ====================




Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission              Renewable Energy     Edison Capital
                                                              International        Capital Company
                                                              Capital, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                   $3              $80,597
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($8)                 130             (123,833)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (8)                 133              (43,236)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (8)                 133              (43,236)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               12,888                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                             11                    -               49,529
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                  485                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                9,007
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    11               13,373               58,536
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -               (9,042)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -               24,985
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -               15,943
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                         $3              $13,506              $31,243
============================================================= ==================== ==================== ====================



page 156

Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Edison Capital
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                          ($128,851)             $80,597                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                   20                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     105,888              326,845                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (22,963)             407,462                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              348,086                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    (22,963)             755,548                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -              295,007                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                        (70,231)               4,373                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                5,244                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -              131,475                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (70,231)             436,099                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -            1,013,191                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -               71,307                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -            1,084,498                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                 (171)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   ($93,195)          $2,275,974                    -
============================================================= ==================== ==================== ====================



page 157

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Funding       Edison Integrated
                                                              Housing              Omicron GP           Energy Services
                                                              Investments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           $633,307                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     224,548                  ($3)                 ($9)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        857,855                   (3)                  (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                            1,015                2,676                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                                        -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    858,870                2,673                   (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        42,175                   24                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          1,694                  (28)                  35
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                   121,994                   76                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               165,863                   72                   35
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  32,821                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                28,810                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   61,631                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           132                  244                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,086,496               $2,989                  $26
============================================================= ==================== ==================== ====================


page 158

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission First        Mission Funding      Mission Funding
                                                              Asset Investment     Beta                 Epsilon
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $19,764             $340,755             $694,230
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    2
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           7              (81,768)            (144,448)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         19,771              258,987              549,784
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     19,771              258,987              549,784
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              -                  749              126,298
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                   67
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                  749              126,365
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -              227,272              596,782
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                  464                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -              227,736              596,782
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $19,771             $487,472           $1,272,931
============================================================= ==================== ==================== ====================


page 159

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Gamma                Kappa                Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           $173,286                  $17              $26,452
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     (46,034)                 (27)              10,118
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        127,252                  (10)              36,570
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    127,252                  (10)              36,570
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          1,264                   25                1,081
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 1,264                   25                1,081
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 139,657                    -               30,182
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  139,657                    -               30,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $268,173                  $15              $67,833
============================================================= ==================== ==================== ====================


page 160

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Funding       Consolidating        Edison Funding
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           $127,166          ($1,887,811)            $127,166
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    2
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     373,021               11,907              347,312
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        500,187           (1,875,904)             474,480
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          314,954                    -              318,645
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    815,141           (1,875,904)             793,125
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       239,921                    -              282,120
Short-term debt                                                               -                    -                    -
Accounts payable                                                        986,403           (1,097,675)              19,846
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                          4,621                    -                4,621
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -              122,137
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                             1,230,945           (1,097,675)             428,724
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (6,507)                   -            1,020,207
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                17,010                    -               46,284
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   10,503                    -            1,066,491
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                 (246)                 130
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $2,056,589          ($2,973,825)          $2,288,470
============================================================= ==================== ==================== ====================


page 161

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                                                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $5,784                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       1,348                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          7,132                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      7,132                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $7,132                    -                    -
============================================================= ==================== ==================== ====================



page 162

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        Latin American       (Netherlands)
                                                              (Bermuda) Ltd.       Investments          Holdings Company
                                                                                   Holding Company      B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $7,135              $30,426                  $20
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    1
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         336               (1,240)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          7,471               29,186                   17
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      7,471               29,186                   17
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                            763                  108                   20
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   763                  108                   20
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $8,234              $29,294                  $37
============================================================= ==================== ==================== ====================



page 163

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Mission Funding      Mission Funding Mu
                                                              (Netherlands)        Alpha                [6]
                                                              Investments B.V.
                                                              [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                $20             $385,510              $14,750
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   1                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          (3)            (182,639)               6,386
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             18              202,871               21,136
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         18              202,871               21,136
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              -              296,248                   14
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -              296,248                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -              352,474                9,649
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -              352,474                9,649
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                        $18             $851,593              $30,799
============================================================= ==================== ==================== ====================




Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding      Mission Funding Nu   Mission
                                                              Delta                [6]                  Investments, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $13,880              $33,188                 ($18)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       5,987               11,642                   15
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         19,867               44,830                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     19,867               44,830                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          5,172                   14                    9
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 5,172                   14                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (4)              24,612                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (4)              24,612                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $25,035              $69,456                   $6
============================================================= ==================== ==================== ====================



page 165

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission (Bermuda)    Mission Funding      Consolidating
                                                              Investments, Ltd.    Epsilon              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                $12             $472,907            ($269,384)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -               13,724                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             12              486,631             (269,384)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         12              486,631             (269,384)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              -              124,785             (300,835)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                   67                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -              124,852             (300,835)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -              210,051                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -              210,051                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                        $12             $821,534            ($570,219)
============================================================= ==================== ==================== ====================

page 166

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding
                                                              Epsilon
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           $694,230                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   2                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (144,448)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        549,784                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    549,784                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                        126,298                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                        67                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               126,365                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 596,782                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  596,782                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,272,931                    -                    -
============================================================= ==================== ==================== ====================



page 167

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              East Coast           ECHI Wyvernwood,     Edison Capital
                                                              Capital, Inc.        Inc.                 Affordable Housing
                                                              Consolidated                              97 V
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               $333                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         811                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          1,144                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      1,144                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                            499                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                        (4)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   495                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $1,639                    -                    -
============================================================= ==================== ==================== ====================



page 168

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 VI                97 VII               97 VIII
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================

page 169

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Delaware     Housing Florida      Housing Management
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                 $6                  ($6)              $3,772
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          (3)                   -                 (260)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              3                   (6)               3,512
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          3                   (6)               3,512
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              3                    8                   73
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                        62                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    65                    8                   73
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                 (166)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                 (166)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                        $68                   $2               $3,419
============================================================= ==================== ==================== ====================

page 170

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              John Stewart         Edison Capital       Edison Capital
                                                              Company [6]          Housing New Jersey   Housing New York
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $1,201               $8,543               $5,000
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         527                1,455                  (14)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          1,728                9,998                4,986
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                            1,015                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      2,743                9,998                4,986
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                            28                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                            458                    9                   16
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                       154                  389                3,070
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   640                  398                3,086
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     155                 (150)                   -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      155                 (150)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           132                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $3,670              $10,246               $8,072
============================================================= ==================== ==================== ====================

page 171

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Housing       Edison Housing
                                                              Housing              Georgia              North Carolina
                                                              Pennsylvania
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $9,325                 $654               $2,145
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         509                  292                  649
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          9,834                  946                2,794
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      9,834                  946                2,794
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                            127                    9                    9
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                  321                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   127                  330                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,048                   54                  193
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    2,048                   54                  193
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $12,009               $1,330               $2,996
============================================================= ==================== ==================== ====================



page 172

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Housing       Edison Housing       EHI Development
                                                              Oregon, Inc.         South Carolina       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                ($6)              $2,066               $1,002
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                  217                   78
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (6)               2,283                1,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (6)               2,283                1,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              8                    8                  134
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     8                    8                  134
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                  187                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                  187                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                         $2               $2,478               $1,214
============================================================= ==================== ==================== ====================



page 173

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EHI Development      MHIFED 94 Company    MHIFED 95 Company
                                                              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $5,000              $20,040               $8,662
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         665                6,095                5,416
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          5,665               26,135               14,078
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      5,665               26,135               14,078
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          3,565                    9                2,051
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                   43                   94
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 3,565                   52                2,145
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                  309                2,151
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                  140                  246
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                  449                2,397
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $9,230              $26,636              $18,620
============================================================= ==================== ==================== ====================



Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MHIFED 96 Company    MHIFED 96A Company   MHIFED 97 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $1,127              $13,656                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (46)               1,115                  ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          1,081               14,771                   (5)

------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      1,081               14,771                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          6,126                    5                    6
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                   56                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 6,126                   61                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      89                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                  330                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       89                  330                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $7,296              $15,162                   $1
============================================================= ==================== ==================== ====================



page 175

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MHICAL 94 Company    MHICAL 95 Company    MHICAL 96 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $30,581              $44,132              $37,865
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      13,220               12,962                8,272
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         43,801               57,094               46,137
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     43,801               57,094               46,137
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                            285                   10                   10
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                  758
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   285                   10                  768
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,597                2,641                2,998
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                  117                  307
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    1,597                2,758                3,305
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $45,683              $59,862              $50,210
============================================================= ==================== ==================== ====================



page 176

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MHICAL 97 Company    Mission Housing      Mission Housing
                                                                                   Alpha                Beta
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $14,727               $3,264               $4,459
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       1,200                 (108)               2,804
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         15,927                3,156                7,263
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     15,927                3,156                7,263
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              8                   34                   25
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                       526                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   534                   34                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     358                1,181                 (324)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                    89                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      447                1,181                 (324)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $16,908               $4,371               $6,964
============================================================= ==================== ==================== ====================



page 177

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Delta                Denver               Epsilon
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $10,110               $7,925               $1,694
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       5,709                3,065                   77
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         15,819               10,990                1,771
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     15,819               10,990                1,771
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                             25                   11                   25
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                4,747
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    25                   11                4,772
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (20)                 839                  (51)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      (20)                 839                  (51)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $15,824              $11,840               $6,492
============================================================= ==================== ==================== ====================


page 178

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Gamma                Holdings             Theta
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $3,340              $17,570               $1,199
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       2,153                5,661                  769
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          5,493               23,231                1,968
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      5,493               23,231                1,968
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                             25                   12                   45
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                  365                  133
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    25                  377                  178
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (241)                (637)                  12
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                     (241)                (637)                  12
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $5,277              $22,971               $2,158
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding      Mission Housing      Mission SA Company
                                                              Theta [6]            Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                $18              $10,341                  $54
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (17)               1,549                 (102)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              1               11,890                  (48)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          1               11,890                  (48)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                             25                   26                   11
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         1                5,730                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    26                5,756                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                   75                   40
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                   75                   40
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                        $27              $17,721                   $3
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              WGA Investors        Edison Capital       Consolidating
                                                              Company              Housing Investments  Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -             $634,777            ($271,281)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -              148,356                1,489
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -              783,133             (269,792)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -              783,133             (269,792)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               42,147                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              -               32,333              (44,339)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -              105,549                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -              180,029              (44,339)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -               19,483                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -               27,579                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -               47,062                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -           $1,010,224            ($314,131)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital
                                                              Housing
                                                              Investments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                           $633,307                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     224,548                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        857,855                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                            1,015                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    858,870                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        42,175                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          1,694                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                   121,994                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               165,863                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  32,821                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                28,810                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   61,631                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           132                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,086,496                    -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              East Coast           EC Asset Services,   EC Properties, Inc.
                                                              Capital, Inc.        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               $242                  $58                  $31
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         234                  312                  273
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            476                  370                  304
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                        476                  370                  304
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                            376                  276                    8
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         9                  (30)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   385                  246                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                       $861                 $616                 $312
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EC Properties III,   EC-SLP, Inc.         Consolidating
                                                              Inc.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                 $2                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           2                 ($10)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              4                  (10)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          4                  (10)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              3                    7                ($171)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                   17                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     3                   24                 (171)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                         $7                  $14                ($171)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              East Coast
                                                              Capital, Inc.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               $333                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         811                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          1,144                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      1,144                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                            499                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                        (4)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   495                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $1,639                    -                    -
============================================================= ==================== ==================== ====================

page 185










Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Burlington           Edison Capital       Edison Capital
                                                              Apartments, Inc.     Europe Limited       Ventures
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                   $4,770                 $952                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   4,770                  952                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  2,581                  883                   $3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            907                   49                    -
Income taxes                                                                (24)                  15                   (1)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  3,464                  947                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          1,306                    5                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                   23                    -
Minority interest                                                            19                    -                    -
Taxes on nonoperating income                                                  -                   (9)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        19                   14                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 1,325                   19                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                1,816                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   1,816                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (491)                  19                   (2)
Retained earnings - beginning of year                                    (2,512)                  10
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($3,003)                 $29                  ($2)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Funding       Edison Mortgage      Mission Bartlett
                                                              Company              Company              Hill Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                 $229,379                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 229,379                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 12,761                   $3                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         17,512                    -                    -
Income taxes                                                              7,793                   (1)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 38,066                    2                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        191,313                   (2)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              3,329                  401                    -
Minority interest                                                             1                    -                    -
Taxes on nonoperating income                                             10,836                 (164)                   -
Other nonoperating income - net                                         (29,859)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (15,693)                 237                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               175,620                  235                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               41,764                    -                    -
Other interest expense                                                    4,332                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  46,096                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              129,524                  235                    -
Retained earnings - beginning of year                                   217,788                   97                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $347,312                 $332                    -
============================================================= ==================== ==================== ====================




Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission              Renewable Energy     Edison Capital
                                                              International        Capital Company
                                                              Capital, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                    -              $34,772
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                  $18                1,065
Income taxes                                                                 (1)                (563)             (11,825)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      2                 (545)              24,012
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (2)                 545              (24,012)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                  -                1,368                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                 (557)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                  811                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (2)               1,356              (24,012)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                1,368                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                1,368                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (2)                 (12)             (24,012)
Retained earnings - beginning of year                                        (6)                 142              (99,627)
Dividends declared on common stock                                            -                    -                 (194)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($8)                $130            ($123,833)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Edison Capital
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -             $235,101                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              235,101                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -               51,005                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -               19,551                    -
Income taxes                                                               $534               (4,073)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    534               66,483                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (534)             168,618                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                             (1,368)               3,753                    -
Minority interest                                                             -                   20                    -
Taxes on nonoperating income                                                533               10,638                    -
Other nonoperating income - net                                               -              (29,859)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (835)             (15,448)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (1,369)             153,170                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               (2,700)              42,248                    -
Other interest expense                                                    1,331                5,663                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  (1,369)              47,911                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -              105,259                    -
Retained earnings - beginning of year                                   105,888              221,780                    -
Dividends declared on common stock                                            -                 (194)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $105,888             $326,845                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Funding       Edison Integrated
                                                              Housing              Omicron GP           Energy Services
                                                              Investments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $11,948                 $416                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  11,948                  416                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  5,640                  265                   $3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         15,951                   94                    -
Income taxes                                                            (71,770)                   3                   (1)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (50,179)                 362                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         62,127                   54                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                829                    -                    -
Minority interest                                                             -                   70                    -
Taxes on nonoperating income                                             11,854                    1                    -
Other nonoperating income - net                                         (29,925)                  (3)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (17,242)                  68                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                44,885                  122                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                3,896                  120                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   3,896                  120                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               40,989                    2                   (2)
Retained earnings - beginning of year                                   183,559                   (5)                  (7)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $224,548                  ($3)                 ($9)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission First        Mission Funding      Mission Funding
                                                              Asset Investment     Beta                 Epsilon
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -              $74,341              $99,002
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               74,341               99,002
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                    3                1,264
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                   36
Income taxes                                                                 (1)              34,371               45,745
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      2               34,374               47,045
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (2)              39,967               51,957
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                  340
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                 (139)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                  201
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (2)              39,967               52,158
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (2)              39,967               52,158
Retained earnings - beginning of year                                         9             (121,735)            (196,606)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $7             ($81,768)           ($144,448)
============================================================= ==================== ==================== ====================



Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Gamma                Kappa                Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $40,537                    -               $2,857
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  40,537                    -                2,857
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      3                   $2                    2
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                  894
Income taxes                                                             18,655                   (1)                 534
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 18,658                    1                1,430
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         21,879                   (1)               1,427
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                21,879                   (1)               1,427
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               21,879                   (1)               1,427
Retained earnings - beginning of year                                   (67,913)                 (26)               8,691
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        ($46,034)                ($27)             $10,118
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Funding       Consolidating        Edison Funding
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     $278                    -             $229,379
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     278                    -              229,379
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  5,576                    -               12,761
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            537                    -               17,512
Income taxes                                                            (19,743)                   -                7,793
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (13,630)                   -               38,066
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         13,908                    -              191,313
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              2,160                    -                3,329
Minority interest                                                             -                 ($69)                   1
Taxes on nonoperating income                                               (880)                   -               10,836
Other nonoperating income - net                                               -                   69              (29,859)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     1,280                    -              (15,693)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                15,188                    -              175,620
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               37,748                    -               41,764
Other interest expense                                                    4,332                    -                4,332
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  42,080                    -               46,096
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (26,892)                   -              129,524
Retained earnings - beginning of year                                   399,914               11,907              217,788
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $373,022              $11,907             $347,312
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                                                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $41                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                               (139)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    (98)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             98                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                340                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (139)                   -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       201                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   299                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  299                    -                    -
Retained earnings - beginning of year                                     1,049                    -
                                                                                                                        -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $1,348                    -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        Latin American       (Netherlands)
                                                              (Bermuda) Ltd.       Investments          Holdings Company
                                                                                   Holding Company      B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     $528                 $165                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     528                  165                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     13                1,147                   $5
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                   36                    -
Income taxes                                                                179                  191                   (1)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    192                1,374                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            336               (1,209)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   336               (1,209)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  336               (1,209)                  (4)
Retained earnings - beginning of year                                         -                  (31)                   -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $336              ($1,240)                 ($4)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Mission Funding      Mission Funding Mu
                                                              (Netherlands)        Alpha                [6]
                                                              Investments B.V.
                                                              [6]
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -              $75,236               $1,859
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               75,236                1,859
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $5                    2                    3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (2)              36,885                  737
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      3               36,887                  740
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (3)              38,349                1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (3)              38,349                1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (3)              38,349                1,119
Retained earnings - beginning of year                                         -             (220,988)               5,267
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($3)           ($182,639)              $6,386
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding      Mission Funding Nu   Mission
                                                              Delta                [6]                  Investments, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -               $4,138                  $24
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                4,138                   24
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                    3                    3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (1)               1,630                    6
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      2                1,633                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (2)               2,505                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (2)               2,505                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (2)               2,505                   15
Retained earnings - beginning of year                                     5,989                9,137                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $5,987              $11,642                  $15
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission (Bermuda)    Mission Funding      Consolidating
                                                              Investments, Ltd.    Epsilon              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                      $12              $17,040                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                      12               17,040                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     12                   27                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                6,260                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    $12                6,287                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -               10,753                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -            -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -               10,753                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -               10,753                    -
Retained earnings - beginning of year                                         -                2,971                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -              $13,724                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding
                                                              Epsilon
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $99,002                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  99,002                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  1,264                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             36                    -                    -
Income taxes                                                             45,745                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 47,045                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         51,957                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                340                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (139)                   -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       201                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                52,158                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               52,158                    -                    -
Retained earnings - beginning of year                                  (196,606)                   -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($144,448)                   -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              East Coast           ECHI Wyvernwood,     Edison Capital
                                                              Capital, Inc.        Inc.                 Affordable Housing
                                                              Consolidated                              97 V
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     $651                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     651                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     46                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             28                    -                    -
Income taxes                                                                173                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    247                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            404                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  2                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 (1)                   -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   405                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  405                    -                    -
Retained earnings - beginning of year                                       406                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $811                    -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 VI                97 VII               97 VIII
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                    -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                    -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Delaware     Housing Florida      Housing Management
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  Clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                   $3                   $2
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                  263
Income taxes                                                                 (1)                  (1)                 (99)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      2                    2                  166
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (2)                  (2)                (166)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  1                    -                    -
Other nonoperating income - net                                              (2)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (3)                  (2)                (166)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (3)                  (2)                (166)
Retained earnings - beginning of year                                         -                   (4)                 (94)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($3)                 ($6)               ($260)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              John Stewart         Edison Capital       Edison Capital
                                                              Company [6]          Housing New Jersey   Housing New York
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                   $4,761                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   4,761                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  4,419                   $2                   $3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             43                  460                    -
Income taxes                                                                  8               (2,214)                   4
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  4,470               (1,752)                   7
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            291                1,752                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 55                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                (23)                 200                    -
Other nonoperating income - net                                               -                 (492)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        32                 (292)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   323                1,460                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    5                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       5                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  318                1,460                   (7)
Retained earnings - beginning of year                                       209                   (5)                  (7)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $527               $1,455                 ($14)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Housing       Edison Housing       Edison Housing
                                                              Pennsylvania         Georgia              North Carolina
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -


                                                                                                                      $23
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $2                   $3                    3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            399                    2                   13
Income taxes                                                                336                 (173)                 344
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    737                 (168)                 360
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (737)                 168                 (337)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                166                  (25)                  14
Other nonoperating income - net                                            (408)                  61                  (35)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (242)                  36                  (21)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (979)                 204                 (358)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (979)                 204                 (358)
Retained earnings - beginning of year                                     1,488                   88                1,007
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $509                 $292                 $649
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Housing       Edison Housing       EHI Development
                                                              Oregon, Inc.         South Carolina       Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                  $24                  $13
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                   24                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                    2                    2
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                   14                    -
Income taxes                                                                 (1)                  20                   (1)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      2                   36                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (2)                 (12)                  12
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                   15                    -
Other nonoperating income - net                                               -                  (37)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                  (22)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (2)                 (34)                  12
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (2)                 (34)                  12
Retained earnings - beginning of year                                        (4)                 251                   66
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($6)                $217                  $78
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EHI Development      MHIFED 94 Company    MHIFED 95 Company
                                                              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                 $189                 $144
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                  189                  144
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                  105                  108
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (1)                 145                1,758
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      2                  250                1,866
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (2)                 (61)              (1,722)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                713                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (290)                   -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       423                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   421                  (61)              (1,722)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  421                  (61)              (1,722)
Retained earnings - beginning of year                                       244                6,156                7,138
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $665               $6,095               $5,416
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MHIFED 96 Company    MHIFED 96A Company   MHIFED 97 Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     $448                 $628                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     448                  628                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                   $3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                163                  232                   (1)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    163                  232                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            285                  396                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   285                  396                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  285                  396                   (2)
Retained earnings - beginning of year                                      (331)                 719                   (3)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($46)              $1,115                  ($5)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MHICAL 94 Company    MHICAL 95 Company    MHICAL 96 Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                 $352                 $774
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                  352                  774
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                    3                    3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          1,004                1,957                1,656
Income taxes                                                             (3,880)              (5,095)              (5,491)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 (2,873)              (3,135)              (3,832)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          2,873                3,487                4,606
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 32                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                573                  890                  557
Other nonoperating income - net                                          (1,438)              (2,185)              (1,366)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (833)              (1,295)                (809)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 2,040                2,192                3,797
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                2,040                2,192                3,797
Retained earnings - beginning of year                                    11,180               10,770                4,475
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $13,220              $12,962               $8,272
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MHICAL 97 Company    Mission Housing      Mission Housing
                                                                                   Alpha                Beta
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     $225                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     225                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      2                   $3                   $3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            412                   23                  160
Income taxes                                                             (1,358)                 123                 (846)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                   (944)                 149                 (683)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          1,169                 (149)                 683
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                387                    -                  102
Other nonoperating income - net                                            (951)                   -                 (251)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (564)                   -                 (149)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   605                 (149)                 534
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  605                 (149)                 534
Retained earnings - beginning of year                                       595                   41                2,270
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $1,200                ($108)              $2,804
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Delta                Denver               Epsilon
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $2                   $2                   $3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            240                  198                   11
Income taxes                                                             (1,959)                (936)                (116)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 (1,717)                (736)                (102)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          1,717                  736                  102
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                555                  314                   53
Other nonoperating income - net                                          (1,361)                (772)                (130)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (806)                (458)                 (77)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   911                  278                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  911                  278                   25
Retained earnings - beginning of year                                     4,798                2,787                   52
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $5,709               $3,065                  $77
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Gamma                Holdings             Theta
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                   $3                   $3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            113                  805                   64
Income taxes                                                               (604)              (3,535)                (212)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                   (488)              (2,727)                (145)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            488                2,727                  145
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 87                  232                   40
Other nonoperating income - net                                            (213)                (570)                 (98)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (126)                (338)                 (58)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   362                2,389                   87
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  362                2,389                   87
Retained earnings - beginning of year                                     1,791                3,272                  682
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $2,153               $5,661                 $769
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Funding      Mission Housing      Mission SA Company
                                                              Theta [6]            Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                   $2                   $3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (1)              (1,980)                  35
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      2               (1,978)                  38
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (2)               1,978                  (38)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                  336                    -
Other nonoperating income - net                                              (1)                (826)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (1)                (490)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (3)               1,488                  (38)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (3)               1,488                  (38)
Retained earnings - beginning of year                                       (14)                  61                  (64)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($17)              $1,549                ($102)
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              WGA Investors        Edison Capital       Consolidating
                                                              Company              Housing Investments  Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -               $3,716                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                3,716                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  887                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                8,086                    -
Income taxes                                                                  -              (46,606)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -              (37,633)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -               41,349                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                   27                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                7,671                    -
Other nonoperating income - net                                               -              (18,850)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -              (11,152)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -               30,197                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                3,891                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                3,891                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -               26,306                    -
Retained earnings - beginning of year                                         -              122,050               $1,489
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -             $148,356               $1,489
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Capital
                                                              Housing
                                                              Investments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $11,948                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  11,948                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  5,640                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         15,951                    -                    -
Income taxes                                                            (71,770)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (50,179)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         62,127                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                829                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             11,854                    -                    -
Other nonoperating income - net                                         (29,925)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (17,242)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                44,885                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                3,896                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   3,896                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               40,989                    -                    -
Retained earnings - beginning of year                                   183,559                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $224,548                    -                    -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              East Coast           EC Asset Services,   EC Properties, Inc.
                                                              Capital, Inc.        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     $261                 $390                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     261                  390                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     25                   21                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             28                  184                    -
Income taxes                                                                159                    -                    -
Property and other taxes                                                      -                    -                ($177)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    212                  205                 (177)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             49                  185                  177
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    49                  185                  177
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   49                  185                  177
Retained earnings - beginning of year                                       185                  127                   96
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $234                 $312                 $273
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EC Properties III,   EC-SLP, Inc.         Consolidating
                                                              Inc.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                ($3)                 $10                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (3)                  10                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              3                  (10)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    2                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                   (1)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     3                   (9)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    3                   (9)                   -
Retained earnings - beginning of year                                        (1)                  (1)                   -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $2                 ($10)                   -
============================================================= ==================== ==================== ====================


Edison Capital and Subsidiaries [Tier 5]
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              East Coast
                                                              Capital, Inc.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     $651                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     651                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     46                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             28                    -                    -
Income taxes                                                                173                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    247                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            404                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  2                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 (1)                   -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   405                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  405                    -                    -
Retained earnings - beginning of year                                       406                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $811                    -                    -
============================================================= ==================== ==================== ====================











Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          1st Time Homebuyer          1010 SVN Assoc LP           1028 Howard St Assoc LP
                                         Opportunities LP (Chester
                                         County Homes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,358                      $7,641                      $226

  Revenues                               $153                        $204                        $11

  Net Income (Loss)                      ($5)                        ($219)                      ($8)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    5.00% by Mission Housing
                                         Housing Investments         Housing Investments         Investors Partnership








Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          1101 Howard St Assoc LP     1475 167th Ave Assoc LP     16th & Church St Assoc LP
                                                                     (Bermuda Gardens)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $57                         -                           $2,329

  Revenues                               $2                          -                           $126

  Net Income (Loss)                      ($2)                        -                           ($132)


Ownership Interest(s):                   1.00% by MHIFED 95 LP       99.90% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Investments         Housing Investments






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          1732 Champa LP (Buerger     18303 Kittridge Assoc-39    1856 Wells Court Partners
                                         Brothers Lofts)             LP (Kittridge)              LP (Wells Court)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,664                      $1,819                      $2,995

  Revenues                               $440                        $222                        $312

  Net Income (Loss)                      $94                         ($72)                       ($4)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          210 Washington Ave Assoc    2400 Locust Assoc LP        2601 North Broad St Assoc
                                         (Renaissance Plaza)         (Locust on the Park)        LP (Station House)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,106                      $24,526                     $60

  Revenues                               $509                        $563                        $1

  Net Income (Loss)                      ($498)                      $73                         ($2)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Investments         Housing Investments         for Affordable Housing LP
                                                                                                 II





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          2814 Fifth St Assoc LP      381 Turk St LP              5363 Dent Ave Assoc LP
                                         (Land Park Woods)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,341                      $3                          $1,171

  Revenues                               $350                        $2                          $170

  Net Income (Loss)                      ($341)                      -                           ($66)


Ownership Interest(s):                   99.00% by MHICAL 96 LP      1.00% by John Stewart       99.00% by MH II LP
                                                                     Company

                                         0.50% by John Stewart
                                         Company



Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Abajo Del Sol LP            Abby Assoc LP (Windmere     Admiralty Heights Assoc
                                                                                                 II 1995 LP (Kent Manor)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $5,070                      $692

  Revenues                               -                           $310                        $27

  Net Income (Loss)                      -                           ($113)                      ($43)


Ownership Interest(s):                   99.9% by Edison Capital     99.00% by MHICAL 95 LP      99.00% by Edison Capital
                                         Housing Investments                                     Housing Partners VI LP







Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          AE Assoc LP (Avenida        Affordable/Citrus Glenn     Agape Housing LP
                                         Espana)                     Phase II, Ltd (Citrus
                                                                     Glenn Apts Phase II)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $8,191                      $5,220                      $653

  Revenues                               $506                        $212                        $9

  Net Income (Loss)                      ($263)                      $18                         ($2)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Partners VI LP      Housing Investments







Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Alhambra Apts LP            Alma Place Assoc LP         Altamont Hotel Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $8,443                      $6,120

  Revenues                               -                           $414                        $503

  Net Income (Loss)                      -                           ($351)                      ($356)


Ownership Interest(s):                   99.90% by Edison Capital    99.00% by MHICAL 97 LP      99.00% by Edison Capital
                                         Housing Investments                                     Housing Partners VI LP





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          AMCAL Santa Barbara Fund    Anglo Edison LLC No. 1      Anglo Edison Pinecrest LLC
                                         XXXVI LP (Positano)         (Las Brisas)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $8,905                      $4,332                      -

  Revenues                               $11                         $347                        -

  Net Income (Loss)                      ($80)                       ($127)                      -


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners V LP       Housing Investments         Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Anglo Edison Ravenwood LLC  Antelope Assoc LP           Apollo Development Assoc
                                                                                                 LP (Apollo Hotel)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,665                      $10,957                     -

  Revenues                               $425                        $829                        -

  Net Income (Loss)                      $61                         ($268)                      -


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHICAL 95 LP      99.00% by Edison Capital
                                         Housing Investments                                     Housing Investments







Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Arbor Lane Assoc Phase II   Argyle Redevelop-ment       Arroyo Vista Assoc LP
                                         LP (Timberwood)             Partnership LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $13                         $5,981                      $161

  Revenues                               $1                          $3,017                      $14

  Net Income (Loss)                      -                           ($330)                      ($6)


Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by Corporations
                                         for Affordable Housing LP   Housing Investments         for Affordable Housing LP






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Artloft Assoc LP            Auburn Manor Apts LP        Avalon Courtyard LP
                                                                                                 (Carson Senior Housing)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $50                         -                           $252

  Revenues                               $4                          -                           $17

  Net Income (Loss)                      ($2)                        -                           ($8)


Ownership Interest(s):                   35.60% by Corporations      99.00% by Edison Capital    1.00% by MHIFED 95 LP
                                         for Affordable Housing LP   Housing Investments

                                         53.43% by Corporations
                                         for Affordable Housing LP
                                         II




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          B.A.I. Anglo Edison         B.A.I. Edison Ravenwood     Baker Park Assoc LP
                                         Pinecrest, LLC             (Ravenwood)
                                         (Pinecrest)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           -                           $14,611

  Revenues                               -                           -                           $721

  Net Income (Loss)                      -                           -                           ($307)


Ownership Interest(s):                   99.00% by Edison Capital    90.00% by Edison Capital    99.00% by MHICAL 95 LP
                                         Housing Investments         Housing Denver, Inc.







Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Barnsdall Court LP          Bartlett Hill Assoc         Beacon Manor Assoc
                                         (Villa Mariposa)            LP                          LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $5,724                      $4,613

  Revenues                               -                           $454                        $216

  Net Income (Loss)                      -                           ($453)                      ($340)


Ownership Interest(s):                   99.00% by Edison Capital    70.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                                                     30.00% by Mission
                                                                     Bartlett Hill Company





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Berry Ave Assoc LP          Bodega Hills                Borregas Court LP
                                                                     Investors LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $82                         $3,475                      -

  Revenues                               $4                          $145                        -

  Net Income (Loss)                      ($3)                        ($216)                      -


Ownership Interest(s):                   1.00% by MHIFED 94 LP       99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners V LP       Housing Investments






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Boulder Creek               Bouquet Canyon              Bracher Assoc LP
                                         Apartments LP                          Seniors LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           -                           $7,066

  Revenues                               -                           -                           $432

  Net Income (Loss)                      -                           -                           ($203)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by MHICAL 95 LP
                                         Housing Investments         Housing Investments






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Bradley Manor               Brantwood II Assoc          Brookline Housing
                                         Senior Apts LP              LP                          Assoc LLC
                                                                                                 (Bridgewater)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,694                      $3,616                      $106

  Revenues                               $100                        $68                         $4

  Net Income (Loss)                      ($96)                       $(5)                        ($7)


Ownership Interest(s):                   99.00% by Edison Capital    98.99% by Edison Capital    99.00% by Corporations
                                         Housing Partners VI LP      Housing Investments         for Affordable Housing LP
                                                                                                 II

                                                                     0.01% by Mission Funding
                                                                     Theta




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Brooks School Assoc         Bryn Mawr - Belle           Burlington
                                         LP                          Shore LP (The)              Arboretum LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,319                      $21,424                     $1,290

  Revenues                               $23                         $176                        $224

  Net Income (Loss)                      ($33)                       ($493)                      ($31)


Ownership Interest(s):                   98.99% by Edison Capital    99.00% by Edison Capital    94.66% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         0.01% by Mission Funding                                1.00% by Burlington Apts,
                                         Theta                                                   Inc.




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Burlington Senior            Bush Hotel LP               Caleb Affordable
                                         Housing LLC                                              Housing Assoc LP
                                                                                                 (Ledges/Pinebrook)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,304                      $14,750                     $85

  Revenues                               $13                         $376                        $12

  Net Income (Loss)                      ($100)                      ($142)                      ($3)


Ownership Interest(s):                   98.9% by Edison Capital     99.00% by Edison Capital    99.00% by Corporations
                                         Housing Investments         Housing Investments         for Affordable Housing LP

                                         0.01% by Mission Funding
                                         Theta





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          California Park             Carlin LP (The)             Carlton Way Apts LP
                                         Apts LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,227                      $154                        $40

  Revenues                               $385                        $6                          $2

  Net Income (Loss)                      ($142)                      ($15)                       ($1)


Ownership Interest(s):                   99.00% by MH I LP           99.00% by Corporations      1.00% by MHIFED 94 LP
                                                                     for Affordable Housing LP






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Carson Housing LP           C-Court LP (Cawelti         CCS/Bellingham LP
                                         (Carson Street)             Court)                     (Washington Grocery
                                                                                                 Building)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $2,636                      $4,579

  Revenues                               -                           $98                         $19

  Net Income (Loss)                      -                           ($50)                       ($92)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Partners VII LP     Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          CCS/Mount Vernon            CCS/Renton Housing          CDR Senior Housing
                                         Housing LP (La              LP (Renton)                 Assoc LP (Casa del
                                         Venture)                                                Rio)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $2,223                      $67

  Revenues                               -                           $66                         $4

  Net Income (Loss)                      -                           ($103)                      ($2)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    1.00% by MHIFED 94 LP
                                         Housing Investments         Housing Investments






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Catalonia Assoc LP          Cedarshores Limited         Centennial Place LP
                                                                     Dividend Housing
                                                                     Association LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10,525                     $9,959                      $9,355

  Revenues                               $227                        $539                        $536

  Net Income (Loss)                      ($302)                      ($164)                      ($475)


Ownership Interest(s):                   99.00% by Edison Capital    98.99% by Edison Capital    99.00% by MH V LP
                                         Housing Partners VIII LP    Housing Investments

                                                                     0.01% by Mission Funding
                                                                     Theta





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Centertown Assoc LP         Centro Partners LP          Cincinnati
                                                                     (El Centro)                 Ravenwood Apts LP
                                                                                                 (Ravenwood)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,201                      $5,057                      $5,623

  Revenues                               $390                        $262                        $517

  Net Income (Loss)                      ($195)                      ($249)                      ($10)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                                                                                 0.95% by B.A.I. Edison
                                                                                                 Ravenwood LP (Ravenwood)






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Cochrane Village            Colina Vista LP             Community Invest-
                                         Apts LP                                                 ment LP (Oak
                                                                                                 Village Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,189                      $5,845                      $5

  Revenues                               $58                         $232                        $6

  Net Income (Loss)                      ($39)                       ($202)                      -


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHICAL 95 LP      1.00% by John Stewart
                                         Housing Investments                                     Company





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Conejo Valley               Coolidge Station            Corporations for
                                         Community Housing           Apts LC                     Affordable Housing
                                         Assoc (Community                                        LP
                                         House Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,708                      $1,861                      $397

  Revenues                               $38                         $113                        $5

  Net Income (Loss)                      ($82)                       ($54)                       ($47)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    1.00% by EC Properties,
                                         Housing Investments         Housing Investments         Inc.






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Corporations for            Corporations for            Corona Ely/Ranch
                                         Affordable Housing          Affordable Housing          Assoc LP
                                         LP II                       LP III
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $322                        $129                        $92

  Revenues                               $10                         $2                          $4

  Net Income (Loss)                      ($41)                       ($5)                        ($3)


Ownership Interest(s):                   1.00% by EC Properties,     1.00% by EC Properties      1.00% by MHIFED 94 LP
                                         Inc.                        III, Inc.




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Cottonwood                  Coyote Springs Apts         Crescent Manor
                                         Affordable Housing          Assoc LP                    Assoc LP
                                         LP (Verde Vista)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,136                      $11,336                     $25

  Revenues                               $59                         $636                        $22

  Net Income (Loss)                      ($21)                       ($377)                      1


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    2.85% by John Stewart
                                         Housing Partners VII LP     Housing Investments         Company






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Cypress Cove Assoc          Davis MHA Twin              Del Carlo Court
                                                                     Pines Community             Assoc LP
                                                                     Assoc LP (Northstar
                                                                     Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,805                      $5,328                      $5,056

  Revenues                               $194                        $204                        $185

  Net Income (Loss)                      ($89)                       ($204)                      ($212)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Mission Housing
                                         Housing Investments         Housing Investments         Gamma




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Del Norte Place LP          Delta Plaza Apts LP         DeRose Housing
                                                                                                 Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,463                      $2,050                      $4,730

  Revenues                               $314                        $76                         $466

  Net Income (Loss)                      ($50)                       ($100)                      ($399)


Ownership Interest(s):                   18.00% by The IBEX Group    99.00% by Edison Capital    99.00% by MH III LP
                                                                     Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Diamond Phase III           Double X Assoc 1995         EAH Larkspur
                                         Venture LP                  LP (Terrace Manor)          Creekside Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $20                         $448                        $2,621

  Revenues                               -                           $39                         $234

  Net Income (Loss)                      ($1)                        ($51)                       ($105)


Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by Edison Capital
                                         for Affordable Housing LP   Housing Partners VI LP      Housing Investments






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          East Cotati Ave             Eastwood Homes LP           ECH/HFC GP
                                         Partners LP                                             Partnership No. 1
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,450                      $11,723                     $15,326

  Revenues                               $270                        $85                         $1

  Net Income (Loss)                      ($275)                      ($211)                      ($30)


Ownership Interest(s):                   99.00% by Edison Capital    98.99% by Edison Capital    34.90% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                                                     0.01% by Mission Funding    50.40% by MHICAL 96 LP
                                                                     Theta

                                                                                                 14.70% by MHICAL 97 LP




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          ECH/HFC GP                  ECH Investor                ECH Investor
                                         Partnership No. 2           Partners VI-A LP            Partners VI-B LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,086                      $147                        $88

  Revenues                               -                           -                           -

  Net Income (Loss)                      ($2)                        ($2)                        ($1)


Ownership Interest(s):                   56.70% by Edison Capital    15.39% by Edison Capital    15.39% by Edison Capital
                                         Housing Investments         Contributions VI Partners   Contributions VI Partners

                                         43.30% by MHICAL 95 LP




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          EDA LP (Eagle's             Edison Capital              Edison Capital
                                         Nest)                       Affordable Housing          Affordable Housing
                                                                     Partners V LP                Partners VI LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $95                         $2,841                      $188

  Revenues                               $19                         -                           -

  Net Income (Loss)                      ($4)                        -                           ($2)


Ownership Interest(s):                   99.00% by Corporations      16.38% by Edison Capital    61.82% by ECH Investor
                                         for Affordable Housing LP   Housing Investments         Partners VI-A LP
                                         II

                                                                                                 37.18% by ECH Investor
                                                                                                 Partners VI-B LP




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Edison Capital              Edison Capital              Edison Capital
                                         Housing                     Affordable Housing          Contributions VI
                                         Partners VII LP             Partners VIII LP            Partners
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,959                      $2,340                      $8,173

  Revenues                               $1                          -                           $2

  Net Income (Loss)                      ($35)                       ($4)                        ($35)


Ownership Interest(s):                   19.40% by ECH/HFC GP        18.54% by ECH/HFC GP        91.77% by Edison Capital
                                         Partnership No. 1           Partnership No. 2           Housing Investments

                                                                                                 4.03% by Edison Housing
                                                                                                 North Carolina

                                                                                                 4.20% by Edison Housing
                                                                                                 South Carolina




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Edgewood Manor              Edmundson Assoc LP          El Barrio Academy
                                         Assoc II LP                 (Willows)                   Urban Renewal Assoc
                                                                                                 LP (Academy St.)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $56                         $3,318                      $5,428

  Revenues                               $4                          $163                        $143

  Net Income (Loss)                      ($1)                        ($144)                      ($106)


Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    98.99% by Edison Capital
                                         for Affordable Housing LP   Housing Investments         Housing New Jersey
                                         II

                                                                                                 0.01% by Mission Funding
                                                                                                 Theta





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Electra Arms Senior         Elizabeth West &            Fairmount Hotel
                                         Assoc LP                    East LP                     Urban Renewal Assoc
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $1,884                      $67

  Revenues                               -                           $102                        $2

  Net Income (Loss)                      -                           ($215)                      ($4)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Investments         Housing Investments         for Affordable Housing LP




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Fairview Village            Farm (The) Assoc LP         Fell St Housing
                                         Assoc LP                                                Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7                          $5,877                      $140

  Revenues                               -                           $273                        $6

  Net Income (Loss)                      -                           $201                        ($3)


Ownership Interest(s):                   1.00% by MHIFED 94 LP       99.00% by Edison Capital    1.00% by MHIFED 94 LP
                                                                     Housing Investments






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Fifth & Wilshire            Flagstaff Afford-           Florence Apts LLC
                                                                     able Housing II LP
                                                                     (Forest View Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,295                      $1,315                      $4,041

  Revenues                               $14                         $56                         $20

  Net Income (Loss)                      ($49)                       ($36)                       ($275)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VII LP     Housing Partners VII LP     Housing Investments



Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Florin Woods Assoc          Forest Winds Assoc          Fremont Building LP
                                         LP                          LP                          (Crescent Arms)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,423                      $283                        $20,302

  Revenues                               $404                        $14                         $600

  Net Income (Loss)                      ($220)                      ($10)                       $167


Ownership Interest(s):                   99.00% by MHICAL 95 LP      5.00% by Mission Housing    99.00% by Mission Housing
                                                                     Investors Partnership       Zeta





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Garnet Housing              Gateway Housing LP          Gilroy Redwood
                                         Assoc                       (Gateway Townhomes)         Assoc LP (Redwoods)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,331                      $89                         $3,100

  Revenues                               $94                         $13                         $190

  Net Income (Loss)                      ($109)                      ($4)                        ($108)


Ownership Interest(s):                   99.00% by MHICAL 97 LP      99.00% by Corporations      99.00% by Edison Capital
                                                                     for Affordable Housing LP   Housing Investments
                                                                     II





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Ginzton Assoc LP            Glen Eden Assoc LP          Good Samaritan
                                                                     (A Street)                  Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9,237                      $323                        $57

  Revenues                               $696                        $13                         $1

  Net Income (Loss)                      ($242)                      ($13)                       ($2)


Ownership Interest(s):                   99.00% by Edison Capital    5.00% by Mission Housing    1.00% by MHIFED 96A LP
                                         Housing Investments         Investors Partnership





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Grace Housing LP            Grandy Lake 1996 LP         Gray's Meadows
                                                                     (Grandy Lake                Investors LP
                                                                     Residences)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           -                           $269

  Revenues                               -                           -                           $15

  Net Income (Loss)                      -                           -                           ($10)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    5.00% by Mission Housing
                                         Housing Investments         Housing Investments         Investors Partnership






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Greenway Village            Grossman Apts               Hamilton Place Apts
                                         Assoc LP                    Investors LP                LP (Larkin Place)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,757                      $1,153                      $1,740

  Revenues                               $212                        $101                        $132

  Net Income (Loss)                      ($209)                      ($34)                       ($41)


Ownership Interest(s):                   99.00% by MHICAL 96 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Investments         Housing Partners VI LP





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Hamilton Place              Harry Clark Jr.             Hearthstone Group 3
                                         Senior Living LP            Residential Center          LP (Evergreen
                                                                     LLC                         Court)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,392                      $1,775                      $487

  Revenues                               $63                         $46                         $23

  Net Income (Loss)                      ($51)                       ($47)                       ($37)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VI LP      Housing Investments         Housing Partners VI LP





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Heartland-Wisconsin         Heather Glen Assoc        Heritage Partners
                                         Rapids Timber               LP                        LP
                                         Trails LLC (Timber
                                         Trails)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,637                      $5,153                      -

  Revenues                               $430                        $354                        -

  Net Income (Loss)                      ($113)                      ($246)                      -


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          HMB-Atlanta I LP            Hollywood El Centro         Holy Family Assoc
                                         (Spring Branch)             LP                          LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,545                      $115                        $10,056

  Revenues                               $550                        $6                          $585

  Net Income (Loss)                      ($53)                       ($4)                        ($301)


Ownership Interest(s):                   99.00% by Edison Housing    1.00% by MHIFED 95 LP       99.00% by Edison Capital
                                         Georgia                                                 Housing Investments




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Homestead Village           Hope West Apts LP           Hotel Elkhart LLC
                                         Assoc LP                                                (The Cornerstone)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $59                         $28                         $3,944

  Revenues                               $5                          $1                          $576

  Net Income (Loss)                      ($2)                        ($1)                        $183


Ownership Interest(s):                   99.00% by Corporations      1.00% by MHIFED 94 LP       99.00% by Edison Capital
                                         for Affordable Housing LP                               Housing Investments
                                         II




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Huff Ave Assoc LP                                       Jackie Robinson
                                                                                                 Apts LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9,102                      -                           $32

  Revenues                               $618                        -                           -

  Net Income (Loss)                      ($71)                       -                           $3


Ownership Interest(s):                   99.00% by Edison Capital    -                           1.67% by John Stewart
                                         Housing Partners VII LP                                 Company





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Josephinum Assoc LP         Junction City Apts          KDF Malabar LP
                                         (The)                       LP (Green Park)             (Malabar Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9,080                      $50                         $1,571

  Revenues                               $1,104                      $7                          $122

  Net Income (Loss)                      ($743)                      ($4)                        ($14)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by Edison Capital
                                         Housing Investments         for Affordable Housing LP   Housing Partners VI LP
                                                                     II



Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          KDF Park Glenn LP           KDF Santa Paula LP          Kennedy Court
                                         (Park Glenn)                (Santa Paula)               Partners LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $8,565                      $3,512

  Revenues                               -                           $840                        $198

  Net Income (Loss)                      -                           ($167)                      ($171)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by MHICAL 96 LP
                                         Housing Investments         Housing Investments




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Kennedy Lofts Assoc         Klamath Assoc               Knolls Community
                                         LP                          LP                          Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $2,901                      -

  Revenues                               -                           $155                        -

  Net Income (Loss)                      -                           ($150)                      -


Ownership Interest(s):                   97.00% by Edison Capital    99.00% by MHICAL 96 LP      99.00% by Mission Housing
                                         Housing Investments                                     Epsilon






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          La Brea/Franklin LP         Lackawana Housing Assoc     Lark Ellen LP
                                                                     (Goodwill Neighborhood
                                                                     Residences)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $60                         $4,941                      $14,329

  Revenues                               $3                          $2                          $376

  Net Income (Loss)                      ($3)                        ($8)                        ($267)


Ownership Interest(s):                   1.00% by MHIFED 95 LP       98.99% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Pennsylvania        Housing Investments

                                                                     0.01% by Mission Funding
                                                                     Theta





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Larkin Pine LP              Larkspur Isle LP            Las Casitas LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $81                         $2                          $3

  Revenues                               $3                          $1                          $2

  Net Income (Loss)                      ($3)                        -                           -


Ownership Interest(s):                   1.00% by MHIFED 95 LP       0.50% by John Stewart       0.50% by John Stewart
                                                                     Company                     Company






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          La Terraza Assoc LP         Lavell Village              Lee Park Investors
                                         (Carlsbad Villas at         Assoc LP                    LP
                                         Camino Real)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $28,418                     $283                        $29,071

  Revenues                               $1,985                      $15                         $6,063

  Net Income (Loss)                      ($641)                      ($7)                        $149


Ownership Interest(s):                   99.00% by Mission Housing   5.00% by MHIFED 96 LP       99.00% by Mission Housing
                                         Partnership 1996 LP                                    Alpha





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Liberty House Assoc LP      LINC-Bristol Assoc I,       Mackenzie Park Assoc LP
                                                                     LP  (City Gardens)          Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $45                         $2,323                      $17

  Revenues                               $3                          $261                        $1

  Net Income (Loss)                      ($2)                        ($73)                       -


Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by Corporations
                                         for Affordable Housing LP   Housing Partners VI LP      for Affordable Housing LP
                                         II





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Madison/Mollison LP         Maple Ridge                 Maplewood School
                                         (Park Mollison)             Development  Assoc LP       Apts LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,438                      $24                         $5,575

  Revenues                               $576                        $2                          $1

  Net Income (Loss)                      ($118)                      ($1)                        ($67)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by Edison Capital
                                         Housing Investments         for Affordable Housing LP   Housing Investments
                                                                     II




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Mar Assoc LP (Frank Mar)    Marlton Residences Assoc    MAS-WT LP (Washington
                                                                     LP                          Terrace)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10,884                     -                           $11,906

  Revenues                               $706                        -                           $414

  Net Income (Loss)                      ($498)                      -                           ($575)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Partners VI LP





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Mason St                    Mayacamas Village           McFarland Press
                                         Enterprises LP              Assoc LP                     Assoc
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $14                         $6,413                      $6,675

  Revenues                               $2                          $307                        $12

  Net Income (Loss)                      -                           ($182)                      ($2)


Ownership Interest(s):                   1.00% by John Stewart       99.00% by MHICAL 94 LP      98.99% by Edison Capital
                                         Company                                                 Housing Pennsylvania

                                                                                                 0.01% by Mission Funding
                                                                                                 Theta



Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Mercantile Square           Mercy Housing               Mercy Housing
                                                                     California  III LP          California IV LP
                                                                     (3rd & Reed)                (Vista Grande)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $20,042                     $71                         $4,608

  Revenues                               $1,695                      $4                          $214

  Net Income (Loss)                      ($614)                      ($2)                        ($116)


Ownership Interest(s):                   99.00% by Mission Housing   1.00% by MHIFED 95 LP       99.00% by Edison Capital
                                         Denver                                                  Housing Partners V LP




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Mercy Housing                Mercy Housing              Merrill Road Assoc
                                         California VI LP             California IX LP            LP
                                         (205 Jones)                  (Sycamore)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,960                      $10,573                     $3,812

  Revenues                               $251                        $422                        $84

  Net Income (Loss)                      ($180)                      ($400)                      ($171)


Ownership Interest(s):                   99.00% by MHICAL 95 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Investments         Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Metro Senior Assoc LP       MH I LP                     MH II LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $78                         $1,051                      $206

  Revenues                               $3                          $8                          -

  Net Income (Loss)                      ($4)                        ($128)                      ($66)


Ownership Interest(s):                   5.00% by MHIFED 96A LP      1.00% by Edison Capital     1.00% by Edison Capital
                                                                     Housing Investments         Housing Investments

                                                                     99.00% by Mission Housing   99.00% by Mission Housing
                                                                     Delta                       Delta




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          MH III LP                   MH IV LP                    MH V LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $682                        $560                        $1,546

  Revenues                               $14                         $17                         $7

  Net Income (Loss)                      ($422)                      ($386)                      ($371)


Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Mission Housing   99.00% by Mission Housing   99.00% by Mission Housing
                                         Delta                       Delta                       Delta




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          MHIFED 94 LP                MHICAL 94 LP                MHIFED 95 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $465                        $23,468                     $531

  Revenues                               $1                          $140                        $1

  Net Income (Loss)                      ($30)                       ($1,485)                    ($37)


Ownership Interest(s):                   1.00% by Edison Capital     99.00% by MHICAL 94         1.00% by Edison Capital
                                         Housing Investments         Company                     Housing Investments

                                                                     1.00% by Edison Capital
                                                                     Housing Investments




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          MHICAL 95 LP                MHIFED 96 LP                MHIFED 96A LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $31,422                     $1,374                      $419

  Revenues                               $70                         $2                          -

  Net Income (Loss)                      ($2,160)                    ($100)                      ($24)


Ownership Interest(s):                   99.00% by MHICAL 95         5.00% by Edison Capital     1.00% by Edison Capital
                                         Company                     Housing Investments         Housing Investments

                                         1.00% by Edison Capital
                                         Housing Investments




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          MHICAL 96 LP                MHIFED 97 LP                MHICAL 97 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9,456                      -                           $8,415

  Revenues                               $28                         -                           $19

  Net Income (Loss)                      ($1,729)                    -                           ($456)


Ownership Interest(s):                   99.00% by MHICAL 96         99.00% by Edison Capital    99.00% by MHICAL 97
                                         Company                     Housing Investments         Company

                                         1.00% by Edison Capital     1.00% by MHIFED 97
                                         Housing Investments         Company






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Mid-Peninsula Century       Mid-Peninsula Sharmon       Mission Capp LP
                                         Village Assoc LP (Century   Palms Assoc LP (Sharmon
                                         Village)                    Palms)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,224                      $2,884                      $5,137

  Revenues                               $805                        $197                        $393

  Net Income (Loss)                      ($119)                      ($109)                      ($229)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Mission Housing Investors   Mission Housing             Monterra Village Assoc LP
                                         Partnership                 Partnership 1996 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,446                      $15,278                     $5,330

  Revenues                               $2                          $34                         $67

  Net Income (Loss)                      ($107)                      ($924)                      ($198)


Ownership Interest(s):                   5.00% by Mission Housing    99.00% by Mission Housing   99.00% by MHICAL 97 LP
                                         Theta                       Holdings

                                                                     1.00% by Edison Capital
                                                                     Housing Investments




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Morgan Hill Ranch Housing   Morrone Gardens Assoc
                                         LP                          LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $12,033                     $77                         -

  Revenues                               $616                        $6                          -

  Net Income (Loss)                      ($278)                      ($2)                        -


Ownership Interest(s):                   99.00% by Edison Capital    1.00% by MHIFED 94 LP       -
                                         Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                                                      MPT Apts LP (MacArthur      National Boston Lofts
                                                                     Park)                       Assoc LLLP (Boston Lofts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $6,704                      $21,941

  Revenues                               -                           $958                        $1,108

  Net Income (Loss)                      -                           ($339)                      ($392)


Ownership Interest(s):                   -                           99.00% by MH IV LP          99.00% by Edison Capital
                                                                                                 Housing Investments




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Neary Lagoon Partners LP    New Harbor Vista Apts       North Park Village LLC
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9,368                      -                           $2,332

  Revenues                               $465                        -                           $137

  Net Income (Loss)                      ($417)                      -                           $71


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Mission Housing
                                         Housing Investments         Housing Investments         Denver






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          North Town Housing          Northwood Manor Assoc LP    Oak Forest Assoc LP
                                         Partners LP (Villa del
                                         Norte Village)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $692                        $873                        $569

  Revenues                               $24                         $42                         $12

  Net Income (Loss)                      ($24)                       ($56)                       ($22)


Ownership Interest(s):                   5.00% by MHIFED 96 LP       99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners VI LP      Housing Partners VII LP





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Oakdale Terrace Leased      Oceanside Gardens LP        Ohlone Housing Assoc LP
                                         Housing Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,885                      $1,818                      $13,604

  Revenues                               $143                        $87                         $393

  Net Income (Loss)                      ($58)                       ($54)                       ($658)


Ownership Interest(s):                   98.99% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Partners VIII LP

                                         0.01% by Mission Funding
                                         Theta





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Olive Court Apts LP         Omaha Amber Ridge LP        Ontario Senior Housing LP
                                                                     (Amber Ridge)               (Ontario Plaza)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,566                      $6,107                      $6,979

  Revenues                               $335                        $756                        $399

  Net Income (Loss)                      ($185)                      $599                        ($313)


Ownership Interest(s):                   98.9% by Edison Capital     99.00% by Edison Capital    98.90% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         0.1% by Mission Funding                                 0.1% by Mission Funding
                                         Omicron                                                 Omicron




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Open Door Assoc LP (West    Oxnard Housing Assoc LP     Pacific Terrace Assoc LP
                                         Valley)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $8,106                      $40                         $5,037

  Revenues                               $433                        $1                          $16

  Net Income (Loss)                      ($214)                      ($1)                        ($26)


Ownership Interest(s):                   99.00% by Edison Capital    1.00% by MHIFED 96A LP      99.00% by Edison Capital
                                         Housing Investments                                     Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Pacifica Community Assoc    Pajaro Court Assoc LP       Palmer House LP
                                         LP (Villa Pacifica)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $14,045                     $17                         $1,743

  Revenues                               $602                        $1                          $197

  Net Income (Loss)                      ($527)                      ($1)                        ($58)


Ownership Interest(s):                   99.00% by Edison Capital    1.00% by MHIFED 94 LP       99.00% by Edison Capital
                                         Housing Investments                                     Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Paradise Road Partners LP   Park Place Terrace LP       Parkside Assoc LP
                                         (Gateway Village)                                       (Parkside Garden)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,103                      $9,487                      $65

  Revenues                               $112                        $289                        $3

  Net Income (Loss)                      ($75)                       ($285)                      ($2)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners VII LP     Housing Partners V LP       for Affordable Housing LP






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          PVA LP (Park Victoria)      Parsonage Cottage Senior    Pecan Court Assoc LP
                                                                     Residence LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,321                      $48                         -

  Revenues                               $319                        $7                          -

  Net Income (Loss)                      ($31)                       ($4)                        -


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by Edison Capital
                                         Housing Investments         for Affordable Housing LP   Housing Investments
                                                                     II




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Pellettieri Homes Urban     Persimmon Assoc LP          Piedmont Housing Assoc
                                         Renewal Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $8,008                      $5,254                      $146

  Revenues                               $23                         $61                         $10

  Net Income (Loss)                      ($57)                       ($6)                        ($7)


Ownership Interest(s):                   98.99% by Edison Capital    98.99% by Edison Capital    99.00% by Corporations
                                         Housing New Jersey          Housing Investments         for Affordable Housing LP
                                                                                                 III

                                         0.01% by Mission Funding    0.01% by Mission Funding
                                         Theta                       Theta



Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Pilot Grove LP              Pinewood on Wisconsin Apts  Pines Housing LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,623                      -                           $36

  Revenues                               $594                        -                           $3

  Net Income (Loss)                      ($676)                      -                           ($1)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Investments         Housing Investments         for Affordable Housing LP






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Pines Housing II LP         Pines Housing III LP        Pinmore Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $23                         $27                         $6,771

  Revenues                               $2                          $2                          $379

  Net Income (Loss)                      ($1)                        -                           ($215)


Ownership Interest(s):                   99.00% by Corporations      99.00% by Corporations      99.00% by MHICAL 95 LP
                                         for Affordable Housing LP   for Affordable Housing LP
                                                                     III




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Pinole Grove Assoc LP       Piper Court LP              Poco Way Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $57                         $849                        $951

  Revenues                               $4                          $287                        $45

  Net Income (Loss)                      ($2)                        $249                        ($18)


Ownership Interest(s):                   1.00% by MHIFED 95 LP       99.9% by John Stewart       5.00% by MHIFED 96 LP
                                                                     Company





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Post Office Plaza LP        President John Adams        Prince Bozzuto LP
                                                                     Manor Apts LP               (Fairground Commons)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $39,304                     -                           $486

  Revenues                               $8,614                      -                           $64

  Net Income (Loss)                      ($285)                      -                           ($22)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    5.00% by Mission Housing
                                         Housing Investments         Housing Investments         Investors Partnership





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Providence-Brown St         Rancho Park Assoc LP        Red Lake Homes
                                         Housing LP (Brown St)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,327                      $363                        $2,628

  Revenues                               $58                         $16                         $10

  Net Income (Loss)                      ($137)                      ($12)                       ($31)


Ownership Interest(s):                   99.90% by Edison Capital    5.00% by Mission Housing    99.00% by Edison Capital
                                         Housing Investments         Investors Partnership       Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Reseda Village LP           Richmond City Center        Rincon De Los Esteros
                                                                     Assoc LP                    Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $41                         $6,880                      $31,435

  Revenues                               $2                          $384                        $2,203

  Net Income (Loss)                      ($2)                        ($254)                      ($473)


Ownership Interest(s):                   1.00% by MHIFED 96A LP      99.00% by Mission Housing   99.00% by MHICAL 94 LP
                                                                     Beta




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Rittenhouse School LP       Riverside/ Liebrandt        River Walk Apts Homes LP
                                                                     Partners LP (La Playa
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $47                         $2,469                      $3,314

  Revenues                               $2                          $73                         $112

  Net Income (Loss)                      ($2)                        ($123)                      ($74)


Ownership Interest(s):                   99.00% by Corporations      99.00% by Mission Housing   99.00% by Edison Capital
                                         for Affordable Housing LP   Epsilon                     Housing Partners V LP
                                         II





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Riverwalk Apts, Ltd         Roebling Village Inn        Rosebloom Assoc LP
                                         (Colorado)                  Urban Renewal LP            (Oakshade)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $2,425                      $2,980

  Revenues                               -                           $1                          $173

  Net Income (Loss)                      -                           ($59)                       ($139)


Ownership Interest(s):                   99.00% by Edison Capital    98.99% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                                                     0.01% by Mission Funding
                                                                     Theta



Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Rosecreek Senior Living LP  Round Walk Village Apts LP  Rustic Gardens Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $144                        $140

  Revenues                               -                           $9                          $6

  Net Income (Loss)                      -                           ($2)                        ($5)


Ownership Interest(s):                   99.90% by Edison Capital    1.00% by MHIFED 96A LP      5.00% by Mission Housing
                                         Housing Investments                                     Investors Partnership





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Salem Lafayette Urban       San Diego Golden Villa      San Juan Commons 1996 LP
                                         Renewal Assoc LP            Partners LP (Golden Villa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $58                         $4,110                      $4,178

  Revenues                               $4                          -                           $120

  Net Income (Loss)                      $2                          ($13)                       ($56)


Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by Edison Capital
                                         for Affordable Housing LP   Housing Partners V LP       Housing Investments
                                         III





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          San Pablo Senior Housing    San Pedro Gardens           Santa Alicia Family
                                         Assoc LP                    Assoc LP                    Housing Assoc
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,939                      $2,800                      $83

  Revenues                               $308                        $115                        $5

  Net Income (Loss)                      ($161)                      ($163)                      ($5)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    1.00% by MHIFED 96A LP
                                         Housing Investments         Housing Investments




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Santa Alicia Gardens        Santa Paulan Senior Apts    Schoolhouse Court Housing
                                         Townhomes LP (The Gardens)  Assoc LP (The Paulan)       Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,543                      $8,565                      -

  Revenues                               $142                        $840                        -

  Net Income (Loss)                      ($79)                       ($167)                      -


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners V LP       Housing Investments         Housing Investments







Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Sea Ranch Apts LP           Seasons Affordable Senior   Second St Center LP
                                                                     Housing LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $127                        $300                        $51

  Revenues                               $9                          $21                         $3

  Net Income (Loss)                      ($5)                        ($13)                       ($2)


Ownership Interest(s):                   5.00% by Mission Housing    5.00% by MHIFED 96 LP       1.00% by MHIFED 95 LP
                                         Investors Partnership





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Sherman Glen, LLC           Shiloh Arms LP              Silver City Housing LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,185                      $80                         $67

  Revenues                               $47                         $76                         $13

  Net Income (Loss)                      ($127)                      ($2)                        ($4)


Ownership Interest(s):                   98.99% by Edison Capital    10.80% by John Stewart      99.00% by Corporations
                                         Housing Investments         Company                     for Affordable Housing LP
                                                                                                 II

                                         0.01% by Mission Funding
                                         Theta




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Silver Lake Properties      Sky Parkway                 Smyrna Gardens
                                         LP                          Housing Assoc LP            Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $448                        $7,813                      $25

  Revenues                               $37                         $388                        $3

  Net Income (Loss)                      ($6)                        ($245)                      ($2)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHICAL 96 LP      99.00% by Corporations
                                         Housing Partners VI LP                                  for Affordable Housing LP






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Solinas Village Partners    South 55th St LP            South Beach Housing Assoc
                                         LP                                                      LP (Steamboat)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $43                         $29                         $13,091

  Revenues                               $2                          $1                          $694

  Net Income (Loss)                      ($2)                        -                           ($384)


Ownership Interest(s):                   1.00% by MHIFED 95 LP       99.00% by Corporations      99.00% by Edison Capital
                                                                     for Affordable Housing LP   Housing Investments
                                                                     II





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          South Winery Assoc LP       Springdale Kresson Assoc    Spring Valley Commons
                                         (The Winery Apts)           LP (Jewish Federation)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,144                      $390                        $61

  Revenues                               $696                        $24                         -

  Net Income (Loss)                      ($88)                       ($18)                       -


Ownership Interest(s):                   99.00% by Edison Capital    5.00% by Mission Housing    99.00% by Corporations
                                         Housing Investments         Investors Partnership       for Affordable Housing LP
                                                                                                 III





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Stevenson Housing Assoc     St. Hedwigs Gardens         St. John's LP
                                         (Park Vista)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $48                         $3,869                      $275

  Revenues                               -                           $161                        $287

  Net Income (Loss)                      -                           ($158)                      $13


Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    20.60% by John Stewart
                                         for Affordable Housing LP   Housing Partners V LP       Company
                                         III







Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Stoney Creek Assoc LP       Stony Point Apt Investors   Strobridge Housing Assoc
                                                                     LP (Panas Place)            LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9,241                      -                           $19,716

  Revenues                               $410                        -                           -

  Net Income (Loss)                      ($397)                      -                           ($225)


Ownership Interest(s):                   99.00% by Edison Capital    99.9% by Edison Capital     99.00% by MHICAL 96 LP
                                         Housing Investments         Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Studebaker Building LP      Sultana Acres Assoc LP      Sunset Creek Partners LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,953                      $2,511                      $8,517

  Revenues                               $236                        $138                        $500

  Net Income (Loss)                      ($109)                      ($90)                       ($218)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by MHICAL 95 LP
                                         Housing Investments         Housing Investments






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Sunshine Terrace LP         Tabor Grand LP              Terra Cotta Housing Assoc
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $8,528                      $3,305                      -

  Revenues                               $190                        $214                        -

  Net Income (Loss)                      ($241)                      ($111)                      -


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners V LP       Housing Investments         Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          The IBEX Group GP           Thomson Rental Housing LP   Three Oaks Housing LP
                                                                     (Washington Place)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $224                        $2,175                      $45

  Revenues                               $7                          $151                        $3

  Net Income (Loss)                      ($19)                       ($112)                      ($1)


Ownership Interest(s):                   10.00% by John Stewart      99.00% by Edison Capital    1.00% by MHIFED 95 LP
                                         Company                     Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Tierra Linda Assoc LP       Timber Sound, Ltd           Timber Sound II, Ltd
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $30                         $5,407                      $10,891

  Revenues                               $1                          $330                        $80

  Net Income (Loss)                      ($1)                        ($113)                      ($79)


Ownership Interest(s):                   1.00% by MHIFED 94 LP       98.99% by Edison Capital    98.99% by Edison Capital
                                                                     Housing Investments         Housing Investments

                                                                     0.01% by Mission Funding    0.01% by Mission Funding
                                                                     Theta                       Theta





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Tioga Gardens LP            Tlaquepaque Housing Assoc   Trinity Park Apts LP
                                                                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $44                         $62                         $2,941

  Revenues                               $2                          $3                          $40

  Net Income (Loss)                      ($1)                        ($2)                        ($123)


Ownership Interest(s):                   99.00% by Corporations      1.00% by MHIFED 94 LP       99.00% by Edison Capital
                                         for Affordable Housing LP                               Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Trolley Terrace Townhomes   Tuscany Assoc LP (Tuscany   Twin Ponds Apts LP
                                         LP                          Villa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $3,896                      -

  Revenues                               -                           $221                        -

  Net Income (Loss)                      -                           ($192)                      -


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Union Meadows Apts          University Park             Upland Senior Housing LP
                                                                     Properties LP               (Coy D. Estes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,535                      $635                        $6,303

  Revenues                               $127                        $1                          $256

  Net Income (Loss)                      ($364)                      ($3)                        ($235)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners V LP       Housing Partners VI LP      Housing Partners VI LP





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Venbury Trail LP            Villa Maria Housing         Village East Apts LP
                                                                     Partnership
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,798                      $4,578                      $20

  Revenues                               $286                        $16                         $23

  Net Income (Loss)                      ($214)                      $16                         -


Ownership Interest(s):                   99.00% by Edison Capital    98.99% by Edison Capital    2.48% by John Stewart
                                         Housing Investments         Housing Pennsylvania        Company

                                                                     0.01% by Mission Funding
                                                                     Theta





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Vine St Court LP            Vine St Court LP II         Vista Properties LLC
                                                                                                 (Vista View)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $33                         $9                          $4,004

  Revenues                               -                           -                           $23

  Net Income (Loss)                      -                           -                           ($110)


Ownership Interest(s):                   1.00% by MHIFED 96A LP      1.00% by MHIFED 96A LP      99.00% by Edison Capital
                                                                                                 Housing Partners VI LP






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Vista Verde Townhomes II    W.M. Housing Assoc LP       Walden Pond Ltd LP
                                         LLC                         (Williamsport Manor)        (Hamlet)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $572                        $62                         $220

  Revenues                               $16                         $9                          $20

  Net Income (Loss)                      ($5)                        ($4)                        ($10)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by Corporations
                                         Housing Partners VI LP      for Affordable Housing LP   for Affordable Housing LP
                                                                     II




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Wall Street Palmer House    Walnut Ave Partnership LP   Washington Creek Assoc LP
                                         LP (Palmer Hotel)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,255                      $5,025                      $3,616

  Revenues                               $33                         $97                         $191

  Net Income (Loss)                      ($48)                       ($46)                       ($159)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHICAL 97 LP      99.00% by Edison Capital
                                         Housing Investments                                     Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          West Capital Courtyard      Westfield Condominium       Westgate Townhomes Assoc
                                         LP                          Investment LP               LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,238                      $1,491                      $4,606

  Revenues                               $292                        $183                        $207

  Net Income (Loss)                      ($228)                      $79                         ($168)


Ownership Interest(s):                   99.00% by MHICAL 94 LP      98.99% by Edison Capital    99.00% by MHICAL 96 LP
                                                                     Housing Investments

                                                                     0.01% by Mission Funding
                                                                     Theta




Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Westport Village Homes      Wheeler Manor Assoc LP      White Mountain Apache
                                         Assoc LP                                                Housing
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,192                      $11,338                     $1,889

  Revenues                               $125                        $630                        $52

  Net Income (Loss)                      ($28)                       ($372)                      ($56)


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Winfield Hill Assoc LP      Winnsboro Apts LP (Deer     Woodhaven Senior
                                                                     Wood)                       Residences LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $19,420                     -                           $21

  Revenues                               $1,079                      -                           $4

  Net Income (Loss)                      ($418)                      -                           ($1)


Ownership Interest(s):                   99.00% by MHICAL 94 LP      99.00% by Corporations      1.00% by The IBEX Group
                                                                     for Affordable Housing LP
                                                                     II





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Woodland Arms Apts, Ltd     Woodleaf Village LP         WPA/Edison LLC (Pier A)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,711                      $5,807                      -

  Revenues                               -                           $157                        -

  Net Income (Loss)                      ($7)                        ($293)                      -


Ownership Interest(s):                   99.00% by Edison Capital    98.99% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VII LP     Housing Investments         Housing New York

                                                                     0.01% by Mission Funding
                                                                     Theta





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Yale Street LP              YWCA Villa Nueva Partners   West Valley Hart LP (Hart
                                                                                                 & Alabama)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,906                      $8,372                      -

  Revenues                               $27                         $327                        -

  Net Income (Loss)                      ($110)                      ($176)                      -


Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Edison Capital    99.9% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments







Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Women's Westlake LP         LL Housing LP (Laurel       LL Housing LLC (Laurel
                                         (Dorothy Day                Lake)                       Lake)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           -                           -

  Revenues                               -                           -                           -

  Net Income (Loss)                      -                           -                           -


Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          ABB Funding Partners LP     AIG Asian Infrastructure    AIG-GE Capital Latin
                                                                     Fund II LP                  American Infrastructure
                                                                                                 Fund LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $74                         -                           $8,727

  Revenues                               $2                          -                           $53

  Net Income (Loss)                      -                           -                           ($89)


Ownership Interest(s):                   14.27% by Mission Funding   5.80% by Edison Capital     8.00% by Edison Capital
                                         Kappa                       Latin American              Latin American
                                                                     Investments (Bermuda) Ltd.  Investments (Bermuda) Ltd.






Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Electricidad de La Paz,     GEM Energy Company          Huntington LP
                                         S.A. (Electropaz)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $1,351                      $106,381

  Revenues                               -                           $338                        $5,216

  Net Income (Loss)                      -                           $171                        $4,396


Ownership Interest(s):                   10% by Edison Capital       50.00% by Mission Funding   50.00% by Mission Funding
                                         International (Bermuda)     Epsilon                     Zeta
                                         Ltd.





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Lakota Ridge LLC            Law Hospital                Lyonnaise Latin America
                                                                                                 Water Corporation Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           -                           -

  Revenues                               -                           -                           -

  Net Income (Loss)                      -                           -                           -


Ownership Interest(s):                   50.00% by Mission Funding   20% by Edison Capital       25.8% by Edison Capital
                                         Zeta                        (Netherlands) Investments   International (Bermuda)
                                                                     B.V.                        Ltd





Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Shaokatan Hills LLC         Trinidad and Tobago         Woodstock Hills LLC
                                                                     Methanol Co Ltd
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $2,400                      -

  Revenues                               -                           $423                        -

  Net Income (Loss)                      -                           $423                        -


Ownership Interest(s):                   50.00% by Mission Funding   1.0% by Edison Capital      50.00% by Mission Funding
                                         Zeta                        Latin American              Zeta
                                                                     Investments (Bermuda) Ltd.









                                      335a

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1998
(In thousands)


Name of Entity:                          Olmeca Cable Investments
                                         Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           -                           -

  Revenues                               -                           -                           -

  Net Income (Loss)                      -                           -                           -


Ownership Interest(s):                   21.7% by Edison Capital
                                         International (Bermuda)
                                         Ltd.




                                         335b











Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    Subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                                 $4                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                          (871)             ($1,786)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                       (867)              (1,786)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         46                    -                   $5
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                                5,801                 (705)               1,850
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      5,847                 (705)               1,855
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $4,980              ($2,491)              $1,855
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (Inactive)   Park Development
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $20,481                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                 ($50)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     20,481                    -                  (50)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         16                    -                   27
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                                    7              ($2,380)              53,966
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         23               (2,380)              53,993
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $20,504              ($2,380)             $53,943
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Industrial   Mission-Oceangate    Mission/ Ontario,
                                                              Constructors, Inc.                        Inc. (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    Subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                                  -              $52,060                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -               52,060                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                   94                  $25
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                1,312                 (947)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    9
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                1,406                 (913)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                  568                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                  568                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -              $54,034                ($913)
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (Inactive)   Property Holdings,   LP
                                                                                   Inc. (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -              $45,709
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -               45,709
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                  535
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                 $167                  $89                  372
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                1,284
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        167                   89                2,191
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                  461
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                  461
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $167                  $89              $48,361
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           ($33,830)             ($2,071)             $82,353
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       118,602             (115,895)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     84,772             (117,966)              82,353
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      6,138                    -                6,886
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               88,195             (144,919)               2,808
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    2                1,295
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     94,333             (144,917)              10,989
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                       (4)              14,961               15,986
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       (4)              14,961               15,986
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $179,101            ($247,922)            $109,328
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $1,240                    -               $4,027
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       1,262              ($3,823)               1,713
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          2,502               (3,823)               5,740
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      2,502               (3,823)               5,740
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                           1,729                  425                    -
Accounts payable                                                              -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 1,729                  425                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     795                  (50)                   -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                   (46)                 957               (3,885)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      749                  907               (3,885)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $4,980              ($2,491)              $1,855
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (Inactive)   Park Development
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -              $45,032
  Additional Paid in Capital                                            $16,874                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (1,823)              $3,739                  780
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         15,051                3,739               45,812
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     15,051                3,739               45,812
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                                                  -                    -
Short-term debt                                                             694               (9,181)               7,580
Accounts payable                                                              -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    5
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   694               (9,181)               7,585
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                   18                1,473
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                 4,759                3,044                 (927)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    4,759                3,062                  546
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $20,504              ($2,380)             $53,943
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Industrial   Mission-Oceangate    Mission/ Ontario,
                                                              Constructors, Inc.                        Inc. (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -              $17,903             ($21,161)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($1)               2,800                1,121
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (1)              20,703              (20,040)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -              (20,040)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (1)              20,703                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                5,591                    -
Short-term debt                                                               1                    -               19,796
Accounts payable                                                              -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                   49                   10
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    $1                5,640               19,806
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                 (687)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -               27,691                    8
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -               27,691                 (679)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -              $54,034                ($913)
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (Inactive)   Property Holdings,   LP
                                                                                   Inc. (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                  $32              $47,403
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       ($248)                (931)             (14,403)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                           (248)                (899)              33,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                       (248)                (898)              33,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                  729                2,315
Accounts payable                                                              -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                   24
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                  729                2,339
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     415                  187                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                   72               13,022
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      415                  259                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                       $167                  $89              $48,361
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $66,569             ($75,338)            $102,581
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      54,511              (43,210)               1,487
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        121,080             (118,548)             104,068
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    121,080             (118,548)             104,068
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                          56,973              (86,483)                 169
Accounts payable                                                              9                    -                    9
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                       993                  (22)               1,059
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                57,975              (86,505)               1,237
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (10,359)               9,918                1,710
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                 9,651              (52,033)               2,313
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                     (708)             (42,115)               4,023
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           754                 (754)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $179,101            ($247,922)            $109,328
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     $705                    -                  $15
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     705                    -                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      3                    -                    9
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                   $2                    -
Income taxes                                                                234                1,669                    -
Property and other taxes                                                      -                    -                  (16)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    237                1,671                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            468               (1,671)                  22
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   468               (1,671)                  22
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  468               (1,671)                  22
Retained earnings - beginning of year                                       793               (2,152)               1,691
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $1,261              ($3,823)              $1,713
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (Inactive)   Park Development
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                      $72                 $345               $2,255
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                      72                  345                2,255
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     88                  238                4,877
Maintenance                                                                   7                    2                    3
Depreciation and decommissioning                                              -                   13                    -
Income taxes                                                                  -                  (39)                (706)
Property and other taxes                                                    194                  (40)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    289                  174                4,173
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (217)                 171               (1,918)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                   65
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                                              -                   65
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (217)                 171               (1,853)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (217)                 171               (1,853)
Retained earnings - beginning of year                                    (1,606)               3,568                2,633
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($1,823)              $3,739                 $780
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Industrial   Mission-Oceangate    Mission/ Ontario,
                                                              Constructors, Inc.                        Inc. (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -               $3,680              $27,483
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                3,680               27,483
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  518               23,150
Maintenance                                                                   -                  217                    6
Depreciation and decommissioning                                              -                  239                    3
Income taxes                                                                ($1)                   -                2,128
Property and other taxes                                                      -                  936                  435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (1)               1,910               25,722
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              1                1,770                1,761
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                   67
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     1                1,770                1,828
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                1,770                    -
Retained earnings - beginning of year                                         1                1,030                1,828
Dividends declared on common stock                                           (2)                   -                 (707)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($1)              $2,800               $1,121
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (Inactive)   Property Holdings,   LP
                                                                                   Inc. (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                                    $1,079
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                                     1,079
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                1,082
Maintenance                                                                   -                    -                  107
Depreciation and decommissioning                                              -                    -                  215
Income taxes                                                                $90                    -
Property and other taxes                                                      -                    -                2,364
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     90                    -                 3768
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (90)                   -                (2689)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                  479
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                  479
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (90)                   -               (2,210)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (90)                   -               (2,210)
Retained earnings - beginning of year                                      (158)               ($931)             (12,193)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($248)               ($931)            ($14,403)
============================================================= ==================== ==================== ====================


Mission Land Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $16,234                    -              $51,868
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  16,234                    -               51,868
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 16,797                   $1               46,763
Maintenance                                                                  46                    -                  388
Depreciation and decommissioning                                             24                    -                  496
Income taxes                                                             (2,613)                (205)                 557
Property and other taxes                                                    139                  (14)               3,997
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 14,393                 (218)              52,201
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          1,841                  218                 (333)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                514                    1                1,126
Minority interest                                                             -                 (204)                (204)
Other nonoperating income - net                                               2                    7                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       516                 (196)                 931
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 2,357                   22                  598
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                2,357                   22                  598
Retained earnings - beginning of year                                    52,154              (43,232)                 888
Dividends declared on common stock                                            -                    1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $54,511             ($43,209)              $1,487
============================================================= ==================== ==================== ====================


Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering Company  Adjustments
                                                              Engineering Company
                                                              inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                 $761                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                  761                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    7                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    7                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                  416                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                  416                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -               $1,184                    -
============================================================= ==================== ==================== ====================


Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                               $761                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                        761                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    7                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          7                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      416                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      416                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,184                    -                    -
============================================================= ==================== ==================== ====================


Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering Company  Adjustments
                                                              Engineering Company
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -               $3,000                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($3)             (12,608)                  $3
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (3)              (9,608)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (3)              (9,608)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              3                  150                   (3)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                  150                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    $3                  300                  ($3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -               10,492                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -               10,492                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -               $1,184                    -
============================================================= ==================== ==================== ====================


Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                           $3,000                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     (12,608)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         (9,608)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     (9,608)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                            150                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                            150                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   300                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                10,492                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   10,492                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $1,184                    -                    -
============================================================= ==================== ==================== ====================


Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering Company  Adjustments
                                                              Engineering Company
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  $57                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    4                    -
Income taxes                                                                  -                   20                    -
Property and other taxes                                                      -                   23                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                  104                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                 (104)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    3                    -
Minority interest                                                             -                  (67)                   -
Other nonoperating income - net                                               -                  161                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                   97                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                   (7)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                  150                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                  150                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                                      (157)
Retained earnings - beginning of year                                       ($3)             (12,451)                  $3
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($3)            ($12,608)                  $3
============================================================= ==================== ==================== ====================


Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $57                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              4                    -                    -
Income taxes                                                                 20                    -                    -
Property and other taxes                                                     23                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    104                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (104)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  3                    -                    -
Minority interest                                                           (67)                   -                    -
Other nonoperating income - net                                             161                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        97                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (7)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                  150                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                     150                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (157)                   -                    -
Retained earnings - beginning of year                                   (12,451)                   -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        ($12,608)                   -                    -
============================================================= ==================== ==================== ====================










Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $11,900               $8,627                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     11,900                8,627                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          5                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                   10                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          5                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $11,905               $8,637                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Balboa Energy        Bergen Point         Blue Ridge Energy
                                                              Company              Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -               $1,014                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                1,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -               $1,014                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Bretton Woods        Camino Energy        Capistrano
                                                              Energy Company       Company              Cogeneration
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -             $115,009               $9,837
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -              115,009                9,837
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    3                2,919
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                  329                   12
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                   43                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                  375                2,931
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -               19,643                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -               19,643                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -             $135,027              $12,768
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Centerport Energy    Chesapeake Bay       Chester Energy
                                                              Company              Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Clayville Energy     Colonial Energy      Coronado Energy
                                                              Company              Company (Inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Del Mar Energy       Delaware Energy      Desert Sunrise
                                                              Company              Conservers, Inc.     Energy Company
                                                                                   (Inactive)           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $6,981                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      6,981                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          1                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    1                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          6                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          8                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $6,989                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Devereaux Energy     Eastern Sierra       East Maine Energy
                                                              Company              Energy Company       Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $10,777              $12,689                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     10,777               12,689                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                   27                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  476                   27                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        476                   55                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $11,253              $12,744                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Alabama       Edison Mission       Edison Mission
                                                              Generating Company   Energy Fuel          Energy Funding
                                                                                   Consolidated         Corp.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              $62,949                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                                          62,949                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                   43                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -              $39,115
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                   43               39,115
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -              356,683
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -              356,683
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -              $62,992             $395,798
============================================================= ==================== ==================== ====================



Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Interface     Holdings Co.         Marketing &
                                                              Ltd                  Consolidated         Trading, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                          $321                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                        321                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $321                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       El Dorado Energy     EMP Inc. (Inactive)
                                                              Operation &          Company
                                                              Maintenance, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                $48                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                 ($85)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                         48                  (85)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      6,135                   67                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                4,683                   34                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        615                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     11,433                  101                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                       25                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       25                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $11,506                  $16                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Four Counties Gas    Hanover Energy       Holtsville Energy
                                                              Company (Inactive)   Company              Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              $10,524                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -               10,524                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                   67                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                   14                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                   81                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -              $10,605                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Indian Bay Energy    Jefferson Energy     Kings Canyon
                                                              Company              Company (Inactive)   Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Kingspark Energy     Laguna Energy        La Jolla Energy
                                                              Company              Company (Inactive)   Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Lakeview Energy      Lehigh River         Longview
                                                              Company              Energy Company       Cogeneration
                                                                                   (Inactive)           Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Madera Energy        Madison Energy       Mission Capital LP
                                                              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              $28,162                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -               28,162                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                  971                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                  971                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -              $29,133                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission/Eagle        Mission Energy       Mission Energy
                                                              Energy Company       Construction         Holdings, Inc.
                                                              (Inactive)           Services, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -               $4,461                  ($1)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                4,461                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                5,696
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                5,696
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -               $4,461               $5,695
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings             Indonesia            Mexico (Inactive)
                                                              International Inc.   (Inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $2,864,069                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       482,749                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  3,346,818                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    295,240                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               74,333                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                     23,261                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    392,834                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  382,430                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  382,430                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,122,082                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Energy New   Mission Energy       Mission Operations
                                                              York, Inc.           Wales Company        de Mexico, S.A. de
                                                                                   Consolidated         C.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $102,558             $176,622                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    102,558              176,622                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         41                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         41                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $102,599             $176,622                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Triple       North Jackson        Northern Sierra
                                                              Cycle Systems        Energy Company       Energy Company
                                                              Company              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Ortega Energy        Panther Timber       Paradise Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Pleasant Valley      Prince George        Quartz Peak Energy
                                                              Energy Company       Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $2,797              $18,220              $12,809
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      2,797               18,220               12,809
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          4                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    5
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                   49
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          4                    -                   54
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,801              $18,220              $12,863
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                          $604                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                        604                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   40                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         40                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $644                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Rio Escondido        Riverport Energy     San Gabriel Energy
                                                              Energy Company       Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              $21,724                    -                  $70
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     21,724                    -                   70
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $21,724                    -                  $70
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $49,240              $15,171                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     49,240               15,171                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         21                    2                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    9                    5                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         26                   31                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         56                   38                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    8,016                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    8,016                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $57,312              $15,209                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -               $7,186
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                7,186
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    2
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    1
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    6
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -               $7,195
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Silver Springs       Sonoma Geothermal    South Coast Energy
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -               $4,824              $12,855
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                4,824               12,855
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                  527                5,030
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    7                  110
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                  534                5,140
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -               $5,358              $17,995
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Southern Sierra      Thorofare Energy     Viejo Energy
                                                              Energy Company       Company (Inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $48,242                    -               $9,581
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     48,242                    -                9,581
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         12                    -                    2
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   13                    -                    1
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         41                    -                    8
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         66                    -                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   15,994                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   15,994                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $64,302                    -               $9,592
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Vista Energy         Western Sierra       Edison Mission
                                                              Company (Inactive)   Energy Company       Energy
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -              $10,696
Nuclear decommissioning trusts                                                -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              $70,691            1,535,762
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -               70,691            1,546,458
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $70                   12              148,941
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                2,054                    8               18,770
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                   44                  305
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      2,124                   64              168,016
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    1,299               19,933                5,645
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    1,299               19,933                5,645
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,423              $90,688           $1,720,119
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -           $2,874,813
Nuclear decommissioning trusts                                                -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                   ($1,606,530)           1,226,546
Investments in leveraged leases                                               -                    -
Other investments                                                             -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                 (1,606,530)           4,101,359
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          7              459,178
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (49,863)             112,949
Fuel inventory                                                                -                    -
Materials and supplies, at average cost                                       -                    -
Accumulated deferred income taxes - net                                       -                    -
Regulatory balancing accounts - net                                           -                    -
Prepayments and other current assets                                     10,743               35,189
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (39,113)             607,316
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -
Rate phase-in plan                                                            -                    -
Income tax-related deferred charges                                           -                    -
Other deferred charges                                                 (365,923)             449,441
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                 (365,923)             449,441
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $2,011,566           $5,158,116
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $17,301               $3,295                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (7,718)              (1,032)                 $13
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          9,583                2,263                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      9,583                2,263                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                        (22,984)               4,831                   40
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    9                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (22,984)               4,840                   40
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  25,306                1,534                  (53)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   25,306                1,534                 ($53)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $11,905               $8,637                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Balboa Energy        Bergen Point         Blue Ridge Energy
                                                              Company              Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                 $968                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($9)              (3,623)                 ($8)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (9)              (2,655)                  (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (9)              (2,655)                  (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                             13                3,485                   13
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    13                3,485                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (4)                 184                   (5)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      ($4)                 184                  ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -               $1,014                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Bretton Woods        Camino Energy        Capistrano Energy
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               $314               $8,371                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          65                8,502               $4,482
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            379               16,873                4,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              356,683                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            379              373,556                4,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               30,997                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                           (431)            (311,204)              (8,681)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                8,082                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                   50                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (431)            (272,075)              (8,681)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      52               26,010               14,960
Accumulated deferred investment tax
  credits                                                                     -                7,536                2,007
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      $52               33,546               16,967
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -             $135,027              $12,768
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Centerport Energy    Chesapeake Bay       Chester Energy
                                                              Company              Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               $241               $2,484                 $114
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          47               (1,518)                (141)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            288                  966                  (27)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                        288                  966                  (27)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                           (332)                (967)                  27
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (332)                (967)                 $27
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      44                    1                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      $44                   $1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Clayville Energy     Colonial Energy      Coronado Energy
                                                              Company              Company (Inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($5)                 ($4)                 ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (5)                  (4)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (5)                  (4)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              5                    4                    5
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    $5                   $4                   $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Del Mar Energy       Delaware Energy      Desert Sunrise
                                                              Company              Conservers, Inc.     Energy Company
                                                                                   (Inactive)           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                   $1
  Additional Paid in Capital                                             $2,240                    -                   12
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          73                  ($2)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          2,313                   (2)                   9
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      2,313                   (2)                   9
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          2,172                    2                  (10)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         6                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 2,178                   $2                  (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,498                    -                    1
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    2,498                    -                   $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $6,989                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Devereaux Energy     Eastern Sierra       East Maine Energy
                                                              Company              Energy Company       Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $29,988               $9,153                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (8,269)               3,143                  ($7)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         21,719               12,296                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     21,719               12,296                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                        (14,285)                (850)                   7
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                   46                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (14,285)                (804)                  $7
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   3,819                1,252                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    3,819                1,252                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $11,253              $12,744                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Alabama       Edison Mission       Edison Mission
                                                              Generating Company   Energy Fuel          Energy Funding
                                                                                   Consolidated         Corp.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               $696              $63,590                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                        (509)               5,107                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            187               68,697                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -             $356,683
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                        187               68,697              356,683
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               30,997
Short-term debt                                                               -                    -                    -
Accounts payable                                                           (187)              (6,452)                   -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                8,082
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                  826                   36
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 ($187)              (5,626)              39,115
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                  (79)                   -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                  (79)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -              $62,992             $395,798
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Interface     Holdings Co.         Marketing &
                                                              Ltd                  Consolidated         Trading, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               $315                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                 (62)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          41                  ($3)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            294                   (3)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                        294                   (3)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                             44                    3                    -
Accrued taxes                                                               (15)                   -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                        (2)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    27                   $3                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                       $321                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       El Dorado Energy     EMP, Inc.
                                                              Operation &          Company              (Inactive)
                                                              Maintenance, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -               $8,800
  Additional Paid in Capital                                            $10,302              $11,952                  480
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       3,695               (8,038)              (3,765)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         13,997                3,914                5,515
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     13,997                3,914                5,515
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                         (6,345)              (2,236)              (5,006)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                     5,573                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (772)              (2,236)              (5,006)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,719)              (1,662)                (509)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   (1,719)              (1,662)               ($509)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $11,506                  $16                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Four Counties Gas    Hanover Energy       Holtsville Energy
                                                              Company (Inactive)   Company              Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -               $5,241               $1,273
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($5)                 256                 (896)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (5)               5,497                  377
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (5)               5,497                  377
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              5                 (217)                (546)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    $5                 (217)                (546)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                5,325                  169
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                5,325                 $169
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -              $10,605                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Indian Bay Energy    Jefferson Energy     Kings Canyon
                                                              Company              Company (Inactive)   Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               $207                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          39                 $188                  ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            246                  188                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                        246                  188                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                           (284)                (212)                   5
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (284)                (212)                  $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      38                   24                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      $38                  $24                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Kingspark Energy     Laguna Energy        La Jolla Energy
                                                              Company              Company (Inactive)   Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $3,094              $11,535                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         243               (1,686)                 ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          3,337                9,849                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                1,373                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      3,337               11,222                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                         (4,596)             (11,776)                   5
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (4,596)             (11,776)                  $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,259                  554                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   $1,259                 $554                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Lakeview Energy      Lehigh River         Longview
                                                              Company              Energy Company       Cogeneration
                                                                                   (Inactive)           Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -               $8,092                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($5)              (8,558)                 ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (5)                (466)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (5)                (466)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              5                2,134                    5
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    $5                2,134                   $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -               (1,675)                   -
Accumulated deferred investment tax
  Credits                                                                     -                    7                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -              ($1,668)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Madera Energy        Madison Energy       Mission Capital LP
                                                              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                  ($1)
  Additional Paid in Capital                                                  -              $23,534                4,639
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($8)                 136
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (8)              23,670                4,638
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -              150,000
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (8)              23,670              154,638
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                             13                  188             (154,637)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    13                  188            ($154,638)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (5)               5,275                    -
Accumulated deferred investment tax
  credits                                                                                          -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      ($5)               5,275                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -              $29,133                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission/Eagle        Mission Energy       Mission Energy
                                                              Energy Company       Construction         Holdings, Inc.
                                                              (Inactive)           Services, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($2)                ($13)               ($854)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (2)                 (13)                (854)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (2)                 (13)                (854)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              1                4,046                6,267
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     1                4,046                6,267
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       1                  428                  282
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       $1                  428                  282
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -               $4,461               $5,695
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings             Indonesia            Mexico (Inactive)
                                                              International Inc.   (Inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $133,131                    -                    -
  Additional Paid in Capital                                            645,265                                      $200
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              22,525                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     290,488                  ($5)              (1,142)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                      1,091,409                   (5)                (942)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                        1,811,118                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                  2,902,527                   (5)                (942)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        92,839                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                         33,549                    5                  937
Accrued taxes                                                              (701)                   -                    -
Accrued interest                                                         47,939                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               173,626                   $5                  937
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 379,537                    -                    5
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                               546,108                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  925,645                    -                   $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                       120,284                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $4,122,082                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Energy New   Mission Energy       Mission Operations
                                                              York, Inc.           Wales Company        de Mexico, S.A. de
                                                                                   Consolidated         C.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -             $142,139                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                   (1)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    ($51,616)              28,448                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (51,616)             170,586                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           19,591                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    (32,025)             170,586                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                        121,238             (112,342)                   -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               121,238             (112,342)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  13,386              118,378                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   13,386              118,378                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $102,599             $176,622                    -
============================================================= ==================== ==================== ====================


Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Triple       North Jackson        Northern Sierra
                                                              Cycle Systems        Energy Company       Energy Company
                                                              Company              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               $335                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         153                  ($2)                $133
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            488                   (2)                 133
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                        488                   (2)                 133
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                           (312)                   2                 (133)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (312)                  $2                ($133)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (176)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    ($176)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Ortega Energy        Panther Timber       Paradise Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                 $966                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($7)                 254                 ($58)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (7)               1,220                  (58)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (7)               1,220                  (58)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              7                 (756)              (3,924)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    $7                 (756)              (3,924)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                 (464)               3,982
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                ($464)              $3,982
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Pleasant Valley      Prince George        Quartz Peak Energy
                                                              Energy Company       Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                               $119              $11,508               $9,062
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (1,195)               1,686                   86
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         (1,076)              13,194                9,148
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     (1,076)              13,194                9,148
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          2,874                1,574                  432
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 2,874                1,574                  432
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,003                3,452                3,283
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    1,003                3,452                3,283
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $2,801              $18,220              $12,863
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $1,976                 $788                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (1,963)                (671)                 ($8)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             13                  117                   (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         13                  117                   (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          1,794                 (117)                  13
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 1,794                ($117)                  13
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,163)                   -                   (5)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   (1,163)                   -                  ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                       $644                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Rio Escondido        Riverport Energy     San Gabriel Energy
                                                              Energy Company       Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $19,783                 $333                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,210)                  74              ($1,680)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         17,573                  407               (1,680)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     17,573                  407               (1,680)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                           (301)                (459)               1,740
Accrued taxes                                                             3,365                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 3,065                 (459)               1,740
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,086                   52                   10
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    1,086                  $52                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $21,724                    -                  $70
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $3,000               $4,942                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       4,981                7,488                  ($8)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          7,981               12,430                   (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          356,683                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    364,664               12,430                   (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        30,997                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                       (361,727)                (509)                  13
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                          8,082                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                        31                   30                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                              (322,617)                (479)                  13
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  12,539                3,258                   (5)
Accumulated deferred investment tax
  credits                                                                 2,726                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   15,265                3,258                  ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $57,312              $15,209                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -               $2,910
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($8)                 ($6)               1,517
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (8)                  (6)               4,427
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (8)                  (6)               4,427
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                             13                    6                1,583
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    7
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    13                   $6                1,590
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (5)                   -                1,178
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      ($5)                   -                1,178
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -               $7,195
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Silver Springs       Sonoma Geothermal    South Coast Energy
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -               $5,511               $2,070
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         ($5)              (1,886)               7,958
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             (5)               3,625               10,028
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         (5)               3,625               10,028
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              5                2,698                4,164
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                   50
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    $5                2,698                4,214
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                 (987)               3,099
Accumulated deferred investment tax
  credits                                                                     -                   22                  654
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                 (965)               3,753
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -               $5,358              $17,995
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Southern Sierra      Thorofare Energy     Viejo Energy
                                                              Energy Company       Company (Inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $5,456                    -               $3,255
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       6,628                  ($2)                (411)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         12,084                   (2)               2,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          356,683                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    368,767                   (2)               2,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        30,997                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                       (356,437)                 (24)               5,253
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                          8,082                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                        50                    -                    9
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                              (317,308)                 (24)               5,262
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   9,141                   26                1,486
Accumulated deferred investment tax
  credits                                                                 3,702                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   12,843                  $26                1,486
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $64,302                    -               $9,592
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Vista Energy         Western Sierra       Edison Mission
                                                              Company (Inactive)   Energy Company       Energy
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -              $64,131
  Additional Paid in Capital                                            $13,380               $6,207              636,908
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                7,250
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (1,198)               9,255              226,840
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         12,182               15,462              935,129
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                              295              356,683              177,369
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     12,477              372,145            1,112,498
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                           680               30,997              100,000
Short-term debt                                                               -                    -                    -
Accounts payable                                                        (12,292)            (339,506)             401,068
Accrued taxes                                                                 -                    -               (1,005)
Accrued interest                                                              -                8,082                  687
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                       666                   57              145,382
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (10,946)            (300,370)             646,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,892               15,010              (46,704)
Accumulated deferred investment tax
  credits                                                                     -                3,903                   19
Customer advances and other deferred
  credits                                                                     -                    -                8,174
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    1,892               18,913              (38,511)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $3,423              $90,688           $1,720,119
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                        ($141,932)             $64,130
  Additional Paid in Capital                                         (1,106,141)             629,406
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                 (33)              29,679
    Unrealized gain in equity investments
      - net                                                                   -                    -
  Retained Earnings                                                    (266,891)             234,345
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                     (1,514,997)             957,560
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -
  Subject to mandatory redemption                                             -              150,000
Long-term debt                                                       (1,426,731)           2,366,430
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                (2,941,728)            3,473,990
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                      (123,988)             224,516
Short-term debt                                                               -                    -
Accounts payable                                                      1,174,271               35,484
Accrued taxes                                                            15,700               17,344
Accrued interest                                                        (32,328)              56,708
Dividends payable                                                             -                    -
Accumulated deferred income taxes - net                                       -                    -
Regulatory balancing accounts - net                                           -                    -
Deferred unbilled revenue and other
  current liabilities                                                    14,399              167,225
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                             1,048,054              501,277
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (13,163)             592,436
Accumulated deferred investment tax
  credits                                                                    (3)              20,573
Customer advances and other deferred
  credits                                                                     -              554,282
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  (13,166)           1,167,291
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                      (104,726)              15,558
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                ($2,011,566)          $5,158,116
============================================================= ==================== ==================== ====================











Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                    ($922)                 $36                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    (922)                  36                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    460                  930                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                   68                    -
Income taxes                                                               (438)                (359)                  $1
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     22                  639                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (944)                (603)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (944)                (603)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (944)                (603)                  (1)
Retained earnings - beginning of year                                    (6,774)                (429)                  14
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($7,718)             ($1,032)                 $13
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Balboa Energy        Bergen Point         Blue Ridge Energy
                                                              Company              Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                 $196                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                  196                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  920                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                   14                    -
Income taxes                                                                 $1                 (278)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                  656                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)                (460)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)                (460)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)                (460)                   -
Retained earnings - beginning of year                                        (8)              (3,163)                 ($8)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($9)             ($3,623)                 ($8)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Bretton Woods        Camino Energy        Capistrano
                                                              Energy Company       Company              Cogeneration
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -              $38,217               $7,435
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               38,217                7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  979                  920
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                  622                    8
Income taxes                                                                 $1                2,724                2,525
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                4,325                3,453
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)              33,892                3,982
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -               22,659                1,151
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -               (8,958)                (456)
Other nonoperating income - net                                               -                  (37)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -               13,664                  695
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)              47,556                4,677
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               29,230                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               29,230                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)              18,326                4,677
Retained earnings - beginning of year                                        66                 (824)               2,175
Dividends declared on common stock                                            -               (9,000)              (2,370)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             $65               $8,502               $4,482
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Centerport Energy    Chesapeake Bay       Chester Energy
                                                              Company              Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 $1                  ($1)                   -
Property and other taxes                                                                                                -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                   (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)                   1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)                   1                    -
Retained earnings - beginning of year                                        48               (1,519)               ($141)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             $47              ($1,518)               ($141)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Clayville Energy     Colonial Energy      Coronado Energy
                                                              Company              Company (Inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------


Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                   $1                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                    1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                   (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                   (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                   (1)                   -
Retained earnings - beginning of year                                       ($5)                  (3)                 ($5)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($5)                 ($4)                 ($5)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Del Mar Energy       Delaware Energy      Desert Sunrise
                                                              Company              Conservers, Inc.     Energy Company
                                                                                   (Inactive)           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     $838                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     838                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    928                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             14                    -                    -
Income taxes                                                                (17)                  $1                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    925                    1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (87)                  (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (87)                  (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (87)                  (1)                   -
Retained earnings - beginning of year                                       160                   (1)                 ($4)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             $73                  ($2)                 ($4)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Devereaux Energy     Eastern Sierra       East Maine Energy
                                                              Company              Energy Company       Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  ($2,108)              $3,953                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  (2,108)               3,953                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    460                  923                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                  204                    -
Income taxes                                                               (832)               1,149                   $1
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                   (372)               2,276                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (1,736)               1,677                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 25                   68                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                                      (9)
Other nonoperating income - net                                             450                  (46)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       475                   13                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (1,261)               1,690                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (1,261)               1,690                   (1)
Retained earnings - beginning of year                                    (7,008)               1,700                   (6)
Dividends declared on common stock                                            -                 (247)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($8,269)              $3,143                  ($7)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Alabama       Edison Mission       Edison Mission
                                                              Generating Company   Energy Fuel          Energy Funding
                                                                                   Consolidated         Corp.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -              $17,613                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               17,613                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                1,840                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                6,061                    -
Income taxes                                                                 $1                1,828                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                9,729                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)               7,884                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                   67              $29,224
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                  (27)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                   40               29,224
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)               7,924               29,224
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -               29,224
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -              $29,224
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)               7,924                    -
Retained earnings - beginning of year                                         -                 (139)                   -
Dividends declared on common stock                                         (508)              (2,678)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($509)              $5,107                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Interface     Holdings Co.         Marketing &
                                                              Ltd                  Consolidated         Trading, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                       $6                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       6                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      1                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                   $1                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                    1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              5                   (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     5                   (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    5                   (1)                   -
Retained earnings - beginning of year                                        36                    -                    -
Dividends declared on common stock                                            -                   (2)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             $41                  ($3)                   -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       El Dorado Energy     EMP, Inc.
                                                              Operation &          Company              (Inactive)
                                                              Maintenace, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $29,460                 $184               $7,993
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  29,460                  184                7,993
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 25,416                  739                  200
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             53                  212                    -
Income taxes                                                              1,596                 (321)              (2,975)
Property and other taxes                                                      3                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 27,068                  630               (2,775)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          2,392                 (446)              10,768
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                305                    2                   45
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (120)                 (59)                 (17)
Other nonoperating income - net                                              (1)                 147                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       184                   90                   26
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 2,576                 (356)              10,794
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                2,576                 (356)              10,794
Retained earnings - beginning of year                                     1,119               (7,682)             (14,559)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $3,695              ($8,038)             ($3,765)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Four Counties Gas    Hanover Energy       Holtsville Energy
                                                              Company (Inactive)   Company              Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -               $2,096                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                2,096                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  920                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                  126                    -
Income taxes                                                                  -                  446                   $1
Property and other taxes                                                      -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                1,492                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                  604                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    4                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    4                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                  608                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                  608                   (1)
Retained earnings - beginning of year                                       ($5)                (354)                (895)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($5)                $256                ($896)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Indian Bay Energy    Jefferson Energy     Kings Canyon
                                                              Company              Company (Inactive)   Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                                                                        -
Income taxes                                                                 $1                   $1                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                    1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)                  (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)                  (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)                  (1)                   -
Retained earnings - beginning of year                                        40                  189                  ($5)
Dividends declared on common stock
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             $39                 $188                  ($5)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Kingspark Energy     Laguna Energy        La Jolla Energy
                                                              Company              Company (Inactive)   Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                 ($28)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                  (28)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                   28                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                   28                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                   81                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                   81                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                  (53)                   -
Retained earnings - beginning of year                                      $243               (1,633)                 ($5)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $243              ($1,686)                 ($5)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Lakeview Energy      Lehigh River         Longview
                                                              Company              Energy Company       Cogeneration
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                 ($19)                  $1
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                  (19)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                   19                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                   (1)                   -
Other nonoperating income - net                                               -                    2                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                   20                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                   20                   (1)
Retained earnings - beginning of year                                       ($5)              (8,578)                  (4)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($5)             ($8,558)                 ($5)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Madera Energy        Madison Energy       Mission Capital LP
                                                              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                 $115                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                  115                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  460                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                  132                    -
Income taxes                                                                  -                  306              ($5,525)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                  898               (5,525)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                 (783)               5,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -               13,953
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -               (5,525)
Other nonoperating income - net                                               -                  964                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                  964                8,428
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                  181               13,953
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -               13,953
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -              $13,953
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                                       181                    -
Retained earnings - beginning of year                                       ($8)                   5                    -
Dividends declared on common stock                                            -                  (50)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($8)                $136                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission/Eagle        Mission Energy       Mission Energy
                                                              Energy Company       Construction         Holdings, Inc.
                                                              (Inactive)           Services, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 $1                  $12                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                   12                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)                 (12)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)                 (12)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                 $217
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                  217
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)                 (12)                (217)
Retained earnings - beginning of year                                        (1)                  (1)                (637)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($2)                ($13)               ($854)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings             Indonesia            Mexico (Inactive)
                                                              International Inc.   (Inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $664,055                    -                    -
Diversified operations                                                   42,224                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 706,279                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                    176,954                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                145,766                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         73,806                    -                    -
Income taxes                                                             35,584                    -                    -
Property and other taxes                                                 19,515                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                451,625                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        254,654                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             29,648                    -                    -
Minority interest                                                       (22,460)                   -                    -
Other nonoperating income - net                                          (9,757)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    (2,569)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               252,085                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              148,197                    -                    -
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 148,292                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              103,793                    -                    -
Retained earnings - beginning of year                                   186,695                  ($5)             ($1,142)
Dividends declared on common stock                                                                 -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $290,488                  ($5)             ($1,142)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Energy New   Mission Energy       Mission Operations
                                                              York, Inc.           Wales Company        de Mexico, S.A. de
                                                                                   Consolidated         C.V.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                   $3,450              $19,692                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   3,450               19,692                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  1,441                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          1,263                    -                    -
Income taxes                                                             (5,874)              12,251                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 (3,170)              12,251                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          6,620                7,441                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 24                1,983                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                245                 (797)                   -
Other nonoperating income - net                                            (642)                  31                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (373)               1,217                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 6,247                8,658                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               16,294                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  16,294                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (10,047)               8,658                    -
Retained earnings - beginning of year                                   (41,569)              19,810                    -
Dividends declared on common stock                                            -                  (20)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        ($51,616)             $28,448                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Triple       North Jackson        Northern Sierra
                                                              Cycle Systems        Energy Company       Energy Company
                                                              Company              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 $1                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)                   -                    -
Retained earnings - beginning of year                                       154                  ($2)                $133
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $153                  ($2)                $133
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Ortega Energy        Panther Timber       Paradise Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 $1                    -                   $1
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                    -                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)                   -                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)                   -                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)                   -                   (1)
Retained earnings - beginning of year                                        (6)                $254                  (57)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($7)                $254                 ($58)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Pleasant Valley      Prince George        Quartz Peak Energy
                                                              Energy Company       Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     ($10)              $4,362               $1,863
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     (10)               4,362                1,863
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    643                  920                  989
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                  614                   61
Income taxes                                                               (252)               1,073                  338
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    391                2,607                1,388
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (401)               1,755                  475
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                  109
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 (2)                   -                  (43)
Other nonoperating income - net                                               6                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         4                    -                   66
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (397)               1,755                  541
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (397)               1,755                  541
Retained earnings - beginning of year                                      (798)                 (69)                (671)
Dividends declared on common stock                                            -                    -                  216
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($1,195)              $1,686                  $86
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                       $2                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       2                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    818                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              4                    -                    -
Income taxes                                                               (315)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    507                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (505)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 58                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                (30)                   -                    -
Other nonoperating income - net                                              18                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        46                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (459)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (459)                   -                    -
Retained earnings - beginning of year                                    (1,504)               ($671)                 ($8)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($1,963)               ($671)                 ($8)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Rio Escondido        Riverport Energy     San Gabriel Energy
                                                              Energy Company       Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                ($372)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                 (372)
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                               $160                   $1                 (147)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    160                    1                 (147)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (160)                  (1)                (225)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                              1,698                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (663)                   -                    -
Other nonoperating income - net                                             (24)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     1,011                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   851                   (1)                (225)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  851                   (1)                (225)
Retained earnings - beginning of year                                    (3,061)                  75               (1,455)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,210)                 $74              ($1,680)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $13,187              $12,453                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  13,187               12,453                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    963                  959                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             30                   90                    -
Income taxes                                                             (6,736)               4,554                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 (5,743)               5,603                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         18,930                6,850                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             27,534                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                            (10,921)                   -                    -
Other nonoperating income - net                                              47                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    16,660                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                35,590                6,850                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               29,034                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  29,034                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                6,556                6,850                    -
Retained earnings - beginning of year                                     2,779                3,664                  ($8)
Dividends declared on common stock                                       (4,354)              (3,026)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $4,981               $7,488                  ($8)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -               $1,218
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                1,218
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                  929
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                   50
Income taxes                                                                  -                    -                  120
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                    -                1,099
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                    -                  119
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                  119
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                    -                  119
Retained earnings - beginning of year                                       ($8)                 ($6)               1,398
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($8)                 ($6)              $1,517
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Silver Springs       Sonoma Geothermal    South Coast Energy
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                 $600               $6,754
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                  600                6,754
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  920                  922
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    4
Income taxes                                                                  -                 (144)               2,307
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                  776                3,233
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                 (176)               3,521
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                   14                  113
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                   (6)                 175
Other nonoperating income - net                                               -                    -                 (556)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    8                 (268)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                 (168)               3,253
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                 (168)               3,253
Retained earnings - beginning of year                                       ($5)              (1,718)               4,705
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($5)             ($1,886)              $7,958
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Southern Sierra      Thorofare Energy     Viejo Energy
                                                              Energy Company       Company (Inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $24,691                    -                 $682
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  24,691                    -                  682
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    983                    -                  931
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             58                    -                   65
Income taxes                                                             (2,317)                   -                 (106)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 (1,276)                   -                  890
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         25,967                    -                 (208)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             26,380                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                            (10,433)                   -                    -
Other nonoperating income - net                                             (31)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    15,916                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                41,883                    -                 (208)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               29,100                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  29,100                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               12,783                    -                 (208)
Retained earnings - beginning of year                                     4,145                  ($2)                (203)
Dividends declared on common stock                                      (10,300)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $6,628                  ($2)               ($411)
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Vista Energy         Western Sierra       Edison Mission
                                                              Company (Inactive)   Energy Company       Energy
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -              $29,969              $25,582
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               29,969               25,582
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                1,000               65,141
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                   37                3,744
Income taxes                                                               ($82)                (117)             (28,583)
Property and other taxes                                                      -                    -                   81
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    (82)                 920               40,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             82               29,049              (14,801)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                252               25,991               23,399
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (100)             (10,285)                (989)
Other nonoperating income - net                                               -                  (18)             (20,901)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       152               15,688                1,509
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   234               44,737              (13,292)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               29,150               51,540
Other interest expense                                                       84                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -              (17,925)
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                      84               29,150               33,615
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  150               15,587              (46,907)
Retained earnings - beginning of year                                    (1,348)               1,668               95,115
Dividends declared on common stock                                            -               (8,000)             178,632
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($1,198)              $9,255             $226,840
============================================================= ==================== ==================== ====================




Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             $664,055                    -
Diversified operations                                                 ($61,734)             229,725                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 (61,734)             893,780                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -              176,954                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 19,260              278,681                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             (1)              87,339                    -
Income taxes                                                             38,751               50,277                    -
Property and other taxes                                                (19,258)                 341                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 38,752              593,592                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                       (100,486)             300,188                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                           (162,289)              42,413                    -
Minority interest                                                        19,691               (2,769)                   -
Taxes on nonoperating income                                             39,230              (20,168)
Other nonoperating income - net                                          28,487                8,520                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (74,881)              27,996                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                              (175,367)             328,184                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                             (161,108)             200,742                    -
Other interest expense                                                      (95)                  84                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -              (17,925)                   -
Dividends on subsidiary preferred
  securities                                                             (1,021)              13,149                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                (162,224)             196,050                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (13,143)             132,134                    -
Retained earnings - beginning of year                                  (115,043)             102,620                    -
Dividends declared on common stock                                     (138,704)                (409)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($266,890)            $234,345                    -
============================================================= ==================== ==================== ====================



Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          American Bituminous Power   Salinas River               Smithtown Cogeneration, LP
                                         Partners, LP                Cogeneration Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $78,147                     $19,523                     $4,976

  Revenues                               $13,694                     $7,329                      -

  Net Income (Loss)                      ($1,000)                    $122                        -


Nature/Purpose of Business:              To own an 80MW              To own and operate a 38MW   To own and operate power
                                         cogeneration facility in    cogeneration facility in    production facilities.
                                         Grant Town, WV.             Monterey Co., CA.


Ownership Interest(s):                   49.5% by Aguila Energy      50% by Anacapa Energy       50% by Balboa Energy
                                         Company                     Company                     Company

                                         0.5% by Pleasant Valley                                 50% by Kingspark Energy
                                         Energy Co.                                              Company








Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          TEVCO/Mission Bayonne       Bretton Woods               Watson Cogeneration
                                         Partnershp                  Cogeneration, LP            Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $829                        $717                        $117,301

  Revenues                               $164                        -                           $102,561

  Net Income (Loss)                      $164                        -                           $34,824


Nature/Purpose of Business:              To own a limited            To own and operate power    To own and operate a
                                         partnership interest in     production facilities.      385MW cogeneration
                                         the Cogen Technologies NJ                               facility at ARCO's LA
                                         Venture.                                                Refinery in Carson, CA


Ownership Interest(s):                   50% by Bergen Point         50% by Blue Ridge Energy    49% by Camino Energy
                                         Energy Company              Company                     Company

                                                                     50% by Bretton Woods
                                                                     Energy Company














Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          James River Cogeneration    Riverhead Cogeneration I,   Delaware Clean Energy
                                         Company                     LP                          Project
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $34,538                     $488                        -

  Revenues                               $22,380                     -                           -

  Net Income (Loss)                      $7,599                      -                           -


Nature/Purpose of Business:              To own and operate the      To own and operate power    To own and operate power
                                         110MW cogeneration          production facilities.      production facilities.
                                         facility in Hopewell,
                                         Chester County, VA.


Ownership Interest(s):                   50% by Capistrano           50% by Centerport Energy    50% by Chesapeake Bay
                                         Cogeneration Company        Company                     Energy Company

                                                                     50% by Ridgecrest Energy
                                                                     Company














Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Commonwealth Atlantic LP    Oconee Energy, LP           Mid-Set Cogenera-tion
                                                                                                 Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $58,597                     -                           $11,026

  Revenues                               $13,101                     -                           $8,142

  Net Income (Loss)                      $1,853                      -                           $898


Nature/Purpose of Business:              To own a 340MW power        To own and operate power    To own and operate a 38MW
                                         production facility in      production facilities.      cogeneration facility in
                                         Chesapeake, VA.                                         Kern Co., CA


Ownership Interest(s):                   50% by Chickahominy         50% by Clayville Energy     50% by Del Mar Energy
                                         River Energy Corp.          Company                     Company

                                                                     50% by Coronado Energy
                                                                     Company














Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Auburndale Power            Saguaro Power Company, LP   Mission Interface
                                         Partners, LP                                            Partnership
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $75,034                     $50,727                     $321

  Revenues                               $24,800                     $23,979                     -

  Net Income (Loss)                      ($2,095)                    $3,910                      $11


Nature/Purpose of                        To own and  operate a       To own and operate a        To own and operate
Business:                                150MW power production      90MW cogeneration facility  power product facilities
                                         facility in Florida.        in Henderson, NV.

Ownership Interest(s):                   49% by Devereaux Energy     50% by Eastern Sierra       50% by Edison Mission
                                         Company                     Energy Co.                  Energy Interface, Ltd

                                         1% by El Dorado Energy
                                         Company














Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Four Star Oil & Gas         Brookhaven Cogeneration LP  Riverhead Cogeneration
                                         Company                                                 III, LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $2,588                      $432

  Revenues                               -                           -                           -

  Net Income (Loss)                      -                           -                           -


Nature/Purpose of Business:              To own an interest in       To own and operate power    To own and operate power
                                         common stock of domestic    production facilities.      production facilities.
                                         oil & gas exploration and
                                         production co.


Ownership Interest(s):                   50.09% by Edison Mission    50% by Holtsville Energy    50% by Indian Bay Energy
                                         Energy Oil & Gas            Company                     Company

                                                                     50% by Madera Energy        50% by Santa Ana Energy
                                                                     Company                     Company














Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Georgia Peaker, LP          Gordonsville Energy, LP     Brooklyn Navy Yard
                                                                                                 Cogeneration Partners, LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $98,434                     $251,221

  Revenues                               -                           $18,694                     $64,695

  Net Income (Loss)                      -                           $3,379                      ($8,353)


Nature/Purpose of Business:              To own and operate power    To own and operate a        To own and operate a
                                         production facilities.      240MW cogeneration          286MW power production
                                                                     facility in Gordonsville,   facility near the
                                                                     VA.                         Brooklyn Bridge, NY.


Ownership Interest(s):                   50% by Lakeview Energy      49% by Madison Energy       50% by Mission Energy New
                                         Company                     Company                     York, Inc.

                                         50% by Silver Springs       1% by Rapidan Energy
                                         Energy Company              Company








Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Triple Cycle Partnership    Sobel Cogeneration Company  American Kiln Partners, LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           -                           -

  Revenues                               -                           -                           -

  Net Income (Loss)                      -                           -                           -


Nature/Purpose of Business:              To own 25% interest in      Currently is inactive.      Currently is inactive.
                                         partnership that has
                                         rights to a proprietary
                                         technology.


Ownership Interest(s):                   50% by Mission Triple       50% by Northern Sierra      2% by Panther Timber
                                         Cycle Systems Company       Energy Company              Company

                                                                                                 49.5% of 53% by Aguila
                                                                                                 Energy Company

                                                                                                 0.5% of 53% by Pleasant
                                                                                                 Valley Energy Company








Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Hopewell Cogeneration, LP   Hopewell Cogeneration,      Nevada Sun-Peak LP
                                                                     Inc.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $43,593                     $423                        $29,372

  Revenues                               $14,682                     $143                        $6,187

  Net Income (Loss)                      $4,529                      $44                         $1,805


Nature/Purpose of Business:              To own and operate a        To own and operate a        To own 50% of the 210MW
                                         356MW cogeneration          356MW cogeneration          independent power
                                         facility in Chester Co.,    facility in Chester Co.,    production plant near Las
                                         VA.                         VA.                         Vegas, NV.


Ownership Interest(s):                   24.75% by Prince George     25% by Prince George        50% by Quartz Peak Energy
                                         Energy Co.                  Energy Co.                  Company

                                         1% by Hopewell
                                         Cogeneration, Inc.










Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          North Shore Energy, LP      Riverhead Cogeneration      Midway-Sunset
                                                                     II, LP                      Cogeneration Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,729                      $633                        $61,103

  Revenues                               -                           -                           $40,711

  Net Income (Loss)                      -                           -                           $13,415


Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate a
                                         production facilities.      production facilities.      225MW cogeneration
                                                                                                 facility near Taft in
                                                                                                 Kern County, CA.


Ownership Interest(s):                   50% by Reeves Bay Energy    50% by Riverport Energy     50% by San Joaquin Energy
                                         Company                     Company                     Company

                                         50% by Santa Clara Energy   50% by San Pedro Energy
                                         Company                     Company










Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          March Point Cogeneration    Coalinga Cogeneration       Geothermal Energy
                                         Company                     Company                     Partners, Ltd
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $63,638                     $17,010                     $2,945

  Revenues                               $39,737                     $8,836                      $1,221

  Net Income (Loss)                      $12,397                     $975                        $607


Nature/Purpose of Business:              To own and operate a        To own and operate a 38MW   To own and operate a 20MW
                                         140MW cogeneration          cogeneration facility in    geothermal facility in
                                         facility in Anacortes, WA.  Fresno County, CA.          Cloverdale, CA.


Ownership Interest(s):                   50% by San Juan Energy      50% by Silverado Energy     5% by Sonoma Geothermal
                                         Company                     Company                     Company












Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Harbor Cogeneration         Kern River Cogeneration     TM Star Fuel Company
                                         Company                     Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $13,541                     $63,366                     $946

  Revenues                               $15,333                     $77,373                     $9,819

  Net Income (Loss)                      $5,670                      $24,361                     $1,220


Nature/Purpose of Business:              To own and operate a 80MW   To own and operate a        To own a 50% interest in
                                         cogeneration facility at    300MW Kern River (Omar      a domestic oil and gas
                                         Wilmington Oil Field in     Hill) cogeneration          exploration and
                                         LA, CA.                     facility at Texaco's Kern   production company.
                                                                     River Oil Field near
                                                                     Bakersfield, CA.


Ownership Interest(s):                   30% by South Coast Energy   50% by Southern Sierra      50% by Southern Sierra
                                         Company                     Energy Company              Gas Company












Edison Mission Energy [Tier 4]
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Sargent Canyon              Sycamore Cogeneration
                                         Cogeneration Company        Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $20,397                     $84,081                     -

  Revenues                               $7,775                      $85,350                     -

  Net Income (Loss)                      $550                        $30,901                     -


Nature/Purpose of Business:              To own and operate a 38MW   To own and operate a        -
                                         cogeneration facility in    300MW cogeneration
                                         Monterey Co, CA             facility at Texaco's Kern
                                                                     River Oil Field near
                                                                     Bakersfield, CA.


Ownership Interest(s):                   50% by Viejo Energy         50% by Western Sierra       -
                                         Company                     Energy Co.










Edison Mission Energy Fuel and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil & Gas     Energy Petroleum
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $68,697              $62,809
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     68,697               62,809
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                   43                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                   43                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $68,697              $62,852
============================================================= ==================== ==================== ====================




Edison Mission Energy Fuel and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (Inactive)   Gas Company          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                 $140             ($68,697)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                  140              (68,697)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                 $140             ($68,697)
============================================================= ==================== ==================== ====================




Edison Mission Energy Fuel and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $62,949                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     62,949                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         43                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         43                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $62,992                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy Fuel and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil & Gas     Energy Petroleum
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $33,235              $61,953                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      36,910                3,920                  ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         70,145               65,873                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     70,145               65,873                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          (3,739)              (3,213)                   -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                  826                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (3,739)              (2,387)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,291                 (634)                   5
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    2,291                 (634)                  $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $68,697              $62,852                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy Fuel and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (Inactive)   Gas Company          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $1,637                    -             ($33,235)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         541                 $651              (36,910)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          2,178                  651              (70,145)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      2,178                  651              (70,145)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          (2,741)                (498)               3,739
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (2,741)                (498)               3,739
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     563                  (13)              (2,291)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                     $563                  (13)              (2,291)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                 $140             ($68,697)
============================================================= ==================== ==================== ====================




Edison Mission Energy Fuel and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                            $63,590                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       5,107                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         68,697                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     68,697                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          (6,452)                   -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                       826                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (5,626)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (79)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      (79)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $62,992                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Energy Fuel and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil & Gas     Energy Petroleum
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -              $16,380                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               16,380                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  920                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                6,061                    -
Income taxes                                                                 $1                1,688                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                8,669                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)               7,711                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                   67                    -
Taxes on nonoperating income                                                  -                  (27)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                   40                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)               7,751                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)               7,751                    -
Retained earnings - beginning of year                                    31,664               (1,153)                 ($5)
Dividends declared on common stock                                        5,247               (2,678)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $36,910               $3,920                  ($5)
============================================================= ==================== ==================== ====================




Edison Mission Energy Fuel and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (Inactive)   Gas Company          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -               $1,233                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                1,233                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  920                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 $1                  139                  ($1)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                1,059                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)                 174                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)                 174                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)                 174                    1
Retained earnings - beginning of year                                       542                  477              (31,664)
Dividends declared on common stock                                            -                    -               (5,247)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $541                 $651             ($36,910)
============================================================= ==================== ==================== ====================




Edison Mission Energy Fuel and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $17,613                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 $17,613                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  1,840                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          6,061                    -                    -
Income taxes                                                              1,828                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  9,729                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          7,884                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 67                    -                    -
Taxes on nonoperating income                                                (27)                   -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        40                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 7,924                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                7,924                    -                    -
Retained earnings - beginning of year                                      (139)                   -                    -
Dividends declared on common stock                                       (2,678)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $5,107                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Holdings Co. and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Chestnut Ridge       Mission Energy       EME Homer City
                                                              Energy Company       Westside, Inc.       Generation LP [5]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Holdings Co. and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Consolidating
                                                              Finance Co.          Holdings Co.         Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Holdings Co. and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission
                                                              Holdings Co.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Holdings Co. and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Chestnut Ridge       Mission Energy       EME Homer City
                                                              Energy Company       Westside, Inc.       Generation LP [5]
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                   $3                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                   (3)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                               -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Holdings Co. and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Consolidating
                                                              Finance Co.          Holdings Co.         Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                               -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Holdings Co. and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission
                                                              Holdings Co.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                 $3                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          (3)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                               -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Holdings Co. and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Chestnut Ridge       Mission Energy       EME Homer City
                                                              Energy Company       Westside, Inc.       Generation LP [5]
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                   $1                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                    1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                   (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                   (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                   (1)                   -
Retained earnings - beginning of year                                         -                   (2)                   -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                  ($3)                   -
============================================================= ==================== ==================== ====================




Edison Mission Holdings Co. and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Consolidating
                                                              Finance Co.          Holdings Co.         Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                    -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                    -                    -
============================================================= ==================== ==================== ====================




Edison Mission Holdings Co. and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission
                                                              Holdings Co.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 $1                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (1)                   -                    -
Retained earnings - beginning of year                                        (2)                   -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($3)                   -                    -
============================================================= ==================== ==================== ====================




Hanover Energy Company and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Chickahominy River   Hanover Energy       Consolidating
                                                              Energy Corp.         Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $10,524               $5,497              ($5,497)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     10,524                5,497               (5,497)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         67                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   14                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         81                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $10,605               $5,497              ($5,497)
============================================================= ==================== ==================== ====================




Hanover Energy Company and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Hanover Energy
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $10,524                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     10,524                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         67                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   14                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         81                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $10,605                    -                    -
============================================================= ==================== ==================== ====================




Hanover Energy Company and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Chickahominy River   Hanover Energy       Consolidating
                                                              Energy Corp.         Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $5,241               $4,914              ($4,914)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         256                  581                 (581)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          5,497                5,495               (5,495)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      5,497                5,495               (5,495)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                            (217)                   2                   (2)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (217)                   2                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   5,325                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    5,325                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $10,605               $5,497              ($5,497)
============================================================= ==================== ==================== ====================




Hanover Energy Company and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Hanover Energy
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $5,241                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         256                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          5,497                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      5,497                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                            (217)                   -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (217)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   5,325                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    5,325                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $10,605                    -                    -
============================================================= ==================== ==================== ====================




Hanover Energy Company and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Chickahominy River   Hanover Energy       Consolidating
                                                              Energy Corp.         Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                   $2,096                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   2,096                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    920                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            126                    -                    -
Income taxes                                                                446                   $1                  ($1)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  1,492                    1                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            604                   (1)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               4                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         4                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   608                   (1)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  608                   (1)                   1
Retained earnings - beginning of year                                      (354)                 (28)                  28
Dividends declared on common stock                                            -                  610                 (610)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $256                 $581                ($581)
============================================================= ==================== ==================== ====================




Hanover Energy Company and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Hanover Energy
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                   $2,096                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   2,096                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    920                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            126                    -                    -
Income taxes                                                                446                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  1,492                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            604                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               4                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         4                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   608                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  608                    -                    -
Retained earnings - beginning of year                                      (354)                   -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $256                    -                    -
============================================================= ==================== ==================== ====================










MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Beheer-en            Edison Mission       Edison Mission
                                                              Beleggingsmaat       Energy Asia Pte      Energy International
                                                              chappij Botara B.V.  Ltd. Consolidated    B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -               $1,211                 $140
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              151,859                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -              153,070                  140
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $21                2,132                  108
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                                    -                  596                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                  909                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         21                3,637                  108
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                  887                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                  887                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $21             $157,594                 $248
============================================================= ==================== ==================== ====================


MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison               Edison Mission       EME Tri Gen B.V.
                                                              Mission              Operations &
                                                              Energy               Maintenance
                                                              Services B.V.        Services B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -               $1,501
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                1,501
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $17                 $227                   16
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         17                  227                   16
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $17                 $227               $1,517
============================================================= ==================== ==================== ====================


MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EME Victoria B.V.    Global Generation    Hydro Energy B.V.
                                                                                   B.V.                 Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -             $117,422
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -              117,422
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $3                  $21               12,950
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                5,979
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                  860
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          3                   21               19,789
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                5,663
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                5,663
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $3                  $21             $142,874
============================================================= ==================== ==================== ====================


MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberian              Latrobe Power Pty.   Loy Yang Holdings
                                                              Hy-Power Amsterdam   Ltd. Consolidated    Pty Ltd.
                                                              B.V. Consolidated                         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $137,067           $1,228,469                 $578
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              (81,781)               2,631
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    137,067            1,146,688                3,209
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     13,259               23,811                1,802
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                6,090               11,499                   27
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        860                9,446                   72
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     20,209               44,756                1,901
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    8,693               15,921                7,033
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    8,693               15,921                7,033
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $165,969           $1,207,365              $12,143
============================================================= ==================== ==================== ====================


MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Esenyurt B.V.    MEC IES B.V.         MEC India B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    To cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    Subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    And decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                           $160,556                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                   $6                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    160,556                    6                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        280                    9                  $21
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  317                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        137                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        734                    9                   21
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      532                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      532                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $161,822                  $15                  $21
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC International
                                                                                                        Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $22,553             $125,694               $5,295
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     22,553              125,694                5,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      1,360                   23                   34
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      1,360                   23                   34
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                       61                1,006                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       61                1,006                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $23,974             $126,723               $5,329
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Laguna Power     MEC Perth B.V.       MEC Priolo B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -              $73,626                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $3,340                    -              $16,517
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      3,340               73,626               16,517
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                6,337                1,487
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                2,333                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                2,832                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -               11,502                1,487
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                       30                2,703                  111
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       30                2,703                  111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,370              $87,831              $18,115
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $2,276                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      2,276                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                  $20                  $18
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                   20                   18
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                       16                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       16                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,292                  $20                  $18
============================================================= ==================== ==================== ====================


MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Wales B.V.       Mission Energy       Mission Energy
                                                              Consolidated         Company (UK)         Italia s.r.l.
                                                                                   Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705             $170,098                 $119
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       (25,049)              17,432                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  1,058,656              187,530                  119
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     48,574               85,343                   25
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452               13,780                  211
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                2,741                  221
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     94,044              101,864                  457
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  339,917                5,084                   22
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  339,917                5,084                   22
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,492,617             $294,478                 $598
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Pride Hold Limited   Rillington           Southwestern
                                                              Consolidated         Holdings Limited     Generation B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $149,390                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -             $218,976                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    149,390              218,976                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     58,045                6,279                  $21
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               12,474                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        543                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     71,062                6,279                   21
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    4,596                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    4,596                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $225,048             $225,255                  $21
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Traralgon Power      MEC International    Consolidating
                                                              Pty. Ltd.            B.V.                 Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    Subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                                  -               $2,382            ($260,694)
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $79,150            1,251,723           (1,309,376)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     79,150            1,254,105           (1,570,070)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              104,008              (71,011)
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  Accounts                                                                    -                   29              (18,454)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    2               (1,380)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -              104,039              (90,845)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                  413              (10,258)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                  413              (10,258)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $79,150           $1,358,557          ($1,671,173)
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC International
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $2,864,069                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       482,749                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  3,346,818                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    295,240                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               74,333                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                     23,261                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    392,834                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  382,430                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  382,430                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,122,082                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)

                                                              Beheer-en            Edison Mission       Edison Mission
                                                              Beleggingsmaa        Energy Asia Pte      Energy
                                                              tschappi Botara B.V. Ltd Consolidated     International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $21             $149,372                  $56
  Additional Paid in Capital                                                  -                1,485                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                  (42)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                6,664                 (421)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             21              157,479                 (365)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         21              157,479                 (365)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                   17                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              -               (1,686)                 826
Accrued taxes                                                                 -                1,348                 (213)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                 (338)                 613
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                  421                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                  421                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                   15                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                        $21             $157,594                 $248
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       EME Tri Gen B.V.
                                                              Energy Services      Operation &
                                                              B.V.                 Maintenance
                                                                                   Services B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $19                  $19                  $17
  Additional Paid in Capital                                                  -                  206                1,503
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          (4)                  (1)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                             15                  224                1,515
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                         15                  224                1,515
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              4                    4                    5
Accrued taxes                                                                (2)                  (1)                  (3)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     2                    3                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                        $17                 $227               $1,517
============================================================= ==================== ==================== ====================


MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EME Victoria B.V.    Global Generation    Hydro Energy B.V.
                                                                                   B.V.                 Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $21                  $21                  $25
  Additional Paid in Capital                                                  -                    -                8,746
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -              (32,418)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (19)                   -               (2,990)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              2                   21              (26,637)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -              132,837
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          2                   21              106,200
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               12,308
Short-term debt                                                               -                    -                    -
Accounts payable                                                             11                    -                  473
Accrued taxes                                                               (10)                   -                1,069
Accrued interest                                                              -                    -                1,129
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     1                    -               14,979
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                9,801
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -               11,464
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -               21,265
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                  430
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                         $3                  $21             $142,874
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberian              Latrobe Power Pty.   Loy Yang Holdings
                                                              Hy-Power Amsterdam   Ltd. Consolidated    Pty Ltd.
                                                              B.V. Consolidated                         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                            ($500)                   -                    -
  Additional Paid in Capital                                              9,711              $78,354                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              (3,403)             (57,376)             ($2,483)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (1,442)              87,219               10,014
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          4,366              108,197                7,531
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          122,904              901,410                3,093
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    127,270            1,009,607               10,624
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        12,308               14,503                   71
Short-term debt                                                               -                    -                    -
Accounts payable                                                          3,066             (318,511)             (12,778)
Accrued taxes                                                               499                  (63)                   -
Accrued interest                                                          1,129               15,528                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                17,002             (288,543)             (12,707)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   9,801                  (46)              13,995
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                11,464              486,633                  231
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   21,265              486,587               14,226
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           432                 (286)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $165,969           $1,207,365              $12,143
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Esenyurt B.V.    MEC IES B.V.         MEC India B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $31                  $25                  $23
  Additional Paid in Capital                                             29,802                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (244)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          58                 (135)                 (20)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         29,647                 (110)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          102,931                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    132,578                 (110)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                         8,243                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                          8,629                  197                   27
Accrued taxes                                                               (24)                 (72)                  (9)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                16,848                  125                   18
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                 4,993                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    4,993                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                         7,403                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $161,822                  $15                  $21
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC International
                                                                                                        Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $22                  $21                  $21
  Additional Paid in Capital                                             17,426              126,849                4,781
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       4,044                 (113)                 514
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         21,492              126,757                5,316
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     21,492              126,757                5,316
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              5                   11                   27
Accrued taxes                                                               143                  (45)                 (14)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   148                  (34)                  13
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,334                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    2,334                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $23,974             $126,723               $5,329
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Laguna Power     MEC Perth B.V.       MEC Priolo B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $23                  $23                  $21
  Additional Paid in Capital                                              3,324                    -               17,928
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -               (5,640)                 187
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (17)               6,544                 (484)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          3,330                  927               17,652
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -               82,172                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                                         -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      3,330               83,099               17,652
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                2,403                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                             49              (17,841)                 280
Accrued taxes                                                                (9)                   -                  183
Accrued interest                                                              -                2,949                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    40              (12,489)                 463
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -               10,313                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                6,622                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -               16,935                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                  286                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $3,370              $87,831              $18,115
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $23                  $26                  $26
  Additional Paid in Capital                                              2,276                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (19)                 (18)                 (20)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          2,280                    8                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      2,280                    8                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                             21                   19                   19
Accrued taxes                                                                (9)                  (7)                  (7)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    12                   12                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $2,292                  $20                  $18
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Wales B.V.       Mission Energy       Mission Energy
                                                              Consolidated         Company (UK)         Italia s.r.l.
                                                                                   Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $276,698              $22,751                  $13
  Additional Paid in Capital                                                  -               11,620                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              33,278                6,046                   20
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     143,538               37,855                  192
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        453,514               78,272                  225
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120              148,566                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                  1,118,634              226,838                  225
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930               22,676                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                       (132,866)               6,817                  167
Accrued taxes                                                            53,008                  321                  206
Accrued interest                                                         24,983                3,351                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (24,945)              33,165                  373
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,443               25,649                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                36,267                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,710               25,649                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                        81,218                8,826                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,492,617             $294,478                 $598
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Pride Hold Limited   Rillington           Southwestern
                                                              Consolidated         Holdings Limited     Generation B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                  $21
  Additional Paid in Capital                                               $153             $224,308                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              (1,439)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      38,652                  162                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         37,366              224,470                   21
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          117,715                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    155,081              224,470                   21
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        22,676                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          10,235                  700                    -
Accrued taxes                                                              (426)                  85                    -
Accrued interest                                                          3,351                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                35,836                  785                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  25,649                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   25,649                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                         8,482                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $225,048             $225,255                  $21
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Traralgon Power      MEC International    Consolidating
                                                              Pty. Ltd             B.V.                 Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $133,131            ($448,839)
  Additional Paid in Capital                                                  -              645,265             (538,472)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            ($25,828)              81,878               29,989
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,387)              (4,582)             (32,293)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (28,215)             855,692             (989,615)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          133,068                    -             (598,698)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    104,853              855,692           (1,588,313)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                  (17)
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                2,705              (34,984)
Short-term debt                                                               -                    -                    -
Account payable                                                          (9,585)             505,959              (10,735)
Accrued taxes                                                                 -               (5,531)             (51,118)
Accrued interest                                                              -                    -               (4,481)
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (9,585)             503,133             (101,318)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (16,118)                (268)              16,563
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -              (11,566)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  (16,118)                (268)               4,997
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -               13,478
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $79,150           $1,358,557          ($1,671,173)
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC International
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $133,131                    -                    -
  Additional Paid in Capital                                            645,265                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              22,525                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     290,488                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                      1,091,409                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                        1,811,118                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                  2,902,527                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        92,839                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          33,549                    -                    -
Accrued taxes                                                              (701)                   -                    -
Accrued interest                                                         47,939                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               173,626                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 379,537                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                               546,108                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  925,645                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                       120,284                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $4,122,082                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Beheer-en            Edison Mission       Edison Mission
                                                              Beleggingsmaa        Energy Asia Pte      Energy
                                                              tchappij Botara B.V. Ltd. Consolidated    International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -              $20,814                 $322
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               20,814                  322
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -               17,557                  940
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                  413                   12
Income taxes                                                                  -                  (43)                (220)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -               17,927                  732
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                2,887                 (410)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                1,987                    2
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                 (537)                  (1)
Other nonoperating income - net                                               -                 (134)                  (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                1,316                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                4,203                 (412)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                  (88)                   -
Other interest expense                                                        -                   71
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                  (17)
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                4,220                 (412)
Retained earnings - beginning of year                                         -                2,444                   (9)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -               $6,664                ($421)
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       EME Tri Gen B.V.
                                                              Energy Services      Operation &
                                                              B.V.                 Maintenance
                                                                                   Services B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $7                   $4                  $10
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (3)                  (1)                  (3)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      4                    3                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (4)                  (3)                  (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                                                    2                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                                              2                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (4)                  (1)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (4)                  (1)                  (5)
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($4)                 ($1)                 ($5)
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              EME Victoria B.V.    Global Generation    Hydro Energy B.V.
                                                                                   B.V.                 Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -              $24,069
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -               24,069
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $17                    -                3,782
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                3,878
Income taxes                                                                 (6)                   -                5,026
Property and other taxes                                                      -                    -                  109
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     11                    -               12,795
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (11)                   -               11,274
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                  472
Minority interest                                                             -                    -                 (167)
Taxes on nonoperating income                                                  -                    -                 (165)
Other nonoperating income - net                                              (5)                   -                  809
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (5)                   -                  949
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (16)                   -               12,223
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                5,772
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                5,772
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (16)                   -                6,451
Retained earnings - beginning of year                                        (3)                   -                    2
Dividends declared on common stock                                            -                    -               (9,443)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($19)                   -              ($2,990)
============================================================= ==================== ==================== ====================


MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Iberian              Latrobe Power Pty.   Loy Yang Holdings
                                                              Hy-Power Amsterdam   Ltd. Consolidated    Pty. Ltd.
                                                              B.V. Consolidated                         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $24,068             $161,213                    -
Diversified operations                                                        -                    -              $12,093
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  24,068              161,213               12,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               21,522                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  3,803               20,893               14,094
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          3,935               27,617                  410
Income taxes                                                              4,836                6,344                 (770)
Property and other taxes                                                    109                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 12,683               76,376               13,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         11,385               84,837               (1,641)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                700               19,469                  316
Minority interest                                                          (167)                   -                    -
Taxes on nonoperating income                                               (245)              (7,009)                (110)
Other nonoperating income - net                                             (64)                   -                  (22)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       224               12,460                  184
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                11,609               97,297               (1,457)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                6,213               64,052                    -
Other interest expense                                                        -                    -                    6
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   6,213               64,052                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                5,396               33,245               (1,463)
Retained earnings - beginning of year                                     2,605               53,974               11,477
Dividends declared on common stock                                       (9,443)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($1,442)             $87,219              $10,014
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC Esenyurt B.V.    MEC IES B.V          MEC India B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                 $114                   $1
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (1)                 (40)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      2                   74                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (2)                 (74)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  1                    -                    1
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                             (26)                 (14)                  (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       (25)                 (14)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (27)                 (88)                  (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (27)                 (88)                  (6)
Retained earnings - beginning of year                                        85                  (47)                 (14)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             $58                ($135)                ($20)
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC International
                                                                                                        Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                   $1,335                    -                   $7
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   1,335                    -                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      1                   $1                    2
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            625                    -                    -
Income taxes                                                                253                    -                   (1)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    879                    1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            456                   (1)                   6
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                 76                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                (27)                   -                    -
Other nonoperating income - net                                             190                   (8)                 (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       239                   (8)                 (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   695                   (9)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  695                   (9)                  (4)
Retained earnings - beginning of year                                     3,349                 (104)                 518
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $4,044                ($113)                $514
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC Laguna Power     MEC Perth B.V.       MEC Priolo B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $38,094                    -
Diversified operations                                                        -                   42                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               38,136                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               20,128                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  Clauses - net                                                               -                    -                    -
Other operating expenses                                                     $1                3,377                   $7
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                3,412                    -
Income taxes                                                                  -                1,643                   39
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1               28,560                   46
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)               9,576                  (46)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -
Interest and dividend income                                                  -                  752                   61
Minority interest                                                             -                  (50)                   -
Taxes on nonoperating income                                                  -                 (271)                 (21)
Other nonoperating income - net                                              (6)                   -                  (63)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (6)                 431                  (23)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (7)              10,007                  (69)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                6,913                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                6,913                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (7)               3,094                  (69)
Retained earnings - beginning of year                                       (10)               3,450                 (415)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($17)              $6,544                ($484)
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $1                   $1                   $1
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                    1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)                  (1)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                              (6)                  (5)                  (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (6)                  (5)                  (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (7)                  (6)                  (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (7)                  (6)                  (8)
Retained earnings - beginning of year                                       (12)                 (12)                 (12)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($19)                ($18)                ($20)
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC Wales B.V.       Mission Energy       Mission Energy
                                                              Consolidated         Company (UK)         Italia s.r.l.
                                                                                   Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,426              $97,254                    -
Diversified operations                                                        -               22,264               $3,034
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,426              119,518                3,034
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010               43,276                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,315               29,114                2,709
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         25,575               10,595                   37
Income taxes                                                             16,089                5,716                  190
Property and other taxes                                                 17,063                2,342                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,052               91,043                2,936
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,374               28,475                   98
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             10,814                4,558                    2
Minority interest                                                       (19,692)              (2,706)                   -
Taxes on nonoperating income                                             (3,598)              (1,413)                  (1)
Other nonoperating income - net                                             452                   78
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (12,024)                 517                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               111,350               28,992                   99
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231               13,933                    -
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326               13,933                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               51,024               15,059                   99
Retained earnings - beginning of year                                    95,792               19,518                   93
Dividends declared on common stock                                       (3,278)               3,278                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $143,538              $37,855                 $192
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Pride Hold Limited   Rillington           Southwestern
                                                              Consolidated         Holdings Limited     Generation B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $97,254                    -                    -
Diversified operations                                                    1,306                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  98,560                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     43,276                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 13,922                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          8,584                    -                    -
Income taxes                                                              5,814                  ($2)                   -
Property and other taxes                                                  2,073                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 73,669                   (2)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         24,891                    2                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                              1,623                  246                    -
Minority interest                                                        (2,602)                   -                    -
Taxes on nonoperating income                                               (503)                 (86)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    (1,482)                 160                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                23,409                  162                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               11,906                    -                    -
Other interest expense                                                        3                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  11,909                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               11,500                  162                    -
Retained earnings - beginning of year                                    27,152                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $38,652                 $162                    -
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Traralgon Power      MEC International    Consolidating
                                                              Pty. Ltd.            B.V.                 Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -            ($121,323)
Diversified operations                                                        -               $2,178              (21,171)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                2,178             (142,494)
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -              (43,258)
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                1,450              (35,361)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                1,179              (12,466)
Income taxes                                                             $2,350              (10,534)              (1,092)
Property and other taxes                                                      -                    -               (2,181)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  2,350               (7,905)             (94,358)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (2,350)              10,083              (48,136)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              1,347               18,049              (30,828)
Minority interest                                                             -                  104                2,820
Taxes on nonoperating income                                               (485)              (6,317)              10,412
Other nonoperating income - net                                               -                  270                 (804)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       862               12,106              (18,400)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (1,488)              22,189              (66,536)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               25,591              (46,326)
Other interest expense                                                        -                    -                  (80)
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               25,591              (46,406)
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (1,488)              (3,402)             (20,130)
Retained earnings - beginning of year                                      (899)              (1,180)             (31,047)
Dividends declared on common stock                                            -                    -               18,886
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,387)             ($4,582)            ($32,291)
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC International
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $664,055                    -                    -
Diversified operations                                                   42,224                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 706,279                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                    176,954                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                145,766                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         73,806                    -                    -
Income taxes                                                             35,584                    -                    -
Property and other taxes                                                 19,515                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                451,625                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        254,654                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             29,648                    -                    -
Minority interest                                                       (22,460)                   -                    -
Taxes on nonoperating income                                            (10,377)                   -                    -
Other nonoperating income - net                                             620                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    (2,569)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               252,085                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              148,197                    -                    -
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 148,292                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              103,793                    -                    -
Retained earnings - beginning of year                                   186,695                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $290,488                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia          Energy Fuel          Operation &
                                                              Pacific Pte Ltd.     Company Pte Ltd.     Maintenance
                                                                                                        Services Pte Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                       $5                    -                   $3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        5                    -                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $5                    -                   $3
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              P.T. Edison          Edison Mission       Consolidating
                                                              Mission Operation    Energy Asia Pte      Adjustments
                                                              & Maintenance        Ltd.
                                                              Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                                 $9               $1,202                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              152,595                ($736)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          9              153,797                 (736)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        586                1,546                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  987                 (391)                   -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        549                  360                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      2,122                1,515                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                  879                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                  879                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,131             $156,191                ($736)
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission
                                                              Energy Asia Pte
                                                              Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $1,211                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       151,859                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    153,070                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      2,132                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  596                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        909                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      3,637                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      887                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      887                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $157,594                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia          Energy Fuel          Operation &
                                                              Pacific Pte Ltd.     Company Pte Ltd.     Maintenance
                                                                                                        Services Pte Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                    -                  ($4)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                   (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                    -                   (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              $5                    -                    5
Accrued taxes                                                                 -                    -                    2
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     5                    -                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                         $5                    -                   $3
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              P.T. Edison          Edison Mission       Consolidating
                                                              Mission Operation    Energy Asia Pte      Adjustments
                                                              & Maintenance        Ltd.
                                                              Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $149,372                    -
  Additional Paid in Capital                                             $1,500                1,485              ($1,500)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                  (42)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         601                5,318                  749
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          2,101              156,133                 (751)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      2,101              156,133                 (751)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                   17                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                            (855)                (841)                   -
Accrued taxes                                                               885                  461                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    30                 (380)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                  421                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                  421                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $2,131             $156,191                ($736)
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission
                                                              Energy Asia Pte
                                                              Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $149,372                    -                    -
  Additional Paid in Capital                                              1,485                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                 (42)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       6,664                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        157,479                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    157,479                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                  17                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          (1,686)                   -                    -
Accrued taxes                                                             1,348                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (338)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     421                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                      421                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                            15                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $157,594                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia          Energy Fuel          Operations &
                                                              Pacific Pte Ltd      Company Pte Ltd.     Maintenance
                                                                                                        Services Pte Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -               $1,436
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                1,436
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  Clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                1,439
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                    -                    1
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                    -                1,440
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                    -                   (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                   (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                    -                   (4)
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                    -                  ($4)
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              P.T. Edison          Edison Mission       Consolidating
                                                              Mission Operation    Energy Asia Pte      Adjustments
                                                              & Maintenance        Ltd.
                                                              Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                   $5,794              $15,020              ($1,436)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   5,794               15,020               (1,436)
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  4,847               12,707               (1,436)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                  413                    -
Income taxes                                                                527                 (571)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  5,374               12,549               (1,436)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            420                2,471                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 13                1,974                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 (4)                (533)                   -
Other nonoperating income - net                                            (132)                  (2)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (123)               1,439                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   297                3,910                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                  (88)                   -                    -
Other interest expense                                                        -                   71                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                     (88)                  71                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  385                3,839                    -
Retained earnings - beginning of year                                       965                1,479                    -
Dividends declared on common stock                                         (749)                   -                  749
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $601               $5,318                 $749
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission
                                                              Energy Asia Pte
                                                              Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $20,814                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  20,814                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 17,557                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            413                    -                    -
Income taxes                                                                (43)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 17,927                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          2,887                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              1,987                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (537)                   -                    -
Other nonoperating income - net                                            (134)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     1,316                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 4,203                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                  (88)                   -                    -
Other interest expense                                                       71                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                     (17)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                4,220                    -                    -
Retained earnings - beginning of year                                     2,444                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $6,664                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.    Iberica de           Consolidating
                                                                                   Energias S.A.        Adjustments
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -             $117,422                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $24,871                    -             ($24,871)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     24,871              117,422              (24,871)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          1               12,949                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                5,979                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                  860                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1               19,788                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                5,663                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                5,663                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $24,872             $142,873             ($24,871)
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V.and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $117,422                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    117,422                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     12,950                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,979                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        860                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     19,789                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    5,663                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    5,663                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $142,874                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V.and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.    Iberica de           Consolidating
                                                                                   Energias S.A.        Adjustments
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $25              $23,387             ($23,387)
  Additional Paid in Capital                                                  -                8,746                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                 318               (3,721)             (29,015)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (9,824)              (2,609)               9,443
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         (9,481)              25,803              (42,959)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           33,693               81,056               18,088
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     24,212              106,859              (24,871)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                           662               11,646                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              28                  445                    -
Accrued taxes                                                               (30)               1,099                    -
Accrued interest                                                              -                1,129                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   660               14,319                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                9,801                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -               11,464                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -               21,265                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                  430                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $24,872             $142,873             ($24,871)
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $25                    -                    -
  Additional Paid in Capital                                              8,746                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             (32,418)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,990)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (26,637)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          132,837                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    106,200                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        12,308                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                             473                    -                    -
Accrued taxes                                                             1,069                    -                    -
Accrued interest                                                          1,129                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                14,979                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   9,801                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                11,464                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   21,265                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           430                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $142,874                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.    Iberica de           Consolidating
                                                                                   Energias S.A.        Adjustments
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $24,069                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               24,069                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $1                3,781                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                3,878                    -
Income taxes                                                                (28)               5,054                    -
Property and other taxes                                                      -                  109                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    (27)              12,822                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -               11,247                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                  472                    -
Minority interest                                                             -                 (167)                   -
Taxes on nonoperating income                                                  -                 (165)                   -
Other nonoperating income - net                                              (3)                 812                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (3)                 952                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    24               12,199                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                   80                5,692                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                      80                5,692                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (56)               6,507                    -
Retained earnings - beginning of year                                      (325)                 327                    -
Dividends declared on common stock                                       (9,443)              (9,443)              $9,443
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($9,824)             ($2,609)              $9,443
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $24,069                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  24,069                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  3,782                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          3,878                    -                    -
Income taxes                                                              5,026                    -                    -
Property and other taxes                                                    109                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 12,795                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         11,274                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                472                    -                    -
Minority interest                                                          (167)                   -                    -
Taxes on nonoperating income                                               (165)                   -                    -
Other nonoperating income - net                                             809                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       949                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                12,223                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                5,772                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   5,772                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                6,451                    -                    -
Retained earnings - beginning of year                                         2                    -                    -
Dividends declared on common stock                                       (9,443)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,990)                   -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberica de           Electro              Consolidating
                                                              Energias S.A.        Metalurgica del      Adjustments
                                                                                   Ebro, S.A.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                            $58,577               $7,393              $51,452
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                         4,667                    -               (4,667)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     63,244                7,393               46,785
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      9,677                3,272                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                4,218                1,737                   24
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        643                  217                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     14,538                5,226                   24
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    6,356               54,481              (55,174)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    6,356               54,481              (55,174)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $84,138              $67,100              ($8,365)
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberica de
                                                              Energias S.A.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $117,422                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    117,422                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     12,949                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,979                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        860                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     19,788                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    5,663                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    5,663                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $142,873                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberica de           Electro              Consolidating
                                                              Energias S.A.        Metalurgica del      Adjustments
                                                                                   Ebro, S.A.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                          $19,674                  $83               $3,630
  Additional Paid in Capital                                              8,746                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (546)               1,738               (4,913)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (5,286)               2,677                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         22,588                4,498               (1,283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           44,358               49,530              (12,832)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         44,358               49,530              (12,832)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     66,946               54,028              (14,115)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                         2,667                8,979                    -
Short-term debt                                                               -                    -                    -
Account payable                                                             814                  392                 (761)
Accrued taxes                                                               838                  143                  118
Accrued interest                                                            653                  476                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 4,972                9,990                 (643)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   9,801                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                 2,419                2,651                6,394
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   12,220                2,651                6,394
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                  431                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $84,138              $67,100              ($8,365)
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberica de
                                                              Energias S.A.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                          $23,387                    -                    -
  Additional Paid in Capital                                              8,746                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              (3,721)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,609)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         25,803                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           81,056                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         81,056                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    106,859                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        11,646                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                             445                    -                    -
Accrued taxes                                                             1,099                    -                    -
Accrued interest                                                          1,129                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                14,319                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   9,801                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                11,464                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   21,265                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           430                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $142,873                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Iberica de           Electro              Consolidating
                                                              Energias S.A.        Metalurgica del      Adjustments
                                                                                   Ebro, S.A.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $13,626              $10,443                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  13,626               10,443                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  2,907                  874                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          1,004                2,874                    -
Income taxes                                                              5,119                  (65)                   -
Property and other taxes                                                     56                   53                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  9,086                3,736                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          4,540                6,707                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                363                  109                    -
Minority interest                                                          (167)                   -                    -
Taxes on nonoperating income                                               (127)                 (38)                   -
Other nonoperating income - net                                             762                   50                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       831                  121                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 5,371                6,828                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                1,237                4,455                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   1,237                4,455                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                4,134                2,373                    -
Retained earnings - beginning of year                                        23                  304                    -
Dividends declared on common stock                                       (9,443)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($5,286)              $2,677                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Eberica de
                                                              Energias S.A.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $24,069                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  24,069                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  3,781                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          3,878                    -                    -
Income taxes                                                              5,504                    -                    -
Property and other taxes                                                    109                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 12,822                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         11,247                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                472                    -                    -
Minority interest                                                          (167)                   -                    -
Taxes on nonoperating income                                               (165)                   -                    -
Other nonoperating income - net                                             812                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       952                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                12,199                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                5,692                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   5,692                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                6,507                    -                    -
Retained earnings - beginning of year                                       327                    -                    -
Dividends declared on common stock                                       (9,443)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,609)                   -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberian              Aprohiso S.A.        Hydro Energy B.V.
                                                              Hy-Power Amsterdam   (Inactive)           Consolidated
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $1,704                    -             $117,422
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                         1,052                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      2,756                    -              117,422
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        308                    -               12,950
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                5,979
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                  860
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        308                    -               19,789
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                5,663
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                5,663
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,064                    -             $142,874
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Saltos del Porma,    Consolidating        Iberian
                                                              S.A.                 Adjustments          Hy-Power Amsterdam
                                                                                                        B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    Subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  Provision for depreciation                                                  -              $17,941             $137,067
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -               (1,052)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -               16,889              137,067
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1                    -               13,259
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  111                    -                6,090
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                  860
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        112                    -               20,209
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    3,030                    -                8,693
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    3,030                    -                8,693
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,142              $16,889             $165,969
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberian              Aprohiso S.A.        Hydro Energy B.V.
                                                              Hy-Power Amsterdam   (Inactive)           Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                           $1,186                    -                  $25
  Additional Paid in Capital                                                965                    -                8,746
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -              (32,418)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (6,950)                   -               (2,990)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         (4,799)                   -              (26,637)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                            8,155                    -              132,837
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          8,155                    -              132,837
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                    -              106,200
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                               3,356                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               12,308
Short-term debt                                                               -                    -                    -
Account payable                                                             277                    -                  473
Accrued taxes                                                              (569)                   -                1,069
Accrued interest                                                              -                    -                1,129
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (292)                   -               14,979
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                9,801
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -               11,464
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -               21,265
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                  430
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $3,064                    -             $142,873
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Saltos del Porma,    Consolidating        Iberian
                                                              S.A.                 Adjustments          Hy-Power Amsterdam
                                                                                                        B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                             $825              ($2,536)               ($500)
  Additional Paid in Capital                                                  -                    -                9,711
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -               29,015               (3,403)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                8,498               (1,442)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            825               34,977                4,366
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              (18,088)             122,904
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -              (18,088)             122,904
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                        825               16,889              127,270
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               12,308
Short-term debt                                                               -                    -                    -
Account payable                                                           2,317                   (1)               3,066
Accrued taxes                                                                 -                   (1)                 499
Accrued interest                                                              -                    -                1,129
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 2,317                   (2)              17,002
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                9,801
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -                    -               11,464
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -               21,265
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    2                  432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $3,142              $16,889             $165,969
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Iberian Hy-Power     Aprohiso S.A.        Hydro Energy B.V.
                                                              Amsterdam B.V.       (Inactive)           Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -              $24,069
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -               24,069
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $21                    -                3,782
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             58                    -                3,878
Income taxes                                                               (189)                   -                5,026
Property and other taxes                                                      -                    -                  109
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                   (110)                   -               12,795
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            110                    -               11,274
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                228                    -                  472
Minority interest                                                             -                    -                 (167)
Taxes on nonoperating income                                                (80)                   -                 (165)
Other nonoperating income - net                                            (872)                   -                  809
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (724)                   -                  949
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (614)                   -               12,223
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                  441                    -                5,772
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                     441                    -                5,772
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (1,055)                   -                6,451
Retained earnings - beginning of year                                     2,603                    -                    2
Dividends declared on common stock                                       (8,498)                   -               (9,443)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($6,950)                   -              ($2,990)
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Saltos del Porma,    Consolidating        Iberian
                                                              S.A.                 Adjustments          Hy-Power Amsterdam
                                                                                                        B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                  ($1)             $24,068
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                   (1)              24,068
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                3,803
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                   (1)               3,935
Income taxes                                                                  -                   (1)               4,836
Property and other taxes                                                      -                    -                  109
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                   (2)              12,683
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                    1               11,385
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                  700
Minority interest                                                             -                    -                 (167)
Taxes on nonoperating income                                                  -                    -                 (245)
Other nonoperating income - net                                               -                   (1)                 (64)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                   (1)                 224
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -               11,609
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                6,213
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                6,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                    -                5,396
Retained earnings - beginning of year                                         -                    -                2,605
Dividends declared on common stock                                            -                8,498               (9,443)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -               $8,498              ($1,442)
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.    Iberica de           Consolidating
                                                                                   Energias S.A.        Adjustments
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -             $117,422                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $24,871                    -             ($24,871)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     24,871              117,422              (24,871)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          1               12,949                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                5,979                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                  860                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          1               19,788                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                5,663                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                5,663                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $24,872             $142,873             ($24,871)
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $117,422                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    117,422                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     12,950                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,979                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        860                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     19,789                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    5,663                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    5,663                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $142,874                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                                                   Iberica de
                                                              Hydro Energy B.V.    Energias S.A.        Consolidating
                                                                                   Consolidated         Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $25              $23,387             ($23,387)
  Additional Paid in Capital                                                  -                8,746                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                 318               (3,721)             (29,015)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (9,824)              (2,609)               9,443
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         (9,481)              25,803              (42,959)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           33,693               81,056               18,088
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         33,693               81,056               18,088
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     24,212              106,859              (24,871)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                           662               11,646                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              28                  445                    -
Accrued taxes                                                               (30)               1,099                    -
Accrued interest                                                              -                1,129                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   660               14,319                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                9,801                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                     -               11,464                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -               21,265                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                  430                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $24,872             $142,873             ($24,871)
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $25                    -                    -
  Additional Paid in Capital                                              8,746                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             (32,418)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,990)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (26,637)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          132,837                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        132,837                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    106,200                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        12,308                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                             473                    -                    -
Accrued taxes                                                             1,069                    -                    -
Accrued interest                                                          1,129                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                14,979                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   9,801                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                11,464                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   21,265                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           430                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $142,874                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.    Iberica de           Consolidating
                                                                                   Energias S.A.        Adjustments
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $24,069                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               24,069                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $1                3,781                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                3,878                    -
Income taxes                                                                (28)               5,054                    -
Property and other taxes                                                      -                  109                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    (27)              12,822                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             27               11,247                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                  -                  472                    -
Minority interest                                                             -                 (167)                   -
Taxes on nonoperating income                                                  -                 (165)                   -
Other nonoperating income - net                                              (3)                 812                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (3)                 952                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    24               12,199                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                   80                5,692                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                      80                5,692                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (56)               6,507                    -
Retained earnings - beginning of year                                      (325)                 327                    -
Dividends declared on common stock                                       (9,443)              (9,443)              $9,443
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($9,824)             ($2,609)              $9,443
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Hydro Energy B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $24,069                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  24,069                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  3,782                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          3,878                    -                    -
Income taxes                                                              5,026                    -                    -
Property and other taxes                                                    109                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 12,795                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         11,274                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                472                    -                    -
Minority interest                                                          (167)                   -                    -
Taxes on nonoperating income                                               (165)                   -                    -
Other nonoperating income - net                                             809                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       949                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                12,223                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                5,772                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   5,772                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                6,451                    -                    -
Retained earnings - beginning of year                                         2                    -                    -
Dividends declared on common stock                                       (9,443)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,990)                   -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S. A. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberica de           Electro              Consolidating
                                                              Energias, S.A.       Metalurgica del      Adjustments
                                                                                   Ebro,S.A.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    Subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $58,577               $7,393              $51,452
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                         4,667                    -               (4,667)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     63,244                7,393               46,785
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      9,677                3,272                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                4,218                1,737                   24
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        643                  217                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     14,538                5,226                   24
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    6,356               54,481              (55,174)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    6,356               54,481              (55,174)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $84,138              $67,100              ($8,365)
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S. A. and Subsidiaries [Tier 68
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberica de
                                                              Energias, S.A.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $117,422                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    117,422                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     12,949                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,979                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        860                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     19,788                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  Reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    5,663                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    5,663                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $142,873                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S. A. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberica de           Electro              Consolidating
                                                              Energias, S.A.       Metalurgica del      Adjustments
                                                                                   Ebro,S.A.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                          $19,674                  $83               $3,630
  Additional Paid in Capital                                              8,746                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (546)               1,738               (4,913)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (5,286)               2,677                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         22,588                4,498               (1,283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           44,358               49,530              (12,832)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         44,358               49,530              (12,832)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     66,946               54,028              (14,115)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                         2,667                8,979                    -
Short-term debt                                                               -                    -                    -
Account payable                                                             814                  392                 (761)
Accrued taxes                                                               838                  143                  118
Accrued interest                                                            653                  476                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 4,972                9,990                 (643)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   9,801                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                 2,419                2,651                6,394
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   12,220                2,651                6,394
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                  431                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $84,138              $67,100              ($8,365)
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S. A. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Iberica de
                                                              Energias, S.A.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                          $23,387                    -                    -
  Additional Paid in Capital                                              8,746                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              (3,721)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,609)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         25,803                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           81,056                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         81,056                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    106,859                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        11,646                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                             445                    -                    -
Accrued taxes                                                             1,099                    -                    -
Accrued interest                                                          1,129                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  Current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                14,319                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   9,801                    -                    -
Accumulated deferred investment tax
  Credits                                                                     -                    -                    -
Customer advances and other deferred
  Credits                                                                11,464                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   21,265                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                           430                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $142,873                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S. A. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Iberica de           Electro              Consolidating
                                                              Energias, S.A.       Metalurgica del      Adjustments
                                                                                   Ebro,S.A.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $13,626              $10,443                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  13,626               10,443                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  2,907                  874                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          1,004                2,874                    -
Income taxes                                                              5,119                  (65)                   -
Property and other taxes                                                     56                   53                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  9,086                3,736                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          4,540                6,707                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  Construction                                                                -                    -                    -
Interest and dividend income                                                363                  109                    -
Minority interest                                                          (167)                   -                    -
Taxes on nonoperating income                                               (127)                 (38)                   -
Other nonoperating income - net                                             762                   50                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       831                  121                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 5,371                6,828                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                1,237                4,455                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   1,237                4,455                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                4,134                2,373                    -
Retained earnings - beginning of year                                        23                  304                    -
Dividends declared on common stock                                       (9,443)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($5,286)              $2,677                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S. A. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Iberica de
                                                              Energias, S.A.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $24,069                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  24,069                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                  3,781                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          3,878                    -                    -
Income taxes                                                              5,054                    -                    -
Property and other taxes                                                    109                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 12,822                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         11,247                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                472                    -                    -
Minority interest                                                          (167)                   -                    -
Taxes on nonoperating income                                               (165)                   -                    -
Other nonoperating income - net                                             812                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       952                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                12,199                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                5,692                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  Construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                   5,692                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                6,507                    -                    -
Retained earnings - beginning of year                                       327                    -                    -
Dividends declared on common stock                                       (9,443)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,609)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                                $703,028           $1,268,171
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $171,714                    -              766,554
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    171,714              703,028            2,034,725
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         51               12,789               23,761
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                5,962               11,498
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                4,817                9,446
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         51               23,568               44,705
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                4,706               15,921
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                4,706               15,921
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $171,765             $731,302           $2,095,351
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd                  Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -            ($742,730)          $1,228,469
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $105,481           (1,125,530)             (81,781)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    105,481           (1,868,260)           1,146,688
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              (12,790)              23,811
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -               (5,961)              11,499
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -               (4,817)               9,446
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -              (23,568)              44,756
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -               (4,706)              15,921
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -               (4,706)              15,921
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $105,481          ($1,896,534)          $1,207,365
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -             $806,256
  Additional Paid in Capital                                           $169,523             $174,082              174,082
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (447)              (6,263)             (10,578)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       4,886               51,683               87,848
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        173,962              219,502            1,057,608
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              405,600              752,325
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    173,962              625,102            1,809,933
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               14,503
Short-term debt                                                               -                    -                    -
Account payable                                                          (2,189)            (236,986)            (234,534)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (2,189)            (236,986)            (220,031)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (8)                   -               18,038
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -              343,186              487,411
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (8)             343,186              505,449
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $171,765             $731,302           $2,095,351
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd                  Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -            ($806,256)                   -
  Additional Paid in Capital                                                  -             (439,334)             $78,353
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              $6,703              (46,791)             (57,376)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       1,790              (58,987)              87,220
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          8,493           (1,351,368)             108,197
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          127,769             (384,284)             901,410
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    136,262           (1,735,652)           1,009,607
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               14,503
Short-term debt                                                               -                    -                    -
Account payable                                                         (35,922)             191,120             (318,511)
Accrued taxes                                                            26,222              (26,285)                 (63)
Accrued interest                                                              -               15,528               15,528
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (9,700)             180,363             (288,543)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (21,081)               3,005                  (46)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -             (343,964)             486,633
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  (21,081)            (340,959)             486,587
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                 (286)                (286)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $105,481          ($1,896,534)          $1,207,365
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $72,487             $161,213
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               72,487              161,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               10,999               21,522
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -               10,540               20,786
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -               15,381               27,617
Income taxes                                                                $30               (5,255)               3,809
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     30               31,665               73,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (30)              40,822               87,479
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                (84)              14,597               17,741
Minority interest                                                             -              (36,696)                   -
Taxes on nonoperating income                                                (69)               9,206               (6,387)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (153)             (12,893)              11,354
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (183)              27,929               98,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               33,449               64,052
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               33,449               64,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (183)              (5,520)              34,781
Retained earnings - beginning of year                                     4,970               34,968               53,067
Dividends declared on common stock                                           99               22,235                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $4,886              $51,683              $87,848
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd                  Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             ($72,487)            $161,213
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              (72,487)             161,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -              (11,000)              21,521
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -              (10,433)              20,893
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -              (15,381)              27,617
Income taxes                                                               $100                7,660                6,344
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    100              (29,154)              76,375
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (100)             (43,333)              84,838
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              2,953              (15,738)              19,469
Minority interest                                                             -               36,696                    -
Taxes on nonoperting income                                              (1,063)              (8,696)              (7,009)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     1,890               12,262               12,460
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 1,790              (31,071)              97,298
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -              (33,449)              64,052
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -              (33,449)              64,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                1,790                2,378               33,246
Retained earnings - beginning of year                                         -              (39,031)              53,974
Dividends declared on common stock                                            -              (22,334)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $1,790             ($58,987)             $87,220
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Latrobe Power Pty    Mission Energy
                                                              Energy Holdings      Ltd Consolidated     Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                               $578           $1,228,469                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                           453              (81,781)              $2,178
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      1,031            1,146,688                2,178
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      1,802               23,811                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   27               11,499                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         72                9,446                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      1,901               44,756                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    7,033               15,921                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    7,033               15,921                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $9,965           $1,207,365               $2,178
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty Ltd              Pty Ltd              Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -          ($1,228,469)
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $79,150                    -                2,631
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     79,150                    -           (1,225,838)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -              (23,811)
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -              (11,499)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -               (9,446)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -              (44,756)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -              (15,921)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -              (15,921)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $79,150                    -          ($1,286,515)
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Loy Yang Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                               $578                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                         2,631                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      3,209                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      1,802                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   27                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         72                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      1,901                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    7,033                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    7,033                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $12,143                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Latrobe Power Pty    Mission Energy
                                                              Energy Holdings      Ltd Consolidated     Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -              $78,353                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             ($2,008)             (57,376)               ($474)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       9,663               87,220                  351
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          7,655              108,197                 (123)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                              242              901,410                2,850
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      7,897            1,009,607                2,727
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                            71               14,503                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (12,646)            (318,511)                (132)
Accrued taxes                                                                 -                  (63)                   -
Accrued interest                                                              -               15,528                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (12,575)            (288,542)                (132)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  14,412                  (46)                (417)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                   231              486,633                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   14,643              486,587                 (417)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                 (286)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $9,965           $1,207,365               $2,178
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty Ltd              Pty Ltd              Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -              $78,353
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            ($25,828)                   -               83,203
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,387)                   -              (84,833)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (28,215)                   -              (79,983)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          133,068                    -           (1,034,477)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    104,853                    -           (1,114,460)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -              (14,503)
Short-term debt                                                               -                    -                    -
Account payable                                                          (9,585)                   -              328,096
Accrued taxes                                                                 -                    -                   63
Accrued interest                                                              -                    -              (15,528)
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (9,585)                   -              298,128
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (16,118)                   -               16,164
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -             (486,633)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  (16,118)                   -             (470,469)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                  286
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $79,150                    -          ($1,286,515)
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Loy Yang Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             ($2,483)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      10,014                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          7,531                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                            3,093                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     10,624                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                            71                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (12,778)                   -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (12,707)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  13,995                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                   231                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   14,226                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $12,143                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       Latrobe Power Pty    Mission Energy
                                                              Energy Holdings      Ltd Consolidated     Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             $161,213                    -
Diversified operations                                                  $12,093                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  12,093              161,213                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               21,521                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 14,094               20,893                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            410               27,617                    -
Income taxes                                                               (820)               6,344                  $50
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 13,684               76,375                   50
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (1,591)              84,838                  (50)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                289               19,469                   27
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (101)              (7,009)                  (9)
Other nonoperating income - net                                             (22)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       166               12,460                   18
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (1,425)              97,298                  (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               62,052                    -
Other interest expense                                                        6                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       6               62,052                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (1,431)              33,246                  (32)
Retained earnings - beginning of year                                    11,094               53,974                  383
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $9,663              $87,220                 $351
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty Ltd              Pty Ltd              Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -            ($161,213)
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -             (161,213)
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -              (21,521)
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -              (20,893)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -              (27,617)
Income taxes                                                             $2,350                    -               (8,694)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  2,350                    -              (78,725)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (2,350)                   -              (82,488)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              1,347                    -              (20,816)
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (485)                                    7,494
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       862                    -              (13,322)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (1,488)                   -              (95,810)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -              (64,052)
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -              (64,052)
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (1,488)                   -              (31,758)
Retained earnings - beginning of year                                      (899)                   -              (53,075)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,387)                   -             ($84,833)
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Loy Yang Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $12,093                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  12,093                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 14,094                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            410                    -                    -
Income taxes                                                               (770)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 13,734                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (1,641)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                316                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (110)
Other nonoperating income - net                                             (22)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       184                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (1,457)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        6                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       6                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (1,463)                   -                    -
Retained earnings - beginning of year                                    11,477                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $10,014                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation &          Operation &
                                                              Ltd Consolidated     Maintenance          Maintenance Loy
                                                                                   Kwinana Pty Ltd      Yang Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                          $166                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                        166                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      1,461                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      1,461                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,627                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty Ltd    Partnership [8]
                                                              Superannu- ation
                                                              Fund Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -              $73,626
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                 $286                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                  286               73,626
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                6,315
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                2,333
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                2,832
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -               11,480
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                2,699
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                2,699
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -                 $286              $87,805
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Consolidating        Edison Mission
                                                              Energy Holdings      Adjustments          Energy Holdings
                                                              Pty Ltd                                   Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                               $578             ($73,626)                $578
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    1                  453
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                        578              (73,625)               1,031
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        341               (6,315)               1,802
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                   27               (2,333)                  27
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         72               (2,832)                  72
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        440              (11,480)               1,901
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                       76                4,258                7,033
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       76                4,258                7,033
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,094             ($80,847)              $9,965
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation &          Operation &
                                                              Ltd Consolidated     Maintenance          Maintenance Loy
                                                                                   Kwinana Pty Ltd      Yang Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                 $56                 ($75)               ($922)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         505                  677                4,637
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            561                  602                3,715
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                        561                  602                3,715
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (11,548)                (602)              (3,715)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (11,548)               ($602)             ($3,715)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  12,614                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   12,614                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $1,627                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty Ltd    Partnership [8]
                                                              Superannuation
                                                              Fund Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -              $19,421
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                  ($6)                (220)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                   17                9,436
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                   11               28,637
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                  242               58,160
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                  253               86,797
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                2,403
Short-term debt                                                               -                    -                    -
Account payable                                                               -                  (70)             (10,966)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                2,949
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                  (70)              (5,614)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                  103                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                6,622
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                  103                6,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -                 $286              $87,805
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Consolidating        Edison Mission
                                                              Energy Holdings      Adjustments          Energy Holdings
                                                              Pty Ltd                                   Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -             ($19,421)                   -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                               ($935)                  94              ($2,008)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                        (667)              (4,942)               9,663
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         (1,602)             (24,269)               7,655
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              (58,160)                 242
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     (1,602)             (82,429)               7,897
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                            71               (2,403)                  71
Short-term debt                                                               -                    -                    -
Account payable                                                           3,289               10,966              (12,646)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -               (2,949)                   -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 3,360                5,614              (12,575)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (895)               2,590               14,412
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                   231               (6,622)                 231
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                     (664)              (4,032)              14,643
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $1,094             ($80,847)              $9,965
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation &          Operation &
                                                              Ltd Consolidated     Maintenance          Maintenance Loy
                                                                                   Kwinana Pty Ltd      Yang Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                       $3               $1,611               $7,884
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       3                1,611                7,884
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      2                1,270                7,892
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 51                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     53                1,270                7,892
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (50)                 341                   (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 60                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                (21)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        39                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (11)                 341                   (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (11)                 341                   (8)
Retained earnings - beginning of year                                       516                  336                4,645
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $505                 $677               $4,637
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty Ltd    Partnership [8]
                                                              Superannuation
                                                              Fund Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -              $38,094
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -               38,094
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -               20,128
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                3,377
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                3,410
Income taxes                                                                  -                  $18                 (271)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                   18               26,644
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                  (18)              11,450
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                  753
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                                                         (271)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                  482
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                  (18)              11,932
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                6,913
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                6,913
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                  (18)               5,019
Retained earnings - beginning of year                                         -                   35                4,417
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                  $17               $9,436
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       Consolidating        Edison Mission
                                                              Energy Holdings      Adjustments          Energy Holdings
                                                              Pty Ltd                                   Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             ($38,094)                   -
Diversified operations                                                   $2,595                    -              $12,093
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   2,595              (38,094)              12,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -              (20,128)                   -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 12,092              (10,539)              14,094
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            410               (3,410)                 410
Income taxes                                                             (3,557)               2,939                 (820)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  8,945              (31,138)              13,684
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (6,350)              (6,956)              (1,591)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                229                 (753)                 289
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                (80)                 271                 (101)
Other nonoperating income - net                                             (22)                   -                  (22)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       127                 (482)                 166
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (6,223)              (7,438)              (1,425)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               (6,913)                   -
Other interest expense                                                        6                    -                    6
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       6               (6,913)                   6
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (6,229)                (525)              (1,431)
Retained earnings - beginning of year                                     5,562               (4,417)              11,094
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($667)             ($4,942)              $9,663
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd
Edison Mission Energy Australia Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Latrobe Power        Loy Yang B Joint     Edison Mission
                                                              Partnership          Venture              Energy Australia
                                                                                                        Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $703,028           $1,268,171
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              766,554                 $166
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    703,028            2,034,725                  166
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     12,789               23,761                1,461
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,962               11,498                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      4,817                9,446                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     23,568               44,705                1,461
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    4,706               15,921                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    4,706               15,921                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $731,302           $2,095,351               $1,627
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd
Edison Mission Energy Australia Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Australia
                                                                                   Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                        ($1,971,199)                   -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      (766,554)                $166                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                 (2,737,753)                 166                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    (36,550)               1,461                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (17,460)                   -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                    (14,263)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (68,273)               1,461                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  (20,627)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  (20,627)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($2,826,653)              $1,627                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd
Edison Mission Energy Australia Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Latrobe Power        Loy Yang B Joint     Edison Mission
                                                              Partnership          Venture              Energy Australia
                                                                                                        Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $806,256                    -
  Additional Paid in Capital                                           $174,082              174,082                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              (6,263)             (10,578)                 $56
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      51,683               87,848                  505
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        219,502            1,057,608                  561
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          405,600              752,325                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    625,102            1,809,933                  561
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               14,503                    -
Short-term debt                                                               -                    -                    -
Account payable                                                        (236,986)            (234,534)             (11,548)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                              (236,986)            (220,031)             (11,548)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -               18,038               12,614
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                               343,186              487,411                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  343,186              505,449               12,614
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $731,302           $2,095,351               $1,627
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd
Edison Mission Energy Australia Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Australia
                                                                                   Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                        ($806,256)                   -                    -
  Additional Paid in Capital                                           (348,164)                   -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              16,841                  $56                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (139,531)                 505                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                     (1,277,110)                 561                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                       (1,157,925)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (2,435,035)                 561                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       (14,503)                   -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         471,520              (11,548)                   -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               457,017              (11,548)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (18,038)              12,614                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                              (830,597)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                 (848,635)              12,614                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                ($2,826,653)              $1,627                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd
Edison Mission Energy Australia Ltd and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Latrobe Power        Loy Yang B Joint     Edison Mission
                                                              Partnership          Venture              Energy Australia
                                                                                                        Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $72,487             $161,213                    -
Diversified operations                                                        -                    -                   $3
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  72,487              161,213                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     10,999               21,522                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 10,540               20,786                    2
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         15,381               27,617                    -
Income taxes                                                             (5,255)               3,809                   51
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 31,665               73,734                   53
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         40,822               87,479                  (50)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             14,597               17,741                   60
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             (5,255)              (6,387)                 (21)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     9,342               11,354                   39
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                50,164               98,833                  (11)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               33,449               64,052                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  33,449               64,052                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               16,715               34,781                  (11)
Retained earnings - beginning of year                                    34,968               53,067                  516
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $51,683              $87,848                 $505
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd
Edison Mission Energy Australia Ltd and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Australia
                                                                                   Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                              ($233,700)                   -                    -
Diversified operations                                                        -                   $3                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                (233,700)                   3                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                    (32,521)                   -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                (31,326)                   2                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                        (42,998)                   -                    -
Income taxes                                                              1,446                   51                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                               (105,399)                  53                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                       (128,301)                 (50)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (32,338)                  60                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             11,642                  (21)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (20,696)                  39                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                              (148,997)                 (11)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              (97,501)                   -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 (97,501)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (51,496)                 (11)                   -
Retained earnings - beginning of year                                   (88,035)                 516                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($139,531)                $505                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -             $703,028           $1,268,171
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $171,714                    -              766,554
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    171,714              703,028            2,034,725
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         51               12,789               23,761
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                5,962               11,498
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                4,817                9,446
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         51               23,568               44,705
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                4,706               15,921
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                4,706               15,921
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $171,765             $731,302           $2,095,351
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd                  Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -            ($742,730)          $1,228,469
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $105,481           (1,125,530)             (81,781)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    105,481           (1,868,260)           1,146,688
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              (12,790)              23,811
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -               (5,961)              11,499
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -               (4,817)               9,446
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -              (23,568)              44,756
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -               (4,706)              15,921
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -               (4,706)              15,921
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $105,481          ($1,896,534)          $1,207,365
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -             $806,256
  Additional Paid in Capital                                           $169,523             $174,082              174,082
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (447)              (6,263)             (10,578)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       4,886               51,683               87,848
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        173,962              219,502            1,057,608
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              405,600              752,325
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    173,962              625,102            1,809,933
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               14,503
Short-term debt                                                               -                    -                    -
Account payable                                                          (2,189)            (236,986)            (234,534)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (2,189)            (236,986)            (220,031)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (8)                   -               18,038
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -              343,186              487,411
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (8)             343,186              505,449
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $171,765             $731,302           $2,095,351
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd                  Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -            ($806,256)                   -
  Additional Paid in Capital                                                  -             (439,333)             $78,354
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              $6,703              (46,791)             (57,376)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       1,790              (58,988)              87,219
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          8,493           (1,351,368)             108,197
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          127,769             (384,284)             901,410
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    136,262           (1,735,652)           1,009,607
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               14,503
Short-term debt                                                               -                    -                    -
Account payable                                                         (35,922)             191,120             (318,511)
Accrued taxes                                                            26,222              (26,285)                 (63)
Accrued interest                                                              -               15,528               15,528
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (9,700)             180,363             (288,543)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (21,081)               3,005                  (46)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -             (343,964)             486,633
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  (21,081)            (340,959)             486,587
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                 (286)                (286)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $105,481          ($1,896,534)          $1,207,365
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $72,487             $161,213
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               72,487              161,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               10,999               21,522
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -               10,540               20,786
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -               15,381               27,617
Income taxes                                                                $30               (5,255)               3,809
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     30               31,665               73,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (30)              40,822               87,479
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                (84)              14,597               17,741
Minority interest                                                             -              (36,696)                   -
Taxes on nonoperating income                                                (69)               9,206               (6,387)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                      (153)             (12,893)              11,354
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (183)              27,929               98,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               33,449               64,052
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               33,449               64,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (183)              (5,520)              34,781
Retained earnings - beginning of year                                     4,970               34,968               53,067
Dividends declared on common stock                                           99               22,235                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $4,886              $51,683              $87,848
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd                  Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             ($72,487)            $161,213
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              (72,487)             161,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -              (10,999)              21,522
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -              (10,433)              20,893
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -              (15,381)              27,617
Income taxes                                                               $100                7,660                6,344
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    100              (29,153)              76,376
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (100)             (43,334)              84,837
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              2,953              (15,738)              19,469
Minority interest                                                             -               36,696                    -
Taxes on nonoperating income                                             (1,063)              (8,696)              (7,009)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     1,890               12,262               12,460
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 1,790              (31,072)              97,297
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -              (33,449)              64,052
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -              (33,449)              64,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                1,790                2,377               33,245
Retained earnings - beginning of year                                         -              (39,031)              53,974
Dividends declared on common stock                                            -              (22,334)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $1,790             ($58,988)             $87,219
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 7] Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -             $703,028           $1,268,171
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $171,714                    -              766,554
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    171,714              703,028            2,034,725
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         51               12,789               23,761
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                5,962               11,498
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                4,817                9,446
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         51               23,568               44,705
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                4,706               15,921
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                4,706               15,921
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $171,765             $731,302           $2,095,351
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 7] Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -          ($1,971,199)                   -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $2,178             (938,268)              $2,178
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      2,178           (2,909,467)               2,178
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              (36,601)                   -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -              (17,460)                   -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -              (14,263)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -              (68,324)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -              (20,627)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -              (20,627)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,178          ($2,998,418)              $2,178
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 7] Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -             $806,256
  Additional Paid in Capital                                           $169,523             $174,082              174,082
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (447)              (6,263)             (10,578)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       4,886               51,683               87,848
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        173,962              219,502            1,057,608
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              405,600              752,325
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    173,962              625,102            1,809,933
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               14,503
Short-term debt                                                               -                    -                    -
Account payable                                                          (2,189)            (236,986)            (234,534)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (2,189)            (236,986)            (220,031)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (8)                   -               18,038
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -              343,186              487,411
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (8)             343,186              505,449
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $171,765             $731,302           $2,095,351
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 7] Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -            ($806,256)                   -
  Additional Paid in Capital                                                  -             (517,687)                   -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                               ($474)              17,288                ($474)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         351             (144,417)                 351
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                           (123)          (1,451,072)                (123)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                            2,850           (1,157,925)               2,850
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      2,727           (2,608,997)               2,727
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -              (14,503)                   -
Short-term debt                                                               -                    -                    -
Account payable                                                            (132)             473,709                 (132)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                  (132)             459,206                 (132)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (417)             (18,030)                (417)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -             (830,597)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                     (417)            (848,627)                (417)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $2,178          ($2,998,418)              $2,178
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 7] Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $72,487             $161,213
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               72,487              161,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               10,999               21,522
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -               10,540               20,786
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -               15,381               27,617
Income taxes                                                                $30               (5,255)               3,809
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     30               31,665               73,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (30)              40,822               87,479
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                (84)              14,597               17,741
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 30               (5,255)              (6,387)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       (54)               9,342               11,354
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (84)              50,164               98,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               33,449               64,052
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               33,449               64,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (84)              16,715               34,781
Retained earnings - beginning of year                                     4,970               34,968               53,067
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $4,886              $51,683              $87,848
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 7] Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -            ($233,700)                   -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -             (233,700)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -              (32,521)                   -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -              (31,326)                   -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -              (42,998)                   -
Income taxes                                                                $50                1,416                  $50
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     50             (105,429)                  50
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (50)            (128,271)                 (50)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 27              (32,254)                  27
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 (9)              11,612                   (9)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        18              (20,642)                  18
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (32)            (148,913)                 (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -              (97,501)                   -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -              (97,501)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (32)             (51,412)                 (32)
Retained earnings - beginning of year                                       383              (93,005)                 383
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $351            ($144,417)                $351
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -             $703,028           $1,268,171
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $171,714                    -              766,554
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    171,714              703,028            2,034,725
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         51               12,789               23,761
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                5,962               11,498
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                4,817                9,446
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         51               23,568               44,705
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                4,706               15,921
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                4,706               15,921
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $717,765             $731,302           $2,095,351
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -          ($1,971,199)                   -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $79,150             (938,268)             $79,150
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     79,150           (2,909,467)              79,150
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              (36,601)                   -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -              (17,460)                   -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -              (14,263)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -              (68,324)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -              (20,627)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -              (20,627)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $79,150          ($2,998,418)             $79,150
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -             $806,256
  Additional Paid in Capital                                           $169,523             $174,082              174,082
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (447)              (6,263)             (10,578)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       4,886               51,683               87,848
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        173,962              216,502            1,057,608
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              405,600              752,325
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    173,962              625,102            1,809,933
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               14,503
Short-term debt                                                               -                    -                    -
Account payable                                                          (2,189)            (236,986)            (234,534)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (2,189)            (236,986)            (220,031)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (8)                   -               18,038
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -              343,186              487,411
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (8)             343,186              505,449
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $171,765             $731,302           $2,095,351
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -            ($806,256)                   -
  Additional Paid in Capital                                                  -             (517,687)                   -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            ($25,828)              17,288             ($25,828)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,387)            (144,417)              (2,387)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (28,215)          (1,451,072)             (28,215)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          133,068           (1,157,925)             133,068
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    104,853           (2,608,997)             104,853
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -              (14,503)                   -
Short-term debt                                                               -                    -                    -
Account payable                                                          (9,585)             473,709               (9,585)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (9,585)             459,206               (9,585)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (16,118)             (18,030)             (16,118)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -             (830,598)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  (16,118)            (848,628)             (16,118)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $79,150          ($2,998,418)             $79,150
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership          Venture
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $72,487             $161,213
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               72,487              161,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               10,999               21,522
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -               10,540               20,786
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -               15,381               27,617
Income taxes                                                                $30               (5,255)               3,809
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     30               31,665               73,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (30)              40,822               87,479
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                (84)              14,597               17,741
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 30               (5,255)              (6,387)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       (54)               9,342               11,354
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (84)              50,164               98,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               33,449               64,052
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               33,449               64,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (84)              16,715               34,781
Retained earnings - beginning of year                                     4,970               34,968               53,067
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $4,886              $51,683              $87,848
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -            ($233,700)                   -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -             (233,700)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -              (32,521)                   -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -              (31,326)                   -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -              (42,998)                   -
Income taxes                                                             $2,350                1,416               $2,350
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  2,350             (105,429)               2,350
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (2,350)            (128,271)              (2,350)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              1,347              (32,254)               1,347
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (485)              11,612                 (485)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       862              (20,642)                 862
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (1,488)            (148,913)              (1,488)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -              (97,501)                   -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -              (97,501)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (1,488)             (51,412)              (1,488)
Retained earnings - beginning of year                                      (899)             (93,005)                (899)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,387)           ($144,417)             ($2,387)
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $152,235                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    152,235                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        131                  $63                  $63
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  317                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        137                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        585                   63                   63
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      210                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      210                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $153,030                  $63                  $63
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $8,321                    -             $160,556
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        29,829             ($29,829)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     38,150              (29,829)             160,556
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         23                    -                  280
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                  317
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                  137
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         23                    -                  734
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      322                    -                  532
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      322                    -                  532
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $38,495             ($29,829)            $161,822
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $99                  $63                  $63
  Additional Paid in Capital                                             37,068                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (305)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         36,863                   63                   63
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          102,931                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    139,794                   63                   63
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                         8,243                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                               -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 8,243                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                 4,993                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    4,993                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $153,030                  $63                  $63
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $30                ($224)                 $31
  Additional Paid in Capital                                             29,802              (37,068)              29,802
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                   61                 (244)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          58                   (1)                  58
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         29,890              (37,232)              29,647
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -              102,931
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     29,890              (37,232)             132,578
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                8,243
Short-term debt                                                               -                    -                    -
Account payable                                                           8,629                    -                8,629
Accrued taxes                                                               (24)                   -                  (24)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 8,605                    -               16,848
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                4,993
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                4,993
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                7,403                7,403
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $38,495             ($29,829)            $161,822
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                    -                    -
Retained earnings - beginning of year                                        $1                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $1                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                    -                   $3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (1)                   -                   (1)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      2                    -                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (2)                   -                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  1                    -                    1
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                             (26)                   -                  (26)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       (25)                   -                  (25)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (27)                   -                  (27)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (27)                   -                  (27)
Retained earnings - beginning of year                                        85                  ($1)                  85
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             $58                  ($1)                 $58
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       MEC Esenyurt B.V.    MEC IES B.V.
                                                              Energy               Consolidated
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                               $140             $160,556                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                   $6
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                        140              160,556                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        108                  280                    9
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                  317                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                  137                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        108                  734                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                  532                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                  532                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $248             $161,822                  $15
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC India B.V.       MEC Indo Coal B.V.   MEC Indonesia B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              $22,553             $125,694
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -               22,553              125,694
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $21                1,360                   23
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         21                1,360                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                   60                1,007
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                   60                1,007
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $21              $23,973             $126,724
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Laguna Power     MEC Perth B.V.       MEC Priolo B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -              $73,626                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $3,340                    -              $16,517
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      3,340               73,626               16,517
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                6,337                1,487
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                2,333                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                2,832                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -               11,502                1,487
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                       30                2,703                  111
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       30                2,703                  111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,370              $87,831              $18,115
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $2,276                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      2,276                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                  $20                  $18
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                   20                   18
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                       16                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                       16                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,292                  $20                  $18
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Wales B.V.       Mission Energy       P.T. Edison
                                                              Consolidated         Italia s.r.l.        Mission Operation
                                                                                                        and Maintenance
                                                                                                        Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                 $119                   $9
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       (25,049)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  1,058,656                  119                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     48,574                   25                  586
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                  211                  987
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                  221                  549
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     94,044                  457                2,122
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  339,917                   22                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  339,917                   22                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,492,617                 $598               $2,131
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC International    Consolidating        MEC International
                                                              Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -          ($1,318,155)                   -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $5,295             (145,337)              $5,295
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      5,295           (1,463,492)               5,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         34              (58,848)                  34
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -              (43,300)                   -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -               (9,757)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         34             (111,905)                  34
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -             (344,398)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -             (344,398)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,329          ($1,919,795)              $5,329
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       MEC Esenyurt B.V.    MEC IES B.V.
                                                              Energy               Consolidated
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $56                  $31                  $25
  Additional Paid in Capital                                                  -               29,802                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                 (244)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                        (421)                  58                 (135)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                           (365)              29,647                 (110)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              102,931                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                       (365)             132,578                 (110)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                8,243                    -
Short-term debt                                                               -                    -                    -
Account payable                                                             826                8,629                  197
Accrued taxes                                                              (213)                 (24)                 (72)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   613               16,848                  125
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                4,993                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                4,993                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                7,403                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                       $248             $161,822                  $15
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC India B.V.       MEC Indo Coal B.V.   MEC Indonesia B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $23                  $22                  $21
  Additional Paid in Capital                                                  -               17,426              126,849
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (20)               4,043                 (112)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              3               21,491              126,759
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          3               21,491              126,759
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              27                    5                   11
Accrued taxes                                                                (9)                 143                  (45)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    18                  148                  (34)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                2,334                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                2,334                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                        $21              $23,973             $126,724
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Laguna Power     MEC Perth B.V.       MEC Priolo B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $23                  $23                  $21
  Additional Paid in Capital                                              3,324                    -               17,928
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -               (5,640)                 187
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (17)               6,544                 (485)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          3,330                  927               17,651
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -               82,172                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          3,330               83,099               17,651
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                2,403                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              49              (17,841)                 280
Accrued taxes                                                                (9)                   -                  184
Accrued interest                                                              -                2,949                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    40              (12,489)                 464
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -               10,313                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                6,622                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -               16,935                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                  286                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $3,370              $87,831              $18,115
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $23                  $26                  $26
  Additional Paid in Capital                                              2,276                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (19)                 (18)                 (20)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          2,280                    8                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          2,280                    8                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              21                   19                   19
Accrued taxes                                                                (9)                  (7)                  (7)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    12                   12                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $2,292                  $20                  $18
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Wales B.V.       Mission Energy       P.T. Edison
                                                              Consolidated         Italia s.r.l.        Mission Operation
                                                                                                        and Maintenance
                                                                                                        Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $276,698                  $13                    -
  Additional Paid in Capital                                                  -                    -               $1,500
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              33,278                   20                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     143,538                  193                  601
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        453,514                  226                2,101
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                  1,118,634                  226                2,101
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                        (132,866)                 166                 (855)
Accrued taxes                                                            53,008                  206                  885
Accrued interest                                                         24,983                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (24,945)                 372                   30
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,443                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,710                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                        81,218                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,492,617                 $598               $2,131
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC International    Consolidating        MEC International
                                                              Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $21            ($277,031)                 $21
  Additional Paid in Capital                                              4,781             (199,105)               4,781
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -              (27,601)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         514             (153,731)                 514
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          5,316             (657,468)               5,316
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -             (850,223)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      5,316           (1,507,691)               5,316
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -              (40,576)                   -
Short-term debt                                                               -                    -                    -
Account payable                                                              27              141,313                   27
Accrued taxes                                                               (14)             (54,031)                 (14)
Accrued interest                                                              -              (27,932)                   -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    13               18,774                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -             (294,090)                   -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -              (47,882)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -             (341,972)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -              (88,907)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $5,329          ($1,919,795)              $5,329
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       MEC Esenyurt B.V.    MEC IES B.V.
                                                              Energy               Consolidated
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                     $322                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     322                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    940                   $3                 $114
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                             12                    -                    -
Income taxes                                                               (220)                  (1)                 (40)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    732                    2                   74
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                           (410)                  (2)                 (74)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  2                    1                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 (1)                   -                    -
Other nonoperating income - net                                              (3)                 (26)                 (14)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (2)                 (25)                 (14)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                  (412)                 (27)                 (88)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (412)                 (27)                 (88)
Retained earnings - beginning of year                                        (9)                  85                  (47)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($421)                 $58                ($135)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC India B.V.       MEC Indo Coal B.V.   MEC Indonesia B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -               $1,335                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                1,335                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $1                    1                   $1
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                  625                    -
Income taxes                                                                  -                  253                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                  879                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)                 456                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  1                   76                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                  (27)                   -
Other nonoperating income - net                                              (5)                 189                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (4)                 238                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (5)                 694                   (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (5)                 694                   (8)
Retained earnings - beginning of year                                       (14)               3,349                 (104)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($20)              $4,043                ($112)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC Laguna Power     MEC Perth B.V.       MEC Priolo B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $38,904                    -
Diversified operations                                                        -                   42                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               38,136                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               20,128                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $1                3,377                   $7
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                3,412                    -
Income taxes                                                                  -                1,643                   39
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1               28,560                   46
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)               9,576                  (46)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                  753                   61
Minority interest                                                             -                  (50)                   -
Taxes on nonoperating income                                                  -                 (271)                 (21)
Other nonoperating income - net                                              (6)                   -                  (64)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (6)                 432                  (24)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (7)              10,008                  (70)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                6,913                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                6,913                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (7)               3,095                  (70)
Retained earnings - beginning of year                                       (10)               3,449                 (415)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($17)              $6,544                ($485)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $1                   $1                   $1
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1                    1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (1)                  (1)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                              (6)                  (5)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        (6)                  (5)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (7)                  (6)                  (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (7)                  (6)                  (6)
Retained earnings - beginning of year                                       (12)                 (12)                 (14)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($19)                ($18)                ($20)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC Wales B.V.       Mission Energy       P.T. Edison
                                                              Consolidated         Italia s.r.l.        Mission Operation
                                                                                                        and Maintenance
                                                                                                        Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,426                    -                    -
Diversified operations                                                        -               $3,034               $5,794
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,426                3,034                5,794
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,315                2,709                4,847
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         25,575                   37                    -
Income taxes                                                             16,089                  190                  527
Property and other taxes                                                 17,063                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,052                2,936                5,374
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,374                   98                  420
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             10,814                    2                   13
Minority interest                                                       (19,692)                   -                    -
Taxes on nonoperating income                                             (3,598)                  (1)                  (4)
Other nonoperating income - net                                             452                    1                 (132)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (12,024)                   2                 (123)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               111,350                  100                  297
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -                  (88)
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326                    -                  (88)
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               51,024                  100                  385
Retained earnings - beginning of year                                    95,792                   93                  965
Dividends declared on common stock                                       (3,278)                   -                 (749)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $143,538                 $193                 $601
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC International    Consolidating        MEC International
                                                              Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -            ($381,520)                   -
Diversified operations                                                       $7              (10,527)                  $7
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       7             (392,047)                   7
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -             (112,138)                   -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      2              (81,319)                   2
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -              (29,661)                   -
Income taxes                                                                 (1)             (18,480)                  (1)
Property and other taxes                                                      -              (17,063)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      1             (258,661)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              6             (133,386)                   6
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -              (11,723)                   -
Minority interest                                                             -               19,742                    -
Taxes on nonoperating income                                                  -                3,923                    -
Other nonoperating income - net                                             (10)                (369)                 (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       (10)              11,573                  (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                    (4)            (121,813)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -              (67,056)                   -
Other interest expense                                                        -                  (95)                   -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -              (67,151)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                   (4)             (54,662)                  (4)
Retained earnings - beginning of year                                       518             (103,096)                 518
Dividends declared on common stock                                            -                4,027                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $514            ($153,731)                $514
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $152,235                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    152,235                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        131                  $63                  $63
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  317                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        137                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                        585                   63                   63
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      210                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      210                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $153,030                  $63                  $63
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                             $8,321                    -             $160,556
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        29,829             ($29,829)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     38,150              (29,829)             160,556
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         23                    -                  280
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                  317
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                  137
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         23                    -                  734
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      322                    -                  532
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      322                    -                  532
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $38,495             ($29,829)            $161,822
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $99                  $63                  $63
  Additional Paid in Capital                                             37,068                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (305)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         36,863                   63                   63
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          102,931                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    139,794                   63                   63
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                         8,243                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                               -                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 8,243                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                 4,993                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                    4,993                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $153,030                  $63                  $63
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              $30                ($224)                 $31
  Additional Paid in Capital                                             29,802              (37,068)              29,802
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                   61                 (244)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                          58                   (1)                  58
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         29,890              (37,232)              29,647
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -              102,931
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     29,890              (37,232)             132,578
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                8,243
Short-term debt                                                               -                    -                    -
Account payable                                                           8,629                    -                8,629
Accrued taxes                                                               (24)                   -                  (24)
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 8,605                    -               16,848
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                4,993
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                4,993
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                7,403                7,403
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $38,495             ($29,829)            $161,822
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                    -                    -
Retained earnings - beginning of year                                        $1                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $1                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3                    -                   $3
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (1)                   -                   (1)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      2                    -                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             (2)                   -                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  1                    -                    1
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                             (26)                   -                  (26)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       (25)                   -                  (25)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (27)                   -                  (27)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (27)                   -                  (27)
Retained earnings - beginning of year                                        85                  ($1)                  85
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             $58                  ($1)                 $58
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       (79,085)            $218,368            ($164,332)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  1,004,620              218,368             (164,332)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    105,164                   51              (56,641)
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    150,634                   51              (56,641)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  338,014                1,903                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  338,014                1,903                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,493,268             $220,322            ($220,973)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       (25,049)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  1,058,656                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     48,574                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     94,044                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  339,917                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  339,917                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,492,617                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $276,698                  $26                 ($26)
  Additional Paid in Capital                                                  -              276,698             (276,698)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              33,153               35,353              (35,228)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,994)              55,553               90,979
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        306,857              367,630             (220,973)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    971,977              367,630             (220,973)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          16,445             (149,311)                   -
Accrued taxes                                                            51,005                2,003                    -
Accrued interest                                                         24,983                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               122,363             (147,308)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,443                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,710                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                        81,218                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,493,268             $220,322            ($220,973)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $276,698                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              33,278                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     143,538                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        453,514                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                  1,118,634                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                        (132,866)                   -                    -
Accrued taxes                                                            53,008                    -                    -
Accrued interest                                                         24,983                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (24,945)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,443                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,710                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                        81,218                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,492,617                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,426                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,426                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,314                   $1                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         25,524                   51                    -
Income taxes                                                             16,107                  (18)                   -
Property and other taxes                                                 17,063                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,018                   34                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,408                  (34)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              4,667                6,147                    -
Minority interest                                                       (19,692)                   -                    -
Taxes on nonoperating income                                             (1,447)              (2,151)                   -
Other nonoperating income - net                                               -                  452                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (16,472)               4,448                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               106,936                4,414                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -                    -
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               46,610                4,414                    -
Retained earnings - beginning of year                                    95,711               51,139             ($51,058)
Dividends declared on common stock                                     (145,315)                   -              142,037
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,994)             $55,553              $90,979
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,426                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,426                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,315                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         25,575                    -                    -
Income taxes                                                             16,089                    -                    -
Property and other taxes                                                 17,063                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,052                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,374                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             10,814                    -                    -
Minority interest                                                       (19,692)                   -                    -
Taxes on nonoperating income                                             (3,598)                   -                    -
Other nonoperating income - net                                             452                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (12,024)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               111,350                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -                    -
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  construction                                                                                     -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred                                             -
  securities                                                                                       -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -
Total interest and other expenses - net                                  60,326                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               51,024                    -                    -
Retained earnings - beginning of year                                    95,792                    -                    -
Dividends declared on common stock                                       (3,278)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $143,538                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -           $1,083,705                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              (79,085)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -            1,004,620                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              105,164                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -               39,452                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                6,018                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -              150,634                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  $61,080              338,014             ($61,080)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   61,080              338,014               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $61,080           $1,493,268             ($61,080)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       (79,085)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  1,004,620                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    105,164                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    150,634                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  338,014                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  338,014                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,493,268                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $276,698                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                ($19)              33,153                  $19
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (52)              (2,994)                  52
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            (71)             306,857                   71
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           61,080              665,120              (61,080)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     61,009              971,977              (61,009)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              30               16,445                  (30)
Accrued taxes                                                                 -               51,005                    -
Accrued interest                                                              -               24,983                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    30              122,363                  (30)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -              281,443                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                    41               36,267                  (41)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       41              317,710                  (41)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -               81,218                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $61,080           $1,493,268             ($61,080)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $276,698                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              33,153                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,994)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        306,857                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    971,977                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          16,445                    -                    -
Accrued taxes                                                            51,005                    -                    -
Accrued interest                                                         24,983                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               122,363                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,443                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,710                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                        81,218                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,493,268                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             $343,426                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              343,426                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               92,010                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $73               69,314                 ($73)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -               25,524                    -
Income taxes                                                                 (8)              16,107                    8
Property and other taxes                                                      -               17,063                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     65              220,018                  (65)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (65)             123,408                   65
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 21                4,667                  (21)
Minority interest                                                             -              (19,692)                   -
Taxes on nonoperating income                                                 (8)              (1,447)                   8
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        13              (16,472)                 (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (52)             106,936                   52
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               60,231                    -
Other interest expense                                                        -                   95                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               60,326                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (52)              46,610                   52
Retained earnings - beginning of year                                         -               95,711                    -
Dividends declared on common stock                                            -             (145,315)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($52)             ($2,994)                 $52
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,426                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,426                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,314                    -                    -
Maintenance                                                                                        -                    -
Depreciation and decommissioning                                         25,524                    -                    -
Income taxes                                                             16,107                    -                    -
Property and other taxes                                                 17,063                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,018                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,408                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              4,667                    -                    -
Minority interest                                                       (19,692)                   -                    -
Taxes on nonoperating income                                             (1,447)                   -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (16,472)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               106,936                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -                    -
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               46,610                    -                    -
Retained earnings - beginning of year                                    95,711                    -                    -
Dividends declared on common stock                                     (145,315)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,994)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited  Partnership,
EME Generation  Holdings  Limited and  Subsidiaries [Tier 9]
Consolidating  Balance Sheet
December 31, 1998
(In thousands)


                                                              Loyvic Pty Ltd       EME Victoria         Energy Capital
                                                              Consolidated         Generation Limited   Partnership
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -             $766,554
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -              766,554
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -              $61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -               61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -              $61,080             $766,554
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited  Partnership,
EME Generation  Holdings  Limited and  Subsidiaries [Tier 9]
Consolidating  Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          EME Generation       Consolidating
                                                              Holdings Company     Holdings Limited     Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                    -          ($1,083,705)
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      (169,327)                   -             (597,227)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    914,378                    -           (1,680,932)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     47,376                    -              (47,376)
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                    -              (39,452)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                    -               (6,018)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     92,846                    -              (92,846)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  338,014              $61,080             (399,094)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  338,014               61,080             (399,094)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,345,238              $61,080          ($2,172,872)
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited  Partnership,
EME Generation  Holdings  Limited and  Subsidiaries [Tier 9]
Consolidating  Balance Sheet
December 31, 1998
(In thousands)


                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  $61,080                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   61,080                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $61,080                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited  Partnership,
EME Generation  Holdings  Limited and  Subsidiaries [Tier 9]
Consolidating  Balance Sheet
December 31, 1998
(In thousands)


                                                              Loyvic Pty Ltd       EME Victoria         Energy Capital
                                                              Consolidated         Generation Limited   Partnership
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                  ($2)             $10,390
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                  298             (115,359)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                  296             (104,969)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -               61,080              746,217
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -               61,376              641,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               14,503
Short-term debt                                                               -                    -                    -
Account payable                                                               -                    9               95,276
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -               15,528
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                    9              123,307
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                   (1)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                  305                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                  305                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -              $61,080             $766,554
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited  Partnership,
EME Generation  Holdings  Limited and  Subsidiaries [Tier 9]
Consolidating  Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          EME Generation       Consolidating
                                                              Holdings Company     Holdings Limited     Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $181,987                    -            ($181,987)
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            (144,392)                ($19)             134,004
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     202,446                  (52)             (87,385)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        240,041                  (71)            (135,368)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120               61,080           (1,472,417)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    905,161               61,009           (1,607,785)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -              (44,433)
Short-term debt                                                               -                    -                    -
Account payable                                                          16,447                   30             (111,732)
Accrued taxes                                                            51,005                    -              (51,005)
Accrued interest                                                         24,983                    -              (40,511)
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               123,365                   30             (247,681)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,445                    -             (281,444)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                   41              (35,962)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,712                   41             (317,406)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,345,238              $61,080          ($2,172,872)
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited  Partnership,
EME Generation  Holdings  Limited and  Subsidiaries [Tier 9]
Consolidating  Balance Sheet
December 31, 1998
(In thousands)


                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                ($19)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (52)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            (71)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           61,080                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     61,009                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              30                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    30                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                    41                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       41                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $61,080                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited  Partnership,
EME Generation  Holdings  Limited and  Subsidiaries [Tier 9]
Consolidating  Statements of Income and Retained  Earnings
For the YearEnded December 31, 1998
(In thousands)


                                                              Loyvic Pty Ltd       EME Victoria         Energy Capital
                                                              Consolidated         Generation Limited   Partnership
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  $33                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                 (119)                 ($2)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                  (86)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                   86                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                  331                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                 (119)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                  212                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                  298                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -               63,000
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -               63,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                  298              (62,998)
Retained earnings - beginning of year                                         -                    -              (52,361)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                 $298            ($115,359)
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited  Partnership,
EME Generation  Holdings  Limited and  Subsidiaries [Tier 9]
Consolidating  Statements of Income and Retained  Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              First Hydro          EME Generation       Consolidating
                                                              Holdings Company     Holdings Limited     Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,425                    -            ($343,425)
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,425                    -             (343,425)
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -              (92,010)
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,315                  $73              (69,348)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         25,524                    -              (25,524)
Income taxes                                                             16,107                   (8)             (15,986)
Property and other taxes                                                 17,063                    -              (17,063)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,019                   65             (219,931)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,406                  (65)            (123,494)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              4,666                   21               (4,997)
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             (1,447)                  (8)               1,566
Other nonoperating income - net                                               1                    -                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     3,220                   13               (3,432)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               126,626                  (52)            (126,926)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -             (123,231)
Other interest expense                                                       95                    -                  (95)
Allowance for borrowed funds used during
  construction
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred                                             -                    -                    -
  securities
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
Total interest and other expenses - net                                  60,326                    -             (123,326)
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               66,300                  (52)              (3,600)
Retained earnings - beginning of year                                   136,146                    -              (83,785)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $202,446                 ($52)            ($87,385)
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited  Partnership,
EME Generation  Holdings  Limited and  Subsidiaries [Tier 9]
Consolidating  Statements of Income and Retained  Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $73                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (8)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     65                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (65)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 21                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 (8)                   -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        13                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (52)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                                         -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during                                      -
  construction                                                                                     -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred                                             -
  securities                                                                                       -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -
Total interest and other expenses - net                                                            -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -
Net Income                                                                  (52)                   -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($52)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd      Loyvic Pty Ltd
                                                              Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $766,554                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    766,554                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $766,554                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Loyvic Pty Ltd
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                     ($766,554)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                   (766,554)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($766,554)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd      Loyvic Pty Ltd
                                                              Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $766,554                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             $10,390              (10,582)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (115,359)             115,547                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (104,969)             871,519                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          746,217                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    641,248              871,519                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        14,503                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          95,276             (871,519)                   -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                         15,528                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               125,307            ($871,519)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $766,554                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Loyvic Pty Ltd
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                        ($766,554)                   -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                 192                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                        (188)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (766,550)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                         (746,217)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (1,512,767)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       (14,053)                   -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         776,243                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                        (15,528)                   -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               746,212                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       1                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                  ($766,554)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd      Loyvic Pty Ltd
                                                              Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                ($2)            ($22,747)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (2)             (22,747)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              2               22,747                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -               63,186                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -              (22,747)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -               40,439                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     2               63,186                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                                        -
Interest on long-term debt                                               63,000                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  63,000                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (62,998)              63,186                    -
Retained earnings - beginning of year                                   (52,361)              52,361                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($115,359)            $115,547                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        Loyvic Pty Ltd
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                            $22,749                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 22,749                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (22,749)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (63,186)                   -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             22,747                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (40,439)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -
Income before interest and other expenses                               (63,188)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              (63,000)                   -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 (63,000)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (188)                   -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($188)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd.     Mission Energy
                                                              Partnership          [11]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $766,554                                         -
Investments in leveraged leases                                               -                                         -
Other investments                                                             -                                         -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    766,554                                         -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                                             -              $61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                             -               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $766,554                                   $61,080
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [11]         Venture [12]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $565,143           $1,268,171                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              766,554                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    565,143            2,034,725                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     10,971               23,761                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,537               11,498                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      4,629                9,446                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     21,137               44,705                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   11,214               15,921              $61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   11,214               15,921               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $597,494           $2,095,351              $61,080
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                        ($1,833,314)                   -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                    (1,533,108)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                 (3,366,422)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    (34,732)                   -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (17,035)                   -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                    (14,075)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (65,842)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  (88,215)             $61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  (88,215)              61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($3,520,479)             $61,080                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [11]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $766,554                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             $10,390              (10,582)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (115,359)             115,547                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (104,969)             871,519                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          746,217                    -              $61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    641,248              871,519               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        14,503                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          95,276             (871,159)                   -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                         15,528                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               125,307            ($871,519)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $766,554                    -              $61,080
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [11]         Venture [12]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                          $39,702             $806,256                    -
  Additional Paid in Capital                                                  -              174,082                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              (3,354)             (10,578)                 ($2)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      35,206               87,848                  298
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         71,554            1,057,608                  296
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          422,309              752,325               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    493,863            1,809,933               61,376
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               14,503                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (57,856)            (234,534)                   9
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (57,856)            (220,031)                   9
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  18,040               18,038                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                               143,447              487,441                 (305)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  161,487              505,449                 (305)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $597,494           $2,095,351              $61,080
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                      ($1,612,512)                   -                    -
  Additional Paid in Capital                                           (174,082)                   -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              14,124                  ($2)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (123,242)                 298                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                     (1,895,712)                 296                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                       (1,981,931)              61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (3,877,643)              61,376                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       (29,006)                   -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                       1,068,633                    9                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                        (15,528)                   -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                             1,024,099                    9                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (36,077)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                              (630,858)                (305)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                 (666,935)                (305)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                ($3,520,479)             $61,080                    -
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [11]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                ($2)            ($22,747)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (2)             (22,747)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              2               22,747                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -               63,186                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -              (22,747)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -               40,439                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     2               63,186                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               63,000                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  63,000                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (62,998)              63,186                    -
Retained earnings - beginning of year                                   (52,361)              52,361                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($115,359)            $115,547                    -
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [11]         Venture [12]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $88,726             $161,213                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  88,726              161,213                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     10,567               21,522                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 10,153               20,786                  $33
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         13,079               27,617                    -
Income taxes                                                              9,066                3,809                 (119)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 42,865               73,734                  (86)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         45,861               87,479                   86
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              3,145               17,741                  331
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             (1,132)              (6,387)                (119)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     2,013               11,354                  212
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                47,874               98,833                  298
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               29,804               64,052                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  29,804               64,052                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               18,070               34,781                  298
Retained earnings - beginning of year                                    17,136               53,067                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $35,206              $87,848                 $298
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                              ($249,939)                   -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                (249,939)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                    (32,089)                   -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                (30,939)                 $33                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                        (40,696)                (119)                   -
Income taxes                                                              9,874                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (93,850)                 (86)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                       (156,089)                  86                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (84,072)                 331                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             30,266                 (119)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (53,806)                 212                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                              (209,895)                 298                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                             (156,856)                   -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                (156,856)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (53,039)                 298                    -
Retained earnings - beginning of year                                   (70,203)                   -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($123,242)                $298                    -
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Enerloy Pty Ltd      Energy Capital       Consolidating
                                                                                   Partnership          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -             $766,554                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -              766,554                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -             $766,554                    -
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $766,554                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    766,554                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $766,554                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Enerloy Pty Ltd      Energy Capital       Consolidating
                                                                                   Partnership          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $766,554                    -            ($766,554)
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             (10,582)             $10,390               10,582
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     115,547             (115,359)            (115,547)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        871,519             (104,969)            (871,519)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              746,217                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    871,519              641,248             (871,519)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               14,503                    -
Short-term debt                                                               -                    -                    -
Account payable                                                        (871,519)              95,276              871,519
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -               15,528                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                             ($871,519)             125,307             $871,519
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                   (1)                   -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                   (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -             $766,554                    -
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             $10,390                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (115,359)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (104,969)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          746,217                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    641,248                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        14,503                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          95,276                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                         15,528                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               125,307                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $766,554                    -                    -
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Enerloy Pty Ltd      Energy Capital       Consolidating
                                                                                   Partnership          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                           ($22,747)                 ($2)             $22,747
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (22,747)                  (2)              22,747
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         22,747                    2              (22,747)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             63,186                    -              (63,186)
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                            (22,747)                   -               22,747
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    40,439                    -              (40,439)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                63,186                    2              (63,186)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               63,000                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  Securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               63,000                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               63,186              (62,998)             (63,186)
Retained earnings - beginning of year                                    52,361              (52,361)             (52,361)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $115,547            ($115,359)           ($115,547)
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Energy Capital
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                ($2)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (2)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              2                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     2                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               63,000                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  63,000                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                                         -                    -
Retained earnings - beginning of year                                   (62,998)                   -                    -
Dividends declared on common stock                                      (52,361)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($115,359)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $10,919                 $175             $793,135
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       585,401                7,098                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    596,320                7,273              793,135
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     30,096                  625               16,654
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,493               25,033               33,487
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                6,018
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     35,589               25,658               56,159
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  308,050               29,930                   33
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  308,050               29,930                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $939,959              $62,861             $849,327
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $279,476           $1,083,705                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      (761,826)            (169,327)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                   (482,350)             914,378                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          1               47,376                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (24,561)              39,452                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                6,018                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (24,560)              92,846                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        1              338,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        1              338,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($506,909)          $1,345,238                    -
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $181,987                  $19             $605,585
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            (267,003)              (3,184)              50,911
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      24,261                3,574              125,920
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (60,755)                 409              782,416
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          657,088                8,032              (36,121)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    596,333                8,441              746,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          37,035                 (488)              16,021
Accrued taxes                                                                 -                    -               51,005
Accrued interest                                                         24,888               24,980                    3
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                61,923               54,422               67,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,703                   (2)                (264)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -               36,267
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  281,703                   (2)              36,003
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $939,959              $62,861             $849,327
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                        ($605,604)            $181,987                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              74,884             (144,392)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      48,691              202,446                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (482,029)             240,041                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           36,121              665,120                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                   (445,908)             905,161                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (36,121)              16,447                    -
Accrued taxes                                                                 -               51,005                    -
Accrued interest                                                        (24,888)              24,983                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (61,009)             122,365                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       8              281,445                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -               36,267                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        8              317,712                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                  ($506,909)          $1,345,238                    -
============================================================= ==================== ==================== ====================


MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -             $343,425
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -              343,425
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -               92,010
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 $1,249                ($194)              68,257
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          8,356                    -               13,582
Income taxes                                                            (35,141)             (18,270)              50,820
Property and other taxes                                                      -                    -               17,063
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (25,536)             (18,464)             241,732
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         25,536               18,464              101,693
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                139               59,615                   65
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                (43)             (18,307)                 (20)
Other nonoperating income - net                                               -                    -                3,067
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        96               41,308                3,112
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                25,632               59,772              104,805
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,232               59,720                    -
Other interest expense                                                        -                   92                    3
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,232               59,812                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (34,600)                 (40)             104,802
Retained earnings - beginning of year                                    58,861                3,614              186,081
Dividends declared on common stock                                            -                    -             (164,963)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $24,261               $3,574             $125,920
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             $343,425                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              343,425                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               92,010                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3               69,315                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          3,586               25,524                    -
Income taxes                                                             18,698               16,107                    -
Property and other taxes                                                      -               17,063                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 22,287              220,019                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (22,287)             123,406                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (55,153)               4,666                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             16,923               (1,447)                   -
Other nonoperating income - net                                          (3,066)                   1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (41,296)               3,220                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               (63,583)             126,626                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              (59,721)              60,231                    -
Other interest expense                                                        -                   95                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 (59,721)              60,326                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (3,862)              66,300                    -
Retained earnings - beginning of year                                  (112,410)             136,146                    -
Dividends declared on common stock                                      164,963                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $48,691             $202,446                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       (79,085)            $218,368            ($164,332)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  1,004,620              218,368             (164,332)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    105,164                   51              (56,641)
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    150,634                   51              (56,641)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  338,014                1,903                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  338,014                1,903                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,493,268             $220,322            ($220,973)
============================================================= ==================== ==================== ====================




MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       (25,049)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  1,058,656                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     48,574                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     94,044                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  339,917                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  339,917                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,492,617                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $276,698                  $26                 ($26)
  Additional Paid in Capital                                                  -              276,698             (276,698)
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              33,153               35,353              (35,228)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,994)              55,553               90,979
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        306,857              367,630             (220,973)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    971,977              367,630             (220,973)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          16,445             (149,311)                   -
Accrued taxes                                                            51,005                2,003                    -
Accrued interest                                                         24,983                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               122,363             (147,308)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,443                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,710                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                        81,218                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,493,268             $220,322            ($220,973)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $276,698                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              33,278                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     143,538                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        453,514                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                  1,118,634                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                        (132,866)                   -                    -
Accrued taxes                                                            53,008                    -                    -
Accrued interest                                                         24,983                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (24,945)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,443                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,710                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                        81,218                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,492,617                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,426                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,426                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,314                   $1                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         25,524                   51                    -
Income taxes                                                             16,107                  (18)                   -
Property and other taxes                                                 17,063                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,018                   34                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,408                  (34)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              4,667                6,147                    -
Minority interest                                                       (19,692)                   -                    -
Taxes on nonoperating income                                             (1,447)              (2,151)
Other nonoperating income - net                                               -                  452                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (16,472)               4,448                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               106,936                4,414                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -                    -
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               46,610                4,414                    -
Retained earnings - beginning of year                                    95,711               51,139             ($51,058)
Dividends declared on common stock                                     (145,315)                   -              142,037
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,994)             $55,553              $90,979
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,426                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,426                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,315                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         25,575                    -                    -
Income taxes                                                             16,089                    -                    -
Property and other taxes                                                 17,063                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,052                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,374                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             10,814                    -                    -
Minority interest                                                       (19,692)                   -                    -
Taxes on nonoperating income                                             (3,598)
Other nonoperating income - net                                             452                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (12,024)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               111,350                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -                    -
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               51,024                    -                    -
Retained earnings - beginning of year                                    95,792                    -                    -
Dividends declared on common stock                                       (3,278)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $143,538                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -           $1,083,705                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              (79,085)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -            1,004,620                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              105,164                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -               39,452                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                6,018                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -              150,634                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  $61,080              338,014             ($61,080)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   61,080              338,014               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $61,080           $1,493,268             ($61,080)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       (79,085)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  1,004,620                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    105,164                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    150,634                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  338,014                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  338,014                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,493,268                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $276,698                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                ($19)              33,153                  $19
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (52)              (2,994)                  52
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            (71)             306,857                   71
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           61,080              665,120              (61,080)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     61,009              971,977              (61,009)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                              30               16,445                  (30)
Accrued taxes                                                                 -               51,005                    -
Accrued interest                                                              -               24,983                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    30              122,363                  (30)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -              281,443                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                    41               36,267                  (41)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       41              317,710                  (41)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -               81,218                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $61,080           $1,493,268             ($61,080)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $276,698                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              33,153                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,994)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        306,857                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    971,977                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          16,445                    -                    -
Accrued taxes                                                            51,005                    -                    -
Accrued interest                                                         24,983                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               122,363                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,443                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,710                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                        81,218                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,493,268                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             $343,426                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              343,426                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               92,010                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $73               69,314                 ($73)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -               25,524                    -
Income taxes                                                                 (8)              16,107                    8
Property and other taxes                                                      -               17,063                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     65              220,018                  (65)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (65)             123,408                   65
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 21                4,667                  (21)
Minority interest                                                             -              (19,692)                   -
Taxes on nonoperating income                                                 (8)              (1,447)                   8
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        13                    -                  (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (52)                   -                   52
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               60,231                    -
Other interest expense                                                        -                   95                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               60,326                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (52)              46,610                   52
Retained earnings - beginning of year                                         -               95,711                    -
Dividends declared on common stock                                            -             (143,315)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($52)             ($2,994)                 $52
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,426                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,426                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,314                    -                    -
Maintenance                                                                                        -                    -
Depreciation and decommissioning                                         25,524                    -                    -
Income taxes                                                             16,107                    -                    -
Property and other taxes                                                 17,063                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,018                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,408                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              4,667                    -                    -
Minority interest                                                       (19,692)                   -                    -
Taxes on nonoperating income                                             (1,447)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (16,472)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               106,936                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -                    -
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               46,610                    -                    -
Retained earnings - beginning of year                                    95,711                    -                    -
Dividends declared on common stock                                     (145,315)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,994)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Loyvic Pty Ltd       EME Victoria         Energy Capital
                                                              Consolidated         Generation Limited   Partnership
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -             $766,554
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -              766,554
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -              $61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -               61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -              $61,080             $766,554
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              First Hydro          EME Generation       Consolidating
                                                              Holdings Company     Holdings Limited     Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                    -          ($1,083,705)
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      (169,327)                   -             (597,227)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    914,378                    -           (1,680,933)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     47,376                    -              (47,376)
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                    -              (39,452)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                    -               (6,018)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     92,846                    -              (92,846)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  338,014              $61,080             (399,094)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  338,014               61,080             (399,094)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,345,238              $61,080          ($2,172,872)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  $61,080                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   61,080                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $61,080                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Loyvic Pty Ltd       EME Victoria         Energy Capital
                                                              Consolidated         Generation Limited   Partnership
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                  ($2)             $10,390
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                  298             (115,359)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                  296             (104,969)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -               61,080              746,217
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -               61,376              641,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               14,503
Short-term debt                                                               -                    -                    -
Account payable                                                               -                    9               95,276
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -               15,528
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                    9              123,307
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                   (1)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                  305                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                  305                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -              $61,080             $766,554
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              First Hydro          EME Generation       Consolidating
                                                              Holdings Company     Holdings Limited     Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $181,987                    -            ($181,987)
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            (144,392)                ($19)             134,004
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     202,446                  (52)             (87,385)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        240,041                  (71)            (135,368)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120               61,080           (1,472,417)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    905,161               61,009           (1,607,784)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -              (44,433)
Short-term debt                                                               -                    -                    -
Account payable                                                          16,447                   30             (111,732)
Accrued taxes                                                            51,005                    -              (51,005)
Accrued interest                                                         24,983                    -              (40,511)
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               123,365                   30             (247,681)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,445                    -             (281,444)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                   41              (35,962)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,712                   41             (317,406)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,345,238              $61,080          ($2,172,872)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                ($19)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (52)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            (71)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           61,080                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     61,009                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              30                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    30                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                    41                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       41                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $61,080                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              Loyvic Pty Ltd       EME Victoria         Energy Capital
                                                              Consolidated         Generation Limited   Partnership
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  $33                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                 (119)                 ($2)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                  (86)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                   86                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                  331                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                                    (119)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                  212                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                  298                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -               63,000
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -               63,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                  298              (62,998)
Retained earnings - beginning of year                                         -                    -              (52,361)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                 $298            ($115,359)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              First Hydro          EME Generation       Consolidating
                                                              Holdings Company     Holdings Limited     Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,425                    -            ($343,425)
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,425                    -             (343,425)
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -              (92,010)
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,315                  $73              (69,348)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         25,524                    -              (25,524)
Income taxes                                                             16,107                   (8)             (15,986)
Property and other taxes                                                 17,063                    -              (17,063)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,019                   65             (219,931)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,406                  (65)            (123,494)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              4,666                   21               (4,997)
Minority interest                                                             -                    -                    -
Taxes on nonopearating income                                            (1,447)                  (8)               1,566
Other nonoperating income - net                                               1                    -                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     3,220                   13               (3,432)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               126,626                  (52)            (126,926)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -             (123,231)
Other interest expense                                                       95                    -                  (95)
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326                    -             (123,326)
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               66,300                  (52)              (3,600)
Retained earnings - beginning of year                                   136,146                    -              (83,785)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $202,446                 ($52)            ($87,385)
============================================================= ==================== ==================== ====================


MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $73                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (8)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     65                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (65)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 21                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonopearating income                                                (8)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        13                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (52)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (52)                   -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($52)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Energy Capital       Enerloy Pty Ltd      Loyvic Pty Ltd
                                                              Partnership          [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $766,554                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    766,554                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $766,554                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Consolidating        Loyvic Pty Ltd
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                     ($766,554)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                   (766,554)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($766,554)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Energy Capital       Enerloy Pty Ltd      Loyvic Pty Ltd
                                                              Partnership          [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $766,554                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             $10,390              (10,582)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (115,359)             115,547                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (104,969)             871,519                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          746,217                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    641,248              871,519                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        14,503                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          95,276             (871,519)                   -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                         15,528                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               125,307            ($871,519)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $766,554                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Consolidating        Loyvic Pty Ltd
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                        ($766,554)                   -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                 192                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                        (188)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (766,550)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                         (746,217)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (1,512,767)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       (14,053)                   -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         776,243                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                        (15,528)                   -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               746,212                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       1                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                  ($766,554)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.,
MEC Wales B.V.,  Mission
Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
Loyvic Pty Ltd and Subsidiaries  [Tier 9]
Consolidating  Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              Energy Capital       Enerloy Pty Ltd      Loyvic Pty Ltd
                                                              Partnership          [10]
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                ($2)            ($22,747)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (2)             (22,747)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              2               22,747                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -               63,186                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                                 (22,747)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -               40,439                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     2               63,186                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               63,000                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  63,000                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (62,998)              63,186                    -
Retained earnings - beginning of year                                   (52,361)              52,361                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($115,359)            $115,547                    -
============================================================= ==================== ==================== ====================


MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
Loyvic Pty Ltd and Subsidiaries  [Tier 9]
Consolidating  Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              Consolidating        Loyvic Pty Ltd
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                            $22,749                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 22,749                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (22,749)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (63,186)                   -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             22,747
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (40,439)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               (63,188)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              (63,000)                   -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 (63,000)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (188)                   -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($188)                   -                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Energy Capital       Enerloy Pty Ltd.     Mission Energy
                                                              Partnership          [10]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $766,554                                         -
Investments in leveraged leases                                               -                                         -
Other investments                                                             -                                         -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    766,554                                         -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                                             -              $61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                             -               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $766,554                                   $61,080
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [10]         Venture [11]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $565,143           $1,268,171                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              766,554                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    565,143            2,034,725                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     10,971               23,761                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,537               11,498                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      4,629                9,446                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     21,137               44,705                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   11,214               15,921              $61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   11,214               15,921               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $597,494           $2,095,351              $61,080
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 9]
Consolidating Balance Sheet
 December 31, 1998
(In thousands)



                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                        ($1,833,314)                   -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                    (1,533,108)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                 (3,366,422)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    (34,732)                   -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (17,035)                   -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                    (14,075)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (65,842)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  (88,215)             $61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  (88,215)              61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($3,520,479)             $61,080                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [10]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $766,554                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             $10,390              (10,582)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (115,359)             115,547                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (104,969)             871,519                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          746,217                    -              $61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    641,248              871,519               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        14,503                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          95,276             (871,159)                   -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                         15,528                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               125,307            ($871,519)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $766,554                    -              $61,080
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [10]         Venture [11]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                          $39,702             $806,256                    -
  Additional Paid in Capital                                                  -              174,082                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              (3,354)             (10,578)                 ($2)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      35,206               87,848                  298
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         71,554            1,057,608                  296
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          422,309              752,325               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    493,863            1,809,933               61,376
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               14,503                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (57,856)            (234,534)                   9
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (57,856)            (220,031)                   9
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  18,040               18,038                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                               143,447              487,441                 (305)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  161,487              505,449                 (305)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $597,494           $2,095,351              $61,080
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)



                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                      ($1,612,512)                   -                    -
  Additional Paid in Capital                                           (174,082)                   -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              14,124                  ($2)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (123,242)                 298                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                     (1,895,712)                 296                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                       (1,981,931)              61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (3,877,643)              61,376                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       (29,006)                   -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                       1,068,633                    9                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                        (15,528)                   -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                             1,024,099                    9                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (36,077)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                              (630,858)                (305)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                 (666,935)                (305)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                ($3,520,479)             $61,080                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained  Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [10]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                ($2)            ($22,747)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (2)             (22,747)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              2               22,747                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -               63,186                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                                 (22,747)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -               40,439                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     2               63,186                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               63,000                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  63,000                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (62,998)              63,186                    -
Retained earnings - beginning of year                                   (52,361)              52,361                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($115,359)            $115,547                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained  Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [10]         Venture [11]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $88,726             $161,213                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  88,726              161,213                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     10,567               21,522                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 10,153               20,786                  $33
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         13,079               27,617                    -
Income taxes                                                              9,066                3,089                 (119)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 42,865               73,734                  (86)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         45,861               87,479                   86
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              3,145               17,741                  331
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             (1,132)              (6,387)                (119)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     2,013               11,354                  212
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                47,874               98,833                  298
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               29,804               64,052                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  29,804               64,052                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               18,070               34,781                  298
Retained earnings - beginning of year                                    17,136               53,067                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $35,206              $87,848                 $298
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained  Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                              ($249,939)                   -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                (249,939)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                    (32,089)                   -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                (30,939)                 $33                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                        (40,696)                (119)                   -
Income taxes                                                              9,874                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (93,850)                 (86)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                       (156,089)                  86                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (84,072)                 331                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             30,266                 (119)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (53,806)                 212                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                              (209,895)                 298                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                             (156,856)                   -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                (156,856)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (53,039)                 298                    -
Retained earnings - beginning of year                                   (70,203)                   -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($123,242)                $298                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Enerloy Pty Ltd      Energy Capital       Consolidating
                                                                                   Partnership          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -             $766,554                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -              766,554                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -             $766,554                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $766,554                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    766,554                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $766,554                    -                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Enerloy Pty Ltd      Energy Capital       Consolidating
                                                                                   Partnership          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $766,554                    -            ($766,554)
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             (10,582)             $10,390               10,582
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     115,547             (115,359)            (115,547)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        871,519             (104,969)            (871,519)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              746,217                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    871,519              641,248             (871,519)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               14,503                    -
Short-term debt                                                               -                    -                    -
Account payable                                                        (871,519)              95,276              871,519
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -               15,528                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                             ($871,519)             125,307             $871,519
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                   (1)                   -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                   (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -             $766,554                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             $10,390                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (115,359)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (104,969)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          746,217                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    641,248                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        14,503                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          95,276                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                         15,528                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               125,307                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $766,554                    -                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
Energy Capital  Partnership and  Subsidiaries  [Tier 9]
Consolidating Statements of Income and Retained  Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              Enerloy Pty Ltd      Energy Capital       Consolidating
                                                                                   Partnership          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                           ($22,747)                 ($2)             $22,747
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (22,747)                  (2)              22,747
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         22,747                    2              (22,747)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             63,186                    -              (63,186)
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                            (22,747)                                   22,747
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    40,439                    -              (40,439)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                63,186                    2              (63,186)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               63,000                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               63,000                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               63,186              (62,998)             (63,186)
Retained earnings - beginning of year                                    52,361              (52,361)             (52,361)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $115,547            ($115,359)           ($115,547)
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
Energy Capital  Partnership and  Subsidiaries  [Tier 9]
Consolidating Statements of Income and Retained  Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              Energy Capital
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                ($2)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (2)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              2                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     2                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               63,000                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  63,000                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (62,998)                   -                    -
Retained earnings - beginning of year                                   (52,361)                   -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($115,359)                   -                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $10,919                 $175             $793,135
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       585,401                7,098                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    596,320                7,273              793,135
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     30,096                  625               16,654
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,493               25,033               33,487
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                6,018
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     35,589               25,658               56,159
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  308,050               29,930                   33
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  308,050               29,930                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $939,959              $62,861             $849,327
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $279,476           $1,083,705                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      (761,826)            (169,327)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                   (482,350)             914,378                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          1               47,376                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (24,561)              39,452                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                6,018                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (24,560)              92,846                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        1              338,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        1              338,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($506,909)          $1,345,238                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $181,987                  $19             $605,585
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            (267,003)              (3,184)              50,911
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      24,261                3,574              125,920
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (60,755)                 409              782,416
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          657,088                8,032              (36,121)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    596,333                8,441              746,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          37,035                 (488)              16,021
Accrued taxes                                                                 -                    -               51,005
Accrued interest                                                         24,888               24,980                    3
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                61,923               54,422               67,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,703                   (2)                (264)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -               36,267
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  281,703                   (2)              36,003
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $939,959              $62,861             $849,327
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                        ($605,604)            $181,987                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              74,884             (144,392)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      48,691              202,446                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (482,029)             240,041                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           36,121              665,120                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                   (445,908)             905,161                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (36,121)              16,447                    -
Accrued taxes                                                                 -               51,005                    -
Accrued interest                                                        (24,888)              24,983                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (61,009)             122,365                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       8              281,445                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -               36,267                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        8              317,712                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                  ($506,909)          $1,345,238                    -
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
First Hydro Holdings Company and  Subsidiaries  [Tier 9]
Consolidating Statements of Income and Retained  Earnings
For the Year Ended December 31, 1998
(In thousands)



                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -             $343,425
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -              343,425
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -               92,010
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 $1,249                ($194)              68,257
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          8,356                    -               13,582
Income taxes                                                            (35,141)             (18,270)              50,820
Property and other taxes                                                      -                    -               17,063
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (25,536)             (18,464)             241,732
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         25,536               18,464              101,693
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                139               59,615                   65
Minority interest                                                             -                    -                    -
Taxes on operating income                                                   (43)             (18,307)                 (20)
Other nonoperating income - net                                               -                    -                3,067
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        96               41,308                3,112
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                25,632               59,772              104,805
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,232               59,720                    -
Other interest expense                                                        -                   92                    3
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,232               59,812                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (34,600)                 (40)             104,802
Retained earnings - beginning of year                                    58,861                3,614              186,081
Dividends declared on common stock                                            -                    -             (164,963)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $24,261               $3,574             $125,920
============================================================= ==================== ==================== ====================




MEC International B.V.,
MEC Wales B.V.,  Mission  Hydro Limited  Partnership,
EME  Generation  Holdings Limited,
First Hydro Holdings Company and  Subsidiaries  [Tier 9]
Consolidating Statements of Income and Retained  Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             $343,425                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              343,425                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               92,010                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3               69,315                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          3,586               25,524                    -
Income taxes                                                             18,698               16,107                    -
Property and other taxes                                                      -               17,063                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 22,287              220,019                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (22,287)             123,406                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (55,153)               4,666                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             16,923               (1,447)
Other nonoperating income - net                                          (3,066)                   1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (41,296)               3,220                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               (63,583)             126,626                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              (59,721)              60,231                    -
Other interest expense                                                        -                   95                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 (59,721)              60,326                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (3,862)              66,300                    -
Retained earnings - beginning of year                                  (112,410)             136,146                    -
Dividends declared on common stock                                      164,963                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $48,691             $202,446                    -
============================================================= ==================== ==================== ====================










MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Limited       Operation &          Services Limited
                                                                                   Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                               $905                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -
Investments in leveraged leases                                               -                    -
Other investments                                                             -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                        905                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      1,388                 $676                 $904
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                  366                                       878
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      2,158                                        30
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      3,912                  676                1,812
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                      116                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                      116                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $4,933                 $676               $1,812
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro (UK)   Mission (No. 2)      Pride Hold Limited
                                                              Limited              Limited              Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -             $149,390
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        $8,646                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                      8,646                    -              149,390
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                      4,246                    -               58,045
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -               12,474
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          9                    -                  543
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                      4,255                    -               71,062
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                4,596
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                4,596
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $12,901                    -             $225,048
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Rapid Energy         Mission Energy       Consolidating
                                                              Limited              Company (UK)         Adjustments
                                                                                   Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -              $24,387              ($4,584)
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -               15,027               (6,241)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -               39,414              (10,825)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -               50,680              (30,596)
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                   62
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    1
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -               50,680              (30,533)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                  373                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                  373                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -              $90,467             ($41,359)
============================================================= ==================== ==================== ====================



MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Energy
                                                              Company (UK)
                                                              Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $170,098                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                        17,432                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    187,530                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     85,343                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               13,780                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      2,741                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    101,864                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    5,084                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    5,084                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $294,478                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Limited       Operation &          Services Limited
                                                                                   Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             ($1,200)                 $20                ($244)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       3,712                  614                1,664
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          2,512                  634                1,420
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                      2,512                  634                1,420
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                           1,912                   23                  273
Accrued taxes                                                               509                   19                  119
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                 2,421                   42                  392
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                     $4,933                 $676               $1,812
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro (UK)   Mission (No. 2)      Pride Hold Limited
                                                              Limited              Limited              Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                             $8,889                    -                 $153
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (501)                   -               (1,439)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       4,383                    -               38,652
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         12,771                    -               37,366
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -              117,715
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     12,771                    -              155,081
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               22,676
Short-term debt                                                               -                    -                    -
Account payable                                                             130                    -               10,235
Accrued taxes                                                                 -                    -                 (426)
Accrued interest                                                              -                    -                3,351
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                   130                    -               35,836
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -               25,649
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -               25,649
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                8,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $12,901                    -             $225,048
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Rapid Energy         Mission Energy       Consolidating
                                                              Limited              Company (UK)         Adjustments
                                                                                   Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                               $22,751                    -
  Additional Paid in Capital                                                  -               11,620              ($9,042)
  Accumulated other comprehensive income:                                     -
    Cumulative translation adjustments                                        -
      - net                                                                   -                8,465                  945
    Unrealized gain in equity investments
      - net                                                                                        -                    -
  Retained Earnings                                                                           (8,008)              (3,162)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -               34,828              (11,259)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:                                         -
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -               30,851                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -
Total capitalization                                                                          65,679              (11,259)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -
Current portion of long-term debt                                                                  -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                               -               24,739              (30,495)
Accrued taxes                                                                 -                   49                   51
Accrued interest                                                              -                    -                    -
Dividends payable                                                                                  -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                                                -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -               24,788              (30,444)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -
Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax                                           -
  credits                                                                     -                    -                    -
Customer advances and other deferred                                          -
  credits                                                                                          -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                                             -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -
Minority interest                                                             -                    -                  344
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -
Total capitalization and liabilities                                          -              $90,467             ($41,359)
============================================================= ==================== ==================== ====================
                                                                              -


MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Energy
                                                              Company (UK)
                                                              Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                          $22,751
  Additional Paid in Capital                                             11,620                    -                    -
  Accumulated other comprehensive income:                                                          -                    -
    Cumulative translation adjustments                                                             -                    -
      - net                                                               6,046                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -
  Retained Earnings                                                      37,855
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         78,272                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:                                                              -                    -
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          148,566                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
Total capitalization                                                    226,838
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
Current portion of long-term debt                                        22,676
Short-term debt                                                               -                    -                    -
Account payable                                                           6,817                    -                    -
Accrued taxes                                                               321                    -                    -
Accrued interest                                                          3,351                    -                    -
Dividends payable                                                             -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                33,165                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
Accumulated deferred income taxes - net                                  25,649                    -                    -
Accumulated deferred investment tax                                                                -                    -
  credits                                                                     -                    -                    -
Customer advances and other deferred                                                               -                    -
  credits                                                                     -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   25,649
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
Minority interest                                                         8,826                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
Total capitalization and liabilities                                   $294,478                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Limited       Operation &          Services Limited
                                                                                   Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                  $15,671                 $527               $3,391
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  15,671                  527                3,391
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 13,643                  488                2,776
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                            640                    -                    1
Income taxes                                                               (662)                 (26)                (140)
Property and other taxes                                                    270                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 13,891                  462                2,637
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                          1,780                   65                  754
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 88                   22                   49
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                (27)                  (7)                 (15)
Other nonoperating income - net                                              85                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       146                   15                   34
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                 1,926                   80                  788
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                1,926                   80                  788
Retained earnings - beginning of year                                     1,786                  534                  876
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $3,712                 $614               $1,664
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Hydro (UK)   Mission (No. 2)      Pride Hold Limited
                                                              Limited              Limited              Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -              $97,254
Diversified operations                                                        -                    -                1,306
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -               98,560
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -               43,276
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $16                    -               13,922
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                8,584
Income taxes                                                               (105)                   -                5,814
Property and other taxes                                                      -                    -                2,073
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                    (89)                   -               73,669
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                             89                    -               24,891
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                178                    -                1,623
Minority interest                                                             -                    -               (2,602)
Taxes on nonoperating income                                                (55)                                     (503)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       123                    -               (1,482)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   212                    -               23,409
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -               11,906
Other interest expense                                                        -                    -                    3
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -               11,909
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  212                    -               11,500
Retained earnings - beginning of year                                       892                    -               27,152
Dividends declared on common stock                                        3,279                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $4,383                    -              $38,652
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Rapid Energy         Mission Energy       Consolidating
                                                              Limited              Company (UK)         Adjustments
                                                                                   Limited
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -               $1,369
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                1,369
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                 $414               (2,145)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                1,371                   (1)
Income taxes                                                                  -                 (914)               1,749
Property and other taxes                                                      -                    -                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                  871                 (398)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                 (871)               1,766
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                2,950                 (352)
Minority interest                                                             -                    -                 (104)
Taxes on nonoperating income                                                                    (914)                 108
Other nonoperating income - net                                               -                    -                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                2,036                 (355)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                1,165                1,411
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                2,376                 (349)
Other interest expense                                                        -                    -                   (3)
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                2,376                 (352)
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -               (1,211)               1,763
Retained earnings - beginning of year                                         -               (6,797)              (4,925)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -              ($8,008)             ($3,162)
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Energy
                                                              Company (UK)
                                                              Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $97,254                    -                    -
Diversified operations                                                   22,264                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 119,518                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     43,276                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 29,114                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         10,595                    -                    -
Income taxes                                                              5,716                    -                    -
Property and other taxes                                                  2,342                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 91,043                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         28,474                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              4,558                    -                    -
Minority interest                                                        (2,706)                   -                    -
Taxes on nonoperating income                                             (1,413)
Other nonoperating income - net                                              78                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       517                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                28,991                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               13,933                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  13,933                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               15,058                    -                    -
Retained earnings - beginning of year                                    19,518                    -                    -
Dividends declared on common stock                                        3,279                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $37,855                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          Mission Hydro        Mission Hydro (UK)
                                                              Holdings Company     Limited              Limited
                                                              Consolidated         Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705           $1,083,705                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      (169,327)             (79,085)              $8,646
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    914,378            1,004,620                8,646
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     47,376              105,164                4,246
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452               39,452                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                6,018                    9
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     92,846              150,634                4,255
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  338,014              338,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  338,014              338,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,345,238           $1,493,268              $12,901
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                        ($2,167,410)                   -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       248,412               $8,646                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                 (1,918,998)               8,646                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   (152,540)               4,246                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (78,904)                   -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                    (12,036)                   9                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                   (243,480)               4,255                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                 (676,028)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                 (676,028)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($2,838,506)             $12,901                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          Mission Hydro        Mission Hydro (UK)
                                                              Holdings Company     Limited              Limited
                                                              Consolidated         Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $181,987             $276,698                    -
  Additional Paid in Capital                                                  -                    -               $8,889
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            (144,392)              33,153                 (501)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     202,446               (2,994)               4,383
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        240,041              306,857               12,771
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120              665,120                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    905,161              971,977               12,771
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          16,447               16,445                  130
Accrued taxes                                                            51,005               51,005                    -
Accrued interest                                                         24,983               24,983                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               122,365              122,363                  130
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,445              281,443                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267               36,267                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,712              317,710                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -               81,218                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,345,238           $1,493,268              $12,901
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                        ($485,685)                   -                    -
  Additional Paid in Capital                                                  -               $8,889                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             111,239                 (501)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (199,452)               4,383                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (546,898)              12,771                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                       (1,330,240)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (1,877,138)              12,771                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       (59,860)                   -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (32,892)                 130                    -
Accrued taxes                                                          (102,010)                   -                    -
Accrued interest                                                        (49,966)                   -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                              (244,728)                 130                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                (562,888)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                               (72,534)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                 (635,422)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                       (81,218)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                ($2,838,506)             $12,901                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              First Hydro          Mission Hydro        Mission Hydro (UK)
                                                              Holdings Company     Limited              Limited
                                                              Consolidated         Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,425             $343,426                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,425              343,426                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010               92,010                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,315               69,314                  $16
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         25,524               25,524                    -
Income taxes                                                             16,107               16,107                 (105)
Property and other taxes                                                 17,063               17,063                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,019              220,018                  (89)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,406              123,408                   89
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              4,666                4,667                  178
Minority interest                                                             -              (19,692)                   -
Taxes on nonoperating income                                             (1,447)              (1,447)                 (55)
Other nonoperating income - net                                               1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     3,220              (16,472)                 123
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               126,626              106,936                  212
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231               60,231                    -
Other interest expense                                                       95                   95                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326               60,326                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               66,300               46,610                  212
Retained earnings - beginning of year                                   136,146               95,711                  892
Dividends declared on common stock                                            -             (145,315)               3,279
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $202,446              ($2,994)              $4,383
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                              ($686,851)                   -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                (686,851)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                   (184,020)                   -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                               (138,629)                 $16                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                        (51,048)                   -                    -
Income taxes                                                            (32,214)                (105)                   -
Property and other taxes                                                (34,126)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                               (440,037)                 (89)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                       (249,814)                  89                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             (9,333)                 178                    -
Minority interest                                                        19,692                    -                    -
Taxes on nonopearating income                                             2,894                  (55)
Other nonoperating income - net                                              (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    13,252                  123                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                              (233,562)                 212                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                             (120,462)                   -                    -
Other interest expense                                                     (190)                   -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                (120,652)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                             (112,910)                 212                    -
Retained earnings - beginning of year                                  (231,857)                 892                    -
Dividends declared on common stock                                      145,315                3,279                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($199,452)              $4,383                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $10,919                 $175             $793,135
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       585,401                7,098                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    596,320                7,273              793,135
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     30,096                  625               16,654
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,493               25,033               33,487
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                6,018
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     35,589               25,658               56,159
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  308,050               29,930                   33
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  308,050               29,930                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $939,959              $62,861             $849,327
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $279,476           $1,083,705                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      (761,826)            (169,327)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                   (482,350)             914,378                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          1               47,376                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (24,561)              39,452                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                6,018                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (24,560)              92,846                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        1              338,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        1              338,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($506,909)          $1,345,238                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $181,987                  $19             $605,585
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            (267,003)              (3,184)              50,911
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      24,261                3,574              125,920
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (60,755)                 409              782,416
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          657,088                8,032              (36,121)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    596,333                8,441              746,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          37,035                 (488)              16,021
Accrued taxes                                                                 -                    -               51,005
Accrued interest                                                         24,888               24,980                    3
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                61,923               54,422               67,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,703                   (2)                (264)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -               36,267
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  281,703                   (2)              36,003
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $939,959              $62,861             $849,327
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                        ($605,604)            $181,987                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              74,884             (144,392)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      48,691              202,446                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (482,029)             240,041                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           36,121              665,120                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                   (445,908)             905,161                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (36,121)              16,447                    -
Accrued taxes                                                                 -               51,005                    -
Accrued interest                                                        (24,888)              24,983                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (61,009)             122,365                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       8              281,445                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -               36,267                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        8              317,712                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                  ($506,909)          $1,345,238                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -             $343,425
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -              343,425
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -               92,010
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 $1,249                ($194)              68,257
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          8,356                    -               13,582
Income taxes                                                            (35,141)             (18,270)              50,820
Property and other taxes                                                      -                    -               17,063
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (25,536)             (18,464)             241,732
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         25,536               18,464              101,693
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                139               59,615                   65
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                (43)             (18,307)                 (20)
Other nonoperating income - net                                               -                    -                3,067
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        96               41,308                3,112
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                25,632               59,772              104,805
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,232               59,720                    -
Other interest expense                                                        -                   92                    3
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,232               59,812                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (34,600)                 (40)             104,802
Retained earnings - beginning of year                                    58,861                3,614              186,081
Dividends declared on common stock                                            -                    -             (164,963)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $24,261               $3,574             $125,920
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             $343,425                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              343,425                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               92,010                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3               69,315                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          3,586               25,524                    -
Income taxes                                                             18,698               16,107                    -
Property and other taxes                                                      -               17,063                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 22,287              220,019                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (22,287)             123,406                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (55,153)               4,666                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             16,923               (1,447)
Other nonoperating income - net                                          (3,066)                   1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (41,296)               3,220                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               (63,583)             126,626                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              (59,721)              60,231                    -
Other interest expense                                                        -                   95                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 (59,721)              60,326                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (3,862)              66,300                    -
Retained earnings - beginning of year                                  (112,410)             136,146                    -
Dividends declared on common stock                                      164,963                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $48,691             $202,446                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -           $1,083,705                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              (79,085)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -            1,004,620                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              105,164                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -               39,452                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                6,018                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -              150,634                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  $61,080              338,014             ($61,080)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   61,080              338,014               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $61,080           $1,493,268             ($61,080)
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       (79,085)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                  1,004,620                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    105,164                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    150,634                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  338,014                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  338,014                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,493,268                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $276,698                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                ($19)              33,153                  $19
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (52)              (2,994)                  52
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            (71)             306,857                   71
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           61,080              665,120              (61,080)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     61,009              971,977              (61,009)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              30               16,445                  (30)
Accrued taxes                                                                 -               51,005                    -
Accrued interest                                                              -               24,983                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    30              122,363                  (30)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -              281,443                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                    41               36,267                  (41)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       41              317,710                  (41)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -               81,218                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $61,080           $1,493,268             ($61,080)
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $276,698                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              33,153                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,994)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        306,857                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    971,977                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          16,445                    -                    -
Accrued taxes                                                            51,005                    -                    -
Accrued interest                                                         24,983                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               122,363                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,443                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,710                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                        81,218                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,493,268                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             $343,426                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              343,426                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               92,010                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $73               69,314                 ($73)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -               25,524                    -
Income taxes                                                                 (8)              16,107                    8
Property and other taxes                                                      -               17,063                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     65              220,018                  (65)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (65)             123,408                   65
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 21                4,667                  (21)
Minority interest                                                             -              (19,692)                   -
Taxes on nonoperating income                                                 (8)              (1,447)                   8
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        13              (16,472)                 (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (52)             106,936                   52
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               60,231                    -
Other interest expense                                                        -                   95                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               60,326                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (52)              46,610                   52
Retained earnings - beginning of year                                         -               95,711                    -
Dividends declared on common stock                                            -             (143,315)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($52)             ($2,994)                 $52
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,426                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,426                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,314                    -                    -
Maintenance                                                                                        -                    -
Depreciation and decommissioning                                         25,524                    -                    -
Income taxes                                                             16,107                    -                    -
Property and other taxes                                                 17,063                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,018                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,408                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              4,667                    -                    -
Minority interest                                                       (19,692)                   -                    -
Taxes on nonoperating income                                             (1,447)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (16,472)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               106,936                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -                    -
Other interest expense                                                       95                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               46,610                    -                    -
Retained earnings - beginning of year                                    95,711                    -                    -
Dividends declared on common stock                                     (145,315)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,994)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries  [Tier  9]
Consolidating  Balance  Sheet
December  31,  1998
(In thousands)


                                                              Loyvic Pty Ltd       EME Victoria         Energy Capital
                                                              Consolidated         Generation Limited   Partnership
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -             $766,554
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -              766,554
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -              $61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -               61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -              $61,080             $766,554
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries  [Tier  9]
Consolidating  Balance  Sheet
December  31,  1998
(In thousands)


                                                              First Hydro          EME Generation       Consolidating
                                                              Holdings Company     Holdings Limited     Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                         $1,083,705                    -          ($1,083,705)
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      (169,327)                   -             (597,227)
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    914,378                    -           (1,680,932)
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     47,376                    -              (47,376)
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               39,452                    -              (39,452)
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      6,018                    -               (6,018)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     92,846                    -              (92,846)
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  338,014              $61,080             (399,094)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  338,014               61,080             (399,094)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,345,238              $61,080          ($2,172,872)
============================================================= ==================== ==================== ====================


MEC International B.V.,
Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited,
Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries  [Tier  9]
Consolidating  Balance  Sheet
December  31,  1998
(In thousands)


                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  $61,080                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   61,080                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $61,080                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V.,
Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited,
Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries  [Tier  9]
Consolidating  Balance  Sheet
December  31,  1998
(In thousands)


                                                              Loyvic Pty Ltd       EME Victoria         Energy Capital
                                                              Consolidated         Generation Limited   Partnership
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -                  ($2)             $10,390
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                  298             (115,359)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                  296             (104,969)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -               61,080              746,217
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -               61,376              641,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               14,503
Short-term debt                                                               -                    -                    -
Account payable                                                               -                    9               95,276
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -               15,528
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                    9              123,307
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                   (1)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                  305                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                  305                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -              $61,080             $766,554
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries  [Tier  9]
Consolidating  Balance  Sheet
December  31,  1998
(In thousands)


                                                              First Hydro          EME Generation       Consolidating
                                                              Holdings Company     Holdings Limited     Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $181,987                    -            ($181,987)
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            (144,392)                ($19)             134,004
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     202,446                  (52)             (87,385)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        240,041                  (71)            (135,368)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          665,120               61,080           (1,472,417)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    905,161               61,009           (1,607,785)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        29,930                    -              (44,433)
Short-term debt                                                               -                    -                    -
Account payable                                                          16,447                   30             (111,732)
Accrued taxes                                                            51,005                    -              (51,005)
Accrued interest                                                         24,983                    -              (40,511)
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               123,365                   30             (247,681)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,445                    -             (281,444)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                36,267                   41              (35,962)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  317,712                   41             (317,406)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                 $1,345,238              $61,080          ($2,172,872)
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries  [Tier  9]
Consolidating  Balance  Sheet
December  31,  1998
(In thousands)


                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                ($19)                   -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                         (52)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                            (71)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           61,080                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     61,009                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                              30                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                    30                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                    41                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       41                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $61,080                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited, Mission Hydro (UK) Limited, Mission Hydro Limited Partnership, EME Generation Holdings Limited and Subsidiaries [Tier 9] Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Loyvic Pty Ltd       EME Victoria         Energy Capital
                                                              Consolidated         Generation Limited   Partnership
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                  $33                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                 (119)                 ($2)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                  (86)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                   86                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                  331                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                                    (119)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                  212                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                  298                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -               63,000
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -               63,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                  298              (62,998)
Retained earnings - beginning of year                                         -                    -              (52,361)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                 $298            ($115,359)
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited, Mission Hydro (UK) Limited, Mission Hydro Limited Partnership, EME Generation Holdings Limited and Subsidiaries [Tier 9] Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              First Hydro          EME Generation       Consolidating
                                                              Holdings Company     Holdings Limited     Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                               $343,425                    -            ($343,425)
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 343,425                    -             (343,425)
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     92,010                    -              (92,010)
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 69,315                  $73              (69,348)
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         25,524                    -              (25,524)
Income taxes                                                             16,107                   (8)             (15,986)
Property and other taxes                                                 17,063                    -              (17,063)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                220,019                   65             (219,931)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        123,406                  (65)            (123,494)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              4,666                   21               (4,997)
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             (1,447)                  (8)               1,566
Other nonoperating income - net                                               1                    -                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     3,220                   13               (3,432)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               126,626                  (52)            (126,926)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,231                    -             (123,231)
Other interest expense                                                       95                    -                  (95)
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,326                    -             (123,326)
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               66,300                  (52)              (3,600)
Retained earnings - beginning of year                                   136,146                    -              (83,785)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $202,446                 ($52)            ($87,385)
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited, Mission Hydro (UK) Limited, Mission Hydro Limited Partnership, EME Generation Holdings Limited and Subsidiaries [Tier 9] Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                    $73                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                 (8)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     65                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (65)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                 21                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                 (8)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        13                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (52)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (52)                   -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            ($52)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd      Loyvic Pty Ltd
                                                              Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $766,554                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    766,554                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $766,554                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Loyvic Pty Ltd
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                     ($766,554)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                   (766,554)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($766,554)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd      Loyvic Pty Ltd
                                                              Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $766,554                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             $10,390              (10,582)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (115,359)             115,547                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (104,969)             871,519                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          746,217                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    641,248              871,519                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        14,503                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          95,276             (871,519)                   -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                         15,528                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               125,307            ($871,519)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $766,554                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Loyvic Pty Ltd
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                        ($766,554)                   -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                 192                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                        (188)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (766,550)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                         (746,217)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (1,512,767)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       (14,053)                   -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         776,243                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                        (15,528)                   -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               746,212                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       1                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        1                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                  ($766,554)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd      Loyvic Pty Ltd
                                                              Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                ($2)            ($22,747)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (2)             (22,747)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              2               22,747                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -               63,186                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                                 (22,747)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -               40,439                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     2               63,186                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               63,000                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  63,000                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (62,998)              63,186                    -
Retained earnings - beginning of year                                   (52,361)              52,361                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($115,359)            $115,547                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Loyvic Pty Ltd and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        Loyvic Pty Ltd
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                            $22,749                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 22,749                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (22,749)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (63,186)                   -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             22,747
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (40,439)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               (63,188)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              (63,000)                   -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 (63,000)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                 (188)                   -                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($188)                   -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd.     Mission Energy
                                                              Partnership          [11]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $766,554                                         -
Investments in leveraged leases                                               -                                         -
Other investments                                                             -                                         -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    766,554                                         -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                                             -              $61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                                             -               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $766,554                                   $61,080
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [11]         Venture [12]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $565,143           $1,268,171                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -              766,554                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    565,143            2,034,725                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     10,971               23,761                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,537               11,498                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                      4,629                9,446                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     21,137               44,705                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                   11,214               15,921              $61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                   11,214               15,921               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $597,494           $2,095,351              $61,080
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                        ($1,833,314)                   -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                    (1,533,108)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                 (3,366,422)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    (34,732)                   -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (17,035)                   -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                    (14,075)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (65,842)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  (88,215)             $61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  (88,215)              61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($3,520,479)             $61,080                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [11]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -             $766,554                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             $10,390              (10,582)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (115,359)             115,547                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (104,969)             871,519                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          746,217                    -              $61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    641,248              871,519               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        14,503                    -                    -
Short-term debt                                                               -                    -                    -
Accounts payable                                                         95,276             (871,519)                   -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                         15,528                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               125,307            ($871,519)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $766,554                    -              $61,080
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [11]         Venture [12]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                          $39,702             $806,256                    -
  Additional Paid in Capital                                                  -              174,082                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              (3,354)             (10,578)                 ($2)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      35,206               87,848                  298
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         71,554            1,057,608                  296
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          422,309              752,325               61,080
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    493,863            1,809,933               61,376
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               14,503                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (57,856)            (234,534)                   9
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (57,856)            (220,031)                   9
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  18,040               18,038                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                               143,447              487,441                 (305)
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  161,487              505,449                 (305)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $597,494           $2,095,351              $61,080
============================================================= ==================== ==================== ====================


\

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                      ($1,612,512)                   -                    -
  Additional Paid in Capital                                           (174,082)                   -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              14,124                  ($2)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (123,242)                 298                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                     (1,895,712)                 296                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                       (1,981,931)              61,080                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                 (3,877,643)              61,376                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                       (29,006)                   -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                       1,068,633                    9                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                        (15,528)                   -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                             1,024,099                    9                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (36,077)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                              (630,858)                (305)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                 (666,935)                (305)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                ($3,520,479)             $61,080                    -
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited, Mission Hydro (UK) Limited, Mission Hydro Limited Partnership, EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10] Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [11]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                ($2)            ($22,747)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (2)             (22,747)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              2               22,747                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -               63,186                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                                 (22,747)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -               40,439                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     2               63,186                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               63,000                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  63,000                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (62,998)              63,186                    -
Retained earnings - beginning of year                                   (52,361)              52,361                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($115,359)            $115,547                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited, Mission Hydro (UK) Limited, Mission Hydro Limited Partnership, EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10] Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [11]         Venture [12]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $88,726             $161,213                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  88,726              161,213                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     10,567               21,522                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 10,153               20,786                  $33
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                         13,079               27,617                    -
Income taxes                                                              9,066                3,809                 (119)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 42,865               73,734                  (86)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         45,861               87,479                   86
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              3,145               17,741                  331
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             (1,132)              (6,387)                (119)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     2,013               11,354                  212
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                47,874               98,833                  298
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               29,804               64,052                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  29,804               64,052                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               18,070               34,781                  298
Retained earnings - beginning of year                                    17,136               53,067                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $35,206              $87,848                 $298
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited, Mission Hydro (UK) Limited, Mission Hydro Limited Partnership, EME Generation Holdings Limited,
EME Victoria Generation Limited and Subsidiaries [Tier 10] Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                              ($249,939)                   -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                (249,939)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                    (32,089)                   -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                (30,939)                 $33                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                        (40,696)                (119)                   -
Income taxes                                                              9,874                    -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (93,850)                 (86)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                       (156,089)                  86                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (84,072)                 331                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             30,266                 (119)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (53,806)                 212                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                              (209,895)                 298                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                             (156,856)                   -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                (156,856)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (53,039)                 298                    -
Retained earnings - beginning of year                                   (70,203)                   -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($123,242)                $298                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Enerloy Pty Ltd      Energy Capital       Consolidating
                                                                                   Partnership          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -             $766,554                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -              766,554                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -             $766,554                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $766,554                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    766,554                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $766,554                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Enerloy Pty Ltd      Energy Capital       Consolidating
                                                                                   Partnership          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $766,554                    -            ($766,554)
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             (10,582)             $10,390               10,582
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                     115,547             (115,359)            (115,547)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        871,519             (104,969)            (871,519)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              746,217                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    871,519              641,248             (871,519)
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               14,503                    -
Short-term debt                                                               -                    -                    -
Account payable                                                        (871,519)              95,276              871,519
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -               15,528                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                             ($871,519)             125,307             $871,519
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                   (1)                   -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                   (1)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -             $766,554                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Energy Capital
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                             $10,390                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                    (115,359)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (104,969)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          746,217                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    641,248                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        14,503                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          95,276                    -                    -
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                         15,528                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               125,307                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                   -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (1)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $766,554                    -                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Enerloy Pty Ltd      Energy Capital       Consolidating
                                                                                   Partnership          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                           ($22,747)                 ($2)             $22,747
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (22,747)                  (2)              22,747
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         22,747                    2              (22,747)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                             63,186                    -              (63,186)
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                            (22,747)                                   22,747
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    40,439                    -              (40,439)
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                63,186                    2              (63,186)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               63,000                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               63,000                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               63,186              (62,998)             (63,186)
Retained earnings - beginning of year                                    52,361              (52,361)             (52,361)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $115,547            ($115,359)           ($115,547)
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
Energy Capital Partnership and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Energy Capital
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                ($2)                   -                    -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     (2)                   -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              2                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                    -
Other nonoperating income - net
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
Total other income (deductions) - net                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
Income before interest and other expenses                                63,000
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
Interest on long-term debt                                                    -                    -                    -
Other interest expense
Allowance for borrowed funds used during                                      -                    -                    -
  construction                                                                -                    -                    -
Capitalized interest
Dividends on subsidiary preferred                                             -                    -                    -
  securities
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
Total interest and other expenses - net                                  63,000
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
Net Income                                                              (62,998)                   -                    -
Retained earnings - beginning of year                                   (52,361)                   -                    -
Dividends declared on common stock                                            -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                   -                    -
Retained earnings - end of year                                       ($115,359)
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                            $10,919                 $175             $793,135
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       585,401                7,098                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    596,320                7,273              793,135
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     30,096                  625               16,654
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                5,493               25,033               33,487
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                6,018
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     35,589               25,658               56,159
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                  308,050               29,930                   33
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                  308,050               29,930                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $939,959              $62,861             $849,327
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $279,476           $1,083,705                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      (761,826)            (169,327)                   -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                   (482,350)             914,378                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          1               47,376                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                              (24,561)              39,452                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                6,018                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                    (24,560)              92,846                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        1              338,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        1              338,014                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($506,909)          $1,345,238                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                         $181,987                  $19             $605,585
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            (267,003)              (3,184)              50,911
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      24,261                3,574              125,920
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (60,755)                 409              782,416
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          657,088                8,032              (36,121)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    596,333                8,441              746,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          37,035                 (488)              16,021
Accrued taxes                                                                 -                    -               51,005
Accrued interest                                                         24,888               24,980                    3
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                61,923               54,422               67,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 281,703                   (2)                (264)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -               36,267
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  281,703                   (2)              36,003
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $939,959              $62,861             $849,327
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                        ($605,604)            $181,987                    -
  Additional Paid in Capital                                                  -                    -                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              74,884             (144,392)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      48,691              202,446                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       (482,029)             240,041                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                           36,121              665,120                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                   (445,908)             905,161                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               29,930                    -
Short-term debt                                                               -                    -                    -
Account payable                                                         (36,121)              16,447                    -
Accrued taxes                                                                 -               51,005                    -
Accrued interest                                                        (24,888)              24,983                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                               (61,009)             122,365                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       8              281,445                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -               36,267                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        8              317,712                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                  ($506,909)          $1,345,238                    -
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              First Hydro          First Hydro          First Hydro Company
                                                              Holdings Company     Finance plc
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -             $343,425
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -              343,425
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -               92,010
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 $1,249                ($194)              68,257
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          8,356                    -               13,582
Income taxes                                                            (35,141)             (18,270)              50,820
Property and other taxes                                                      -                    -               17,063
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                (25,536)             (18,464)             241,732
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         25,536               18,464              101,693
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                139               59,615                   65
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                (43)             (18,307)                 (20)
Other nonoperating income - net                                               -                    -                3,067
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                        96               41,308                3,112
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                25,632               59,772              104,805
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               60,232               59,720                    -
Other interest expense                                                        -                   92                    3
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  60,232               59,812                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                              (34,600)                 (40)             104,802
Retained earnings - beginning of year                                    58,861                3,614              186,081
Dividends declared on common stock                                            -                    -             (164,963)
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $24,261               $3,574             $125,920
============================================================= ==================== ==================== ====================


MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited,
First Hydro Holdings Company and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        First Hydro
                                                              Adjustments          Holdings Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -             $343,425                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -              343,425                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               92,010                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                     $3               69,315                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          3,586               25,524                    -
Income taxes                                                             18,698               16,107                    -
Property and other taxes                                                      -               17,063                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 22,287              220,019                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                        (22,287)             123,406                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                            (55,153)               4,666                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                             16,923               (1,447)
Other nonoperating income - net                                          (3,066)                   1                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                   (41,296)               3,220                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                               (63,583)             126,626                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                              (59,721)              60,231                    -
Other interest expense                                                        -                   95                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                 (59,721)              60,326                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (3,862)              66,300                    -
Retained earnings - beginning of year                                  (112,410)             136,146                    -
Dividends declared on common stock                                      164,963                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $48,691             $202,446                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Lakeland Power Ltd   Lakeland Power       Pride Hold Limited
                                                                                   Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $149,390                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    149,390                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     58,027                   $2                  $16
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               12,474                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        544                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     71,045                    2                   16
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    4,596                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    4,596                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $225,031                   $2                  $17
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -             $149,390                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                           ($1)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                         (1)             149,390                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -               58,045                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -               12,474                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         (1)                 543                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         (1)              71,062                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                4,596                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                4,596                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($2)            $225,048                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Lakeland Power Ltd   Lakeland Power       Pride Hold Limited
                                                                                   Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                               $2                    -                    -
  Additional Paid in Capital                                                  -                    -                 $153
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              (1,448)                   -                    9
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      46,792                 $189                  153
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         45,346                  189                  315
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          117,715                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    163,061                  189                  315
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        22,676                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          10,720                 (187)                (298)
Accrued taxes                                                              (426)                   -                    -
Accrued interest                                                          3,351                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                36,321                 (187)                (298)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  25,649                                         -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   25,649                                         -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $225,031                   $2                  $17
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              ($2)                   -                    -
  Additional Paid in Capital                                                                    $153                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -               (1,439)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (8,482)              38,652                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         (8,484)              37,366                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              117,715                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     (8,484)             155,081                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               22,676                    -
Short-term debt                                                               -                    -                    -
Account payable                                                               -               10,235                    -
Accrued taxes                                                                 -                 (426)                   -
Accrued interest                                                              -                3,351                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -               35,836                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -               25,649                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -               25,649                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                         8,482                8,482                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                        ($2)            $225,048                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Lakeland Power Ltd   Lakeland Power       Pride Hold Limited
                                                                                   Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $97,254                    -                    -
Diversified operations                                                        -                    -               $1,306
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  97,254                    -                1,306
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     43,276                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 12,609                    -                1,313
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                          8,584                    -                    -
Income taxes                                                              5,815                    -                   (1)
Property and other taxes                                                  2,073                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 72,357                    -                1,312
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         24,897                    -                   (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              1,620                    -                    3
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (502)                                       (1)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     1,118                    -                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                26,015                    -                   (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               11,906                    -
Other interest expense                                                        -                    -                    3
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  11,906                    -                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               14,109                    -                   (7)
Retained earnings - beginning of year                                    32,683                 $189                  160
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $46,792                 $189                 $153
============================================================= ==================== ==================== ====================


MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $97,254                    -
Diversified operations                                                        -                1,306                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               98,560                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               43,276                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -               13,922                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                8,584                    -
Income taxes                                                                  -                5,814                    -
Property and other taxes                                                      -                2,073                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -               73,669                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -               24,891                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                1,623                    -
Minority interest                                                       ($2,602)              (2,602)                   -
                                                                                                (503)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    (2,602)              (1,482)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (2,602)              23,409                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               11,906                    -
Other interest expense                                                        -                    3                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               11,909                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (2,602)              11,500                    -
Retained earnings - beginning of year                                    (5,880)              27,152                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($8,482)             $38,652                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Lakeland Power Ltd   Lakeland Power       Pride Hold Limited
                                                                                   Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                           $149,390                    -                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -                    -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    149,390                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     58,027                   $2                  $16
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                               12,474                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                        544                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                     71,045                    2                   16
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                    4,596                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                    4,596                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $225,031                   $2                  $17
============================================================= ==================== ==================== ====================


MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -             $149,390                    -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                           ($1)                   -                    -
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                         (1)             149,390                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -               58,045                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -               12,474                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                         (1)                 543                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         (1)              71,062                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                4,596                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                4,596                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($2)            $225,048                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Lakeland Power Ltd   Lakeland Power       Pride Hold Limited
                                                                                   Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                               $2                    -                    -
  Additional Paid in Capital                                                  -                    -                 $153
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                              (1,448)                   -                    9
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      46,792                 $189                  153
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         45,346                  189                  315
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          117,715                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    163,061                  189                  315
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                        22,676                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                          10,720                 (187)                (298)
Accrued taxes                                                              (426)                   -                    -
Accrued interest                                                          3,351                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                36,321                 (187)                (298)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  25,649                                         -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                   25,649                                         -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $225,031                   $2                  $17
============================================================= ==================== ==================== ====================


MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                              ($2)                   -                    -
  Additional Paid in Capital                                                                    $153                    -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                   -               (1,439)                   -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (8,482)              38,652                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                         (8,484)              37,366                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              117,715                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                     (8,484)             155,081                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -               22,676                    -
Short-term debt                                                               -                    -                    -
Account payable                                                               -               10,235                    -
Accrued taxes                                                                 -                 (426)                   -
Accrued interest                                                              -                3,351                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -               35,836                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -               25,649                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -               25,649                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                         8,482                8,482                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                        ($2)            $225,048                    -
============================================================= ==================== ==================== ====================




MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Lakeland Power Ltd   Lakeland Power       Pride Hold Limited
                                                                                   Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                $97,254                    -                    -
Diversified operations                                                        -                    -               $1,306
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  97,254                    -                1,306
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     43,276                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                 12,609                    -                    -
Maintenance                                                                   -                    -                1,313
Depreciation and decommissioning                                          8,584                    -                    -
Income taxes                                                              5,815                    -                   (1)
Property and other taxes                                                  2,073                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                 72,357                    -                1,312
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         24,897                    -                   (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              1,620                    -                    3
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (502)                                       (1)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                     1,118                    -                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                26,015                    -                   (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                               11,906                    -                    -
Other interest expense                                                        -                    -                    3
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                  11,906                    -                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               14,109                    -                   (7)
Retained earnings - beginning of year                                    32,683                 $189                  160
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         $46,792                 $189                 $153
============================================================= ==================== ==================== ====================


MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $97,254                    -
Diversified operations                                                        -                1,306                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               98,560                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               43,276                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -               13,922                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                8,584                    -
Income taxes                                                                  -                5,814                    -
Property and other taxes                                                      -                2,073                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -               73,669                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -               24,891                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                1,623                    -
Minority interest                                                       ($2,602)              (2,602)
                                                                                                (503)
Other nonoperating income - net                                               -                                         -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                    (2,602)              (1,482)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (2,602)              23,409                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               11,906                    -
Other interest expense                                                        -                    3                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               11,909                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (2,602)              11,500                    -
Retained earnings - beginning of year                                    (5,880)              27,152                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($8,482)             $38,652                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Rillington Holdings Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Rillington           EME del Caribe       EME del Caribe [7]
                                                              Holdings Limited     Holding GmbH
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                                         -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $224,308             $218,276             $218,976
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    224,308              218,276              218,976
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                6,279                    -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -                6,279
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $224,308             $224,555             $218,976
============================================================= ==================== ==================== ====================


MEC International B.V.
Rillington Holdings Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EcoElectrica         Consolidating        Rillington
                                                              Holdings, Ltd. [8]   Adjustments          Holdings Limted
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -                                         -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                             -            ($442,584)            $218,976
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                          -             (442,584)             218,976
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -                    -                6,279
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                    -                    -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                                                                6,279
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                  -            ($442,584)            $225,255
============================================================= ==================== ==================== ====================


MEC International B.V.
Rillington Holdings Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Rillington           EME del Caribe       EME del Caribe [7]
                                                              Holdings Limited     Holding GmbH
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                  $43                    -
  Additional Paid in Capital                                           $224,308              224,265             $218,276
  Accumulated other comprehensive income:                                     -                    -                    -
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                  162                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        224,308              224,470              218,276
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    224,308              224,470              218,276
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                               -                    -                  700
Accrued taxes                                                                 -                   85                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other                                           -                    -                    -
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                   85                  700
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $224,308             $224,555             $218,976
============================================================= ==================== ==================== ====================


MEC International B.V.
Rillington Holdings Limited and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              EcoElectrica         Consolidating        Rillington
                                                              Holdings, Ltd. [8]   Adjustments          Holdings Limted
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                 ($43)                   -
  Additional Paid in Capital                                                  -             (442,541)            $224,308
  Accumulated other comprehensive income:                                     -                    -                    -
    Cumulative translation adjustments
      - net                                                                   -                    -                    -
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                           -                                       162
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                          -             (442,584)             224,470
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                                        -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -                    -
Short-term debt                                                               -                    -                    -
Account payable                                                               -                    -                  700
Accrued taxes                                                                 -                                        85
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                     -                                       785
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       -                    -                    -
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                          -            ($442,584)            $225,255
============================================================= ==================== ==================== ====================


MEC International B.V.
Rillington Holdings Limited and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Rillington           EME del Caribe       EME del Caribe [7]
                                                              Holdings Limited     Holding GmbH
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                  ($2)                   -
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                   (2)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                    2                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                  246                    -
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                  (86)                   -
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                  160                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                  162                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                  162                    -
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                 $162                    -
============================================================= ==================== ==================== ====================


MEC International B.V.
Rillington Holdings Limited and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              EcoElectrica         Consolidating        Rillington
                                                              Holdings, Ltd. [8]   Adjustments          Holdings Limted
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -                    -                    -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -                    -                    -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -                    -                    -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -                    -                    -
Income taxes                                                                  -                    -                  ($2)
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                      -                    -                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              -                    -                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                  -                    -                  246
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                                  -                    -                  (86)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                         -                    -                  160
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                     -                    -                  162
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -                    -                    -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                    -                    -                  162
Retained earnings - beginning of year                                         -                    -                    -
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               -                    -                 $162
============================================================= ==================== ==================== ====================


MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [7]      Venture [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -             $703,028           $1,268,171
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                      $171,714                    -              766,554
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                    171,714              703,028            2,034,725
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         51               12,789               23,761
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -                5,962               11,498
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -                4,817                9,446
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                         51               23,568               44,705
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -                4,706               15,921
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -                4,706               15,921
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $171,765             $731,302           $2,095,351
============================================================= ==================== ==================== ====================


MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Transmission and distribution:
  Utility plant, at original cost, subject
    to cost-based rate regulation                                             -                    -                    -
  Accumulated provision for depreciation                                      -                    -                    -
  Construction work in progress                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Generation:
  Utility plant, at original cost, not
    subject to cost-based rate regulation                                     -                    -                    -
  Accumulated provision for depreciation
    and decommissioning                                                       -                    -                    -
  Construction work in progress                                               -                    -                    -
  Nuclear fuel, at amortized cost                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                           -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net of accumulated
  provision for depreciation                                                  -          ($1,971,199)                   -
Nuclear decommissioning trusts                                                -                    -                    -
Investments in partnerships
  and unconsolidated subsidiaries                                       $79,150             (938,268)             $79,150
Investments in leveraged leases                                               -                    -                    -
Other investments                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total other property and investments                                     79,150           (2,909,467)              79,150
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                          -              (36,601)                   -
Receivables, including unbilled revenue,
  net of allowance for uncollectible
  accounts                                                                    -              (17,460)                   -
Fuel inventory                                                                -                    -                    -
Materials and supplies, at average cost                                       -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Prepayments and other current assets                                          -              (14,263)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current assets                                                          -              (68,324)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Unamortized debt issuance and
  reacquisition expense                                                       -                    -                    -
Rate phase-in plan                                                            -                    -                    -
Income tax-related deferred charges                                           -                    -                    -
Other deferred charges                                                        -              (20,627)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred charges                                                        -              (20,627)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $79,150          ($2,998,418)             $79,150
============================================================= ==================== ==================== ====================


MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [7]      Venture [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -                    -             $806,256
  Additional Paid in Capital                                           $169,523             $174,082              174,082
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                                (447)              (6,263)             (10,578)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                       4,886               51,683               87,848
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        173,962              219,502            1,057,608
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                                -              405,600              752,325
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    173,962              625,102            1,809,933
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -                    -               14,503
Short-term debt                                                               -                    -                    -
Account payable                                                          (2,189)            (236,986)            (234,534)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (2,189)            (236,986)            (220,031)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (8)                   -               18,038
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -              343,186              487,411
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                       (8)             343,186              505,449
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                   $171,765             $731,302           $2,095,351
============================================================= ==================== ==================== ====================


MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 1998
(In thousands)


                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------- -------------------- -------------------- --------------------

Common shareholders' equity:
  Common Stock                                                                -            ($806,256)                   -
  Additional Paid in Capital                                                  -             (517,687)                   -
  Accumulated other comprehensive income:
    Cumulative translation adjustments
      - net                                                            ($25,828)              17,288             ($25,828)
    Unrealized gain in equity investments
      - net                                                                   -                    -                    -
  Retained Earnings                                                      (2,387)            (144,418)              (2,387)
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                        (28,215)          (1,451,073)             (28,215)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                         -                    -                    -
  Subject to mandatory redemption                                             -                    -                    -
Long-term debt                                                          133,068           (1,157,925)             133,068
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization                                                    104,853           (2,608,998)             104,853
------------------------------------------------------------- -------------------- -------------------- --------------------

Other long-term liabilities                                                   -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Current portion of long-term debt                                             -              (14,503)                   -
Short-term debt                                                               -                    -                    -
Account payable                                                          (9,585)             473,709               (9,585)
Accrued taxes                                                                 -                    -                    -
Accrued interest                                                              -                    -                    -
Dividends payable                                                             -                    -                    -
Accumulated deferred income taxes - net                                       -                    -                    -
Regulatory balancing accounts - net                                           -                    -                    -
Deferred unbilled revenue and other
  current liabilities                                                         -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total current liabilities                                                (9,585)             459,206               (9,585)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (16,118)             (18,030)             (16,118)
Accumulated deferred investment tax
  credits                                                                     -                    -                    -
Customer advances and other deferred
  credits                                                                     -             (830,597)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total deferred credits                                                  (16,118)            (848,627)             (16,118)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority interest                                                             -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total capitalization and liabilities                                    $79,150          ($2,998,419)             $79,150
============================================================= ==================== ==================== ====================


MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [7]      Venture [8]
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -              $72,487             $161,213
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -               72,487              161,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -               10,999               21,522
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -               10,540               20,786
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -               15,381               27,617
Income taxes                                                                $30               (5,255)               3,809
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                     30               31,665               73,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            (30)              40,822               87,479
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                                (84)              14,597               17,741
Minority interest                                                                                  -                    -
                                                                             30               (5,255)              (6,387)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       (54)               9,342               11,354
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                   (84)              50,164               98,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -               33,449               64,052
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -               33,449               64,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                                  (84)              16,715               34,781
Retained earnings - beginning of year                                     4,970               34,968               53,067
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $4,886              $51,683              $87,848
============================================================= ==================== ==================== ====================


MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1998
(In thousands)


                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility revenue                                                      -            ($233,700)                   -
Diversified operations                                                        -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       -             (233,700)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          -              (32,521)                   -
Purchased power                                                               -                    -                    -
Provisions for regulatory adjustment
  clauses - net                                                               -                    -                    -
Other operating expenses                                                      -              (31,326)                   -
Maintenance                                                                   -                    -                    -
Depreciation and decommissioning                                              -              (42,998)                   -
Income taxes                                                             $2,350                1,416               $2,350
Property and other taxes                                                      -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total operating expenses                                                  2,350             (105,429)               2,350
------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                         (2,350)            (128,271)              (2,350)
------------------------------------------------------------- -------------------- -------------------- --------------------

Provisions for rate phase-in plan                                             -                    -                    -
Allowance for equity funds used during
  construction                                                                -                    -                    -
Interest and dividend income                                              1,347              (32,254)               1,347
Minority interest                                                             -                    -                    -
Taxes on nonoperating income                                               (485)              11,612                 (485)
Other nonoperating income - net                                               -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total other income (deductions) - net                                       862              (20,642)                 862
------------------------------------------------------------- -------------------- -------------------- --------------------

Income before interest and other expenses                                (1,488)            (148,913)              (1,488)
------------------------------------------------------------- -------------------- -------------------- --------------------

Interest on long-term debt                                                    -              (97,501)                   -
Other interest expense                                                        -                    -                    -
Allowance for borrowed funds used during
  construction                                                                -                    -                    -
Capitalized interest                                                          -                    -                    -
Dividends on subsidiary preferred
  securities                                                                  -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Total interest and other expenses - net                                       -              (97,501)                   -
------------------------------------------------------------- -------------------- -------------------- --------------------

Net Income                                                               (1,488)             (51,412)              (1,488)
Retained earnings - beginning of year                                      (899)             (93,005)                (899)
Dividends declared on common stock                                            -                    -                    -
------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($2,387)           ($144,417)             ($2,387)
============================================================= ==================== ==================== ====================


MEC International B.V.
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Derwent Cogeneration        EcoElectria, L.P.           ISAB Energy s.r.l.
                                         Limited
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $81,459                     $190,181                    $424,351

  Revenues                               $30,306

  Net Income (Loss)                      $3,108


Nature/Purpose of Business:              To own and operate a 214    To own and operate a 540    To own and operate a 512
                                         MW gas-fired, combined      MW gas-fired, combined      MW cogeneration facility
                                         cycle cogeneration          cycle cogeneration          located in  Sicily, Itally
                                         facility in the United      facility in Puerto Rico
                                         Kingdom.


Ownership Interest(s)                    33% by Mission Energy       99.0% of 50% by             49% by MEC {riolo B.V.
                                         Company (UK) Limited        EcoElectrica Holdings,
                                                                     Ltd., which is owned 50%
                                                                     by EME del Caribe

                                                                     1.0% of 50% by
                                                                     EcoElectrica Ltd. which
                                                                     is owned by EcoElectrica
                                                                     Holdings, Ltd., which
                                                                     is owned 50% by EME
                                                                     del Caribe





MEC International B.V.
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          P.T. Paiton Energy Company  P.T. Adaro Indonesia        San Pascual Cogeneration
                                                                                                 Company International B.V.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $896,672                    $19,079                     -

  Revenues                                                           $24,695                     -

  Net Income (Loss)                                                  $1,590                      -


Nature/Purpose of Business:              To own and operate a        Fuel supplier for P.T.      To own and operate a 304
                                         1,230 MW cogeneration       Paiton Energy Company       MW oil-fired, combined
                                         facility located in         located in Indonesia        cogeneration facility located in
                                         Indonesia.                                              Philippines.

Ownership Interest(s)                    40% by MEC Indonesia B.V.   10% MEC Indo Coal B.V.      50% by MEC San Pascual
                                                                                                 B.V.



MEC International B.V.
Equity Investments
December 31, 1998
(In thousands)


Name of Entity:                          Morningstar Holdings B.V.   San Pascual Cogeneration    Tri Energy Company Limited
                                                                     Company (Philippines) Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 -                           $67                         $65,568

  Revenues                               -

  Net Income (Loss)                      -


Nature/Purpose of Business:              To own and operate a 304    To own and operate a 304    To own and operate a 700
                                         MW oil-fired, combined      MW oil-fired combined       MW combined cycle cogeneration
                                         cycle cogeneration          cycle cogeneration          facility located in Thailand.
                                         facility located in         facility located in
                                         Philippines.                Philippines.

Ownership Interest(s)                    50% by MEC San Pascual      49% by Morningstar          25% EME of Tri Gen B.V.
                                         B.V.                        Holdings B.V.

                                                                     1% by San Pascual
                                                                     Cogeneration Company
                                                                     International B.V.



                                      822











                                    EXHIBIT B

                             FINANCIAL DATA SCHEDULE

         The following is provided for Edison International on a consolidated basis:

Item No.           Caption Heading                  Amount
------------------ -------------------------------- ----------------------------

1.                 Total Assets                     $24,697,879,000

2.                 Total Operating Revenue          $10,207,888,000

3.                 Net Income                       $   668,164,000

                                    EXHIBIT C

                       EXEMPT WHOLESALE GENERATORS [EWGs]
                      AND FOREIGN UTILITY COMPANIES [FUCOs]


4.01     EPZ MISSION FUNDING MU TRUST  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Capital
03                 Edison Funding Company
04                    Mission Funding Epsilon
05                        Mission Funding Alpha
06                           Mission Funding Mu
07                              EPZ Mission Funding Mu Trust


4.02     EPZ MISSION FUNDING NU TRUST  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Capital
03                 Edison Funding Company
04                    Mission Funding Epsilon
05                        Mission Funding Delta
06                           Mission Funding Nu
07                              EPZ Mission Funding Nu Trust


4.03     AUBURNDALE POWER PARTNERS, L.P.  [EWG]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Devereaux Energy Company
04                    Auburndale Power Partners, L.P. (49%)

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 El Dorado Energy Company
04                    Auburndale Power Partners, L.P. (1%)


4.04     BROOKLYN NAVY YARD COGENERATION PARTNERS, LP  [EWG]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy New York, Inc.
04                    Brooklyn Navy Yard Cogeneration Partners, LP (50%)


4.05     COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP  [EWG]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Hanover Energy Company
04                    Chickahominy River Energy Corp.
05                        Commonwealth Atlantic Limited Partnership (50%)

4.06     GORDONSVILLE ENERGY, LP  [EWG]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Madison Energy Company
04                    Gordonsville Energy, LP (49%)

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Rapidan Energy Company
04                    Gordonsville Energy, LP (1%)


4.07     NEVADA SUN-PEAK LIMITED PARTNERSHIP  [EWG]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Quartz Peak Energy Company
04                    Nevada Sun-Peak Limited Partnership (50%)


4.08     IBERICA DE ENERGIAS, S.A.  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        Hydro Energy B.V. (10%)
06                           Iberica de Energias, S.A.

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        Iberian Hy-Power Amsterdam B.V.
06                           Hydro Energy B.V. (90%)
07                              Iberica de Energias, S.A.


4.09     ELECTROMETALURGICA DEL EBRO, S.A.  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        Hydro Energy B.V. (10%)
06                           Iberica de Energias, S.A.
07                              Electrometalurgica del Ebro, S.A. (91%)

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        Iberian Hy-Power Amsterdam B.V.
06                           Hydro Energy B.V. (90%)
07                              Iberica de Energias, S.A.
08                                  Electrometalurgica del Ebro, S.A. (91%)

4.10     LOY YANG B JOINT VENTURE  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
---
05A                       Loy Yang Holdings Pty Ltd
06A                          Edison Mission Energy Holdings Pty Ltd
07A                             Edison Mission Energy Australia Ltd
08A                                 Latrobe Power Partnership (1%)
09A                                    Loy Yang B Joint Venture (51%)
---
05B                       Loy Yang Holdings Pty Ltd
06B                          Latrobe Power Pty Ltd (1%)
07B                             Mission Victoria Partnership (52.31%)
08B                                 Latrobe Power Partnership (99%)
09B                                    Loy Yang B Joint Venture (51%)
---
05C                       Loy Yang Holdings Pty Ltd
06C                          Mission Energy Ventures Australia Pty Ltd
07C                             Mission Victoria Partnership (1%)
08C                                 Latrobe Power Partnership (99%)
09C                                    Loy Yang B Joint Venture (51%)
---
05D                       Loy Yang Holdings Pty Ltd
06D                          Traralgon Power Pty Ltd (1%)
07D                             Mission Victoria Partnership (46.69%)
08D                                 Latrobe Power Partnership (99%)
09D                                    Loy Yang B Joint Venture (51%)
---
05E                          Latrobe Power Pty Ltd (99%)
06E                             Mission Victoria Partnership (52.31%)
07E                                 Latrobe Power Partnership (99%)
08E                                    Loy Yang B Joint Venture (51%)
---
05F                          Traralgon Power Pty Ltd (99%)
06F                             Mission Victoria Partnership (46.69%)
07F                                 Latrobe Power Partnership (99%)
08F                                    Loy Yang B Joint Venture (51%)
---
05G                       Mission Energy Company (UK) Limited
06G                          Mission Hydro (UK) Ltd
07G                             Mission Hydro Limited Partnership (1%)
08G                                 EME Generation Holdings Ltd
09G                                    EME Victoria Generation Ltd
10G                                       Mission Energy Development Australia
                                     Pty Ltd
11G                                          Gippsland Power Pty Ltd
12G                                              Loy Yang B Joint Venture (49%)
---
05H                       MEC Wales B.V. (99%)
06H                          Mission Hydro Limited Partnership (69%)
07H                             EME Generation Holdings Ltd
08H                                 EME Victoria Generation Ltd
09H                                    Mission Energy Development Australia
                                     Pty Ltd
10H                                       Gippsland Power Pty Ltd
11H                                          Loy Yang B Joint Venture (49%)

---
05I                       MEC International Holdings B.V.
06I                          MEC Wales B.V. (1%)
07I                             Mission Hydro Limited Partnership (69%)
08I                                 EME Generation Holdings Ltd
09I                                    EME Victoria Generation Ltd
10I                                       Mission Energy Development Australia
                                     Pty Ltd
11I                                          Gippsland Power Pty Ltd
12I                                              Loy Yang B Joint Venture (49%)

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Wales Company
04                    Mission Hydro Limited Partnership (30%)
05                        EME Generation Holdings Ltd
06                           EME Victoria Generation Ltd
07                              Mission Energy Development Australia
                                Pty Ltd
08                                  Gippsland Power Pty Ltd
09                                     Loy Yang B Joint Venture (49%)


4.11     P. T. PAITON ENERGY COMPANY  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        MEC Indonesia B.V. (99%)
06                           P. T. Paiton Energy Company

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        MEC International Holdings B.V.
06                           MEC Indonesia B.V. (1%)
07                              P. T. Paiton Energy Company


4.12     ISAB ENERGY, s.r.l.  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        MEC Priolo B.V. (99%)
06                           ISAB Energy, s.r.l.

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        MEC International Holdings B.V.
06                           MEC Priolo B.V. (1%)
07                              ISAB Energy, s.r.l.

4.13     FIRST HYDRO COMPANY  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
---
05J                       Mission Energy Company (UK) Limited
06J                          Mission Hydro (UK) Ltd
07J                             Mission Hydro Limited Partnership (1%)
08J                                 EME Generation Holdings Ltd
09J                                    First Hydro Holdings Company (99%)
10J                                       First Hydro Company (99%)
---
05K                       Mission Energy Company (UK) Limited
06K                          Mission Hydro (UK) Ltd
07K                             Mission Hydro Limited Partnership (1%)
08K                                 EME Generation Holdings Ltd
09K                                    First Hydro Holdings Company (99%)
10K                                       First Hydro Finance plc
11K                                          First Hydro Company (1%)
---
05L                       MEC Wales B.V. (99%)
06L                          Mission Hydro Limited Partnership (69%)
07L                             EME Generation Holdings Ltd
08L                                 First Hydro Holdings Company (99%)
09L                                    First Hydro Company (99%)
---
05M                       MEC Wales B.V. (99%)
06M                          Mission Hydro Limited Partnership (69%)
07M                             EME Generation Holdings Ltd
08M                                 First Hydro Holdings Company (99%)
09M                                    First Hydro Finance plc
10M                                       First Hydro Company (1%)
---
05N                       MEC International Holdings B.V.
06N                          MEC Wales B.V. (1%)
07N                             Mission Hydro Limited Partnership (69%)
08N                                 EME Generation Holdings Ltd
09N                                    First Hydro Holdings Company (99%)
10N                                       First Hydro Company (99%)
---
05O                       MEC International Holdings B.V.
06O                          MEC Wales B.V. (1%)
07O                             Mission Hydro Limited Partnership (69%)
08O                                 EME Generation Holdings Ltd
09O                                    First Hydro Holdings Company (99%)
10O                                       First Hydro Finance plc
11O                                          First Hydro Company (1%)

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Wales Company
04                    Mission Hydro Limited Partnership (30%)
05                        EME Generation Holdings Ltd
06                           First Hydro Holdings Company (99%)
---
07                              First Hydro Company (99%)
---
07                              First Hydro Finance plc
08                                  First Hydro Company (1%)

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        Mission Energy Company (UK) Limited
06                           Mission Hydro (UK) Ltd
07                              First Hydro Holdings Company (1%)
08                                  First Hydro Company (99%)
---
08                                  First Hydro Finance plc
09                                     First Hydro Company (1%)


4.14     DERWENT COGENERATION LIMITED  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        Mission Energy Company (UK) Limited
06                           Derwent Cogeneration Limited (33%)


4.15     LAKELAND POWER LIMITED  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        Mission Energy Company (UK) Limited
06                           Pride Hold Limited (99%)
07                              Lakeland Power Limited (80%)

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        Pride Hold Limited (1%)
06                           Lakeland Power Limited (80%)


4.16     KWINANA POWER PARTNERSHIP  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        MEC Perth B.V. (99%)
06                           Kwinana Power Partnership

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        MEC International Holdings B.V.
06                           MEC Perth B.V. (1%)
07                              Kwinana Power Partnership

4.17     EME TRI GEN B.V.  [FUCO]

00       Edison International
01           The Mission Group
02              Edison Mission Energy
03                 Mission Energy Holdings International, Inc.
04                    MEC International B.V.
05                        EME Tri Gen B.V.
06                           Tri Energy Company Limited (25%)